As filed with the Securities and Exchange Commission on June 17, 2015

Registration No. 333-204291

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knowles Corporation

(Exact name of registrant as specified in its charter)

Delaware	3651	90-1002689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1151 Maplewood Drive

Itasca, Illinois 60143

(630) 250-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Niew

President & Chief Executive Officer

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

(630) 250-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Thomas G. Jackson, Esq. Senior Vice President, General Counsel & Secretary Knowles Corporation 1151 Maplewood Drive Itasca, Illinois 60143 (630) 250-5100	Paul L. Choi, Esq. Jennifer F. Fitchen, Esq. Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Craig Factor, Esq. Vice President & General Counsel Audience, Inc. 331 Fairchild Drive Mountain View, California 94043 (650) 254-2800	Michael J. Danaher, Esq. Julia Reigel, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-6811

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and the other conditions to the consummation of the exchange offer described in the enclosed prospectus have been satisfied (or waived if permissible).

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS/OFFER TO EXCHANGE MAY CHANGE. WE MAY NOT COMPLETE THE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS/OFFER TO EXCHANGE IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS/OFFER TO EXCHANGE, DATED JUNE 17, 2015

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock of

AUDIENCE, INC.

for

$2.51 in Cash and $2.50 in Fair Market Value of Shares of Common Stock of

KNOWLES CORPORATION

(subject to the adjustment procedures and collar as described in this prospectus/offer to exchange and the related letter of transmittal)

made by

ORANGE SUBSIDIARY, INC.,

a wholly owned subsidiary of Knowles Corporation

THE OFFER COMMENCED ON TUESDAY, MAY 19, 2015. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON TUESDAY, JUNE 30, 2015, UNLESS THE OFFER IS EXTENDED.

Pursuant to an Agreement and Plan of Merger, dated as of April 29, 2015, as amended from time to time (the “merger agreement”), by and among Knowles Corporation, a Delaware corporation (“Knowles”), Orange Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Knowles (the “Purchaser”), and Audience, Inc., a Delaware corporation (“Audience”), Purchaser is offering to purchase each outstanding share of common stock, $0.001 par value per share, of Audience, for consideration (the “offer consideration”) consisting of:

•	$2.51 in cash, without interest, and

•	a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, subject in each case to the adjustment procedures and collar described in this prospectus/offer to exchange and the related letter of transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “offer” described herein).

The offer is the first step in Knowles’ plan to acquire all of the outstanding equity interests of Audience. Following the purchase by Purchaser of shares of Audience common stock sufficient to satisfy the requirements under Delaware law to effect a short-form merger, and subject to the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, Purchaser will be merged with and into Audience (the “merger”), with Audience surviving the merger as a wholly owned subsidiary of Knowles. As a result of the merger, each then-outstanding share of Audience common stock held by persons other than Knowles or Purchaser and their subsidiaries, and stockholders of Audience who have properly preserved their appraisal rights, if any, under applicable law, will be converted into the right to receive the merger consideration described herein. For a discussion of the treatment of Audience common stock, stock options and other rights to acquire Audience common stock in the merger, please carefully read “The Offer” beginning on page 52 of this prospectus/offer to exchange.

See “Risk Factors” beginning on page 14 of this prospectus/offer to exchange for a discussion of certain factors that you should consider in connection with the offer to exchange your shares of Audience common stock for the consideration described herein.

Knowles common stock is traded on the New York Stock Exchange under the symbol “KN” and Audience common stock is traded on the NASDAQ Global Select Market under the symbol “ADNC.” You are encouraged to obtain current market quotations for Knowles common stock and Audience common stock in connection with your decision whether to tender your shares for exchange. Please carefully review the entire prospectus/offer to exchange, including the merger agreement attached as Annex A to this prospectus/offer to exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS/OFFER TO EXCHANGE IS JUNE 17, 2015

On April 29, 2015, the Audience board of directors, by the unanimous vote of the Audience directors present at the meeting, (i) determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of Audience and Audience’s stockholders, (ii) approved and authorized the merger agreement and the transactions contemplated thereby, including the offer and the merger, and (iii) recommended that Audience’s stockholders accept the offer and tender their shares of Audience common stock pursuant to the offer. Accordingly, the Audience board of directors recommends that the stockholders of Audience accept the offer and tender their shares of Audience common stock pursuant to the offer. The factors considered by the Audience board of directors in making the determinations and the recommendation described above are described in Audience’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other Audience stockholders together with this prospectus/offer to exchange. Audience stockholders are encouraged to review carefully the Schedule 14D-9, together with this prospectus/offer to exchange.

The offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the expiration time of the offer (as it may be extended) shares of Audience common stock that, together with any shares of Audience common stock then owned by Knowles and its subsidiaries, including Purchaser, represent more than 50% of the sum of (x) the aggregate number of shares of Audience common stock outstanding immediately prior to the acceptance of shares of Audience common stock for exchange pursuant to the offer, including shares of Audience common stock subject to Audience restricted stock units or deemed issued pursuant to Audience’s employee stock purchase plan plus (y) the aggregate number of shares of Audience common stock issuable to holders of Audience stock options from which Audience has received notices of exercise immediately prior to the acceptance of shares of Audience common stock for exchange pursuant to the offer (and as to which shares of Audience common stock have not yet been issued to such exercising holders of Audience stock options), but excluding shares of Audience common stock that have been tendered in the offer pursuant to guaranteed delivery procedures (the foregoing condition is referred to as the “minimum condition” or the “short-form merger threshold” in this prospectus/offer to exchange). The offer is also subject to other conditions described under “The Offer—Conditions to the Offer” beginning on page 62 of this prospectus/offer to exchange.

IMPORTANT INFORMATION

Purchaser is not asking you for a proxy and you are requested not to send Purchaser a proxy. Any solicitation of proxies following the acceptance for exchange of Audience common stock pursuant to the offer will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any Audience stockholder who desires to tender all or any portion of such stockholder’s shares of Audience common stock to Purchaser in the offer should either:

•	complete and sign the letter of transmittal (or a photocopy of it) for the offer, which is enclosed with this prospectus/offer to exchange, in accordance with the instructions contained in the letter of transmittal (having such stockholder’s signature on the letter of transmittal guaranteed if required by Instructions 1 and 5 to the letter of transmittal), mail or deliver the letter of transmittal (or a photocopy of it) and any other required documents to the depositary for the offer, Computershare (the “Depositary”), which will serve as the “Exchange Agent” (as defined in the merger agreement) for the offer, and either deliver the certificates representing such shares to the Depositary along with the letter of transmittal (or a photocopy of it) or tender such shares by book-entry transfer by following the procedures described under “The Offer—Procedures for Tendering Shares of Audience Common Stock in the Offer” beginning on page 55 of this prospectus/offer to exchange, in each case prior to the expiration time (as defined in this prospectus/offer to exchange) of the offer; or

•	request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any Audience stockholder with shares of Audience common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to Purchaser in the offer.

Any Audience stockholder who desires to tender shares of Audience common stock to Purchaser in the offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the offer, may tender such shares to Purchaser in the offer by following the procedures for guaranteed delivery described under “The Offer—Procedures for Tendering Shares of Audience Common Stock in the Offer” of this prospectus/offer to exchange.

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EXPERTS	119
WHERE YOU CAN FIND ADDITIONAL INFORMATION	120

Each of Knowles and Audience file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus/offer to exchange incorporates important business and financial information about Knowles and Audience from documents that are filed with the SEC but are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You may read and copy any reports, statements or information that the companies file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room. Knowles’ and Audience’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov. You may also obtain copies of this information from Knowles’ website, www.knowles.com, or by sending a request to Knowles Corporation, Attention: Corporate Secretary, 1151 Maplewood Drive, Itasca, Illinois 60143, or from Audience’s website, www.audience.com, as applicable. Information contained on Knowles’ or Audience’s respective websites does not constitute part of this prospectus/offer to exchange.

You may also request copies of these documents from Purchaser, without charge, excluding all exhibits, unless Purchaser has specifically incorporated by reference an exhibit in this prospectus/offer to exchange. You may obtain documents incorporated by reference in this prospectus/offer to exchange by requesting them in writing or by telephone from Georgeson Inc. (the “Information Agent”) at the address set forth below. You can also contact the Information Agent at its address and telephone number listed below for answers to your questions regarding the transaction.

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Stockholders Call Toll-Free: (888) 497-9677

In order to receive timely delivery of any SEC filings or documents incorporated by reference, you must make your request no later than June 23, 2015.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/offer to exchange and the Schedule 14D-9 of Audience that has been mailed to you together with this prospectus/offer to exchange in deciding whether to tender your shares of Audience common stock in the offer. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/offer to exchange or the Schedule 14D-9. You should not assume that the information contained in, or incorporated by reference into, this prospectus/offer to exchange is accurate as of any date other than the date of this prospectus/offer to exchange.

QUESTIONS AND ANSWERS REGARDING THE TRANSACTION

For the purposes of this section, “Questions and Answers Regarding the Transaction,” the terms “we” and “our” refer to Orange Subsidiary, Inc. The following are some of the questions you, as an Audience stockholder, may have about the offer and the merger and our answers to those questions. This section provides important and material information about the offer and the merger that is described in more detail elsewhere in this prospectus/offer to exchange, but this section and the “Summary” may not include all of the information about the offer and the merger that is important to you. We urge you to carefully read the remainder of this prospectus/offer to exchange and the letter of transmittal for the offer because the information in this section and the “Summary” is not complete. We have included cross-references in this section to other sections of this prospectus/offer to exchange to direct you to the sections of this prospectus/offer to exchange in which a more complete description of the topics covered in this section appear.

Who is offering to buy my Audience shares? (Page 94)

Our name is Orange Subsidiary, Inc., a Delaware corporation (“Purchaser”), and we are offering to buy your shares of common stock of Audience, Inc., a Delaware corporation (“Audience”). We were organized as a wholly owned subsidiary of Knowles Corporation, a Delaware corporation (“Knowles”), for the sole purpose of making an offer to purchase all of the outstanding shares of common stock of Audience. The offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 29, 2015, by and among Knowles, us and Audience (the “merger agreement”). Our principal executive offices are located at 1151 Maplewood Drive, Itasca, Illinois 60143.

Knowles is market leader and global supplier of advanced micro-acoustic solutions and specialty components serving the mobile communications, consumer electronics, medical technology, military, aerospace and industrial markets. It has a leading position in micro-electro-mechanical systems microphones, speakers and receivers which are used in smartphones, tablets and mobile handsets. It is also a leading manufacturer of transducers used in hearing aids and other medical devices and has a strong position in oscillators (timing devices) and capacitor components which enable various types of communication. Knowles’ focus on the customer, combined with unique technology, rigorous testing and global scale, helps to deliver innovative solutions and consistently dependable and precise products. Knowles was incorporated as a Delaware corporation in June 2013. It became an independent, publicly traded company as a result of a spin-off from Dover Corporation in February 2014. Knowles’ principal executive offices are located at 1151 Maplewood Drive, Itasca, Illinois 60143, and its telephone number is (630) 250-5100. See “Information Relating to Knowles and Purchaser.”

Who is Audience? (Page 92)

Audience is a leading provider of intelligent voice and audio solutions that improve voice quality and the user experience in mobile devices. Its technologies, based in auditory neuroscience, improve the mobile voice experience, as well as enhance speech-based services and audio quality for multimedia. Audience’s products have been shipped in more than 500 million devices worldwide. Audience has developed purpose-built processors that combine science and technology to function like human hearing and sensing. Its low power, hardware-accelerated digital signal processors and audio codecs and associated algorithms substantially improve user experience through interpretation of sound, motion and other sensor types. Audience was incorporated in July 2000 in the State of California under the name Applied Neurosystems Corporation and reincorporated as a Delaware corporation under the name Audience, Inc. in June 2011. Audience completed its initial public offering in May 2012. Audience’s principal executive offices are located at 331 Fairchild Drive, Mountain View, California 94043, and its telephone number is (650) 254-2800. See “Information Relating to Audience.”

How many shares of Audience common stock are you offering to purchase and how much are you offering to pay? (Page 52)

We are making an offer to purchase all of the outstanding shares of Audience common stock, $0.001 par value per share. We are offering to pay, for each share of Audience common stock that is validly tendered and not validly withdrawn, consideration consisting of (i) $2.51 in cash, without interest, and (ii) a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer (the “closing date average price”), in each case subject to the adjustment procedures as described in this prospectus/offer to exchange and the related letter of transmittal. Notwithstanding the foregoing, the closing date average price shall be no greater than $23.35 and no less than $18.16. Please see “The Offer—Sample Calculations of the Offer Consideration” on page 53 for illustrative calculations of the offer consideration.

Audience stockholders who otherwise would be entitled to receive a fractional share of Knowles common stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the closing date average price.

Between the date of the merger agreement and the date of consummation of the merger, if the number of outstanding shares of Audience or Knowles common stock are changed into a different number or class of shares by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date within said period, then the offer consideration will be appropriately adjusted to achieve the same economic effect as contemplated by the merger agreement prior to such event.

How has the offer changed since you commenced the offer on May 19, 2015?

On June 17, 2015, Knowles announced that it extended the expiration time of the offer to 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on June 30, 2015. In order to facilitate a third quarter closing and to avoid the practical difficulties associated with completing the acquisition prior to the end of the second quarter, Knowles increased the cash portion of the offer consideration to $2.51 per share and extended the offer by ten business days, the minimum extension required by SEC regulations, in anticipation of a closing on July 1, 2015. All other terms and conditions of the offer remain unchanged.

If I have already tendered my shares in the offer, do I need to do anything to tender into the offer for the increased offer consideration?

If you have already tendered your shares of Audience common stock in the offer, you do not need to do anything to tender into the offer as amended. Shares of Audience common stock validly tendered and not validly withdrawn prior to the date of this prospectus/offer to exchange will automatically be considered to have been tendered pursuant to the revised terms of the offer set forth in this prospectus/offer to exchange. All Audience stockholders will receive the highest consideration received by Audience stockholders whose shares of Audience common stock are tendered and accepted for exchange in the offer. Therefore, if you have already tendered your shares, including if you did so with the letter of transmittal previously circulated with the prospectus/offer to exchange dated May 19, 2015, you do not have to take any action to be entitled to receive the increased offer consideration described in this prospectus/offer to exchange if your shares are accepted for exchange and exchanged pursuant to the offer.

Will I have to pay any fees or commissions if my shares are accepted for exchange in the offer? (Page 53)

If you are the record owner of your shares and you tender them to us in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, bank, trust company or other nominee, and your broker, dealer, bank, trust company or other nominee tenders your shares in the offer on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether it will charge you a fee for tendering your shares in the offer.

What are your plans if you successfully complete the offer but do not acquire all of the outstanding shares of Audience common stock in the offer? (Page 60)

If we consummate the offer, we intend to merge with and into Audience (the “merger”) as soon as practicable following the consummation of the offer. As a result of the merger, Audience will become a wholly owned subsidiary of Knowles. Our obligation to merge with Audience following the consummation of the offer is conditioned on, among other things, no order or injunction preventing the consummation of the merger having been issued by any court and remaining in effect and there being no legal requirement making consummation of the merger illegal. If we successfully consummate the offer, we expect to hold a sufficient number of shares of Audience common stock to ensure the completion of the merger. No vote of Audience’s stockholders will be necessary for us to complete the merger if we consummate the offer.

Has the Audience board of directors approved the offer and the merger? (Page 34)

Yes. On April 29, 2015, the members of the Audience board of directors, by unanimous vote of the Audience directors present at the meeting:

•	determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of Audience and Audience’s stockholders;

•	approved and authorized the merger agreement and the transactions contemplated thereby, including the offer and the merger; and

•	recommended that Audience’s stockholders accept the offer and tender their shares of Audience common stock pursuant to the offer.

Accordingly, the Audience board of directors recommends that you accept the offer and tender your shares of Audience common stock.

The factors considered by the Audience board of directors in making the determinations and the recommendation described above are described in Audience’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other Audience stockholders together with this prospectus/offer to exchange. The Schedule 14D-9 is also available on the SEC’s website at www.sec.gov and on Audience’s website at www.audience.com. We urge all Audience stockholders to review carefully the Schedule 14D-9 and this prospectus/offer to exchange.

Are Knowles’ business, prospects and financial condition relevant to my decision to tender my shares in the offer?

Yes. Shares of Audience common stock accepted for exchange in the offer will be exchanged in part for shares of Knowles common stock; therefore, you should consider Knowles’ business and financial condition before you decide to tender your shares of Audience common stock in the offer. In considering Knowles’ business and financial condition, you should review the documents incorporated by reference in this prospectus/offer to exchange because they contain detailed business, financial and other information about Knowles.

How long do I have to tender my shares of Audience common stock in the offer? (Page 54)

Unless we extend the offer, you will have until 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on June 30, 2015 to tender your shares of Audience common stock in the offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares.

How long will it take to consummate the offer and the merger?

The offer is scheduled to expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on June 30, 2015. We hope to consummate the offer by the end of the day on July 1, 2015, the business day after the initial expiration date. However, we may decide, or be required, to extend the offer if certain conditions to the offer have not been satisfied by the initial expiration date.

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We expect to complete the merger on the same day as we consummate the offer. Because consummation of the offer and the merger is subject to various conditions, we cannot predict the exact timing of consummation of the offer or the merger or whether the offer or the merger will be completed at all.

Under what circumstances must you extend the offer beyond its original expiration time? (Page 54)

Subject to Knowles’ (and Audience’s) termination rights under the merger agreement: (1) if, at any time as of which the offer is scheduled to expire, any condition to the offer has not been satisfied or waived, we are required to extend the offer on one or more occasions for additional successive periods of up to 10 business days per extension (but not beyond July 31, 2015, as such date may be extended to September 1, 2015 in certain circumstances); and (2) we are required to extend the offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the offer. If we extend the offer, we will inform the Depositary and will publicly announce the extension not later than 9:00 a.m., Eastern Time, on the business day after the day on which the offer was previously scheduled to expire.

What are the most significant conditions to the offer? (Page 62)

We are not obligated to purchase any shares of Audience common stock that are tendered in the offer unless, prior to the expiration time of the offer, the number of shares validly tendered and not validly withdrawn, together with any shares of Audience common stock then owned by Knowles and its subsidiaries, including us, immediately prior to the acceptance for exchange of shares pursuant to the offer, represent more than 50% of the sum of (x) the aggregate number of shares of Audience common stock then outstanding, including shares of Audience common stock subject to Audience restricted stock units or deemed issued pursuant to Audience’s employee stock purchase plan plus (y) the aggregate number of shares of Audience common stock issuable to holders of Audience stock options from which Audience has received notices of exercise immediately prior to the acceptance of shares of Audience common stock for exchange pursuant to the offer (and as to which shares of Audience common stock have not yet been issued to such exercising holders of Audience stock options), but excluding shares of Audience common stock that have been tendered in the offer pursuant to guaranteed delivery procedures. The offer is also subject to other conditions described under “The Offer—Conditions to the Offer.”

The offer is not subject to any financing condition, but it is subject to a number of other conditions, including conditions with respect to the accuracy of Audience’s representations and warranties in the merger agreement, Audience’s compliance with its covenants set forth in the merger agreement, no material adverse effect with respect to Audience having occurred and be continuing, the receipt of all necessary approvals, authorizations and consents of any governmental entity, the absence of any order or injunction preventing the acquisition of or payment for Audience common stock pursuant to the offer or consummation of the merger having been issued by any court and remaining in effect, there being no legal requirement making the acquisition of, or payment for, Audience common stock pursuant to the offer or consummation of the merger illegal, the absence of any legal proceeding by a governmental body challenging or seeking to restrain or prohibit the acquisition of, or payment for, shares of Audience common stock pursuant to the offer or consummation of the merger, at least five of the six employment arrangements with Audience employees being in full force and effect, the effectiveness of the registration statement of which this prospectus/offer to exchange is a part and the shares of Knowles common stock to be issued as part of the offer consideration being approved for listing on the New York Stock Exchange (see “The Offer—Conditions to the Offer”).

Subject to applicable law, we can waive any condition to the offer without Audience’s consent, other than the minimum condition, the effectiveness of the registration statement and the approval of the Knowles common stock for listing on the New York Stock Exchange.

How do I tender my shares of Audience common stock for exchange in the offer? (Page 55)

To tender all or any portion of your shares of Audience common stock for exchange in the offer, you must either deliver the certificate or certificates representing your tendered shares, together with the letter of transmittal (or a photocopy of it) enclosed with this prospectus/offer to exchange, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, or tender your shares using the book-entry procedure described herein prior to the expiration time of the offer.

If you hold your shares of Audience common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Audience common stock in the offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them to us on your behalf through the Depositary.

If you cannot deliver an item that is required to be delivered to the Depositary by the expiration time of the offer, you may obtain up to three additional trading days to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program, the Stock Exchanges Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three New York Stock Exchange trading days. You may use the Notice of Guaranteed Delivery enclosed with this prospectus/offer to exchange for this purpose. To tender shares of Audience common stock in this manner, however, the Depositary must receive the missing items within this three trading day period.

Can I withdraw shares that I previously tendered in the offer? (Page 58)

Yes. You can withdraw any of the shares of Audience common stock that you previously tendered in the offer at any time until the expiration time of the offer, as it may be extended. Further, if we have not accepted your shares for exchange by July 18, 2015, you can withdraw them at any time after that date. Once we accept your tendered shares for exchange upon the expiration of the offer, however, you will no longer be able to withdraw them.

To withdraw any shares of Audience common stock that you previously tendered in the offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary while you still have the right to withdraw your shares.

Have any stockholders of Audience already agreed to tender their shares in the offer? (Page 91)

Yes. As inducement to Knowles to enter into the merger agreement, each member of the Audience board of directors, certain members of Audience’s senior management and funds associated with Tallwood Venture Capital, a venture capital firm affiliated with one of Audience’s directors, have signed a Tender and Support Agreement, covering all of the shares of Audience common stock beneficially owned by such persons, as well as any additional shares of which such persons may become the beneficial owner. These Tender and Support Agreements provide that the signatories thereof will tender their Audience common stock in the offer and, if necessary, will vote any remaining shares that they own for the merger. In addition, under the terms of the Tender and Support Agreements, each such person has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights. As of May 15, 2015, the persons who executed the Tender and Support Agreements beneficially owned in the aggregate 7,318,614 shares of Audience common stock (including shares issuable upon the exercise of stock options and restricted stock units beneficially owned by such persons). Of such shares, an aggregate of 4,991,854 shares are currently outstanding and therefore subject to the Tender and Support Agreements. The shares subject to the Tender and Support Agreements represent approximately 21.1% of the shares of Audience common stock outstanding as of May 15, 2015. See “Other Agreements Related to the Transaction.”

The depositary of the offer has advised Knowles that, as of 4:00 p.m., Eastern Time, on June 16, 2015, a total of approximately 10,691,607 shares of Audience common stock were validly tendered and not validly withdrawn in the offer, representing approximately 45.3% of the shares of Audience common stock outstanding as of May 15, 2015.

Do the officers and members of the board of directors of Audience have interests in the offer and the merger that are different from stockholders generally? (Page 72)

You should be aware that some of the officers and directors of Audience may be deemed to have interests in the merger that are different from, or in addition to, your interests as an Audience stockholder. These interests may be deemed to exist because of agreements that the officers have previously entered into with Audience that provide for severance payments and the acceleration of stock options and restricted stock units in the event of a change in control, which would be triggered by the offer as well as the merger. In addition, certain of Audience’s officers will be employed by Knowles following the merger. See also Item 3—Past Contacts, Transactions, Negotiations and Agreements in Audience’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Audience together with this prospectus/offer to exchange.

If I decide not to tender my shares of Audience common stock in the offer, how will the consummation of the merger affect my shares? (Page 75)

If we obtain ownership of shares of Audience common stock representing the short-form merger threshold and we consummate the merger, each then-outstanding share of Audience common stock held by persons other than Knowles or us and our respective subsidiaries, and stockholders of Audience who have properly preserved their appraisal rights, if any, under applicable law, will be converted into the right to receive the merger consideration described under “The Merger Agreement—What Audience Stockholders will Receive in the Merger,” which will be equivalent to the consideration provided to those Audience stockholders who participate in the offer. The effects of the merger on outstanding Audience stock options and restricted stock units are described under “The Merger Agreement—Treatment of Audience Stock Options and Restricted Stock Units.”

Are dissenters’ or appraisal rights available in either the offer or the merger? (Page 61)

No appraisal rights are available to the holders of Audience shares in connection with the offer. However, if the merger is consummated, the holders of Audience shares immediately prior to the effective time of the merger who (1) did not tender Audience shares in the offer; (2) follow the procedures set forth in Section 262 of the Delaware General Corporation Law (the “DGCL”); and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the court and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Audience shares could be based upon considerations other than, or in addition to, the price paid in the offer and the market value of such shares. You should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the merger. You should also be aware that the opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the merger, are not opinions as to fair value under applicable Delaware law.

Why does the cover page state that this offer may be changed and that the shares of Knowles common stock may not be sold until the registration statement filed with the SEC is effective? Does this mean that the offer has not commenced?

No. Completion of this prospectus/offer to exchange and effectiveness of the registration statement are not necessary for the offer to commence. The offer commenced on May 19, 2015. However, we will not be entitled to accept for exchange and to deliver consideration for shares of Audience common stock tendered pursuant to the offer until the registration statement has been declared effective by the SEC, among other conditions to the consummation of the offer.

What are the United States federal income tax consequences of having my shares of Audience common stock accepted for exchange in the offer or converted in the merger? (Page 69)

The receipt of shares of Knowles common stock and cash for shares of Audience common stock pursuant to the offer or the merger generally will be a fully taxable transaction for U.S. federal income tax purposes. In general, a beneficial owner of Audience common stock who receives shares of Knowles common stock and cash in exchange for shares of Audience common stock in the offer or merger will recognize gain or loss equal to the difference, if any, between (a) the sum of (i) the fair market value of the shares of Knowles common stock received (determined at the time the offer is consummated or the merger is effective, as the case may be) and (ii) the amount of cash received and (b) the holder’s adjusted tax basis in the shares of Audience common stock exchanged for the right to receive shares of Knowles common stock and cash in the offer or merger. Gain or loss will be determined separately for each block of shares of Audience common stock (that is, shares acquired for the same cost in a single transaction).

You should read the discussion under “Material United States Federal Income Tax Consequences” and should consult your own tax advisor for a full understanding of the tax consequences of the offer and the merger to you.

Why did you structure the acquisition of Audience as a tender offer followed by a short-form merger?

The offer is the first step in Knowles’ plan to acquire all of the outstanding equity interests of Audience. If, as a result of the offer, Purchaser acquires a number of shares of Audience common stock sufficient to satisfy the requirements under Delaware law to effect a short-form merger, and subject to the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, Purchaser will be merged with and into Audience, with Audience surviving the merger as a wholly owned subsidiary of Knowles. As a result of the merger, each then-outstanding share of Audience common stock held by persons other than Knowles or Purchaser and their subsidiaries, and stockholders of Audience who have properly preserved their appraisal rights, if any, under applicable law, will be converted into the right to receive the merger consideration, which will be equivalent to the consideration provided to Audience stockholders who participate in the offer.

We believe that the two-step structure described above provides several advantages compared to a traditional long-form merger structure, the accelerated timing of the acquisition being the primary benefit. As permitted by the rules and the regulations of the SEC, we launched the offer on the same day that we filed the registration statement, of which this prospectus/offer to exchange forms a part, with the SEC, and the offer and subsequent short-form merger may be completed as soon as 20 business days after the initial filing. In contrast, a traditional merger structure would require us to file a proxy statement with the SEC, which would be subject to review and comment by the SEC, and Audience would then be required to call a special meeting of its stockholders to approve the merger, all of which we believe would result in additional time and expense.

We believe that speed of completion of the acquisition will result in several benefits. First, we can deliver consideration to Audience’s stockholders faster than we would be able to do in a traditional merger structure. Second, we believe that an accelerated acquisition process will reduce the effects of disruption in the businesses of Knowles and Audience from the offer and the merger, including disruption in relationships with business partners and employees, which may reduce the likelihood of loss of revenue and employee attrition. In addition, Knowles can begin to capture expected synergies from the acquisition more quickly than it would otherwise be able to do in an extended acquisition process.

What is the market value of my shares of Audience common stock? (Page 107)

On April 29, 2015, the last trading day before Knowles and Audience announced that they had entered into the merger agreement, the last sales price of Audience common stock reported on the NASDAQ Global Select Market was $5.49 per share; therefore, the offer consideration valued at $5.01 per share represents a discount of approximately 9% on the last closing price of shares of Audience common stock prior to announcement of the merger agreement. On May 15, 2015, the last practicable day prior to the commencement of the offer, the last sales price of Audience common stock reported on the NASDAQ Global Select Market was $4.80 per share. We advise you to obtain recent quotations for shares of Audience common stock and shares of Knowles common stock when deciding whether to tender your shares in the offer. In addition, you should also consider Knowles’ financial condition by reviewing the sections of this prospectus/offer to exchange entitled “Summary Selected Consolidated Historical Financial Data of Knowles” and “Risk Factors” and the documents incorporated by reference into this prospectus/offer to exchange because they contain detailed business, financial and other information about Knowles.

Are there any regulatory clearances or approvals required to complete the offer? (Page 64)

Yes. Our acceptance of the tendered shares of Audience common stock in the offer and consummation of the offer and the merger is subject to approval under the Monopoly Regulation and Fair Trade Act as enforced by the Korea Fair Trade Commission. On June 10, 2015, Knowles received notification from the Korea Fair Trade Commission concluding that the offer and the merger do not violate the Korean Antitrust Laws. In addition, the SEC must declare the registration statement, of which this prospectus/offer to exchange is a part, effective.

Whom can I contact if I have questions about the offer or the merger? (Page 120)

You should contact the Information Agent for the offer at the address and telephone number listed below if you have any questions about the offer or the merger.

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Stockholders Call Toll-Free: (888) 497-9677

In addition, please see “Where You Can Find Additional Information” beginning on page 120 of this prospectus/offer to exchange for instructions on how to obtain additional information about Knowles, Audience, the offer and the merger.

x

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus/offer to exchange are, and statements in other material filed or to be filed with the SEC (as well as information included in oral statements or other written statements made or to be made by Knowles) will be, forward-looking within the meaning of the Securities Act and the Exchange Act. These forward-looking statements include, but are not limited to, statements regarding Knowles’ plans to acquire Audience, its financing of such acquisition, its expected future performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operating results, strategy and plans. Generally, the words “will,” “may,” “should,” “continue,” “believe,” “expect,” “intend,” “anticipate” or similar expressions identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

You should understand that the following important factors, in addition to those discussed under “Risk Factors” and in the documents that are incorporated herein by reference, could affect the future results of Knowles, Audience and the combined company following the consummation of the offer and the merger and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	uncertainties as to the timing of the offer and the merger;

•	uncertainties as to how many of the holders of shares of common stock of Audience will tender their shares into the offer;

•	the possibility that various closing conditions for the offer or the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the effects of disruption from the offer or the proposed merger making it more difficult for Knowles to maintain relationships with employees (including potential difficulties in employee retention), collaboration parties, other business partners or governmental entities;

•	legal proceedings that may be instituted against Knowles and others following announcement of the business combination;

•	other business effects, including the effects of industrial, legal, regulatory, economic or political conditions outside of Knowles’ control;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger;

•	the inherent uncertainty associated with financial or other projections; and

•	business expansion or cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time-frame.

Forward-looking statements speak only as of the date the statements were made and, except as required by law, including Rule 14d-3(b)(1) under the Exchange Act, Knowles assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to exchange. However, this summary does not contain all of the information that may be important to Audience stockholders. Audience stockholders are urged to read carefully the entire prospectus/offer to exchange and the other documents referred to and incorporated by reference in this prospectus/offer to exchange to fully understand the offer and the merger. In particular, Audience stockholders should read the merger agreement, which is attached as Annex A. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 120.

The Offer (Page 52)

Purchaser, Knowles and Audience entered into an Agreement and Plan of Merger on April 29, 2015 (the “merger agreement”), pursuant to which Purchaser, a wholly owned subsidiary of Knowles, is offering to exchange cash and shares of Knowles common stock for all of the outstanding shares of Audience common stock. Each share of Audience common stock validly tendered and not validly withdrawn in the offer will be exchanged for consideration (the “offer consideration”) in the form of (i) $2.51 in cash, without interest, and (ii) a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer (the “closing date average price”), in each case, subject to adjustment as described in this prospectus/offer to exchange and the related letter of transmittal. Notwithstanding the foregoing, the closing date average price shall be no greater than $23.35 and no less than $18.16. Please see “The Offer—Sample Calculations of the Offer Consideration” on page 53 for illustrative calculations of the offer consideration. The effects of the merger on options to acquire Audience common stock and Audience restricted stock units are discussed elsewhere in this prospectus/offer to exchange (see “The Merger Agreement—Treatment of Audience Stock Options and Restricted Stock Units” beginning on page 76).

Audience has informed Knowles and Purchaser that, as of May 15, 2015, there were issued and outstanding 23,603,003 shares of Audience common stock, par value $0.001 per share. Based on this number and assuming for illustration that no additional shares of Audience common stock are issued and no Audience stock options, no Audience restricted stock units and no other rights to acquire Audience common stock vest after May 15, 2015, then as of May 15, 2015, the minimum condition would be satisfied if at least 11,801,502 shares of Audience common stock are validly tendered and not validly withdrawn prior to the expiration time of the offer. This figure includes the shares of Audience common stock held by the persons who agreed to tender their shares pursuant to the Tender and Support Agreements, as more fully described below (see “Other Agreements Related to the Transaction” on page 91).

The initial expiration date for the offer was June 17, 2015. On June 17, 2015, Knowles extended the expiration date for the offer to June 30, 2015. In certain circumstances, Knowles is required to or may extend the offer beyond this date.

Purpose of the Offer (Page 60)

The purpose of the offer is for Knowles to acquire control of, and ultimately the entire equity interest in, Audience. The offer is the first step in Knowles’ plan to acquire all of the outstanding equity interests of Audience.

The Merger (Page 74)

Following the purchase by Purchaser of shares of Audience common stock sufficient to satisfy the requirements under Delaware law to effect a short-form merger, and subject to the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, Purchaser will be merged with and into Audience, with Audience surviving the merger as a wholly owned subsidiary of Knowles.

The merger agreement provides that, upon consummation of the merger, each then-outstanding share of Audience common stock held by persons other than Knowles or Purchaser and their subsidiaries, and stockholders of Audience who have properly preserved their appraisal rights, if any, under applicable law, will be converted into the right to receive the merger consideration described under “The Merger Agreement—What Audience Stockholders will Receive in the Merger,” which will be equivalent to the consideration provided to those Audience stockholders who participate in the offer. The effects of the merger on outstanding Audience stock options and restricted stock units are described under “The Merger Agreement—Treatment of Audience Stock Options and Restricted Stock Units.” Such merger will not require a vote or any further action by the holders of shares of Audience common stock.

Tender and Support Agreements (Page 91)

As inducement to Knowles to enter into the merger agreement, each member of the Audience board of directors, certain members of Audience’s senior management and funds associated with Tallwood Venture Capital, a venture capital firm affiliated with one of Audience’s directors, have signed a Tender and Support Agreement, covering all of the shares of Audience common stock beneficially owned by such persons, as well as any additional shares of which such persons may become the beneficial owner. These Tender and Support Agreements provide that the signatories thereof will tender their Audience common stock in the offer and, if necessary, will vote any remaining shares that they own for the merger. In addition, under the terms of the Tender and Support Agreements, each such person has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights. As of May 15, 2015, the persons who executed the Tender and Support Agreements beneficially owned in the aggregate 7,318,614 shares of Audience common stock (including shares issuable upon the exercise of stock options and restricted stock units beneficially owned by such persons). Of such shares, an aggregate of 4,991,854 shares are currently outstanding and therefore subject to the Tender and Support Agreements. The shares subject to the Tender and Support Agreements represent approximately 21.1% of the shares of Audience common stock outstanding as of May 15, 2015.

Information Relating to Knowles and Purchaser (Page 94)

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

(630) 250-5100

Knowles is market leader and global supplier of advanced micro-acoustic solutions and specialty components serving the mobile communications, consumer electronics, medical technology, military, aerospace and industrial markets. It has a leading position in micro-electro-mechanical systems microphones, speakers and receivers which are used in smartphones, tablets and mobile handsets. It is also a leading manufacturer of transducers used in hearing aids and other medical devices and has a strong position in oscillators (timing devices) and capacitor components which enable various types of communication. Knowles’ focus on the customer, combined with unique technology, rigorous testing and global scale, helps to deliver innovative solutions and consistently dependable and precise products. Knowles was incorporated as a Delaware corporation in June 2013. It became an independent, publicly traded company as a result of a spin-off from Dover Corporation in February 2014. Knowles’ principal executive offices are located at 1151 Maplewood Drive, Itasca, Illinois 60143, and its telephone number is (630) 250-5100.

Orange Subsidiary, Inc.

c/o Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

(630) 250-5100

Purchaser is a direct wholly owned subsidiary of Knowles and was incorporated on April 24, 2015 in the State of Delaware. Purchaser has not engaged in any operations and exists solely to make the offer and otherwise facilitate the transaction.

Information Relating to Audience (Page 92)

Audience, Inc.

331 Fairchild Drive

Mountain View, California 94043

(650) 254-2800

Audience is a leading provider of intelligent voice and audio solutions that improve voice quality and the user experience in mobile devices. Its technologies, based in auditory neuroscience, improve the mobile voice experience, as well as enhance speech-based services and audio quality for multimedia. Audience’s products have been shipped in more than 500 million devices worldwide. Audience has developed purpose-built processors that combine science and technology to function like human hearing and sensing. Its low power, hardware-accelerated digital signal processors and audio codecs and associated algorithms substantially improve user experience through interpretation of sound, motion and other sensor types. Audience was incorporated in July 2000 in the State of California under the name Applied Neurosystems Corporation and reincorporated as a Delaware corporation under the name Audience, Inc. in June 2011. Audience completed its initial public offering in May 2012. Audience’s principal executive offices are located at 331 Fairchild Drive, Mountain View, California 94043, and its telephone number is (650) 254-2800.

Timing of the Offer; Extension (Page 54)

The offer commenced on May 19, 2015 and is currently scheduled to expire on June 30, 2015, but may be extended under the circumstances described below.

Subject to the terms of the merger agreement, the offer shall be extended by Purchaser for a period or periods not to exceed 10 business days each (but not beyond July 31, 2015, as such date may be extended to September 1, 2015 in certain circumstances) if any of the conditions to the offer shall not have been satisfied or waived, or if and to the extent required by the SEC or any other applicable law.

During an extension, all shares of Audience common stock previously tendered and not validly withdrawn will remain subject to the offer, subject to each Audience stockholder’s right to withdraw its shares of Audience common stock. Under certain circumstances, if the offer has not been consummated by July 31, 2015, Audience or Knowles may terminate the merger agreement.

No subsequent offering period will be available pursuant to the offer.

Withdrawal Rights (Page 58)

Shares of Audience common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer, as it may be extended.

Procedures for Tendering Shares of Audience Common Stock in the Offer (Page 55)

For an Audience stockholder to validly tender shares of Audience common stock pursuant to the offer, a properly completed and duly executed letter of transmittal or manually executed copy of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by Computershare, the Depositary, at one of the addresses indicated on the letter of transmittal.

In addition, certificates for tendered shares of Audience common stock must be received by the Depositary, or the shares of Audience common stock must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date of the offer.

Acceptance for Exchange of Audience Stock; Delivery of Cash and Knowles Common Stock (Page 59)

Upon the terms of, and subject to the conditions to, the offer, including the terms and conditions of any extension or amendment, Knowles is required to accept for exchange, and to deliver cash and shares of Knowles common stock in exchange for, shares of Audience common stock validly tendered and not validly withdrawn, promptly after the expiration date of the offer.

Interests of Certain Persons (Page 72)

When you consider the recommendation of the Audience board of directors that Audience stockholders tender their shares in the offer, you should be aware that some of Audience’s officers and directors may have interests in the transaction that are different from, or in addition to, yours. These interests are described more fully in the section entitled “Interests of Certain Persons in the Transaction.”

Regulatory Matters (Page 64)

Under the Korean Monopoly Regulation and Fair Trade Act (the “Korean Antitrust Laws”), the offer and the merger cannot be completed until Knowles receives the required approvals thereunder. Pursuant to the requirements of the Korean Antitrust Laws, Knowles filed a Business Combination Report with the Korea Fair Trade Commission on May 12, 2015. On June 10, 2015, Knowles received notification from the Korea Fair Trade Commission concluding that the offer and the merger do not violate the Korean Antitrust Laws.

At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the Korean Antitrust Laws, the Korea Fair Trade Commission could take such action under as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the Korean Antitrust Laws, any state or foreign regulatory body could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Source and Amount of Funds (Page 72)

The offer and merger are not conditioned upon any financing arrangements or contingencies. Knowles intends to use borrowings under its existing credit facilities and cash on hand to finance the cash portion of the offer and the merger, the costs and expenses related to the offer and the merger and the ongoing working capital and other general corporate requirements of the combined organization after consummation of the merger. Knowles expects that the funds available pursuant to the arrangements described above will be sufficient to complete the offer and the merger.

Dissenters’ and Appraisal Rights (Page 61)

Audience stockholders are not entitled to dissenters’ or appraisal rights in connection with the offer. If you choose not to tender your shares of Audience common stock in the offer, however, and we purchase shares of Audience common stock in the offer, appraisal rights will be available to you at the time we complete the merger. If you choose to exercise appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law (which include not voting in favor of the approval of the principal terms of the merger agreement or the merger, in the event that a stockholder vote is necessary), you will be entitled to have your shares appraised by the court and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court. The “fair value” may be greater than, less than or the same as the consideration payable in the offer or payable in the merger (which is equivalent in amount to the consideration payable in the offer). These procedures are described more fully in the section entitled “The Offer—Purpose of the Transaction; Plans for Audience; The Merger; Appraisal Rights—Appraisal Rights.”

You are urged to read the appraisal rights provisions of the Delaware General Corporation Law, which are attached as Annex D to this prospectus/offer to exchange.

Comparison of Knowles Stockholders Rights and Audience Stockholder Rights (Page 109)

After the offer and the merger, Audience stockholders who receive shares of Knowles common stock in the offer and merger will become Knowles stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Knowles. There are a number of differences between the certificate of incorporation and bylaws of Knowles and Audience. These differences are discussed under the section entitled “Comparison of Rights of Knowles Stockholders and Audience Stockholders.”

Material United States Federal Income Tax Consequences (Page 69)

The receipt of shares of Knowles common stock and cash for shares of Audience common stock pursuant to the offer or the merger generally will be a fully taxable transaction for U.S. federal income tax purposes. In general, a beneficial owner of Audience common stock who receives shares of Knowles common stock and cash in exchange for shares of Audience common stock in the offer or merger will recognize gain or loss equal to the difference, if any, between (a) the sum of (i) the fair market value of the shares of Knowles common stock received (determined at the time the offer is consummated or the merger is effective, as the case may be) and (ii) the amount of cash received and (b) the holder’s adjusted tax basis in the shares of Audience common stock exchanged for the right to receive shares of Knowles common stock and cash in the offer or merger. Gain or loss will be determined separately for each block of shares of Audience common stock (that is, shares acquired for the same cost in a single transaction).

Each Audience stockholder should read the discussion under “Material United States Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the merger to such Audience stockholder.

Accounting Treatment (Page 68)

In accordance with accounting principles generally accepted in the United States, Knowles will account for the acquisition of shares of Audience common stock in the transaction under the acquisition method of accounting for business combinations.

Comparative Market Price Data (Page 107)

Knowles common stock trades on the New York Stock Exchange under the symbol “KN.” Audience common stock trades on the NASDAQ Global Select Market under the symbol “ADNC.”

The following table contains historical closing prices per share for Knowles common stock and Audience common stock on April 29, 2015, the last full trading day before the public announcement of Knowles’ proposal to acquire Audience, and May 15, 2015, the last practicable day before the commencement of the offer. The implied value per share of the Audience common stock consideration in the offer on each of the specified dates represents (i) $2.51 plus (ii) the closing sales price of a share of Knowles common stock on that date multiplied by the fraction obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including that date.

	Knowles Common Stock (NYSE)	Audience Common Stock (NASDAQ)	Per Share Implied Value of Offer
April 29, 2015	$19.93	$5.49	$5.19
May 15, 2015	$19.01	$4.80	$5.06

The market prices of shares of Knowles common stock and Audience common stock will fluctuate prior to the expiration of the offer and thereafter, and may be different on the expiration date of the offer from the prices set forth above, and for Audience stockholders tendering shares in the offer, at the time they receive cash and shares of Knowles common stock.

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF KNOWLES

The following table sets forth certain consolidated financial data of Knowles as of the dates and for each of the periods indicated. The consolidated financial data for the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013 are derived from Knowles’ audited consolidated financial statements that are incorporated by reference into this prospectus/offer to exchange. The consolidated financial data for the years ended December 31, 2011 and 2010 and as of December 31, 2012 and 2011 are derived from Knowles’ audited consolidated financial statements that are not included or incorporated by reference into this prospectus/offer to exchange. The consolidated financial data as of December 31, 2010 are derived from Knowles’ unaudited consolidated financial statements that are not included or incorporated by reference into this prospectus/offer to exchange. The consolidated financial data for the three months ended March 31, 2015 and 2014 and as of March 31, 2015 are derived from Knowles’ unaudited consolidated condensed financial statements incorporated by reference into this prospectus/offer to exchange. In Knowles’ opinion, these unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of Knowles’ financial position and results of operations for these periods. The consolidated historical financial data may not be indicative of the results of operations or financial position of Knowles that may be expected in the future.

The selected consolidated historical financial data below should be read in conjunction with Knowles’ consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which have been filed with the SEC and are incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find Additional Information” beginning on page 120.

Statement of Earnings Data (in millions, except for share and per share amounts):
	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011 (1)	2010
Revenue	$238.6	$273.4	$1,141.3	$1,214.8	$1,118.0	$983.3	$730.4
Gross profit	53.8	83.1	232.7	427.9	407.0	378.0	334.6
Net (loss) earnings	$(15.8)	$7.6	$(87.0)	$105.8	$79.1	$98.5	$109.3
Adjusted for:
Interest expense, net (2)	2.4	0.7	6.6	42.0	56.5	39.9	20.3
Provision (benefit from) for income taxes	3.5	2.5	31.9	(4.3)	(0.2)	7.1	7.5
EBIT (3)	$(9.9)	$10.8	$(48.5)	$143.5	$135.4	$145.5	$137.1
Basic and diluted (loss) earnings per share	$(0.19)	$0.09	$(1.02)	$1.24	$0.93	$1.16	$1.29
Basic shares outstanding (4)	85,107,579	85,023,862	85,046,042	85,019,159	85,019,159	85,019,159	85,019,159
Diluted shares outstanding (4)	85,107,579	85,126,796	85,046,042	85,019,159	85,019,159	85,019,159	85,019,159

Balance Sheet Data (in millions):		As of March 31,	Year Ended December 31,
		2015	2014	2013	2012	2011 (1)	2010
Total assets		$1,894.3	$1,998.5	$2,170.1	$2,051.1	$2,000.7	$1,034.3
Total third party debt and lease obligations (5)(6)		402.7	407.0	1.6	2.3	—	—
Notes payable to Former Parent, net		N/A	N/A	N/A	528.8	1,419.4	440.5

Other Data (in millions):	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011 (1)	2010
Depreciation and amortization	$32.5	$33.4	$169.9	$130.9	$114.9	$84.8	$54.4
Capital expenditures	$14.7	$18.8	92.3	91.3	145.6	96.3	32.9

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013
Ratio of earnings to fixed charges (7)	NM	6.9x	NM	3.0x

(1)	On July 4, 2011, Knowles completed the stock acquisition of the Sound Solutions business line from NXP Semiconductors N.V. (“NXP”). The Consolidated Statements of Earnings and Consolidated Balance Sheets include the results of operations, net assets acquired and depreciation and amortization expense related to Sound Solutions since the date of acquisition.
(2)	On January 27, 2014, Knowles entered into five-year credit facilities totaling $500.0 million and borrowed $400.0 million on February 28, 2014 to finance a cash payment to Dover Corporation (“Dover”) in connection with the spin-off from Dover. The interest expense, net for the period ending December 31, 2014 relates to these borrowings. The interest expense, net during all other periods presented relate to interest expense on the net notes payable to Dover that were settled during the fourth quarter of 2013 in anticipation of the Separation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowings and Lines of Credit” in Knowles’ Annual Report on Form 10-K for the year ended December 31, 2014 for additional information related to its post-separation debt.
(3)	“EBIT” is defined as net earnings plus (i) interest expense and (ii) income taxes. EBIT is not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures used by other companies. Knowles uses EBIT as a supplement to its GAAP results of operations in evaluating certain aspects of its business and its board of directors and executive management team focus on EBIT as a key measure of performance for business planning purposes. This measure assists Knowles in comparing its performance between various reporting periods on a consistent basis, as this measure removes from operating results the impact of items that, in Knowles’ opinion, do not reflect its core operating performance. Knowles believe that its presentation of EBIT is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing core operating performance.
(4)	On February 28, 2014, the distribution date, Dover stockholders of record as of the close of business on February 19, 2014 received one share of Knowles common stock for every two shares of Dover’s common stock held as of the record date. Basic and diluted earnings per common share and the average number of common shares outstanding were calculated using the number of Knowles common shares outstanding immediately following the distribution.
(5)	On January 27, 2014, Knowles entered into a $200.0 million five-year senior secured revolving credit facility, as well as a $300.0 million five-year senior secured term loan facility, which are referred to collectively as the “Credit Facilities.” In connection with the separation from Dover, Knowles incurred $100.0 million of borrowings under the revolving credit facility and $300.0 million of borrowings under the term loan facility, in each case to finance a cash payment to Dover immediately prior to the separation. On December 31, 2014, Knowles amended the Credit Facilities to increase the amount of the revolving credit facility to $350.0 million but incurred no additional borrowings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowings and Lines of Credit” in Knowles’ Annual Report on Form 10-K for the year ended December 31, 2014 for additional information related to its post-separation debt.
(6)	Also includes current portion of long-term debt and capital lease obligations.
(7)	For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and interest portion of rent expense. The ratio is not meaningful (NM) for the three months ended March 31, 2015 and the year ended December 31, 2014 as earnings were inadequate to cover fixed charges by $12.3 million and $55.1 million, respectively.

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF AUDIENCE

The following table sets forth certain consolidated financial data of Audience as of the dates and for each of the periods indicated. The consolidated financial data for the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013 are derived from Audience’s audited consolidated financial statements that are incorporated by reference into this prospectus/offer to exchange. The consolidated financial data for the years ended December 31, 2011 and 2010 and as of December 31, 2012, 2011 and 2010 are derived from Audience’s audited consolidated financial statements that are not included or incorporated by reference into this prospectus/offer to exchange. The consolidated financial data for the three months ended March 31, 2015 and 2014 and as of March 31, 2015 are derived from Audience’s unaudited consolidated condensed financial statements incorporated by reference into this prospectus/offer to exchange. In Audience’s opinion, these unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of Audience’s financial position and results of operations for these periods. The consolidated historical financial data may not be indicative of the results of operations or financial position of Audience that may be expected in the future.

The selected consolidated historical financial data below should be read in conjunction with Audience’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which have been filed with the SEC and are incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find Additional Information” beginning on page 120.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014 (1)	2013	2012	2011	2010
Consolidated Statements of Operations Data (in thousands, except per share data):
Revenue	$18,445	$35,960	$113,340	$160,131	$143,905	$97,668	$47,920
Gross profit	7,858	18,596	56,768	88,864	81,658	51,961	28,606
Income (loss) from operations	(16,906)	(5,837)	(71,334)	4,262	14,867	9,146	4,944
Interest income (expense), net	6	18	38	157	164	(8)	(17)
Other expense, net	(393)	(33)	(347)	(280)	(586)	(843)	(139)
Income (loss) before income taxes	(17,293)	(5,852)	(71,643)	4,139	14,445	8,295	4,788
Net income (loss)	$(17,554)	$(7,337)	$(73,611)	$2,070	$15,597	$8,295	$4,788
Net income (loss) per share:
Basic	$(0.75)	$(0.33)	$(3.25)	$0.10	$0.73	$0.16	$—
Diluted	$(0.75)	$(0.33)	$(3.25)	$0.09	$0.65	$0.14	$—
Weighted average shares used in computing net income (loss) per share:
Basic	23,367	22,221	22,683	21,467	13,377	948	620
Diluted	23,367	22,221	22,683	23,197	15,687	3,384	620

	As of March 31,	As of December 31,
	2015	2014 (1)	2013	2012	2011	2010
Consolidated Balance Sheet Data (in thousands):
Cash, cash equivalents and short-term investments	$44,274	$55,183	$139,546	$127,638	$15,983	$12,095
Working capital	66,313	79,680	146,242	132,951	34,696	25,073
Total assets	102,108	114,842	179,419	170,859	49,865	36,741
Total liabilities	20,222	17,559	20,038	24,924	13,962	10,758
Capital stock	197,531	195,374	183,862	172,482	78,081	76,397
Total stockholders’ equity (deficit)	81,886	97,283	159,381	145,935	(38,445)	(48,365)

(1)	On July 11, 2014, Audience acquired Sensor Platforms for approximately $41 million. As part of the purchasing accounting, $20.7 million was allocated to goodwill and $19.0 million was allocated to intangible assets, of which $18.0 million related to developed technology and $1.0 million related to customer relationships. As a result of a significant drop in the trading prices of Audience common stock in the public stock market during the three months ended December 31, 2014, Audience performed impairment analyses on both its goodwill and long-lived assets as of November 1, 2014. Based on the results of the impairment analyses, Audience recorded impairment charges of $20.7 million for goodwill, $10.5 million for the developed technology intangible asset and $0.1 million for the customer relationships intangible asset. The total impairment charge of $31.3 million is shown as a separate line item in operating expenses.

SUMMARY SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

The following summary selected unaudited pro forma combined financial statements have been prepared to reflect the acquisition of Audience by Knowles. The summary selected unaudited pro forma combined statements of earnings combine the historical statements of earnings of Knowles and Audience for the three months ended March 31, 2015 and the year ended December 31, 2014, giving effect to the merger as if it had occurred on January 1, 2014. The summary selected unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Knowles and Audience as of March 31, 2015, giving effect to the merger as if it had occurred on March 31, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and, with respect to the statement of income only, expected to have a continuing impact on the combined results.

The pro forma financial statements do not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger.

The summary selected pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Knowles would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The summary selected pro forma financial statements should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes contained in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” and the consolidated financial statements and accompanying notes of Knowles and Audience contained in their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2015 and Annual Reports on Form 10-K for the year ended December 31, 2014, incorporated by reference herein. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

Summary Selected Unaudited Pro Forma Combined Statements of Earnings

(in millions except share and per share amounts)	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Revenues	$257.0	$1,254.6
Gross profit	61.5	278.0
Operating expenses	89.3	413.7
Operating loss	(27.8)	(135.7)
Loss before income taxes	(29.1)	(139.7)
Net loss	(32.9)	(173.6)
Basic and diluted loss per share	(0.37)	(1.97)
Basic and diluted weighted average common shares outstanding:	88,391,054	88,329,517

Summary Selected Unaudited Pro Forma Combined Balance Sheet

(in millions)	Three Months Ended March 31, 2015
Total assets	$2,044.2
Total liabilities	813.9
Total stockholders’ equity	1,230.3

Other Data

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Ratio of earnings to fixed charges (1)	NM	NM

(1)	For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and interest portion of rent expense. The ratio is not meaningful (NM) for the three months ended March 31, 2015 and the year ended December 31, 2014 as earnings were inadequate to cover fixed charges by $29.1 million and $139.7 million, respectively.

COMPARATIVE PER SHARE DATA

The following tables reflect certain per share information for the year ended December 31, 2014 and the three months ended March 31, 2015, on a historical basis, and for Knowles and Audience on an unaudited pro forma combined basis after giving effect to the offer and the merger. The pro forma data of the combined company assumes the acquisition of 100% of the shares by Knowles and was derived by combining the historical consolidated financial information of Knowles and Audience as described elsewhere in this prospectus/offer to exchange. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

Audience stockholders should read the information presented in the following tables together with the historical financial statements of Knowles and Audience and the related notes which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this prospectus/offer to exchange. The pro forma data is unaudited and for illustrative purposes only. Audience stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Knowles Historical	Audience Historical	Pro Forma Combined
Net loss per share attributable to common stockholders for the year ended December 31, 2014:
Basic loss per share	$(1.02)	$(3.25)	$(1.97)
Diluted loss per share	$(1.02)	$(3.25)	$(1.97)
Cash dividends declared per share for the year ended December 31, 2014	—	—	—

	Knowles Historical	Audience Historical	Pro Forma Combined
Net loss per share attributable to common stockholders for the three months ended March 31, 2015:
Basic loss per share	$(0.19)	$(0.75)	$(0.37)
Diluted loss per share	$(0.19)	$(0.75)	$(0.37)
Cash dividends declared per share for the three months ended March 31, 2015	—	—	—
Book value per share as of March 31, 2015	$13.76	$3.50	$13.92

RISK FACTORS

In considering whether to tender your shares of Audience common stock pursuant to the offer, you should carefully consider the information in this prospectus/offer to exchange, including the risk factors set forth below and those incorporated by reference. All of the risks set forth below, including those under the heading “Risks Relating to Knowles” and “Risks Relating to Audience,” are also risks of the combined company after the offer and merger are completed.

Risks Relating to the Transaction and the Combined Company

Integrating Audience into Knowles’ existing operations will involve considerable risks and may not be successful and Knowles may fail to realize the potential benefits of the acquisition of Audience.

The integration of Audience into Knowles’ existing operations will be a complex, time-consuming and expensive process and may disrupt Knowles’ existing operations if it is not completed in a timely and efficient manner. If Knowles’ management is unable to minimize the potential disruption to its business during the integration process, Knowles may not realize the anticipated benefits of the offer and the merger. Realizing the benefits of the offer and the merger will depend in part on the integration of technology, operations and personnel, while maintaining adequate focus on Knowles’ core businesses. Knowles may encounter substantial difficulties, costs and delays in integrating Audience, including the following, any of which could seriously harm its results of operations, business, financial condition and/or the price of its stock:

•	conflicts between business cultures;

•	difficulties and delays in the integration of operations, personnel, technologies, products, services, business relationships and information and other systems of the acquired businesses;

•	the diversion of management’s attention from normal daily operations of the business;

•	complexities associated with managing the larger, more complex, combined business;

•	large one-time write-offs;

•	the incurrence of contingent liabilities;

•	contractual and/or intellectual property disputes;

•	lost sales and customers as a result of customers of either of the two companies deciding not to do business with the combined company;

•	problems, defects or other issues relating to acquired products or technologies that become known to Knowles only after the consummation of the offer or the merger;

•	conflicts in distribution, marketing or other important relationships;

•	acquired products and services that may not attract customers;

•	loss of key employees and disruptions among employees that may erode employee morale;

•	inability to implement uniform standards, controls, policies and procedures; and

•	failure to achieve anticipated levels of revenue, profitability or productivity.

Knowles’ operating expenses are expected to increase over the near term due to the increased headcount, expanded operations and changes related to the offer and the merger. To the extent that the expenses increase but revenues do not, there are unanticipated expenses related to the integration process, or there are significant costs associated with presently unknown liabilities, Knowles’ business, operating results and financial condition may be adversely affected. Failure to minimize the numerous risks associated with the post-acquisition integration strategy also may adversely affect the trading price of Knowles common stock.

The announcement and pendency of the acquisition of Audience could cause disruptions in the businesses of Knowles or Audience, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.

Knowles and Audience have operated and, until the consummation of the merger, will continue to operate, independently. Uncertainty about the effect of the offer and the merger on customers, suppliers and employees may have an adverse effect on Knowles or Audience and consequently on the combined company. In response to the announcement of the offer and merger, existing or prospective customers or suppliers of Knowles or Audience may:

•	delay, defer or cease purchasing products or services from or providing products or services to Knowles, Audience or the combined company;

•	delay or defer other decisions concerning Knowles, Audience or the combined company; or

•	otherwise seek to change the terms on which they do business with Knowles, Audience or the combined company.

Any such delays or changes to terms could seriously harm the business of each company or, if the offer and the merger are completed, the combined company.

Audience may be a party to agreements that permit a counterparty to terminate an agreement or receive payments because the offer or the merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreement. If this happens, Knowles may have to seek to replace that agreement with a new agreement or make additional payments under such agreement. However, Knowles may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to Audience’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Knowles of operating Audience’s business or prevent Knowles from operating Audience’s business.

In addition, as a result of the offer and the merger, current and prospective employees could experience uncertainty about their future with Knowles, Audience or the combined company. These uncertainties may impair the ability of each company to retain, recruit or motivate key personnel.

Knowles and Audience will incur significant costs in connection with the offer and the merger, and the integration of Audience into Knowles may result in significant expenses and accounting charges that adversely affect Knowles’ operating results and financial condition.

Knowles and Audience will incur substantial expenses related to the offer and the merger, whether or not the offer and merger are completed. Knowles estimates that it will incur direct transaction costs of approximately $4.7 million in connection with the offer and the merger, $2.3 million of which is contingent on the consummation of the offer or the merger. Audience has advised Knowles that it estimates that it will incur direct transaction costs of approximately $4.0 million in connection with the offer and the merger, $1.8 million of which is contingent on the consummation of the offer or the merger. Moreover, in the event that the merger agreement is terminated, Audience may, under some circumstances, be required to pay Knowles a termination fee of up to $5.0 million. See “The Merger Agreement—Termination Fees” beginning on page 89.

In accordance with generally accepted accounting principles, Knowles will account for the acquisition of Audience using the acquisition method of accounting. Knowles’ financial results may be adversely affected by the resulting accounting charges incurred in connection with the offer and the merger. Knowles also expects to incur additional costs associated with combining the operations of Knowles and Audience, which may be substantial. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed assets and lease administration systems, and regulatory compliance. Moreover, many of the expenses that will be incurred, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that Knowles expects to achieve from the elimination of duplicative expenses, the realization of economies of scale, and cost savings and revenue synergies related to the integration of the two companies following the consummation of the offer and the merger. The amount and timing of any these charges are uncertain at the present time. In addition, Knowles may incur additional material charges in subsequent fiscal quarters following the merger to reflect additional currently unknown costs in connection with the offer and the merger.

The price of Knowles common stock could decline to the extent Knowles’ financial results are materially affected by the foregoing charges and costs, or if the foregoing charges and costs are larger than anticipated. The consummation of the offer and the merger may result in dilution of future earnings per share to Knowles’ stockholders. It may also result in lower net profits or a weaker financial condition compared to that which would have been achieved by Knowles on a stand-alone basis. Additionally, the effect of Knowles acquisition of Audience may not meet the expectations of Knowles, financial analysts or investors.

Integrating Knowles and Audience may divert management’s attention away from the combined company’s operations.

Successful integration of Knowles’ and Audience’s operations, products and personnel may place a significant burden on the combined company’s management and internal resources. Knowles may also experience difficulty in effectively integrating the different cultures and practices of the two companies. Further, the difficulties of integrating the two companies could disrupt the combined company’s ongoing business, distract its management’s focus from other opportunities and challenges, and increase the combined company’s expenses and working capital requirements. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm the combined company’s business, financial condition and operating results.

Any delay and/or failure in the consummation of the offer or the merger may significantly reduce the benefits expected to be obtained from the offer and the merger or could adversely affect the market price of Knowles or Audience common stock or their future businesses and financial results.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions that are beyond the control of Knowles and Audience and that may prevent, delay or otherwise materially and adversely affect consummation of the merger. See “The Offer—Regulatory Matters” beginning on page 64 and “The Offer—Conditions to the Offer” beginning on page 62. Knowles cannot predict whether and when these other conditions will be satisfied. It cannot be assured that the conditions to the offer or the merger will be met or waived, that the necessary approvals will be obtained, or that Knowles will be able to successfully consummate the offer and the merger as currently contemplated under the merger agreement or at all. In addition, the merger agreement places a variety of restrictions and constraints on the conduct of Audience’s business prior to the completion of the merger or the termination of the merger agreement.

Failure to complete the offer and the merger would prevent Knowles and Audience from realizing the anticipated benefits of the transaction. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the offer and the merger may significantly reduce the synergies and other benefits that Knowles expects to achieve if it successfully consummates the offer and the merger within the expected timeframe and integrates the businesses.

In addition, the market price of each company’s common stock may reflect various market assumptions as to whether and when the offer and the merger will be completed. Consequently, the failure to complete, or any delay in, the consummation of the offer and the merger could result in a significant change in the market price of Knowles or Audience common stock.

Consummation of the offer may adversely affect the liquidity of the shares of Audience common stock not tendered in the offer.

If the offer is completed but less than all of the shares of Audience common stock are tendered in the offer, the number of Audience stockholders and the number of shares of Audience common stock publicly held will be greatly reduced. As a result, the closing of the offer could adversely affect the liquidity and market value of the remaining shares of Audience common stock held by the public.

Executive officers and directors of Audience have potential conflicts of interest in the transaction.

When you consider the recommendation of the Audience board of directors that Audience stockholders tender their shares in the offer, you should be aware that some of Audience’s officers and directors may have interests in the transaction that are different from, or in addition to, yours. These interests are described more fully in the section entitled “Interests of Certain Persons in the Transaction” on page 72 of this prospectus/offer to exchange. As a result of these other interests, these directors and officers may support a transaction that other Audience stockholders do not view favorably.

Audience stockholders will have a reduced ownership and voting interest in the combined company.

After consummation of the merger, Audience stockholders will own approximately 4% of the outstanding shares of Knowles common stock based upon the number of outstanding shares of Audience common stock and Knowles common stock on May 15, 2015, disregarding stock options, restricted stock units and other rights to acquire shares that may be issued by Knowles or Audience pursuant to any employee stock plan. Consequently, Audience stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Knowles.

Because the value of the Knowles common stock issuable in the offer and the merger is subject to a collar, the value of the shares of Knowles common stock to be received by the Audience stockholders in connection with the offer and the merger may not fully reflect the value of Knowles common stock at the time of the closing of such transactions.

The stock portion of the consideration issuable in the offer and the merger is calculated by reference to the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer (the “closing date average price”). Notwithstanding the foregoing, the closing date average price shall be no greater than $23.35 and no less than $18.16. As a result of such collar, the number of shares of Knowles common stock received in the offer and the merger may not fully reflect the value of Knowles common stock.

Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in Knowles’ business, operations and prospects, market assessment of the likelihood that the offer and the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond Knowles’ control. As a result of any such changes in stock price, the market value of the shares of Knowles common stock that the Audience stockholders will receive at the time that the offer or the merger is completed could vary significantly from the value of such shares immediately prior to the public announcement of the offer and the merger, on the date of this prospectus/offer to exchange or on the date on which Audience stockholders actually receive shares of Knowles common stock. For example, based on the volume weighted average sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including April 29, 2015 (the last trading day before the public announcement of the offer and the merger) through May 15, 2015 (the latest practicable date before the commencement of the offer), the stock portion of the consideration represented a market value ranging from a low of $2.55 to a high of $2.68. Accordingly, as of the date of this prospectus/offer to exchange, Audience stockholders will not know, or be able to calculate, the exact market value of the consideration that the Audience stockholders will receive upon consummation of the offer or the merger.

The ability to complete the offer and the merger is subject to the receipt of consents and approvals from government entities, which may impose conditions that could have an adverse effect on Knowles, Audience or the combined company or could cause either party to abandon the offer or the merger.

Consummation of the offer and the merger is conditioned upon, among other things, the receipt of certain regulatory and antitrust approvals or expiration or termination of waiting periods applicable to the transaction. In deciding whether to grant regulatory or antitrust approvals or to terminate or allow waiting periods to expire, the relevant governmental entities will consider the effect of the offer and the merger on competition within their relevant jurisdictions. The relevant governmental entities may condition their approval of the offer and the merger on Knowles’ or Audience’s agreement to various requirements, limitations or costs, or require divestitures or place restrictions on the conduct of Knowles’ business following the offer or the merger. If Knowles and Audience agree to these requirements, limitations, costs, divestitures or restrictions, the ability to realize the anticipated benefits of the acquisition may be impaired. Neither Knowles nor Audience can provide any assurance that either company will obtain the necessary approvals or that any of the requirements, limitations, costs, divestitures or restrictions to which they agree will not have a material adverse effect on Knowles following the offer and the merger. In addition, these requirements, limitations, costs, divestitures or restrictions may result in the delay or abandonment of the offer and the merger. See “The Offer—Regulatory Matters” beginning on page 64 and “The Offer—Conditions to the Offer” beginning on page 62.

The offer and the merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the price of Knowles common stock following consummation of the offer and the merger.

Knowles currently anticipates that the offer and the merger will be significantly dilutive to the earnings per share of the combined company in the near term, which may negatively affect the price of Knowles common stock following the consummation of the offer and the merger. Although Knowles currently expects certain synergies to be realized resulting in accretion to the combined company’s results by the fourth quarter of 2016, this expectation is based on preliminary estimates and assumptions and could materially change due to additional transaction-related costs, the failure to realize any or all of the benefits expected in the transaction or other factors beyond the control of Knowles and Audience. All of these factors could delay, decrease or eliminate the expected accretive effect of the offer and the merger. Prolonged dilution to the combined company’s earnings per share could materially negatively affect the price of the Knowles common stock.

Loss of key personnel could have a material adverse effect on the business and results of operations of Knowles after the offer and the merger.

The success of Knowles after the offer and the merger, if completed, will depend in part upon its ability to retain key employees of both companies. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Knowles. Accordingly, Knowles may not be able to retain key employees following the offer and the merger. Loss of key personnel could have a material adverse effect on the business and operations of Knowles after the consummation of the offer and the merger.

The unaudited pro forma financial statements are presented for illustrative purposes only and should not be viewed as a forecast of Knowles’ financial condition or results of operations following the offer and the merger.

The unaudited pro forma financial statements contained in this prospectus/offer to exchange are presented for illustrative purposes only and are not an indication of Knowles’ financial condition or results of operations following the consummation of the offer and the merger for several reasons. The unaudited pro forma financial statements have been derived from the historical financial statements of Knowles and Audience (on a stand-alone basis) and certain adjustments and assumptions have been made regarding Knowles after giving effect to the offer and the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred or savings to be achieved by Knowles and Audience in connection with the offer and the merger. For example, neither the impact of any incremental costs incurred in integrating the two companies, nor any potential cost savings is reflected in the unaudited pro forma financial statements. As a result, the actual financial condition and results of operations of Knowles following the offer and the merger will likely not be consistent with, or evident from, these unaudited pro forma financial statements.

In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Knowles’ financial condition or results of operations following the offer and the merger. Therefore, stockholders of Audience should not place undue reliance on the pro forma financial statements when deciding whether to tender their shares of Audience common stock in the offer. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 96.

Lawsuits have been filed against Audience, the members of its board of directors, Knowles and Purchaser challenging the proposed offer and the merger, and an adverse judgment in any such lawsuit may prevent the offer from being consummated or the merger from becoming effective or from being consummated or becoming effective within the expected timeframe, and may result in costs to Audience and Knowles.

As described under “The Offer—Certain Legal Proceedings” on page 65, Audience, the members of its board of directors, Knowles and Purchaser are named as defendants in purported stockholder class action lawsuits brought by several individual Audience stockholders as plaintiffs seeking, among other things, to enjoin the offer and the merger on the grounds that Audience’s directors allegedly breached their fiduciary duties by engaging in an allegedly unfair negotiation process and agreeing to an allegedly unfair acquisition price. One of the conditions to the consummation of the offer is that no court of competent jurisdiction shall have issued any temporary, preliminary or permanent injunction or other order that prevents the consummation of the offer. Consequently, if any of the plaintiffs is successful in obtaining an injunction prohibiting the parties from consummating the offer on the agreed-upon terms, the injunction may prevent consummation of the offer and the merger in the expected timeframe, or at all.

Audience has obligations under certain circumstances to hold harmless and indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and Audience’s bylaws and certificate of incorporation and their indemnification agreements. Such obligations may apply to the lawsuits. Knowles, Purchaser and Audience believe that the plaintiff’s allegations are without merit. However, there can be no assurance that Audience and the other defendants in these lawsuits will be successful in their defenses. An unfavorable outcome in any of the lawsuits could prevent or delay the consummation of the offer and the merger and result in substantial costs to Audience or Knowles or both.

Sales of substantial amounts of Knowles common stock in the open market by former Audience stockholders could depress Knowles’ stock price.

Other than shares held by persons who will be affiliates of Knowles after the offer and the merger, if any, shares of Knowles common stock that are issued to stockholders of Audience, including those shares issued upon the exercise of outstanding stock options or restricted stock units, will be freely tradable without restrictions or further registration under the Securities Act.

As of May 15, 2015, Knowles had approximately 85.1 million shares of common stock outstanding and approximately 4.8 million shares of common stock subject to outstanding stock options, restricted stock units and stock-settled stock appreciation rights. Knowles currently expects that it may issue approximately 3.3 million shares of Knowles common stock in connection with the offer and the merger. In addition, upon consummation of the offer and the merger, Knowles will assume outstanding stock options and restricted stock units issued under Audience equity incentive plans that are held by employees of Audience who will continue their employment with Knowles following the merger.

If the offer and the merger are completed and if Audience’s stockholders sell substantial amounts of Knowles common stock in the public market following consummation of the offer and the merger, including shares issued upon the exercise of outstanding stock options or restricted stock units, the market price of Knowles common stock may decrease.

The market price of Knowles common stock after consummation of the offer and the merger may be affected by factors different from those affecting the market price of Knowles common stock or of Audience common stock before consummation of the offer and the merger.

When the offer and the merger are complete, Audience stockholders will become Knowles stockholders. The results of operations of Knowles, as well as the trading price of Knowles common stock, after consummation of the offer and the merger may be affected by factors different from those currently affecting Knowles’ or Audience’s results of operations and the trading price of Knowles or Audience common stock. For a discussion of the businesses of Knowles and Audience and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this prospectus/offer to exchange and referred to under “Incorporation of Documents by Reference” beginning on page 117.

The shares of Knowles common stock to be received by Audience stockholders as consideration will have different rights from the shares of Audience common stock.

Upon receipt of shares of Knowles common stock in the offer and the merger, Audience stockholders will become Knowles stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Knowles. Certain of the rights associated with shares of Audience common stock are different from the rights associated with shares of Knowles common stock. See the section entitled “Comparison of Rights of Knowles Stockholders and Audience Stockholders,” beginning on page 109 of this prospectus/offer to exchange, for a discussion of these different rights.

Audience stockholders who participate in the offer will be forfeiting all rights with respect to their shares of Audience common stock other than the right to receive the offer consideration, including the right to participate in any earnings or future growth of Audience.

Stockholders of Audience whose shares of Audience common stock are tendered and accepted for exchange in the offer will cease to have any equity interest in Audience and will not participate in its earnings or any future growth (except indirectly through ownership of Knowles common stock received in the offer). In addition, by tendering shares in the offer, such stockholders will forfeit their appraisal rights, if any, with respect to such shares under applicable law in connection with the subsequent short-form merger. Holders of Audience shares who perfect their appraisal rights under applicable law could realize a higher value for their shares than the consideration payable in the offer and the merger.

Other Risks Related to Knowles and Audience

In addition to the foregoing risks, Knowles and Audience are, and will continue to be, subject to risks described in (i) Knowles’ Annual Report on Form 10-K for the year ended December 31, 2014, and all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed thereafter, in the case of Knowles, and (ii) Audience’s Annual Report on Form 10-K for the year ended December 31, 2014, Audience’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and all Annual Reports on Form 10-K and all Quarterly Reports on Form 10-Q filed thereafter, in the case of Audience. All such reports are or will be filed with the SEC and are incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find Additional Information” beginning on page 120.

BACKGROUND OF THE TRANSACTION

The Audience board of directors, with input from senior management, regularly reviews and evaluates Audience’s business, strategic plans, performance and prospects with the goal of maximizing stockholder value. As part of this evaluation, the Audience board of directors and certain members of senior management also evaluate various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance Audience’s competitive strengths and strategic positions, as well as regularly consider Audience’s prospects as an independent company. This ongoing strategic assessment led to Audience’s acquisition of Sensor Platforms, Inc. on July 11, 2014, enabling Audience to add motion sensing technology to its voice and audio product solutions. In addition, Knowles continually evaluates strategic alternatives in connection with its review of strategy and growth initiatives.

In the spring of 2014, another company in the semiconductor industry (which Audience refers to as Company A) approached Audience in connection with a possible business combination, and Audience and Company A engaged in preliminary discussions. No proposal was ultimately submitted by Company A during the spring of 2014.

In July 2014, Audience’s largest customer, representing approximately 73% of sales for the first half of 2014, preannounced negative financial results for the second quarter of 2014 and its business outlook for the third quarter of 2014. As a result, on July 31, 2014, during Audience’s earnings call for the second quarter of 2014, the business outlook Audience provided for the third quarter of 2014 was materially lower than street estimates/consensus. Audience’s stock price declined approximately 16% to $8.05 at the end of the following trading day.

At a regularly scheduled meeting of the Audience board of directors held on August 20, 2014, Audience’s directors, including Audience’s President and Chief Executive Officer, Peter Santos, reviewed and discussed market activity, management’s revenue projections and expense reductions following an abrupt reduction in forecasted purchases by Audience’s largest customer. In addition, the board of directors reviewed strategic alternatives and market opportunities. After further discussion, the board of directors recommended that Audience focus on executing management’s standalone business plan, but also to continue to consider potential strategic alternatives.

In September 2014, Company A’s Chief Executive Officer invited Mr. Santos and George Pavlov, a member of the Audience board of directors, to join Company A’s Chief Executive Officer and Vice President of Marketing to discuss Company A’s continued interest in Audience. Mr. Santos communicated Company A’s invitation to Mr. Pavlov and Patrick Scaglia, the members of the Technology Committee of the Audience board of directors (the “Technology Committee”). Mr. Scaglia is the chairman of the Technology Committee.

On October 2, 2014, Company A executed a confidentiality and standstill agreement with Audience in order to facilitate further discussions and negotiations between the parties.

On October 13, 2014, Mr. Santos met with Company A’s Chief Executive Officer to discuss Company A’s interest in a potential transaction with Audience.

On October 14, 2014, the Audience board of directors held a meeting. Also in attendance were members of Audience’s senior management team and a representative of Wilson Sonsini Goodrich & Rosati P.C. (“WSGR”), Audience’s outside legal counsel. Among other things, the board of directors discussed, with input from management, the earnings forecast for the third quarter of 2014, the outlook for the fourth quarter of 2014, and the impact of continued reductions in orders placed by Audience’s largest customer. In addition, the board of directors discussed Mr. Santos’ meeting with Company A’s Chief Executive Officer and Audience’s strategic outlook, including, among other things, market conditions, opportunities and risks for Audience.

In October 2014, Audience’s largest customer, representing approximately 74% of sales for the first three quarters of 2014, preannounced negative financial results for the third quarter of 2014 and an uncertain business outlook for the fourth quarter of 2014. As a result, on October 30, 2014, during Audience’s earnings call for the third quarter of 2014, the business outlook Audience provided for the fourth quarter of 2014 was again materially lower than street estimates/consensus. Audience’s stock price declined approximately 37% to $3.73 at the end of the following trading day.

On November 5, 2014, the Technology Committee held a telephonic meeting. Also in attendance were members of Audience’s senior management team. Management provided an analysis of Audience’s strengths and opportunities as well as challenges facing the company and the current competitive landscape. Among other things, the Technology Committee discussed Audience’s recent revenue decline and current efforts and future plans to address its causes. In addition, the Technology Committee recommended to the Audience board of directors that representatives of Deutsche Bank Securities Inc. (“Deutsche Bank”), which was familiar with Audience from having had acted as joint bookrunner in connection with Audience’s initial public offering, discuss Audience’s strategic options at the next meeting of the board of directors.

On November 10, 2014, Mr. Santos held a telephone call with Company A’s Chief Executive Officer to discuss feedback from the parties’ prior meeting. Company A’s Chief Executive Officer informed Mr. Santos that, while Company A remained interested in Audience, it was not in a position to proceed with a potential transaction due to Company A’s concerns about its ability to absorb costs.

On November 13, 2014, the Audience board of directors held a regularly scheduled meeting. Also in attendance were members of Audience’s senior management team and representatives of Deutsche Bank and WSGR. Senior management and the Compensation Committee of the Audience board of directors reported on increased attrition among key technical talent and the retention programs that had been put in place to address the attrition. As recommended by the Technology Committee and in light of the continued oversight by the board of directors of Audience’s long-term strategic plans, the board of directors invited representatives of Deutsche Bank to discuss proposed strategic plans and alternatives for Audience with the members of the board of directors. Among other things, representatives of Deutsche Bank reviewed with the board of directors various potential strategic alternatives which might be available to Audience, including remaining independent, acquiring other businesses, entering into strategic partnerships, and selling the company.

On December 2, 2014, the trading price of Audience’s stock declined to a closing price of $3.32 per share, the lowest closing price since Audience’s initial public offering.

On December 8, 2014, at the invitation of a representative of another potential strategic partner (which Audience refers to as Company B), Mr. Santos met with Company B’s Chief Executive Officer in Palo Alto, California during which Company B’s Chief Executive Officer suggested the possibility of a potential business combination.

On December 16, 2014, at the invitation of Jeff Niew, Knowles’ President and Chief Executive Officer, Mr. Santos met with Mr. Niew in East Palo Alto, California during which Mr. Niew suggested the possibility of a potential business combination. This was the first discussion between the parties on this topic and no price or deal terms were discussed.

Also on December 16, 2014, at the direction of the Audience board of directors, the Technology Committee met to discuss the selection of an investment bank to help advise the board of directors and senior management on a potential strategic alternative process. With input from management, the Technology Committee reviewed those investment banks with whom Audience had preexisting relationships (including Deutsche Bank) along with other potential candidates. The Technology Committee also discussed various relationships that each of the investment banking firms had which might create potential conflicts of interest. After discussion, the Technology Committee recommended that the board of directors retain Deutsche Bank as its financial advisor in light of Deutsche Bank’s in-depth understanding of Audience, subject to the board’s evaluation of any conflicts Deutsche Bank may have.

On December 17, 2014, the Audience board of directors held a telephonic meeting during which members of Audience’s senior management presented management’s 2015 annual operating plan, which included management’s projected revenue of $130 million for the year ended December 31, 2015. Active employee attrition was identified by senior management as one of the top risks to achievement of the 2015 plan. After discussion, the board of directors approved the annual operating plan. In addition, the board of directors discussed the proposed formal retention of Deutsche Bank to serve as Audience’s financial advisor in connection with the ongoing consideration by the board of directors of possible strategic alternatives. The recommendation of the Technology Committee was noted, and the board of directors discussed potential conflicts of Deutsche Bank and other potential advisors, including recent past work done for potential strategic partners. Following such discussion, the board of directors determined that Deutsche Bank did not have potential conflicts that would prevent it from effectively advising Audience. Accordingly, the board of directors resolved to formally engage Deutsche Bank to serve as Audience’s financial advisor in connection with the ongoing consideration by the board of directors of possible strategic alternatives due to Deutsche Bank’s knowledge of Audience and industry, its qualifications, and balancing the risk of potential leaks involved in interviewing other advisors. Furthermore, after discussion of the various alternative approaches to managing a strategic process, the board of directors authorized the Technology Committee to supervise the investigation of strategic alternatives. In addition, the board of directors expanded the Technology Committee to include Rich Geruson in addition to Messrs. Pavlov and Scaglia.

On December 18, 2014, the Technology Committee met with members of Audience’s senior management and representatives of Deutsche Bank to discuss Mr. Niew’s suggestion that Audience and Knowles explore a business combination and Audience’s response thereto.

Also on December 18, 2014, the Knowles board of directors met and was briefed regarding the possibility of Knowles undertaking a preliminary evaluation of Audience. During the meeting, the Knowles board of directors formally resolved to retain JPMorgan Chase & Co. (“JPMorgan”) as financial advisor in connection with such evaluation, and authorized management to engage additional advisors in connection with its evaluation of Audience. The board of directors also authorized management to engage in preliminary due diligence of Audience and negotiate with Audience regarding a potential acquisition transaction.

On December 23, 2014, Mr. Santos held a telephone call with Mr. Niew to provide affirmative feedback from the Technology Committee on Mr. Niew’s suggestion that Audience and Knowles explore a business combination.

On January 6, 2015, Audience signed an engagement letter with Deutsche Bank pursuant to which Audience engaged Deutsche Bank in connection with the exploration of potential strategic alternatives.

On January 7, 2015, Knowles executed a confidentiality and standstill agreement with Audience in order to facilitate further discussions and negotiations between the parties.

On January 8, 2015, Knowles formally engaged JPMorgan in connection with its evaluation of Audience.

On January 9, 2015, Mr. Santos, Kevin Palatnik, Audience’s Chief Financial Officer, and Edgar Auslander, Audience’s Vice President of Business Development and Marketing, met at the Westin San Francisco Airport Hotel in Millbrae, California with Mr. Niew, Alexis Bernard, Knowles’ Chief Technology Officer, and Paul Dickinson, Knowles’ Senior Vice President of Corporate Development, to discuss Audience’s business strategy, products and business plans. In addition, the Audience representatives provided the Knowles’ representatives with Audience’s management projections, which included projected revenue of $130 million for the year ended December 31, 2015. At this meeting, members of Knowles’ senior management team reaffirmed Knowles’ interest in a potential business combination with Audience.

During January and February 2015, representatives of Deutsche Bank and Audience’s senior management team worked together to develop a list of potential strategic partners (including Company A and Knowles). The companies on this list comprised potential strategic partners that Audience’s senior management believed, with input from representatives of Deutsche Bank, could have a strategic interest in Audience’s business, focusing in particular on selected handset vendors and other semiconductor vendors relevant to the wireless ecosystem. Prospective private equity acquirers, however, were judged unlikely to be interested in light of Audience’s financial profile and were, therefore, eliminated from further consideration.

Between January 13, 2015 and January 23, 2015, the Technology Committee met several times telephonically to review and discuss management’s financial projections, the list of potential strategic partners, and the costs, benefits and timing of starting a formal process to solicit interest in a potential strategic transaction.

On January 21, 2015, Mr. Dickinson and Mr. Palatnik met to discuss the financial statements and financial outlook of Audience as part of the evaluation by Knowles of a potential strategic transaction with Audience.

On January 26, 2015, Knowles submitted a nonbinding indication of interest to acquire Audience for $6.50 per share in cash.

On January 28, 2015, at a telephonic meeting of the Technology Committee, in which Mr. Mohan Gyani, a member and the chairman of the Audience board of directors, members of Audience’s senior management and a representative of WSGR attended, representatives of Deutsche Bank reviewed the terms of the nonbinding indication of interest Audience had received from Knowles and discussed related financial information relating to the proposal with the Technology Committee. Following discussion with representatives of Deutsche Bank, the Technology Committee recommended that Audience should reject Knowles’ initial proposal but communicate Audience’s desire to engage with Knowles and offer to provide additional information in order to encourage Knowles to increase its offer price. The Technology Committee and the other members of the board of directors present at the meeting then discussed the list of other potential bidders. After discussion, the members of the Technology Committee and other members of the board of directors present instructed Deutsche Bank to immediately contact other potential bidders and informally gauge potential interest in engaging in a strategic transaction with Audience.

On January 29, 2015, Mr. Santos held a telephone call with Mr. Niew to discuss the response of the Technology Committee to Knowles’ indication of interest.

Also on January 29, 2015, Mr. Santos held a telephone call with a member of the senior management of one of the parties identified by Audience management, with input from representatives of Deutsche Bank, as having a potential strategic interest in Audience’s business (which Audience refers to as Company C). During this call, Mr. Santos advised Company C, with whom Audience had a preexisting business relationship, that Audience had received a nonbinding indication of interest from another company and wished to explore Company C’s strategic interest in Audience.

Also on January 29, 2015, representatives of Deutsche Bank began contacting 22 additional potential bidders as directed by the Technology Committee (including Company A and Company C) to inquire about their interest in a potential acquisition of, or strategic combination with, Audience. Of the companies contacted, 17 indicated they had no interest in pursuing discussions of a potential acquisition of, or other business combination with, Audience. Knowles and the remaining five companies, including Company A, Company C and three others (which Audience refers to as Companies D, E and F), expressed general interest in Audience. Of those six companies, two companies, in addition to Company A and Knowles, executed confidentiality and standstill agreements with Audience: Company D on February 2, 2015 and Company E on February 9, 2015. In addition, on February 17, 2015, Audience entered into a confidentiality agreement with Company C that did not contain standstill provisions. Because Company C objected to the inclusion of such provisions, Audience agreed to the confidentiality agreement without standstill provisions in order to facilitate preliminary discussions with Company C. Although Audience and Company C did not enter into any subsequent confidentiality agreement, Audience intended to renegotiate the confidentiality agreement to include standstill provisions if discussions progressed between the companies.

On February 3, 2015, Mr. Santos held a telephone call with Company A’s Chief Executive Officer who expressed interest in reevaluating Audience in light of the ongoing formal sales process despite the fact that Company A had previously declined to pursue discussion of a business combination.

On February 4, 2015, the Audience board of directors held a telephonic meeting. Also in attendance were senior management of Audience and representatives of Deutsche Bank and WSGR. At the meeting, a representative of Deutsche Bank reviewed financial information relating to Knowles’ proposal and discussed Audience’s options for moving forward with a process to solicit interest in a potential strategic transaction, including process timing. The Deutsche Bank representative also reviewed with the board of directors the efforts of Audience’s senior management and Deutsche Bank to solicit interest from other potential strategic partners, including responses received to date. After discussion, the board of directors concurred with the Technology Committee’s response to Knowles’ proposal and expression of a willingness to continue to engage Knowles in negotiations in order to encourage Knowles to increase its offer price.

On February 6, 2015, the Knowles board of directors held a meeting at which the board was briefed on the status of negotiations with Audience, including with respect to an initial indication of interest provided by Knowles.

On February 9, 2015, representatives of Audience’s senior management held a management meeting with Company D at Audience’s offices in Mountain View, California, with representatives of Deutsche Bank in attendance.

On February 10, 2015, representatives of Audience’s senior management held management meetings with Company A and Company E at WSGR’s offices in Palo Alto, California, with representatives of Deutsche Bank in attendance. During these meetings, Audience’s management provided to Company A and Company E Audience’s management projections, which included revised projected revenue of $125 million for the year ended December 31, 2015.

On February 11, 2015, Messrs. Santos and Palatnik, along with a representative of Deutsche Bank, had a meeting in Chicago, Illinois with members of Knowles’ senior management team, including Messrs. Niew, Bernard and Dickinson, and a representative of JPMorgan, Knowles’ financial advisor. Among other things, Audience presented additional information on a variety of topics, including products, lab technology, intellectual property and financial synergies. At the conclusion of this meeting, the parties agreed to hold further discussions with a focus on Audience’s revenue projections and employee retention.

In mid-February 2015, a representative of Company F notified a representative of Deutsche Bank that Company F was no longer interested in pursuing a transaction with Audience because of lack of business unit support.

On February 15, 2015, a representative of Company D notified a representative of Deutsche Bank that Company D was no longer interested in pursuing a transaction with Audience because of concerns about Audience’s operating losses, limited revenue visibility and highly competitive market.

On February 17, 2015, the Technology Committee held a telephonic meeting. Also in attendance were Messrs. Gyani, Santos, Palatnik and Factor and representatives of Deutsche Bank and WSGR. During this meeting, the Deutsche Bank representative reported on recent meetings with Knowles, including areas of concern Knowles had indicated as areas of focus for its due diligence. The Deutsche Bank representative and Mr. Santos also updated the Technology Committee on communications with other potential strategic partners.

Also on February 17, 2015, following the Technology Committee meeting, Knowles reaffirmed its interest in Audience and submitted a revised nonbinding indication of interest, increasing its proposed purchase price to $6.75 per share and, for the first time, proposed that the purchase price be paid equally in cash and Knowles common stock.

Also on February 17, 2015, Messrs. Santos and Palatnik held a management conference call with Company C, with representatives of Deutsche Bank in attendance.

Also on February 17, 2015, representatives of Deutsche Bank sent a letter to Company E inviting it to submit a written indication of interest for the acquisition of Audience by February 23, 2015.

On February 18, 2015, representatives of Deutsche Bank distributed letters to Company A and Company C, the other remaining potential strategic acquirors who had entered into confidentiality agreements and participated in management presentation sessions with Audience and who continued to show interest in a potential transaction with Audience, inviting each of those parties to submit a written indication of interest for the acquisition of Audience by February 26, 2015.

Also on February 18, 2015, Mr. Santos telephoned Mr. Niew to discuss Knowles’ revised proposal.

On February 20, 2015, Company B’s Chief Executive Officer telephoned Mr. Santos to discuss Company B’s interest in putting forth a proposal for a combination of the companies.

Also on February 20, 2015, the Technology Committee held a telephonic meeting. Also present were Messrs. Gyani, Santos, Palatnik and Factor and representatives of Deutsche Bank and WSGR. The Deutsche Bank representative provided an update on the status of the strategic process and discussed certain financial information relating to Knowles’ revised indication of interest.

On February 21, 2015, another potential strategic partner (which Audience refers to as Company G) made an unsolicited inquiry to Deutsche Bank, requesting participation in the process.

On February 23, 2015, the Audience board of directors held a telephonic meeting. With input from Audience’s senior management team, the board of directors discussed a response to Knowles’ revised proposal. During this discussion, it was noted that Knowles’ proposal of $6.75 per share did not include a fixed-stock component, which generated the risk to Audience’s stockholders of receiving reduced consideration in the proposed transaction if the price of Knowles’ common stock declined between the signing of a definitive agreement and the closing of the proposed transaction. In addition, at that time, management and the board of directors had not yet anticipated the significant additional declines in orders from Audience’s largest customer, which would lead to further downward revisions in management’s forecasts and a reassessment of Audience’s future prospects. After such discussion, the board of directors determined to submit to Knowles a counterproposal at $7.25 per share with a fixed-value stock component.

Also on February 23, 2015, representatives of Audience’s senior management held a follow-up due diligence session with representatives of Company A’s management at WSGR’s offices in Palo Alto, California, with representatives of Deutsche Bank in attendance.

On February 24, 2015, at the direction of the Audience board of directors, Mr. Santos telephoned Mr. Niew and communicated to him Audience’s counterproposal of $7.25 per share with a fixed-value stock component.

On February 25, 2015, Audience received a letter from Company B expressing Company B’s interest in exploring an acquisition of Audience but which did not specify a price or terms.

Also on February 25, 2015, the Audience board of directors held a meeting, with representatives of Deutsche Bank in attendance, during which members of Audience’s senior management team led a discussion on Audience’s financial results for the fourth quarter of 2014 and the status of management’s 2015 standalone business plan, including milestones and key objectives. Management discussed employee attrition in the first quarter of 2015 and the retention programs that had been launched to address this. In addition, the Deutsche Bank representative presented an overview of Company A and discussed the strategic process, including Company B’s expression of interest. Following the meeting of the board of directors, Mr. Santos contacted Company B to request a written indication of interest containing specific terms.

Also on February 25, 2015, Company G executed a confidentiality and standstill agreement with Audience in order to facilitate further discussions and negotiations among the parties.

On February 26, 2015, Company A submitted a written, nonbinding indication of interest with a proposed purchase price range of $6.10 to $6.75 per share paid equally in cash and stock. Company A was the only party to respond to Audience’s initial bid deadlines with a written proposal. In addition, Company E indicated that it was not yet able to submit a written indication of interest but was working internally to do so.

Also on February 26, 2015, Mr. Santos held a telephone call with Mr. Niew to provide feedback from the Audience board of directors on Knowles’ proposal submitted to Audience on February 17, 2015.

During the evening of February 26, 2015, representatives of JPMorgan and Deutsche Bank spoke by telephone. During the conversation, the representatives of JPMorgan indicated that Knowles would increase its proposed purchase price to $7.00 per share paid equally in cash and Knowles common stock. With respect to the stock component, Knowles would provide for a fixed-stock value of $3.50 per share so long as Knowles’ stock remained within a range that was 7.5% above or below the price at announcement.

On February 27, 2015, representatives of Audience’s senior management held a management meeting with Company G in Santa Clara, California, with a representative of Deutsche Bank in attendance.

On March 3, 2015, a representative of Company G contacted a representative of Deutsche Bank to indicate that Company G planned on submitting a nonbinding indication of interest.

Between March 5, 2015 and March 20, 2015, members of Audience’s management team held due diligence sessions, both telephonically and in person at WSGR’s offices in Palo Alto, California, with members of Knowles’ management team.

On March 6, 2015, following discussion between Messrs. Santos and Niew, Knowles delivered to Audience a revised written indication of interest with a proposed purchase price of $7.00 per share paid equally in cash and Knowles common stock, including a fixed-stock value of $3.50 per share so long as Knowles’ stock remained within a range that was 12.5% above or below the price at announcement measured on a ten day trading average.

Also on March 6, 2015, Messrs. Santos and Niew spoke on the telephone to discuss employee and due diligence matters, and Audience granted Knowles access to a dataroom to facilitate ongoing due diligence of Audience.

On March 7, 2015, Company G notified a representative of Deutsche Bank that it was no longer interested in pursuing a transaction with Audience because it determined Audience was not a strategic fit.

On March 9, 2015, the Technology Committee held a telephonic meeting. Also present at this meeting were Messrs. Santos, Palatnik and Factor and representatives of Deutsche Bank and WSGR. The Deutsche Bank representative reported on discussions with other potential bidders, including that Company A did not indicate a willingness to increase its proposed purchase price but was willing to meet again with Audience management so that additional information could be shared to enable Company A to reconsider its proposal. Mr. Santos reported on a call during which Company B expressed interest in learning more about Audience under a confidentiality agreement but was highly unlikely to have the resources to make a bid in the range of the bids already received. After discussion, it was decided to provide Company B with a modest amount of information in order to keep Company B as a prospective bidder but without distracting management time.

On March 13, 2015, representatives of Audience held a follow-up meeting with Company A during which Audience provided a supplemental management presentation.

Also on March 13, 2015, Company B’s Chief Executive Officer telephoned Mr. Santos to discuss the process of exchanging information under a confidentiality agreement to be entered into between the parties.

Also on March 13, 2015, a representative of Company C requested follow-up due diligence.

On March 17, 2015, Company B executed a confidentiality and standstill agreement with Audience in order to facilitate further discussions and negotiations among the parties, and indicated that it would submit a written nonbinding indication of interest during the week of March 23, 2015.

On March 18, 2015, Messrs. Santos and Niew held a telephone call to discuss the progress of due diligence and the timeline to reach a definitive agreement.

Also on March 18, 2015, representatives of Audience’s senior management held a follow-up due diligence session with representatives of Company A’s management in San Jose, California, with representatives of Deutsche Bank in attendance.

Also on March 18, 2015, Mr. Santos held a telephone call with Company B’s Chief Executive Officer during which background information on Audience’s projected 2015 financial results was provided.

On March 19, 2015, Company A, after reviewing additional due diligence materials, notified a representative of Deutsche Bank that any future proposal from Company A would be significantly lower than its initial proposed purchase price range of $6.10 to $6.75 per share in cash and stock.

On March 20, 2015, at the direction of Audience management, a representative of Deutsche Bank provided follow-up financial due diligence information to Company C and advised Company C to submit a written indication of interest if it wished to engage in further due diligence. Company C did not submit a written indication of interest.

On March 23, 2015, the Technology Committee held a telephonic meeting. Also present at this meeting were Barry Cox, a member of the Audience board of directors, and Mr. Santos and members of Audience’s senior management, Messrs. Palatnik and Factor, and representatives of Deutsche Bank and WSGR. During this meeting, representatives of Deutsche Bank reported on ongoing discussions with Knowles and the status of Knowles’ diligence process. The representatives of Deutsche Bank and Mr. Santos also discussed timing considerations relating to the strategic process, including the transaction timeline proposed by Knowles. In addition, the Deutsche Bank representative reported to the Technology Committee Company A’s indication that it would significantly reduce its initial bid if Company A proceeded with a transaction because of a concern with Audience’s risk profile and operating losses.

Also on March 23, 2015, Sidley Austin LLP (“Sidley”), Knowles’ outside legal counsel, delivered a draft definitive merger agreement to Audience.

On March 24, 2015, Messrs. Santos, Niew and Dickinson met in Woodside, California to discuss the terms of the definitive agreement. During this meeting, Mr. Santos informed Messrs. Niew and Dickinson that Audience’s revised projected revenue for the year ended December 31, 2015 would be at least 10% lower than management’s previous projection of $130 million.

On March 26, 2015, Company B submitted a nonbinding indication of interest to acquire Audience. The proposal indicated a price range of $6.50 to $7.50 per share and was subject to Company B’s ability to finance the transaction. At the direction of Audience’s management, representatives of Deutsche Bank spoke with representatives of Company B on March 27 and 28, 2015 to clarify certain information relating to the proposal. In particular, the Deutsche Bank representative received clarification from Company B regarding Company B’s plan to finance an acquisition through a PIPE (private investment in public equity) financing combined with debt, but that Company B had not yet engaged with potential financing sources.

On March 30, 2015, the Technology Committee held a telephonic meeting. Also present at this meeting were Messrs. Santos, Gyani and Cox, members of Audience’s senior management, Messrs. Palatnik and Factor, and representatives of Deutsche Bank and WSGR. During this meeting, representatives of Deutsche Bank provided an update on the strategic process and reported on the nonbinding indication of interest received from Company B on March 26, 2015, including its analysis of whether Company B would be able to obtain financing in order to consummate a transaction with Audience (taking into account the clarifications provided by Company B on March 27 and 28, 2015). Following discussion, the Technology Committee determined to continue prioritizing negotiations with Knowles in light of the uncertainty of the financing terms included in Company B’s proposal and instructed Deutsche Bank to advise Company B that Audience would not move forward on the terms proposed. In addition, Mr. Santos reported on the status of due diligence with Knowles.

Also on March 30, 2015, WSGR delivered to Sidley a revised draft of the merger agreement. Over the course of the following week, the parties continued to negotiate the provisions of the merger agreement.

On April 3, 2015, a representative of Deutsche Bank notified Company B that Audience was not willing to move forward on the terms in Company B’s written indication of interest because of the uncertainty and risks associated with Company B’s ability to finance an acquisition.

During the week of April 6, 2015, two Audience officers, Mr. Auslander and Jim Steele, Audience’s Vice President of Engineering, three key engineering employees of Audience, and a key manager of one of Audience’s research and development facilities, received employment offers from Knowles. All such individuals discussed the content of their offer letters with Knowles during the period of time between receipt and acceptance of the offer letters. Five of the offer letters were accepted by April 13, 2015, and Mr. Auslander accepted Knowles’ offer on April 27, 2015. Mr. Auslander and Dr. Steele were represented by independent outside legal counsel in their negotiations with Knowles, and such negotiations resulted in changes to the terms of Knowles’ offers. Audience and Audience counsel were not involved in any of the negotiations.

On April 7, 2015, Company B delivered a follow-up letter to the Audience board of directors, which continued to express its interest in acquiring Audience on the same price and terms submitted on March 26, 2015.

On April 8, 2015, Sidley delivered to WSGR a draft of the voting agreement Knowles proposed to be entered into by Audience’s directors, certain members of Audience’s senior management, and certain affiliates of Tallwood Venture Capital, a venture capital firm affiliated with a member of the Audience board of directors.

On April 9, 2015, Mr. Santos telephoned Company B’s Chief Executive Officer to discuss Company B’s ability to finance a transaction. Company B suggested that it was confident Company B could finance a transaction via a PIPE (private investment in public equity) financing combined with debt. Company B noted that it had not explored the availability of financing from banking or other sources.

Also on April 9, 2015, after several weeks without contact, a representative of Company E notified Deutsche Bank that it was not yet able to submit an initial nonbinding indication of interest.

On April 10, 2015, the Audience board of directors held a meeting. In attendance were members of Audience’s senior management and representatives from Deutsche Bank and WSGR. At the meeting, the Deutsche Bank representative provided an update on the strategic process, including recent communications with Company B and various risks associated with Company B’s proposal for financing a proposed transaction. Audience’s senior management provided a preliminary report on financial results for the first quarter of 2015 and the outlook for the year ended December 31, 2015. It was noted that the 2015 forecast had been reduced from $130 million to $105 million based on reductions in the existing product forecast of Audience’s largest customer and the utilization by such customer of an alternative Audience product with a lower selling price in an upcoming smartphone model, and that this would further increase operating losses and reduce Audience’s projected cash balances for the year ended December 31, 2015.

On April 14, 2015, Mr. Santos and representatives of Knowles’ management met with Audience’s largest customer. During this meeting, the parties discussed the customer’s general roadmap and Audience’s role in that roadmap.

On April 15, 2015, the Audience board of directors held a meeting. In attendance were members of Audience’s senior management and representatives from Deutsche Bank and WSGR. Among other things, the board of directors discussed the ongoing strategic process involving Knowles, including recent meetings among Knowles, Audience and its largest customer. In addition, the Deutsche Bank representative reviewed with the board of directors certain financial information relating to the Knowles proposal and the status of ongoing discussions with other potential strategic acquirors. The board of directors discussed, with representatives of Deutsche Bank, the challenges of remaining an independent company, including employee attrition (which was discussed in previous meetings of the board of directors and identified by senior management as one of the top risks to achievement of Audience’s 2015 annual operating plan).

On April 16, 2015, Mr. Niew contacted Mr. Santos via telephone to describe a letter that Mr. Niew would soon send. Shortly thereafter, Mr. Niew sent a letter to Mr. Santos indicating that Knowles was no longer willing to proceed at a purchase price of $7.00 per share. Knowles indicated that its due diligence revealed that the valuation underlying its proposed purchase price could no longer be supported based primarily on (i) management’s lowered 2015 revenue forecast (representing nearly a 20% decrease from $130 million down to $105 million), (ii) Knowles’ belief, based on information available to it at that time, that 2015 revenue would more likely be $70 to $75 million (representing an overall reduction of approximately 45% from the management projections initially provided to Knowles), (iii) the resulting higher cash burn and lower cash balance, resulting in an expected shortfall to the free cash flow forecast initially provided to Knowles, and (iv) higher than expected costs of retaining key talent. As a result, Knowles proposed resuming discussions with Audience in May 2015 following the parties’ quarterly earnings releases.

Later on April 16, 2015, representatives of Audience’s senior management and Deutsche Bank held conference calls with representatives of Knowles’ senior management to discuss Knowles’ letter.

On April 17, 2015, the Audience board of directors held a telephonic meeting. In attendance were members of Audience’s senior management and representatives of Deutsche Bank and WSGR. Among other things, the board of directors discussed the recent developments with Knowles. In addition, the Deutsche Bank representatives reviewed the history and status of discussions with other potential interested parties. The Audience board of directors also discussed the recent increase in the market price of Audience common stock. During the two weeks beginning March 30, 2015, the closing price averaged $4.64 per share. From April 14, 2015 through April 16, 2015, the closing price increased from $4.96 to $6.19 per share.

The board of directors concluded that the sudden price increase did not reflect Audience’s business and financial condition and/or Audience’s value. The board of directors was aware of press reports on April 15, 2015 that demand for the new flagship smartphone sold by Audience’s largest customer was projected to be higher than expected, which may have been a factor in the stock price increase. However, management and the board of directors did not believe Audience would be the beneficiary of such increased demand. On the contrary, that customer’s orders and order forecasts for Audience products had declined significantly. The board of directors also noted that Audience had not yet reported its earnings for the three months ended March 31, 2015 and its outlook for the following three months. The business outlook had worsened substantially since the prior quarter’s earnings release, in large part due to the reduced demand from Audience’s largest customer. The board of directors concluded that the earnings release for the three months ended March 31, 2015, with the reduced outlook for the three months ending June 30, 2015, would be likely to significantly depress Audience’s stock price. Furthermore, the board of directors concluded that the significant reductions in Audience’s forecasted revenues made it unlikely that another acquirer would offer a higher price than the offer received from Knowles. In addition, the board of directors determined that there was a significant risk that delays in negotiating a transaction could lead to substantial additional employee attrition, which would create additional difficulty in negotiating a transaction. As a result, the board of directors discussed potential alternative structures that could be proposed to Knowles, including a contingent value right structure in which a portion of the cash purchase price would be tied to future revenue milestones, with the aim of promptly concluding a deal with Knowles on the best possible terms.

On April 17 and 20, 2015, management of Audience held follow-up due diligence sessions with representatives of Company E, with representatives of Deutsche Bank in attendance.

On April 18, 2015, representatives of Audience, Knowles, Deutsche Bank, JPMorgan, WSGR and Sidley held conference calls to discuss Audience’s proposal that a portion of the cash purchase price take the form of contingent value rights tied to the achievement of certain revenue milestones for 2015.

On April 20, 2015, Messrs. Santos and Palatnik held a conference call with representatives of Company B’s management in order to discuss Company B’s proposal of $6.50 to $7.50 per share, with a representative of Deutsche Bank in attendance. Although Company B had not yet received management’s latest downwardly revised forecasts for the second quarter of 2015 and for the year ended December 31, 2015, Audience’s management believed the discussion with Company B would permit Audience and its financial advisor to further understand the financing terms of Company B’s proposal. Accordingly, the parties discussed Company B’s proposal to use a PIPE financing to fund an acquisition, with fundraising conducted under a nondisclosure agreement and the financing being secured at closing. The Deutsche Bank representative discussed the risks of such an approach. Company B indicated that it would also consider a transaction with 30% to 35% of the price to be paid in stock and any needed funds raised through a PIPE financing and/or the issuance of debt.

Also on April 20, 2015, the Technology Committee held a telephonic meeting, in which Messrs. Gyani, Santos, Palatnik and Factor and representatives of Deutsche Bank and WSGR attended. At the meeting, Mr. Santos reported on developments regarding a potential transaction with Knowles, including the proposal that the deal consideration include a contingent value rights component. In addition, a representative of Deutsche Bank reported on discussions with Company B. The Deutsche Bank representative discussed with the directors a number of risks to a transaction with Company B, including that Company B would have to persuade potential investors to invest in a highly-dilutive transaction, that such investors would likely require a substantial discount to Company B’s market price, that depending on price, Company B might be required to obtain stockholder approval for the financing, that the financing may not be successful, and that if efforts to find investors were unsuccessful, Audience would be forced to announce that an acquisition agreement had been negotiated and then withdrawn. In addition, the relative illiquidity of Company B’s stock as a result of Company B’s comparatively small capitalization rendered any transaction involving stock unfavorable to Audience’s stockholders. Following discussion, the Technology Committee directed management to communicate to Knowles the need for a revised bid and directed management and Deutsche Bank to pursue further discussions with other parties.

On April 21, 2015, representatives of Knowles delivered to representatives of Audience a revised proposal for a per share purchase price of $2.25 in cash and $2.25 in Knowles common stock delivered at closing, plus contingent value rights of $0.25 to $2.50 per share earned upon Audience’s achievement of certain revenue milestones.

Later on April 21, 2015, the Technology Committee held a telephonic meeting, in which Messrs. Santos and Palatnik and representatives of Deutsche Bank and WSGR attended. At the meeting, Mr. Palatnik reviewed the revised terms proposed by Knowles and a counter-proposal formulated by management with the assistance of

Deutsche Bank. The Technology Committee discussed pricing and negotiation considerations, including the mix of cash and stock. In addition, Mr. Santos discussed the outlook for the second quarter of 2015 and the expectation that guidance for the second quarter of 2015 would be significantly below consensus, increasing cash burn and investor concerns. After discussion, the Technology Committee authorized management to communicate the counter-proposal to Knowles.

As directed by the Technology Committee, during the evening of April 21, 2015, representatives of Audience communicated to representatives of Knowles a proposal to increase the per share closing consideration to $2.75 in cash and $2.75 in Knowles common stock, plus contingent value rights of $0.30 to $1.50 per share.

Over the course of the following two days, the parties continued to negotiate the proposed contingent value rights component of the purchase price. On April 22, 2015, representatives of Knowles delivered to representatives of Audience a revised proposal of $2.25 in cash and $2.25 in Knowles common stock with increased contingent value rights of $0.50 to $2.50 per share. During this timeframe, representatives of Audience and Knowles also discussed the possibility of a proposal that did not include contingent value rights. The Knowles representatives emphasized their concerns that Audience’s revenue projection for the second quarter of 2015 would be decreased.

Also on April 22, 2015, the Technology Committee held a telephonic meeting, in which Messrs. Santos and Palatnik and representatives of Deutsche Bank and WSGR attended. The Technology Committee directed members of management to continue negotiations with Knowles based on the most current revenue projection for the second quarter of 2014 and identified specific background information needed for the Audience board of directors to make a final determination with regard to price.

On April 23, 2015, based on the instructions previously received on April 20, 2015, a representative of Deutsche Bank contacted representatives of Company A and Company E and provided each with an overview of Audience’s revised 2015 management forecast. Both Company A and Company E responded that they would take such information under advisement but that they were not prepared to make any proposal to acquire Audience until after Audience’s earnings release for the first quarter of 2015 scheduled to occur at the end of the month.

On April 24, 2015, representatives of Knowles delivered to representatives of Audience a revised proposal of a total purchase price of $4.70, with no contingent value rights, which consisted of $2.35 in cash and $2.35 in Knowles common stock delivered at closing.

Also on April 24, 2015, the Audience board of directors held a telephonic meeting. Also in attendance were Messrs. Palatnik and Factor and representatives of Deutsche Bank and WSGR. During the meeting, the board of directors reviewed Audience’s current financial and business position, including current and forecasted customer orders from its largest customer that had significantly decreased during the last several weeks, negatively impacting projections for the second quarter of 2015 and for the year ended December 31, 2015. The result was a business outlook for the second quarter of 2015 that was materially lower than market analyst consensus estimates and a reduction in 2015 sales projections from $105 million to $90 million. The impact of this forecast change was an erosion of projected operating results for the year ended December 31, 2015 as well as to projected cash balances for the year ended December 31, 2015. The board of directors also discussed the market price of Audience stock and the likely market response to management’s revised financial projections and that the market price would likely decline significantly once the new revenue outlook was communicated.

In addition, the Audience board of directors discussed the significant risks of remaining independent. The board of directors reviewed potential plans and risks related to a potential restructuring of Audience’s business. The Deutsche Bank representative discussed that management’s plan required raising additional financing if Audience remained independent and advised the board of directors that such financing, if available, would likely be on unfavorable terms.

During the April 24, 2015 meeting, the Audience board of directors further discussed the revised offer received from Knowles and the risks of waiting to sign a transaction until after Audience’s earnings release scheduled for April 30, 2015. It was noted that the absence of a transaction announcement at Audience’s earnings release and the restarting of a bidding process would increase the risk of employee attrition. The Deutsche Bank representative also updated the board of directors that Company A indicated it believed Audience’s 2015 revenue would be lower than estimated and that it had concerns with Audience’s high operating losses and Company A’s ability to absorb such losses. The representative of WSGR discussed with the board of directors its fiduciary duties under applicable law. After discussion, the board of directors concluded that completing a transaction with Knowles would better serve the interests of Audience’s stockholders than prolonging the effort to secure other bids, which may or may not have materialized, in particular on comparable terms.

As directed by the Audience board of directors, on April 25, 2015, members of Audience’s senior management team continued negotiations with representatives of Knowles. On April 26, 2015, representatives of Knowles and Audience agreed to a revised proposed purchase price, without a contingent value rights component, of $5.00 per share paid equally in cash and Knowles common stock so long as Knowles’ stock remained within a range that was 12.5% above or below the price at announcement measured on a ten day trading average.

From April 27, 2015 through April 29, 2015, representatives of WSGR and Sidley exchanged drafts of the merger agreement. During this time, representatives of Audience and Knowles worked to resolve outstanding business and due diligence issues.

On April 27, 2015, a representative of Deutsche Bank spoke with a representative of Company B and provided Company B with an overview of Audience’s revised forecast for the second quarter of 2015 and for the year ended December 31, 2015. Company B responded that the information required further diligence, which Company B advised it could not undertake until late May 2015.

Also on April 27, 2015, the Audit Committee of the Audience board of directors (the “Audit Committee”) held a meeting. Messrs. Pavlov and Geruson and Marvin Burkett (Chairman) are the members of the Audit Committee. Also present were Mr. Santos and members of Audience’s management team and representatives of WSGR and Audience’s external auditors. Among other things, the Audit Committee discussed Audience’s financial results for the three months ended March 31, 2015, including its performance relative to forecast and the business outlook that Audience had previously provided to investors. The Audit Committee also discussed shipment forecasts of major customers and management’s reduced forecasts for the second quarter of 2015.

Also on April 27, 2015, the Audience board of directors held a meeting. In attendance were members of Audience’s senior management and representatives of Deutsche Bank and WSGR. The board of directors reviewed Audience’s current situation, its revenue forecast, including the impact of recent substantial declines in the forecasted orders from certain large customers, as well as the company’s likely need to obtain additional financing to continue its operations. The board of directors noted that it was likely that Audience’s stock price would decline substantially if Audience remained independent and discussed other risks of remaining independent. The Deutsche Bank representative reviewed certain financial information relating to Audience’s standalone business, recent stock price developments and the revised proposed terms of a transaction with Knowles, and provided an update on recent discussions with other potential acquirors.

On April 28, 2015, a meeting of the Knowles board of directors occurred, at which Knowles’ senior management and representatives of JPMorgan and Sidley were present. Senior management briefed the board of directors regarding its due diligence findings and provided the board with a summary of the merger agreement, and the board was further briefed regarding valuation, potential synergies of the combined businesses and other financial and legal aspects of the proposed transaction. Following these discussions, and after consideration, the board of directors adopted the merger agreement, and authorized officers of Knowles to execute and deliver the merger agreement.

On April 29, 2015, a meeting of the Audience board of directors occurred in which Audience’s senior management, and representatives of Deutsche Bank and WSGR participated. Mr. Santos presented a review of potential benefits and risks related to the transaction and responded to questions from the directors. Representatives of Deutsche Bank then reviewed the sale process, reviewed Deutsche Bank’s financial analysis of the initial consideration proposed to be paid in the offer and the merger and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 29, 2015, to the effect that, as of such date, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in such opinion, the initial consideration to be paid to holders of outstanding shares of Audience common stock (excluding Knowles and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. See “—Opinion of Audience’s Financial Advisor.” Deutsche Bank’s opinion did not address the subsequent increase in the cash portion of the consideration from $2.50 to $2.51 per share. The WSGR representative then reviewed the material provisions of the merger agreement and the form of tender and support agreement. Following all of these discussions, and after consideration, the board of directors determined that the merger agreement was advisable and in the best interests of Audience and its stockholders, approved and authorized the merger agreement, and recommended that Audience’s stockholders accept the offer and tender their shares of Audience common stock pursuant to the offer.

Following the approval of the merger agreement by the Knowles board of directors on April 29, 2015, the parties entered into the merger agreement after the close of business on April 29, 2015.

The parties’ entry into the merger agreement was announced in a joint press release issued by Knowles and Audience prior to the opening of trading on the morning of April 30, 2015.

On June 15, 2015, representatives of Knowles’ senior management notified representatives of Audience’s senior management that Knowles intended to (i) increase the cash portion of the offer consideration to $2.51 per share of Audience common stock, and (ii) extend the expiration date to 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on June 30, 2015.

Audience’s Reasons for the Transaction

In evaluating the offer, the merger and the merger agreement, the Audience board of directors consulted with Audience management and legal and financial advisors. In reaching its decision that the offer and the merger are advisable, and in reaching its recommendation that stockholders tender their shares of Audience common stock in the offer and, if required by applicable law, adopt the merger agreement, the Audience board of directors considered a number of factors, including the following material factors (not necessarily presented in order of relative importance), which the Audience board of directors viewed as supporting its recommendation:

•	The Audience board of directors’ understanding of Audience’s business and operations, including business strategy, competitive position and historical performance, and its current and historical results of operations, financial prospects and condition, and the perceived risk of continuing as a standalone public company, including:

•	The fact that there has been, and continues to be, substantial reductions in Audience’s customer orders, including from Audience’s largest customer for the three months ended June 30, 2015.

•	The fact that Audience has reported substantial declines in revenue, including a 49% reduction in reported revenue for the three months ended March 31, 2015 over the three months ended March 31, 2014, and a reduction in management’s projected revenue of $130 million to $90 million for the year ended December 31, 2015, leading to increased operating losses and reductions in Audience’s projected cash balances.

•	The fact that Audience is not able to forecast with high confidence mid-term and long-term customer purchases and the resulting revenue.

•	The Audience board of directors’ determination that management’s projected revenue of $90 million for the fiscal year ended December 31, 2015 would erode projected operating results for 2015 as well as the projected cash balances and contribute to material increases in employee attrition in an already competitive labor market.

•	The expectation that further reductions in future customer orders as well as significant changes to strategy that would likely occur as a standalone entity would accelerate loss of key employees.

•	The Audience board of directors’ assessment of Audience’s ability to achieve its business plan as an independent enterprise, including Audience’s potential need for additional financing and the likelihood that such financing, if available, would be on unfavorable terms.

•	The board of directors’ view that the increase in the market price of Audience common stock beginning April 15, 2015 did not reflect Audience’s business and financial condition or the intrinsic value of the business and that the stock price increase would not be sustained once Audience reported its latest quarterly earnings and business outlook.

•	The strong likelihood that the price of Audience common stock would come more in line with intrinsic value following Audience’s release of earnings for the three months ended March 31, 2015 and guidance for the three months ended June 30, 2015, and would trade significantly below $4.00 per share following the earnings release.

•	The Audience board of directors’ view that sustained operating losses and reductions in customer orders, among other things, may require either additional financing or modification to Audience’s strategy, product direction and expense base, or both, if it were to remain an independent enterprise.

•	The Audience board of directors’ understanding of significant limitations on Audience’s ability to effectively pursue potential expansion opportunities into new business lines through acquisitions in light of recent and ongoing challenges facing Audience, including, but not limited to, declining revenue and cash reserves, recent reductions in customer orders and employee retention.

•	The fact that the Audience board of directors conducted a thorough and intensive review of a potential sale and strategic alternatives, including that:

•	Deutsche Bank, on behalf of Audience, contacted a total of 22 potential strategic buyers (in addition to Knowles) in an effort to obtain the best value reasonably available to stockholders.

•	Of the 22 potential strategic buyers contacted and Knowles, only three parties made proposals to acquire Audience: Company A (which later retracted its proposal), Company B (whose proposal the Audience board of directors deemed inferior due to the uncertainty and risks associated with the financing for Company B’s proposal), and Knowles as further described above.

•	The two other parties that made proposals were well behind Knowles in both process and intensity of interest, one of which expressed strong concern about the level of operating losses that it would need to absorb in a transaction with Audience, even at the higher projected revenue levels presented early in the strategic process.

•	The risk that prolonging the strategic alternatives process beyond Audience’s earnings announcement for the three months ended March 31, 2015 could have resulted in the loss of a favorable opportunity to successfully consummate the transaction with Knowles, due to, among other things, the likelihood that circumstances following the earnings release, including a dramatically reduced share price, news of reduced customer orders, and speculation about a necessary restructuring would substantially accelerate loss of talent.

•	The Audience board of directors’ belief that the market price of Audience stock would significantly decline following the public announcement of Audience’s earnings for the three months ended March 31, 2015 and management’s business outlook for the three months ended June 30, 2015 and the perceived execution risk for obtaining the best value reasonably available to Audience’s stockholders once Audience’s first quarter earnings and second quarter business outlook were communicated.

•	The competitive landscape and the dynamics of the market for Audience’s products and technology, and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the proposed transaction with Knowles, taking into account execution risk as well as business, competitive, industry and market risk.

•	The consideration to be paid to the holders of Audience common stock, including:

•	The Audience board of directors’ belief that the initial consideration of $5.00 per share paid in cash and shares of Knowles common stock (subject to adjustment as described in this prospectus/offer to exchange and the related letter of transmittal) to be paid to the holders of Audience shares pursuant to the merger agreement is the best price reasonably attainable for Audience stockholders.

•	The fact that the cash component of the consideration in the transaction would provide certainty of value and liquidity to Audience stockholders.

•	The fact that the stock component of the consideration in the transaction would afford Audience stockholders both the opportunity to participate in all of the benefits of the combined company, including future growth and expected synergies of the combined company, while retaining the flexibility of selling all or a portion of those shares for cash at any time.

•	The fact that the merger agreement provides that the exchange ratio for the stock component of the consideration in the transaction is to be set based upon the volume weighted average of the sale prices for the Knowles common stock on each of the 10 consecutive trading days ending on and including the second trading day prior to the expiration of the offer, subject to a collar, which is intended to maintain the $2.50 per share value of the stock component of the consideration, thereby providing downside protection for Audience stockholders if Knowles common stock declines to less than $18.16 per share while maintaining a portion of the upside potential if Knowles common stock increases in value to more than $23.35 per share.

•	The fact that the $5.00 implied value of the initial merger consideration would result in an implied enterprise value for Audience of approximately $86 million, resulting in multiples of enterprise value to last quarter annualized revenue and management estimates of 2015 and 2016 revenue of 1.2x, 1.0x and 0.6x, respectively.

•	The financial analyses reviewed and discussed with the Audience board of directors by representatives of Deutsche Bank on April 29, 2015 and the oral opinion of Deutsche Bank, subsequently confirmed in writing, rendered to the Audience board of directors to the effect that, as of April 29, 2015 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in such opinion, the initial consideration to be paid to holders of outstanding shares of Audience common stock (excluding Knowles and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as further described below in the section entitled “—Opinion of Audience’s Financial Advisor.” Deutsche Bank’s opinion did not address the subsequent increase in the cash portion of the consideration from $2.50 to $2.51 per share.

•	The financial market conditions and historical market prices, volatility, liquidity and trading information with respect to the shares of each of Audience and Knowles, including the historically higher market multiple on Knowles common stock, as further described below in the section entitled “Comparative and Historical Per Share Market Price Data.”

•	The determination by the Audience board of directors that Knowles’ offer represented the best opportunity to maximize stockholder value available reasonably attainable to Audience and that none of the other strategic and operating options available to Audience (including remaining independent and pursuing Audience’s standalone plan) was likely to present an opportunity that is equal or superior to the proposed transaction with Knowles or to create value for Audience stockholders that is equal to or greater than the value created by the proposed transaction in the foreseeable future, after considering the risks, potential advantages, uncertainties and time required to execute these other strategic and operating options.

•	Knowles’ business, results of operations, financial condition, earnings and return to stockholders on a historical and prospective basis, in comparison to Audience’s declining revenues and cash reserves, its other ongoing business challenges, and expectations that the Audience stock price would decline.

•	The potential growth opportunities created by combining Audience’s noise suppression and voice enhancement technologies with Knowles’ scale and expertise in customized microphone designs for electronic devices, including the potential for Knowles to address the market for next-generation intelligent audio solutions and highly complementary products.

•	The benefit to Audience stockholders of holding more liquid securities in a larger, stronger company.

•	The belief of the Audience board of directors that synergies between Knowles and Audience, including the complementary nature of the two companies’ products, the ability to offer Audience’s technologies to more customers through Knowles’ larger sales and distribution presence and efficiencies to be realized in combining work forces, would create opportunities for substantial pre-tax annualized cost savings, estimated by Audience to be approximately $20 million, thereby increasing the value of Knowles common stock that Audience stockholders would receive in the offer and merger.

•	The terms of the merger agreement, which the Audience board of directors viewed to be the product of arms’-length negotiation, including:

•	The ability of the parties to complete the offer and consummate the merger, including the fact that Purchaser’s obligation to complete the offer and consummate the merger is not subject to any financing condition.

•	The limited number and nature of the conditions to Knowles’ obligation to consummate the merger and the limited risk of non-satisfaction of such conditions (subject to the terms and conditions of the merger agreement), including Knowles’ commitment in the merger agreement to use its reasonable best efforts to complete the offer and the merger.

•	Audience’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding acquisition proposals.

•	Audience’s ability to terminate the merger agreement in order to accept a superior proposal, subject to Knowles’ ability to match such superior proposal and subject to paying Purchaser a total termination fee of $5 million and other conditions of the merger agreement.

•	The fact that the Audience board of directors believed that the total termination fee of $5 million, which is approximately 3.8% of Audience’s implied equity value in the merger, is reasonable and not preclusive of other offers.

•	That consummation of the merger is subject to a number of conditions, including that a majority of the outstanding Audience shares have been validly tendered (and not properly withdrawn) in the offer and the receipt of the required regulatory approvals as further described below in the section entitled “The Offer—Conditions to the Offer.”

•	Audience’s entitlement to specific performance to prevent breaches of the merger agreement.

•	The availability of statutory appraisal rights, if the merger is consummated, to Audience’s stockholders who did not tender Audience shares in the offer and comply with all required procedures of the DGCL, which allow such stockholders to seek appraisal of the fair value of their shares of common stock as determined by the court, as further described below in the section entitled “The Offer—Purpose of the Transaction; Plans for Audience; The Merger; Appraisal Rights.”

•	The Audience board of directors’ view that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal, including the merger agreement’s terms and conditions as they relate to changes in the recommendation of the Audience board of directors and the belief that the termination fee potentially payable to Purchaser is reasonable in light of the circumstances, consistent with or below fees in comparable transactions and not preclusive of other offers, as further described below in the sections entitled “The Merger Agreement—Prohibition on Solicitation of Alternative Transactions” and “The Merger Agreement—Recommendation of the Audience Board of Directors.”

In addition to those set forth above, the Audience board of directors considered a number of additional uncertainties and risks concerning the offer and the merger and with respect to its recommendation, including the following (which factors are not necessarily presented in order of relative importance):

•	The risks and costs to Audience if the offer is not completed, including the possibility that the conditions to the offer may not be satisfied, and the merger is not consummated, and the adverse impact this would have on Audience and its business, including the diversion of management and employee attention, potential employee attrition, the incurring by Audience of significant transaction costs, and the potential effect on Audience’s relationships with customers, suppliers, employees and other third parties who may be adversely affected.

•	The fact that the number of shares of Knowles common stock offered as consideration is subject to a collar and, therefore, that the actual value of the Knowles common stock may be greater or less than the $2.50 per share of Audience common stock.

•	The requirement that Audience pay Purchaser a total termination fee of $5 million (including expenses) under certain circumstances following termination of the merger agreement, including if the Audience board of directors terminates the merger agreement to accept a superior proposal, and, under certain circumstances, provide expense reimbursement to Knowles up to $3 million.

•	The restrictions on the conduct of Audience’s business prior to the consummation of the merger, including the requirement that Audience conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Audience from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, Audience might have pursued.

•	The fact that the consideration in the transaction would be taxable to Audience’s stockholders that are U.S. persons for U.S. federal income tax purposes.

•	The fact that under the terms of the merger agreement, Audience is unable to solicit other acquisition proposals during the pendency of the offer and the merger.

•	The significant costs involved in connection with entering into the merger agreement and completing the merger and the substantial time and effort of Audience management required to complete the merger, which may disrupt Audience’s business operations.

•	The fact that Audience’s business, sales operations and financial results could suffer in the event that the offer is not completed and the merger is not consummated.

•	The fact that the public announcement of the offer and the merger agreement might adversely affect Audience, including Audience’s operating results and the trading price of Audience common stock (including potential short-term volatility) and Audience’s ability to attract and retain key management and personnel.

•	The risk that the offer and the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on the trading price of Audience common stock.

•	The fact that the completion of the merger will require certain governmental approvals or clearance, and the risk that governmental entities may not approve the proposed transaction or may impose conditions on Audience or Knowles in order to gain approval for the proposed transaction that may adversely impact the combined company.

•	The fact that Audience’s directors and officers may have interests in the offer and the merger that may be different from, or in addition to, those of Audience’s other stockholders, as further described below in the section entitled “Interests of Certain Persons in the Transaction.”

•	The likelihood of litigation as a result of entering into the merger agreement.

•	The fact that the announcement and pendency of the offer and the merger, or the failure to complete the offer and the merger, may cause substantial harm to Audience’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert employees’ attention away from Audience’s day-to-day business operations.

The Audience board of directors concluded, however, that many of these risks could be managed or mitigated by Audience or were unlikely to have a material effect on the offer or the merger and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the offer and the merger were outweighed by the potential benefits of the offer and the merger.

The foregoing discussion of the factors considered by the Audience board of directors is not intended to be exhaustive but summarizes the material factors and risks considered by the Audience board of directors in making its recommendation to Audience stockholders. In view of the variety of factors considered in connection with its evaluation of the offer and the merger and the complexity of these matters, the Audience board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Audience board of directors may have given different weight to different factors. The Audience board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Audience’s management and Audience’s legal and financial advisors.

Knowles’ Reasons for the Transaction

In reaching its conclusion to approve the merger agreement, the offer and the other transactions contemplated by the merger agreement, the Knowles board considered the following factors as generally supporting its decision to enter into the merger agreement.

Strategic Considerations. The Knowles board of directors believes the acquisition of Audience provides the expertise needed in digital signal processing, algorithms and system integration to uniquely position Knowles in the audio signal path in order to broaden its intelligent audio offerings. These audio solutions will deliver better performance for Knowles’ customers and drive higher dollar content in new applications for the mobile consumer market. The Knowles board of directors considered other organic and inorganic investments to build necessary competencies needed to expand its intelligent audio offerings, and determined that Audience was the best strategic investment available.

Highly Complementary Product Portfolio. Knowles expects that the combination of the audio and sensory intelligence of Audience and the acoustic expertise and scale of Knowles creates a truly unique audio systems company.

Engineering talent; Intellectual Property. The Knowles board of directors believes that Audience has strong engineering talent and intellectual property focused on audio processing that will expand Knowles’ capabilities in intelligent audio solutions.

Market Expansion. Knowles expects the combined company will expand the total addressable market for next-generation intelligent audio solutions by driving increased dollar content with higher-margin products in existing markets. Audience’s capabilities also accelerate the time-to-market for smart mics and other intelligent audio solutions.

Cost Synergies. Knowles expects the combined company will be able to realize approximately $25 million in annualized cost savings, mainly in operating expenses.

In addition to considering the factors outlined above, the Knowles board considered the following additional factors, all of which it viewed as generally supporting its decision to enter into the merger agreement:

•	the results of the due diligence review of Audience’s businesses and operations;

•	the financial analysis and presentation of Knowles’ financial advisor; and

•	the likelihood that the offer and the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory antitrust approvals without unacceptable conditions.

Knowles’ board of directors also considered the potential risks of the merger and potential conflicts of interest, including the following:

•	the challenges of combining the operations of two public companies;

•	the possible disruptions from anticipated workforce reductions to be implemented as part of the merger integration plan, or from concerns related thereto among employees of the constituent companies;

•	the risk that anticipated cost savings and revenue synergies will not be achieved;

•	the potential dilution to Knowles’ stockholders;

•	the significant costs involved in connection with entering into the merger agreement and completing the merger and the diversion of management’s attention from other strategic priorities to implement merger integration efforts;

•	the risk that the offer and the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on the trading price of Audience common stock;

•	the fact that the completion of the merger will require certain governmental approvals or clearance, and the risk that governmental entities may not approve the proposed transaction or may impose conditions on Audience or Knowles in order to gain approval for the proposed transaction that may adversely impact the combined company; and

•	the likelihood of litigation as a result of entering into the merger agreement.

In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the offer and the complexity of these matters, the Knowles board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Knowles board of directors may have given different weight to different factors. The Knowles board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Knowles’ management and Knowles’ legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Audience’s Financial Advisor

At the April 29, 2015 meeting of the Audience board of directors, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to Audience, rendered its oral opinion to the Audience board of directors, confirmed by delivery of a written opinion dated April 29, 2015, to the effect that, as of April 29, 2015, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the initial offer consideration to be paid to the holders of Audience common stock (other than Knowles and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Deutsche Bank’s opinion did not address the subsequent increase in the cash portion of the consideration from $2.50 to $2.51 per share.

The full text of Deutsche Bank’s written opinion, dated April 29, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this prospectus/offer to exchange as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this prospectus/offer to exchange is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Audience board of directors in connection with and for the purpose of its evaluation of the offer and the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, to the holders of Audience common stock (other than Knowles and its affiliates) of the initial consideration to be paid to such holders pursuant to the merger agreement as of the date of the opinion. The opinion did not address any other terms of the offer, the merger or the merger agreement. Audience did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the offer or the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Audience, nor did it address the fairness of the contemplated benefits of the offer or the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Audience to engage in the offer and the merger or the relative merits of the offer and the merger as compared to any alternative business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion did not constitute a recommendation, as to whether or not any holder of Audience common stock should tender shares of Audience common stock pursuant to the offer or, if applicable, how any holder of Audience common stock should vote with respect to the merger or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the transaction, or any class of such persons, in connection with the offer and the merger whether relative to the consideration to be paid to holders of Audience common stock pursuant to the merger agreement or otherwise. Deutsche Bank’s opinion did not in any manner address what the prices at which Audience common stock would trade following the announcement of Audience’s earnings for the first quarter of 2015 or at which Audience common stock, Knowles common stock or any other securities will trade following the announcement or consummation of the transaction.

In connection with its role as financial advisor to Audience, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Audience and Knowles. Deutsche Bank also reviewed certain internal analyses, financial forecasts and other information relating to Audience prepared by management of Audience, and certain internal analyses, financial forecasts and other information relating to Knowles prepared by management of Knowles and approved for Deutsche Bank’s use by Audience. Deutsche Bank also held discussions with certain senior officers of Audience regarding the businesses and prospects of Audience and with certain senior officers of Knowles regarding the businesses and prospects of Knowles and the combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Audience common stock and Knowles common stock;

•	compared certain financial and stock market information for Audience and Knowles with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank noted that the management of Audience had provided Deutsche Bank with revised financial forecasts on a number of occasions since October 2014 to take into account, among other things, management’s reduced expectations with respect to timing and volume of customer orders. At Audience’s direction, Deutsche Bank relied only upon the most recent financial forecasts provided by management of Audience for purposes of rendering the opinion. In addition, Deutsche Bank noted that the management of Audience had advised Deutsche Bank, and Deutsche Bank assumed with the knowledge and permission of the Audience board of directors, that, if the offer and the merger were not consummated, Audience would need to raise additional equity capital in a manner which would, if available, be substantially dilutive to the current holders of Audience common stock in order to implement its standalone plan and, if the offer and the merger were not consummated, Audience would need to engage in significant cost-cutting measures which would adversely impact Audience’s ability to achieve forecasted results. Deutsche Bank took the foregoing facts and assumptions (together with the other facts and assumptions set forth in Deutsche Bank’s opinion) into account for purposes of rendering its opinion.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Audience, Knowles or the combined company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Audience board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Audience, Knowles or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Audience, Knowles or the combined company (or the impact of the offer and the merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Audience board of directors that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Audience and Knowles, respectively, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware of after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Audience board of directors, that in all respects material to its analysis, the offer and the merger would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Audience board of directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the offer and the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Audience and its other advisors with respect to such issues.

Audience selected Deutsche Bank as its financial advisor in connection with the offer and the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions as well as its familiarity with Audience from having acted as joint bookrunner in connection with its initial public offering. Pursuant to an engagement letter between Audience and Deutsche Bank, dated January 6, 2015, Audience has agreed to pay Deutsche Bank a transaction fee estimated to be approximately $2.3 million (based upon the initial offer consideration of $5.00 per share) for its services as financial advisor to Audience in connection with the offer and the merger, of which $500,000 became payable upon delivery of its opinion (or would have become payable if Deutsche Bank had advised the Audience board of directors that it was unable to render its opinion) and the remainder of which is contingent upon consummation of the offer. Audience also agreed to reimburse Deutsche Bank for all reasonable fees, expenses and disbursements of its counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the offer and the merger or otherwise arising out of its engagement, in each case on the terms set forth in its engagement letter. Audience has also agreed to indemnify Deutsche Bank and its affiliates to the full extent lawful against certain liabilities, including certain liabilities arising out of its engagement, the offer and the merger. Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) or other financial services to Audience or its affiliates for which they have received compensation of approximately $1.5 million since January 1, 2012, including having acted as joint bookrunner with respect to Audience’s initial public offering of Audience common stock in May 2012. The DB Group may also provide investment banking and commercial banking and other financial services to Knowles, Audience and their respective affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. However, no member of the DB Group has received any compensation from Knowles for such services since January 1, 2012. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Knowles, Audience and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

The Schedule 14D-9 of Audience that has been mailed to you together with this prospectus/offer to exchange contains information regarding the financial forecasts or estimates provided to Deutsche Bank by Audience management with respect to Audience.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Audience board of directors at its meeting held on April 29, 2015, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 28, 2015, and is not necessarily indicative of current market conditions.

Transaction Overview

Deutsche Bank calculated that Audience’s implied enterprise value in the transaction was approximately $86 million based upon the $5.00 implied value of the initial merger consideration comprised of 50% cash and 50% Knowles common stock and taking into account Audience management’s estimates of approximately $44 million in unrestricted cash and equivalents as of March 31, 2015. Deutsche Bank noted that this implied enterprise value resulted in (i) a multiple of enterprise value to calendar year 2014 revenue of 0.8x; (ii) a multiple of enterprise value to last quarter annualized revenue of 1.2x (based on the first quarter of 2015); and (iii) a multiple of enterprise value to Audience management estimates of 2015 revenue of 1.0x. Deutsche Bank also calculated that the implied value of the initial merger consideration of $5.00 per share represented (i) a premium of approximately 1% to the $4.96 closing price of the Audience common stock on April 14, 2015, the last day prior to the short period during which the price of the Audience common stock increased approximately 27.6% as described above under “Background of the Transaction” (which price resulted in an implied enterprise value of Audience of approximately $85 million); (ii) a discount of approximately 14% to the $5.53 closing price of the Audience common stock on April 28, 2015 (which price resulted in an implied enterprise value of Audience of approximately $100 million); and (iii) a premium of approximately 10% to the $4.72 average closing price for the Audience common stock for the 30-day period ended April 14, 2015 (which price resulted in an implied enterprise value of Audience of approximately $79 million). The foregoing enterprise values were calculated using the treasury method.

Historical Trading Analysis—Audience

Deutsche Bank reviewed the historical closing prices for shares of Audience common stock during the period since Audience’s initial public offering on May 10, 2012 and for the 52-week period ended April 28, 2015, the last trading day prior to the date of the merger agreement. Deutsche Bank noted that the all-time high closing price of the Audience common stock was $22.36 per share and the all-time low closing price of the Audience common stock was $3.32 per share. Deutsche Bank also noted that the closing price for the Audience common stock during such 52-week period ranged from a low of $3.32 per share on December 2, 2014 to a high of $12.77 per share on June 16, 2014.

Deutsche Bank noted that the closing price of Audience common stock on April 28, 2015, the last trading day prior to the date of the merger agreement, was $5.53 but that the closing price of Audience common stock on April 14, 2015, the last trading day prior to the date Knowles conducted customer due diligence in Korea, was $4.96 per share and that the average trading price for the 30 trading days ending on April 14, 2015 was $4.72 per share. The Audience board of directors believed that April 14, 2015 was a relevant measurement date because the board of directors determined that the subsequent increase in the price of Audience common stock did not reflect the commercial prospects of Audience, including recent significant declines in current and forecasted customer orders from Audience’s largest customer and management’s revised forecasts for the three months ending June 30, 2015 and the year ending December 31, 2015, which were to have been released in connection with Audience’s earnings call scheduled for April 30, 2015, as further described above in the sections entitled “Background of the Transaction” and “—Audience’s Reasons for the Transaction.”

Analyst Price Targets—Audience

Deutsche Bank reviewed the stock price targets for shares of Audience common stock in six publicly available research analyst reports, which ranged from $4.00 to $10.00 per share for reports published following the public announcement of Audience’s results for the quarter and year ended December 31, 2014.

The following table sets forth additional information with respect to these analyst reports:

Analyst	Date of Report	Price Target
Benchmark	February 6, 2015	$4.00
Chardan Capital Markets	February 6, 2015	$5.00
Credit Suisse	February 5, 2015	$4.00
Deutsche Bank	February 6, 2015	$4.00
JP Morgan	February 6, 2015	$10.00
Pacific Crest Securities	February 5, 2015	$5.00
	Mean	$5.33
	Median	$4.50

Selected Public Companies Analysis—Audience

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Audience with corresponding financial information and valuation measurements for the following five companies with high revenue concentration from either Apple or Samsung and the following six small cap semiconductor companies with similar financial profiles to Audience:

Companies with Apple/Samsung Concentration:

•	Cirrus Logic Inc.

•	Dialog Semiconductor PLC

•	Himax Technologies, Inc.

•	OmniVision Technologies, Inc.

•	Silicon Image, Inc.

Small Cap Semi Vendors:

•	Applied Micro Circuits Corporation

•	Entropic Communications, Inc.

•	iKanos Communications, Inc.

•	InterMolecular, Inc.

•	O2 Micro International Limited

•	Sigma Designs, Inc.

Although none of the above selected companies is directly comparable to Audience, the companies included were chosen because they are publicly traded companies with certain financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Audience. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of the selected companies on April 28, 2015, the last trading day prior to the date of the merger agreement, information contained in the most recent public filings of the selected companies, revenue for the most recently announced fiscal quarter and analyst consensus estimates of full year 2015 for each of the selected companies, Deutsche Bank calculated the multiples of enterprise value, which is referred to in this document as “EV,” to (i) last quarter annualized revenue, which is referred to in this document as “LQA” and (ii) 2015 estimated revenue, for each of the selected companies.

Information for Silicon Image, Inc. and Entropic Communications, Inc. took into account the respective share prices of each company as of one day prior to the announcement of their acquisitions by Lattice Semiconductor Corporation and MaxLinear, Inc. on January 27, 2015 and February 3, 2015, respectively.

Deutsche Bank also calculated the same multiples for Audience based upon, the closing price of $5.53 per share of Audience common stock on April 28, 2015, the last trading day prior to the date of the merger agreement and upon the implied value of the initial merger consideration of $5.00 per share. Deutsche Bank calculated the multiples based on both analyst consensus estimates and Audience management estimates.

In addition, based upon the information described above, Deutsche Bank calculated 2014 revenue growth and EBIT Margin (earnings before interest and taxes divided by net revenue) and estimated 2015 revenue growth for Audience and each of the selected companies.

The results of this analysis are summarized as follows:

	EV/Revenue		Revenue Growth		2014 EBIT Margin
Selected Companies with Apple/Samsung Concentration	LQA	2015E	2014	2015E
Cirrus Logic Inc.	2.2x	2.3x	5%	25%	20%
Dialog Semiconductor PLC	2.1x	2.7x	28%	19%	20%
Himax Technologies, Inc.	1.0x	1.0x	9%	0%	9%
OmniVision Technologies, Inc.	0.9x	0.8x	(6%)	(5%)	8%
Silicon Image, Inc.	1.2x	1.5x	(7%)	(13%)	8%
Median	1.2x	1.5x

Selected Small Cap Semi Vendors
Applied Micro Circuits Corporation	2.4x	2.1x	(16%)	(7%)	(7%)
Entropic Communications, Inc.	0.8x	0.9x	(26%)	(11%)	(22%)
iKanos Communications, Inc.	0.7x	0.6x	(39%)	19%	(79%)
InterMolecular, Inc.	1.0x	1.1x	(29%)	(10%)	(29%)
O2 Micro International Limited	0.3x	0.2x	(14%)	(1%)	(22%)
Sigma Designs, Inc.	0.9x	0.9x	(6%)	14%	(0%)
Median	0.8x	0.9x

Audience at $5.53 on 4/28/15
Audience Management Estimates	1.4x	1.1x	(29%)	(21%)	(24%)

Audience at $5.00 initial merger consideration
Audience Management Estimates	1.2x	1.0x	(29%)	(21%)	(24%)

Based in part upon the trading multiples of the selected companies described above, as well as publicly available information relating to 2014 revenue growth and 2014 EBIT margin (earnings before interest and taxes divided by net revenue) for Audience and the selected companies, and Audience management estimates of 2015 revenue, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per share of Audience common stock (i) of approximately $4.26 to $5.09 per share by applying multiples of enterprise value to LQA revenue of 0.9x to 1.2x derived from the selected companies with Apple/Samsung concentration, (ii) of approximately $3.70 to $4.54 per share by applying multiples of enterprise value to LQA revenue of 0.7x to 1.0x derived from the selected small cap semi vendors, (iii) of approximately $4.46 to $6.78 per share by applying multiples of enterprise value to 2015 estimated revenue of 0.8x to 1.5x derived from the selected companies with Apple/Samsung concentration and (iv) of approximately $3.78 to $5.46 per share by applying multiples of enterprise value to 2015 estimated revenue of 0.6x to 1.1x derived from the selected small cap semi vendors. Deutsche Bank did not weight the analyses relating to either the companies with Apple/Samsung concentration or the analyses relating to the small cap semi vendors more heavily than the other.

Deutsche Bank noted that Audience had a cash balance of approximately $44 million as of March 31, 2015, but that, based upon Audience management projections, that amount would decline by approximately $11 million (or approximately $0.42 per share) by the time of closing of the offer and the merger. Deutsche Bank also noted that, based upon Audience management’s projections, Audience would need to raise approximately $20 million in additional equity if it were to continue to operate on a standalone basis and that any such equity issuance would be expected to dilute the implied share prices described above.

Selected Transactions Analysis—Audience

Deutsche Bank reviewed publicly available information relating to the 11 acquisition transactions in the semiconductor industry announced since July 2012 with transaction enterprise values between $50 million and

$608 million described in the table below. Although none of the selected transactions is directly comparable to the offer and the merger, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be consideration similar to the offer and the merger.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiple of the target’s transaction enterprise value to its last twelve months, which we refer to as “LTM”, revenue and revenue for the next twelve months, which we refer to as “NTM”, following the announcement of the applicable transaction. Deutsche Bank also calculated the same multiples for Audience based upon the implied value of the initial merger consideration of $5.00 per share and management’s projections for Audience.

The results of this analysis are summarized as follows:

Date Announced	Target	Acquirer	EV as a Multiple of
			LTM Revenue	NTM Revenue
02/25/15	Emulex Corp.	Avago Technologies Ltd.	1.4x	1.5x
02/03/15	Entropic Communications, Inc.	MaxLinear, Inc.	0.9x	1.1x
01/27/15	Silicon Image Inc.	Lattice Semiconductor Corporation	1.8x	1.9x
08/22/14	Peregrine Semiconductor Corp.	Murata Manufacturing Co.	2.1x	2.6x
07/01/14	Tilera Corporation	EZChip Semiconductor Ltd.	1.8x	1.4x
04/29/14	Wolfson Microelectronics plc	Cirrus Logic, Inc.	2.9x	2.2x
11/05/13	Mindspeed Technologies Inc.	M/A-COM Technology Solutions Holdings Inc.	1.8x	1.8x
09/04/13	Renesas Electronics Corp. (LTE-Related Assets)	Broadcom Corp.	0.7x	0.8x
11/05/12	Amalfi Semiconductor, Inc.	RF Micro Devices, Inc.	N/A	1.2x
07/27/12	AuthenTec Inc.	Apple Inc.	4.7x	4.1x
07/17/12	CSR plc (Handset Connectivity and Location Development Operations and Technology)	Samsung Electronics Co. Ltd.	0.3x	0.3x

Selected Transactions
		High	4.7x	4.1x
		Mean	1.9x	1.7x
		Median	1.8x	1.5x
		Low (excluding where not meaningful)	0.3x	0.3x

Proposed Merger at $5.00
		Audience	0.8x	1.0x

Based in part upon the multiples of the selected transactions described above, as well as publicly available information relating to EBIT margin and revenue growth for Audience and the target companies which participated in such transactions, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied values per share of Audience common stock by applying multiples of 0.9x to 1.8x to Audience management estimates of the last twelve months revenue, resulting in a range of implied value of approximately $5.59 to $9.34 per share. Deutsche Bank also calculated a range of estimated implied values per share of Audience common stock by applying multiples of 1.1x to 1.9x to Audience management estimates of 2015 revenue, resulting in a range of implied value of approximately $5.46 to $8.10 per share. Deutsche Bank noted that Audience had a cash balance of approximately $44 million as of March 31, 2015, but that, based upon Audience management projections, that amount would decline by approximately $11 million (or approximately $0.42 per share) by the time of closing of the offer and the merger. Deutsche Bank also noted that, based upon Audience management’s projections, Audience would need to raise approximately $20 million in additional equity if it were to continue to operate on a standalone basis and that any such equity issuance would be expected to dilute the implied share prices described above. In addition, Deutsche Bank noted that the selected transactions analysis was of more limited utility than the other analyses presented by Deutsche Bank because none of the target companies had the same operational and financial profile as Audience (in particular because of Audience’s significant declines in revenue, large operating losses and need to raise additional capital).

Discounted Cash Flow Analysis—Audience

Deutsche Bank performed a discounted cash flow analysis of Audience using financial forecasts and other information and data provided by Audience’s management, including a cash balance of approximately $44 million as of March 31, 2015, to calculate a range of implied net present values per share of Audience common stock as of March 31, 2015.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 15.0% to 17.0% to (i) Audience’s management estimates of after-tax unlevered free cash flows for the period from March 31, 2015 through December 31, 2019, using the mid-year convention and (ii) estimated terminal values using a range of perpetuity growth rates of 3.0% to 5.0%. Deutsche Bank derived the foregoing range of discount rates by utilizing a weighed average cost of capital analysis based on certain financial metrics, including market risk premium and size premium for Audience and betas for Audience and the selected companies with Apple/Samsung concentration and selected small cap semi vendors described above. Deutsche Bank performed the discounted cash flow analysis on Audience common stock both without taking into account any additional equity financing and taking into account the dilutive impact of raising an additional $20 million in equity at discounts of 15%, 30% and 45% to the closing price of the Audience common stock of $5.53 per share on April 28, 2015. Deutsche Bank derived its range of equity discounts taking into account the range of discounts observed on recent PIPE offerings and, with guidance from management and the Audience board of directors, that the price of Audience common stock would likely decline significantly following announcement of updated guidance.

This analysis resulted in a range of implied present values per share of Audience common stock, without taking into account any additional equity financing, of approximately $4.38 to $6.20 per share. Deutsche Bank noted that this resulted in a range of implied terminal FY+1 revenue multiples of 0.7x to 1.0x. Taking into account the issuance of an additional $20 million in equity, this analysis resulted in ranged of implied present values per share of Audience common stock of (i) approximately $3.76 to $5.33 per share assuming the additional equity is raised at a 15% discount to the current stock price, (ii) approximately $3.65 to $5.18 per share assuming the additional equity is raised at a 30% discount to the current stock price and (iii) approximately $3.50 to $4.95 per share assuming the additional equity is raised at a 45% discount to the current stock price.

Historical Trading Analysis—Knowles

Deutsche Bank reviewed the historical closing prices for shares of Knowles common stock during the period beginning on March 3, 2014, the date on which Knowles’ began trading “regular-way” on the New York Stock Exchange under the symbol “KN” following its separation from Dover Corporation, and ended April 28, 2015, the last trading day prior to the date of the merger agreement, which ranged from a low of $17.91 per share on February 17, 2015 to a high of $33.54 per share on August 26, 2014.

Deutsche Bank noted that the closing price for Knowles common on April 28, 2015 was $19.56 per share. Deutsche Bank noted that the average trading volume for the Knowles common stock over the 52-week period ended April 28, 2015 was approximately 1.4 million shares with a value of approximately $33.6 million. Deutsche Bank also noted that, taking into account the closing price of $19.56 per share of Knowles common stock on April 28, 2015, approximately 3.3 million shares of Knowles common stock would be issued in the offer and the merger, representing approximately 4% of the outstanding Knowles common stock and approximately 2.1 days of trading volume based upon the average daily trading volume of the Knowles common stock for the prior three-month period.

Analyst Price Targets—Knowles

Deutsche Bank reviewed the stock price targets for shares of Knowles common stock in eight publicly available research analysts’ reports published on April 15, 2015, which indicated low and high stock price targets ranging from $15.00 to $29.00 per share.

The following table sets forth additional information with respect to these analyst reports:

Analyst	Date of Report	Price Target
Topeka	April 15, 2015	$23.00
Lake Street Capital	April 15, 2015	$23.00
JMP Securities	April 15, 2015	$27.00
Stephens	April 15, 2015	$21.00
Robert W. Baird	April 15, 2015	$23.00
CJS Securities	April 15, 2015	$29.00
Craig-Hallum	April 15, 2015	$23.00
FBR Capital Markets	April 15, 2015	$15.00
	Mean	$23.00
	Median	$23.00

Selected Public Companies Analysis—Knowles

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Knowles with corresponding financial information and valuation measurements for the following companies in the semiconductor industry:

•	AAC Technologies Holdings Inc.

•	Cirrus Logic, Inc.

•	Dialog Semiconductor plc

•	GoerTek Inc.

•	Himax Technologies, Inc.

•	InvenSense, Inc.

•	OmniVision Technologies Inc.

•	Silicon Image Inc.

Although none of the above selected companies is directly comparable to Knowles, the companies included were chosen because they are publicly traded companies with certain financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Knowles. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of Knowles and the selected companies on April 28, 2015, information contained in the most recent public filings of Knowles and the selected companies and analyst consensus estimates of 2015 and 2016 earnings before income and taxes and earnings per share, which are referred to in this document as “EBIT” and “EPS” respectively, Deutsche Bank calculated the multiples of enterprise value to 2015 and 2016 estimated EBIT and multiples of stock price as of April 28, 2015 to 2015 and 2016 estimated EPS, which we refer to in this document as “P/E multiples”, for Knowles and each of the selected companies. Deutsche Bank also calculated the multiple of enterprise value to 2015 estimated EBIT for Knowles based on Knowles’ management estimates.

Stock price information for Silicon Image Inc. was as of one day prior to the announcement of its acquisition by Lattice Semiconductor Corporation on February 3, 2015.

In addition, based upon the information described above, Deutsche Bank calculated estimated 2015 and 2016 gross margin, and estimated 2015 and 2016 EBIT margin for Knowles and each of the selected companies.

The results of this analysis are summarized as follows:

	EV/ EBIT (2015E)	P/E (2015E)	EV/ EBIT (2016E)	P/E (2016E)	Gross margin		EBIT Margin
					(2015E)	(2016E)	(2015E)	(2016E)
Selected Companies
AAC Technologies Holdings Inc.	13.5x	14.7x	11.7x	12.5x	41%	41%	29%	29%
Cirrus Logic, Inc.	12.1x	15.9x	12.2x	15.6x	48%	46%	19%	17%
Dialog Semiconductor plc	13.7x	18.0x	11.9x	14.7x	45%	45%	19%	20%
GoerTek Inc.	19.9x	23.8x	15.2x	17.9x	28%	29%	16%	17%
Himax Technologies, Inc.	11.9x	18.2x	9.0x	14.1x	25%	25%	9%	10%
InvenSense, Inc.	N/M	24.2x	24.3x	17.3x	49%	48%	6%	12%
OmniVision Technologies Inc.	10.3x	16.2x	N/M	12.4x	22%	N/A	7%	N/A
Silicon Image Inc.	28.8x	N/M	17.8x	N/M	60%	60%	5%	8%
Median	13.5x	18.0x	12.0x	14.7x	43%	45%	13%	17%

Knowles at $19.56 closing price on 4/28/15
Analyst Consensus Estimates	23.2x	24.0	11.9x	12.0x	29%	34%	8%	15%
Knowles Management Estimates	15.3x	N/A	N/A	N/A	-	N/A	-	N/A

A multiple was considered not meaningful if there were losses for the relevant period.

Additional Information

Deutsche Bank observed certain additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion but was noted for informational purposes. Specifically, Deutsche Bank performed an illustrative pro forma transaction analysis of the potential financial impact of the offer and the merger on Knowles assuming a June 30, 2015 closing date and using the implied value of the initial merger consideration of $5.00 per share, comprised of 50% cash and 50% Knowles common stock, Wall Street consensus estimates of 2016 earnings per share for Knowles and Audience’s 2016 estimates provided by Audience management. This analysis was performed with and without taking into account a $20 million pre-tax synergies estimate provided by management of Knowles, and approved for Deutsche Bank’s use by Audience. Deutsche Bank’s analysis indicated that the offer and the merger would be approximately 10% dilutive to Knowles on an earnings per share basis as compared to Knowles on a standalone basis for 2016 without taking into account such synergies and would be approximately 3% accretive to Knowles on an earnings per share basis as compared to Knowles on a standalone basis for 2016 after taking into account such synergies.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Audience, Knowles, the combined company or the offer and the merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Audience board of directors as to the fairness of the consideration to be paid to holders of Audience common stock (other than Knowles and its affiliates) pursuant to the merger agreement, from a financial point of view as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the managements of Audience and Knowles with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Audience or Knowles. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Audience or Knowles or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the offer and the merger, including the consideration, were determined through arm’s-length negotiations between Audience and Knowles and were approved by the Audience board of directors. Although Deutsche Bank provided advice to the Audience board of directors during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Audience board of directors. Deutsche Bank did not recommend any specific consideration to Audience or the Audience board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Deutsche Bank and its presentation to the Audience board of directors were among a number of factors taken into consideration by the Audience board of directors in making its determination to approve the merger agreement and the transactions contemplated thereunder.

THE OFFER

Purchaser is offering to purchase each outstanding share of Audience common stock for a combination of Knowles common stock and cash, subject to the terms and conditions described in this prospectus/offer to exchange and the related letter of transmittal. If the offer is completed, in exchange for each share of Audience common stock that you validly tender and do not validly withdraw, you will receive the offer consideration consisting of both: (i) $2.51 in cash, without interest, and (ii) a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer (the “closing date average price”), in each case subject to the adjustment procedures described in this prospectus/offer to exchange and the related letter of transmittal. Notwithstanding the foregoing, the closing date average price shall be no greater than $23.35 and no less than $18.16.

Knowles intends, as soon as possible after consummation of the offer, subject to the satisfaction or waiver of the conditions to the merger, to cause Purchaser to merge with and into Audience. The merger agreement provides that, then upon consummation of the merger, each then-outstanding share of Audience common stock held by persons other than Knowles or Purchaser and their subsidiaries, and stockholders of Audience who have properly preserved their appraisal rights, if any, under applicable law, will be converted into the right to receive the merger consideration. As a result of the merger, Audience will become a wholly owned subsidiary of Knowles.

The Purchaser’s obligation to accept tendered shares of Audience common stock and to deliver shares of Knowles common stock and cash in exchange for them is subject to the conditions referred to below under “—Conditions to the Offer,” including the minimum condition and other conditions that are discussed below.

Audience stockholders can call the Information Agent, Georgeson Inc., toll-free at (888) 497-9677 for answers to questions regarding the transaction.

Adjustment to the Offer Consideration

You will not receive any fractional shares of Knowles common stock in the offer. Instead, if you would otherwise be entitled to receive a fraction of a share of Knowles common stock in the offer, you will receive cash in an amount equal to such fraction multiplied by the closing date average price.

Between the date of the merger agreement and the date of consummation of the merger, if the number of outstanding shares of Audience or Knowles common stock are changed into a different number or class of shares by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date within said period, then the offer consideration will be appropriately adjusted to achieve the same economic effect as contemplated by the merger agreement prior to such event.

Sample Calculations of the Offer Consideration

The following table provides, for illustrational purposes only, sample calculations of the offer consideration on the basis of the formula described above assuming various closing date average prices and a value per share of Knowles common stock of $19.01, being the closing sales price per share of Knowles common stock on May 15, 2015. The actual closing date average price used to calculate the final offer consideration may be higher or lower than the examples provided below and will be subject to the collar described above.

Closing Date Average Price	Exchange Ratio (After Collar Adjustment)(1)	Value of the Stock Portion of the Offer Consideration	Cash Portion of the Offer Consideration	Day One Value of Total Offer Consideration
$18.00 (below collar)	0.13767x	$2.62	$2.51	$5.13
$19.00	0.13158x	$2.50	$2.51	$5.01
$20.00	0.12500x	$2.38	$2.51	$4.89
$21.00	0.11905x	$2.26	$2.51	$4.77
$22.00	0.11364x	$2.16	$2.51	$4.67
$23.00	0.10870x	$2.07	$2.51	$4.58
$24.00 (above collar)	0.10707x	$2.04	$2.51	$4.55

(1)	Cash will be issued in lieu of any fraction of a share of Knowles common stock issuable as a result of the exchange ratio.

For example, assuming that you hold 5,000 shares of Audience common stock, and the closing date average price for Knowles common stock is $20.00 per share, then, if you decide to tender your shares in the offer, you will receive $12,550 in cash and 625 shares of Knowles common stock, as follows:

•	The cash portion of the offer consideration will be $2.51 per share multiplied by 5,000 shares, or $12,550.

•	The stock portion of the offer consideration will be $2.50 per share divided by the $20.00 per share closing date average price, or 0.125 shares of Knowles common stock per share of Audience common stock, multiplied by 5,000 shares, or 625 shares of Knowles common stock.

The exchange ratio will be fixed at the close of business on the second trading day prior to the expiration date of the offer. Knowles will announce the number of shares of Knowles common stock to be exchanged for each Audience share by issuing a press release no later than 9:00 a.m., Eastern time, on the trading day prior to the final expiration date. For example, Knowles will announce, by issuing a press release no later than 9:00 a.m., Eastern time, on June 29, 2015, the number of shares of Knowles common stock to be received in exchange for each Audience share if the offer expires at 12:00 midnight, Eastern time, at the end of June 30, 2015. If the offer is extended, Knowles will recalculate this information based on the later expected final expiration date and announce the new exchange ratio in a similar manner. Audience stockholders can call the Information Agent, Georgeson Inc., toll-free at (888) 497-9677 for answers to questions regarding the calculation of the exchange ratio.

Fees and Commissions Payable in Connection with the Offer

If you are the record owner of your shares of Audience common stock and you tender your shares of Audience common stock directly to the Depositary, you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. If you own your shares of Audience common stock through a broker, dealer, bank, trust company or other nominee and your broker, dealer, bank, trust company or other nominee tenders the shares of Audience common stock on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. Except as otherwise provided in the instructions to the letter of transmittal, the Purchaser will pay transfer taxes, if any, on the purchase of Audience common stock pursuant to the Purchaser’s offer. However, as set forth in the instructions to the letter of transmittal, under certain circumstances you may be required to pay such transfer taxes and the Purchaser may deduct these taxes from the consideration otherwise payable to you.

Stockholder List

Audience has provided Purchaser with a list and security position listings of Audience’s stockholders for the purpose of enabling Purchaser to communicate with and distribute this prospectus/offer to exchange to holders of shares of Audience common stock. Purchaser will send this prospectus/offer to exchange, the related letter of transmittal and other relevant materials to record holders of shares of Audience common stock and Purchaser will also furnish such materials to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Audience’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Audience common stock.

Timing of the Offer; Extension

The offer is scheduled to expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on Tuesday, June 30, 2015. However, subject to Knowles’ (and Audience’s) termination rights under the merger agreement: (1) if, at any time as of which the offer is scheduled to expire, any condition to the offer has not been satisfied or waived, we are required to extend the offer on one or more occasions for additional successive periods of up to 10 business days per extension (but not beyond July 31, 2015, as such date may be extended to September 1, 2015 in certain circumstances); and (2) we are required to extend the offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the offer. As used herein, the term “expiration time” means 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on June 30, 2015, unless the offer is extended, in which case the term “expiration time” means the latest time and date on which the offer, as so extended, expires.

Purchaser may at any time increase the consideration to be paid for each share of Audience common stock in the offer and may, subject to applicable law, at any time waive or make any other changes to the terms and conditions of the offer except that, without the prior written consent of Audience:

•	the minimum condition may not be amended or waived;

•	the following additional conditions may not be amended or waived: (1) the registration statement of which this prospectus/offer to exchange is a part shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC or a proceeding for that purpose or a similar proceeding in respect thereof have been initiated or threatened in writing by the SEC, and (2) the shares of Knowles common stock to be issued as part of the offer consideration shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

•	no change may be made to the offer that (1) changes the form of consideration to be delivered by Purchaser pursuant to the offer, (2) decreases any component of the offer consideration, (3) decreases the number of shares of Audience common stock to be purchased by Purchaser in the offer, (4) imposes additional conditions or modifies the existing offer conditions in a manner adverse to Audience stockholders or (5) except as provided above, extends the expiration time of the offer.

Purchaser will follow any extension, termination or amendment of the offer, as promptly as practicable, with a public announcement thereof. In the case of an extension of the offer, Purchaser will make an announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration time of the offer. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

If Purchaser makes a material change in the terms of the offer, Purchaser will distribute additional offer materials and extend the offer to the extent required by applicable law. The minimum period during which the offer must remain open following such a change will depend upon the relative materiality of the changed terms. However, with respect to a change in price or a change in the percentage of securities sought, Purchaser must keep the offer open for at least 10 business days from the date materials disclosing such change are made available to Audience stockholders.

No subsequent offering period will be available pursuant to the offer.

In no event will interest be paid on the cash component of the offer consideration, regardless of any extension of or amendment to the offer.

Procedures for Tendering Shares of Audience Common Stock in the Offer

Valid Tender

For an Audience stockholder to validly tender shares of Audience common stock in the offer, prior to the expiration time of the offer:

•	each certificate representing the tendered shares, together with the letter of transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under “—Signature Guarantees”) and any other documents required by the letter of transmittal, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to exchange prior to the expiration time of the offer;

•	in the case of a tender effected pursuant to the book-entry transfer procedures described below under “—Book-Entry Transfer,” (i) either the letter of transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under “—Signature Guarantees”), or an agent’s message (as described below under “—Book-Entry Transfer”), and any other documents required by the letter of transmittal, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to exchange prior to the expiration time of the offer, and (ii) the shares of Audience common stock to be tendered must be delivered pursuant to the book-entry transfer procedures described below under “—Book-Entry Transfer” and a book-entry confirmation (as described below under “—Book-Entry Transfer”) must be received by the Depositary prior to the expiration time of the offer; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery” prior to the expiration time of the offer.

Stockholders must use one of these methods to validly tender shares of Audience common stock in the offer. The valid tender of shares of Audience common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms of and subject to the conditions to the offer.

The method of delivery of shares of Audience common stock to be tendered in the offer, the letter of transmittal and all other required documents, including delivery through the book-entry transfer facility described below, is at the election and risk of the tendering stockholder. Shares of Audience common stock to be tendered in the offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation described below). If delivery of shares of Audience common stock is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will notify Depositary Trust Company (the book-entry transfer facility) to establish an account with respect to the shares of Audience common stock for purposes of the offer as promptly as practicable after the date of this prospectus/offer to exchange. Any financial institution that is a participant of the book-entry transfer facility’s system may effect a book-entry delivery of shares of Audience common stock in the offer by causing the book-entry transfer facility to transfer such shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility is sometimes referred to in this prospectus/offer to exchange as a book-entry confirmation. The term “agent’s message” as used in this prospectus/offer to exchange means a message, transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that (1) the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares of Audience common stock that such participant has received, the letter of transmittal, (2) the participant agrees to be bound by the terms of the letter of transmittal, and (3) Purchaser may enforce such agreement against such participant.

Although delivery of shares of Audience common stock may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the letter of transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under “—Signature Guarantees”), or an agent’s message (as described above), and any other required documents, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to exchange prior to the expiration time of the offer to effect a valid tender of shares by book-entry.

Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the letter of transmittal that is being returned with shares of Audience common stock being tendered in the offer if (1) the letter of transmittal is signed by the registered holder(s) of the shares of Audience common stock tendered with such letter of transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such letter of transmittal, or (2) shares of Audience common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as eligible institutions in this prospectus/offer to exchange). A registered holder of shares of Audience common stock includes any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the letter of transmittal that is being returned with shares of Audience common stock being tendered in the offer must be guaranteed by an eligible institution. See Instructions 1 and 5 to the letter of transmittal enclosed with this prospectus/offer to exchange for more information. If certificates representing shares of Audience common stock being tendered in the offer are registered in the name of a person other than the signer of the letter of transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Audience common stock not being tendered or not accepted for exchange are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the letter of transmittal enclosed with this prospectus/offer to exchange for more information.

Guaranteed Delivery

If a stockholder desires to tender shares of Audience common stock in the offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under “—Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration time of the offer, such stockholder may tender such shares if all the following conditions are met:

•	the tender is made by or through an eligible institution (as described above under “—Signature Guarantees”);

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this prospectus/offer to exchange, is received by the Depositary at its addresses listed on the back cover of this prospectus/offer to exchange prior to the expiration time of the offer; and

•	either (1) the certificates representing tendered shares of Audience common stock being tendered in the offer, together with the letter of transmittal enclosed with this prospectus/offer to exchange (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “—Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this prospectus/offer to exchange within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “—Book-Entry Transfer,” (i) either the letter of transmittal enclosed with this prospectus/offer to exchange (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “—Signature Guarantees”), or an agent’s message (as described above under “—Book-Entry Transfer”), and any other required documents, is received by the Depositary at the address listed on the back cover of this prospectus/offer to exchange and (ii) such shares are delivered pursuant to the book-entry transfer procedures described above under “—Book-Entry Transfer” and a book-entry confirmation (as described above under “—Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which the New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by mail or facsimile transmission to the Depositary, and must include a guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the letter of transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Appointment of Attorney-in-Fact

By executing and returning the letter of transmittal (or a photocopy of it), or in the case of a book-entry transfer, by delivery of an agent’s message in lieu of the letter of transmittal as described above under “Book-Entry Transfer,” a stockholder tendering shares of Audience common stock in the offer will be irrevocably appointing designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner described in the letter of transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of Audience common stock being tendered by such stockholder and accepted for exchange by Purchaser and with respect to any and all other shares of Audience common stock or securities issued or issuable in respect of such tendered shares on or after the date of this prospectus/offer to exchange. All such proxies will be considered coupled with an interest in the shares of Audience common stock being tendered. Such appointment will be effective when, and only to the extent that, Purchaser accepts for exchange the shares of Audience common stock being tendered by such stockholder as provided in this prospectus/offer to exchange. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Audience common stock will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Audience common stock in respect of any annual, special or adjourned meeting of Audience’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for shares of Audience common stock to be deemed validly tendered, immediately upon Purchaser’s acceptance for exchange of such shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such shares, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Audience common stock in the offer will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of shares of Audience common stock determined by it not to be in proper form or the acceptance for exchange of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right, subject to applicable law, to waive any defect or irregularity in the tender of any shares of Audience common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Audience common stock in the offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Knowles, Audience, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to any rights of Audience under the merger agreement, Purchaser’s interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto and any other documents related to the offer) will be final and binding.

Withdrawal Rights

Except as otherwise provided in this section, tenders of shares of Audience common stock in the offer are irrevocable. Shares of Audience common stock that are tendered in the offer may be withdrawn pursuant to the procedures described below at any time prior to the expiration time of the offer, as it may be extended. Further, if Purchaser has not accepted your shares for exchange by July 18, 2015, you can withdraw them at any time after that date. Once Purchaser accepts your tendered shares for exchange upon the expiration of the offer, however, you will no longer be able to withdraw them.

For a withdrawal of shares of Audience common stock previously tendered in the offer to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the expiration time at one of its addresses listed on the back cover of this prospectus/offer to exchange, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an eligible institution, any and all signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been tendered pursuant to the book-entry transfer procedures described above, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Purchaser will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, which decision will be final and binding. Neither Knowles nor Purchaser, nor

Audience, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of Audience common stock may not be rescinded. Any shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to the expiration time of the offer (as it may be extended) by following one of the procedures for tendering described above.

Acceptance for Exchange of Audience Stock; Delivery of Cash and Knowles Common Stock

On the terms of and subject to the conditions to the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the offer, Purchaser will accept for exchange, and will deliver consideration for, all shares of Audience common stock validly tendered to Purchaser in the offer and not validly withdrawn prior to the expiration time of the offer. Subject to the terms of the merger agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for exchange of or the delivery of consideration for shares of Audience common stock that are tendered in the offer until all of the conditions to the consummation of the offer have been satisfied or waived, including the minimum condition. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, delivery of consideration for shares of Audience common stock that are accepted for exchange in the offer will be made only after timely receipt by the Depositary of:

•	the certificates representing such shares, together with the letter of transmittal enclosed with this prospectus/offer to exchange (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “—Signature Guarantees”); or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures as described above under “—Book-Entry Transfer” a book-entry confirmation and either the letter of transmittal enclosed with this prospectus/offer to exchange (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “—Signature Guarantees”) or an agent’s message, and any other required documents.

The cash and the Knowles common stock paid to any Audience stockholder in the offer will be the highest per share consideration paid to any other Audience stockholder in the offer.

For purposes of the offer, Purchaser will be deemed to have accepted for exchange, and thereby purchased, shares of Audience common stock that are validly tendered in the offer and not validly withdrawn prior to the expiration time of the offer (as it may be extended) as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for exchange of such shares. On the terms of and subject to the conditions to the offer, the delivery of consideration for shares of Audience common stock that are accepted for exchange in the offer will be made by deposit of the cash component with and delivery of the stock component to the Depositary, which will act as an agent for stockholders tendering shares in the offer for the purpose of receiving the offer consideration from Purchaser and transmitting payment to such stockholders whose shares of Audience common stock have been accepted for exchange in the offer.

If Purchaser is delayed in its acceptance for exchange of, or delivery of consideration for, shares of Audience common stock that are tendered in the offer, or is unable to accept for exchange, or pay for, shares that are tendered in the offer for any reason, then, without prejudice to Purchaser’s rights under the offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the merger agreement), the Depositary may, nevertheless, on behalf of Purchaser, retain shares of Audience common stock that are tendered in the offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described above under “—Withdrawal Rights” or as otherwise contemplated by federal securities laws.

If any shares of Audience common stock that are tendered in the offer are not accepted for exchange pursuant to the terms and conditions of the offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the book-entry transfer facility), in each case, promptly after the expiration or termination of the offer.

Purpose of the Transaction; Plans for Audience; The Merger; Appraisal Rights

Purpose of the Transaction

The purpose of the transaction is to enable Knowles to acquire the entire equity interest in, and thus control of, Audience. The offer, as the first step in the acquisition of Audience, is intended to facilitate the acquisition of all of the outstanding shares of Audience common stock or, if fewer than all of the outstanding shares of Audience common stock are tendered and not validly withdrawn prior to the expiration time of the offer, such lesser number of shares of Audience common stock, subject to the conditions to the offer described below under “—Conditions to the Offer.”

Following the purchase by Purchaser of shares of Audience common stock sufficient to satisfy the requirements under Delaware law to effect a short-form merger, and subject to the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, Purchaser will be merged with and into Audience, with Audience surviving the merger as a wholly owned subsidiary of Knowles. As a result of the merger, each then-outstanding share of Audience common stock held by persons other than Knowles or Purchaser and their subsidiaries, and stockholders of Audience who have properly preserved their appraisal rights, if any, under applicable law, will be converted into the right to receive the merger consideration, which will be equivalent to the consideration provided to Audience stockholders who participate in the offer. If the merger is completed, Knowles’ common equity interest in Audience would increase to 100% and Knowles would be entitled to all benefits resulting from that interest. These benefits include complete control of management with regard to the future conduct of Audience’s business and any increase in its value. Similarly, Knowles also will bear the risk of any losses incurred in the operation of Audience and any decrease in its value.

Stockholders of Audience who tender their shares of Audience common stock in the offer will cease to have any equity interest in Audience and will not participate in its earnings or any future growth (except indirectly through ownership of Knowles common stock received in the offer). If the merger is completed, the stockholders who have not tendered their shares of Audience common stock in the offer will cease to have an equity interest in Audience and will not participate in its earnings or any future growth (except indirectly through ownership of Knowles common stock received in the merger). Similarly, the stockholders of Audience will not bear the risk of any decrease in the value of Audience common stock after tendering their shares of Audience common stock in the offer or having their shares of Audience common stock converted in the merger (except indirectly through ownership of Knowles common stock received in the offer or the merger).

Plans for Audience

If Purchaser purchases the shares of Audience common stock that are tendered in the offer, subject to meeting the short-form merger threshold and satisfaction or waiver of the other conditions of the offer and the merger, Knowles intends to merge Purchaser with and into Audience. As a result of the merger, Audience will become a wholly owned subsidiary of Knowles and Knowles will control Audience.

As a consequence of the merger, Audience’s certificate of incorporation and bylaws will be replaced with those of Purchaser and Knowles may further amend those documents. The merger agreement also provides that the directors and officers of Purchaser at the consummation of the merger will, from and after the consummation of the merger, be the initial directors and officers, respectively, of Audience, as the surviving corporation. Knowles may change the officers or directors of Audience at any time after the consummation of the merger.

Knowles intends to continue to review Audience’s assets, corporate structure, operations, properties, policies, management and personnel and, subject to the terms of the merger agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to effect such changes as it deems desirable, although, except as disclosed in this prospectus/offer to exchange, Knowles has no current plans with respect to any such matters.

Following consummation of the offer and the merger, Knowles intends to integrate Audience’s operations with those of Knowles under the direction of Knowles management.

Except as otherwise disclosed in this prospectus/offer to exchange, Knowles does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, or any material changes in Audience’s corporate structure or business.

The Merger

If the offer is consummated, Knowles is not required to and will not seek the approval of Audience’s remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if Knowles consummates the offer, it intends to effect the closing of the merger without a vote of the Audience stockholders in accordance with Section 251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available to the holders of Audience shares in connection with the offer. However, if the merger is consummated, the holders of Audience shares immediately prior to the effective time of the merger who (1) did not tender Audience shares in the offer; (2) follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the court and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Audience shares could be based upon considerations other than, or in addition to, the price paid in the offer and the market value of such shares. Holders of Audience shares should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the merger. Moreover, Knowles and Audience may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Audience shares is less than such amount.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if an Audience stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•	within the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9, deliver to Audience a written demand for appraisal of Audience shares held, which demand must reasonably inform Audience of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender Audience shares in the offer; and

•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective time of the merger.

This does not purport to be a complete statement of the procedures to be followed by Audience stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL is included as Annex D to this prospectus/offer to exchange.

“Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to the offer in which the Purchaser seeks to acquire the remaining shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer.

Conditions to the Offer

Notwithstanding any other provision of the offer or the merger agreement to the contrary, Purchaser will not be required to accept for exchange or deliver consideration for, and may delay the acceptance for exchange or the delivery of consideration for, any tendered shares of Audience common stock, if the minimum condition has not been satisfied by midnight (one minute after 11:59 p.m.), Eastern Time, on the expiration date of the offer, taking into account any extensions made, or if any of the following additional conditions shall not be satisfied or have been waived in writing by Knowles:

(1)	all approvals, authorizations and consents of any governmental entity required to consummate the purchase of Audience shares pursuant to the transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated;

(2)	no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

(3)	the representations and warranties of Audience with respect to its capital stock shall have been true and correct as of the date of the merger agreement and at and as of the expiration of the offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies of such representations and warranties;

(4)	the representation and warranty of Audience with respect to the absence of certain changes or events shall have been true and correct in all respects as of the date of the merger agreement and at and as of the expiration of the offer, as if made at and as of such time;

(5)	the representations and warranties of Audience with respect to organization, standing and power, authority, the absence of conflicts, consents and approvals, brokers, takeover statutes and the fairness opinion shall have been true and correct in all material respects as of the date of the merger agreement and at and as of the expiration of the offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(6)	any of the other representations and warranties of Audience set forth in the merger agreement shall have been true and correct as of the date of the merger agreement and at and as of the expiration of the offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranty to be so true and correct (without giving effect to any qualification as to materiality, material adverse effect or similar qualification set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

(7)	Audience shall have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the expiration time of the offer;

(8)	since the date of the merger agreement, there shall not have been any condition, event, change, circumstance, effect, state of facts or development that, individually or in the aggregate, has had a material adverse effect that is continuing as of the expiration time of the offer;

(9)	Knowles shall have received a certificate signed on behalf of Audience by an executive officer of Audience, dated as of the date of the expiration time, certifying that the conditions set forth in (3) through (8) above have been duly satisfied;

(10)	a court or other governmental entity of competent jurisdiction shall not have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect that, individually or in the aggregate (i) requires a burdensome action (as defined in the merger agreement) or (ii) has or could reasonably be expected to materially diminish the expected benefits of the merger to Knowles and its subsidiaries;

(11)	no action shall have been commenced and be pending by any governmental entity of competent jurisdiction wherein a judgment could, individually or in the aggregate with other such judgments, have or reasonably be expected to (i) restrain, enjoin or otherwise prohibit or make illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement or (ii) have any of the effects referred to in (10) above;

(12)	the registration statement of which this prospectus/offer to exchange forms a part shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC or a proceeding for that purpose nor a similar proceeding in respect thereof shall have been initiated or threatened in writing by the SEC;

(13)	at least five of the six employment arrangements (as such term is defined in the merger agreement) shall be in full force and effect (subject to the applicable employee’s death or incapacity), and no more than one of the employee signatories thereto shall have resigned (or given any notice of resignation) with respect to such signatories’ employment with Audience or any of its subsidiaries; and

(14)	the shares of Knowles common stock to be issued in the offer and the merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, or be exempt from such requirement under applicable laws, regulations, or rules of the New York Stock Exchange (provided that Knowles filed with the New York Stock Exchange a supplemental listing application or such other form required by the New York Stock Exchange).

The term “material adverse effect” means any condition, event, change, circumstance, effect or state of facts that, either individually or in the aggregate, and whether or not a breach of any representation or warranty contained in the merger agreement, (i) has had, or would reasonably be expected to have, a material and adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Knowles or Audience, as applicable, and its subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a material adverse effect has occurred under this clause (i): (1) general changes, trends or developments in any of the industries in which such party or any of its subsidiaries operates, (2) changes in general economic, business, regulatory, political or market conditions or in national or global financial markets, (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, earthquakes, hurricanes, tsunamis, tornadoes, blizzards, floods, mudslides, wild fires, other natural disasters or acts of God or other force majeure events, (4) any decline in market price, or change in trading volume, of the capital stock of such party or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a material adverse effect if such underlying cause is not otherwise excluded from consideration pursuant to this definition); (5) changes in any applicable laws or United States generally accepted accounting principles or the official interpretation by a governmental entity thereof; or (6) any specific action taken by Audience: (A) at the express written direction of Knowles or the Purchaser as long as such action was taken in a manner consistent with such direction; or (B) that is required to be so taken by the terms of the merger agreement as long as such action was taken in a manner consistent with such requirement (it being understood this clause shall not include any action or inaction by Audience that is pursuant to any of the covenants and obligations of Audience in the merger agreement relating to the conduct of its business or that is conducted in the ordinary course of business), but in the case of each of clauses (1) through (3) or (5) above, only to the extent such event has not and does not, individually or in the aggregate, disproportionately impact such party and its subsidiaries relative to other participants in the industries in which such party or its subsidiaries operate, or (ii) prevents or materially impedes such party’s ability to consummate the transactions contemplated by the merger agreement.

Regulatory Matters

Except as described below, based on information provided by Audience, neither Knowles nor Audience is aware of any governmental license or regulatory permit that appears to be material to the business of Audience that might be adversely affected by the acquisition of shares of Audience common stock in connection with the offer or the merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Audience common stock by Purchaser in connection with the offer or the merger. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought, except as described below under “—State Takeover Statutes.” While, except as otherwise described in this prospectus/offer to exchange, Purchaser does not currently intend to delay the acceptance for exchange of, or payment for, shares of Audience common stock that are tendered in the offer pending the outcome of any such matter, there can be no assurance that (a) any such approval or other action, if needed, would be obtained (with or without substantial conditions), (b) failure to obtain any such approval or other action might not result in consequences adverse to Audience’s business or (c) certain parts of Audience’s or Knowles’, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for exchange shares of Audience common stock that are tendered in the offer.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Audience, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this prospectus/offer to exchange, it is not known whether any of these laws will, by their terms, apply to the offer or the merger and Purchaser has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the offer or the merger, it is believed that there are reasonable bases for contesting such laws. Audience has represented to Knowles that no such laws apply to the offer or the merger.

Antitrust

Under the Korean Monopoly Regulation and Fair Trade Act (the “Korean Antitrust Laws”), the offer and the merger cannot be completed until Knowles receives the required approvals thereunder. Pursuant to the requirements of the Korean Antitrust Laws, Knowles filed a Business Combination Report with the Korea Fair Trade Commission on May 12, 2015. On June 10, 2015, Knowles received notification from the Korea Fair Trade Commission concluding that the offer and the merger do not violate the Korean Antitrust Laws.

At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the Korean Antitrust Laws, the Korea Fair Trade Commission could take such action under as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the Korean Antitrust Laws, any state or foreign regulatory body could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Certain Legal Proceedings

On May 15, 2015, a lawsuit captioned Hall v. Audience, Inc., et al. (Case No. 1-15-CV-280778) (“Hall”) was filed in the Superior Court of California, Santa Clara County. The suit is a purported class action brought on behalf of the stockholders of Audience against Audience, the members of its board of directors, Knowles and Purchaser. The suit alleges that the members of Audience’s board of directors breached their fiduciary duties to Audience stockholders in connection with the proposed transaction, and that Audience and Knowles aided and abetted these alleged violations. The complaint seeks to enjoin the transaction. The plaintiff also seeks attorneys’ and other fees and costs, in addition to other relief.

On May 20, 2015, another purported class action lawsuit brought on behalf of the stockholders of Audience captioned Mohamadi v. Gyani et al. (Case No. 1-15-CV-280931) (“Mohamadi”) was filed in the Superior Court of California, Santa Clara County against the members of Audience’s board of directors, Knowles and Purchaser. Similar to Hall, the suit alleges that the members of Audience’s board of directors breached their fiduciary duties to Audience stockholders in connection with the proposed transaction, and that Knowles and Purchaser aided and abetted these alleged violations. The plaintiff also alleges that Audience failed to publicly disclose all material information about the proposed transaction and that the public disclosures filed by Audience in connection with the proposed transaction contain misleading information. The complaint seeks to enjoin the transaction or amend or enjoin the deal protection provisions of the merger agreement. The plaintiff also seeks an indeterminate amount of damages and attorneys’ and other fees and costs, in addition to other relief.

On May 22, May 27 and May 29, 2015, three substantially similar purported class action lawsuits were filed in the same court against the same defendants, captioned Kamentsev v. Audience, Inc., et al. (Case No. 1-15-CV-281063), De Souza v. Santos et al. (Case No. 1-15-CV-281131) and Malfatti v. Audience, Inc. et al. (Case

No. 1-15-CV-281241), respectively. Knowles, Purchaser and Audience believe that the plaintiff’s allegations in each of the five above-captioned actions are without merit.

On May 29, 2015, the parties to each of the five above-captioned actions filed an agreed Proposed Order and Stipulation Consolidating Actions, Designating Actions Complex and Appointing Interim Co-Lead Plaintiffs and Interim Co-Lead Counsel agreeing to consolidate each of such action and designating the Mohamadi complaint as the operative complaint for the consolidated action.

On June 10, 2015, the parties reached an agreement-in-principle providing for the settlement of the consolidated action on the terms and conditions set forth in a memorandum of understanding (the “MOU”). Pursuant to the terms of the MOU, without agreeing that any of the claims have merit or that any supplemental disclosure was required under any applicable statute, rule, regulation or law, Audience agreed to make certain supplemental and amended disclosures in its Solicitation/Recommendation Statement on Schedule 14D-9. The MOU further provides that following the successful completion of confirmatory discovery, among other things: (a) the parties to the MOU will enter into a definitive stipulation of settlement (the “Stipulation”) and will submit the Stipulation to the court for review and approval; (b) the Stipulation will provide for dismissal of the consolidated action; (c) the Stipulation will include a general release of defendants to the action and certain other persons or entities acting for or on behalf of any of them and each of them of claims relating to the transaction; and (d) the proposed settlement is conditioned on final approval by the court after notice to Audience stockholders. There can be no assurance that the settlement will be finalized or that the court will approve the settlement.

Certain Effects of the Offer

Market for the Shares of Audience Common Stock

The acceptance for exchange of shares of Audience common stock tendered in the offer will reduce the number of shares of Audience common stock that might otherwise trade publicly and also the number of holders of shares of Audience common stock. This could adversely affect the liquidity and market value of the remaining shares of Audience common stock held by the public.

NASDAQ Listing

Depending upon the number of shares of Audience common stock tendered to and accepted by Purchaser in the offer, the shares of Audience common stock may no longer meet the published guidelines for continued inclusion on the NASDAQ Global Select Market following consummation of the offer. According to the published guidelines, the shares would only meet the criteria for continued listing on the NASDAQ Global Select Market if Audience common stock has at least 400 stockholders (including both beneficial holders and holders of record) and a minimum bid price of $1 per share and meets at least one of the following requirements:

•	stockholders’ equity of at least $10 million, at least 750,000 publicly held shares, with a market value of at least $5 million, and at least two market makers; or

•	total market value of at least $50 million, at least 1,100,000 publicly held shares, with a market value of at least $15 million, and at least four market makers; or

•	total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the three most recently completed fiscal years, at least 1,100,000 publicly held shares, with a market value of at least $15 million, and at least four market makers.

If the NASDAQ Global Select Market ceased publishing quotations for the shares of Audience common stock, it is possible that the shares of Audience common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Audience common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Audience common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Knowles cannot predict whether the reduction in the number of shares of Audience common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Audience common stock or whether it would cause future market prices to be greater or lesser than the price Purchaser is offering.

Registration Under the Exchange Act

Shares of Audience common stock are currently registered under the Exchange Act. Audience can terminate that registration upon application to the SEC if the outstanding shares of Audience common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Audience common stock. Termination of registration of the shares of Audience common stock under the Exchange Act would reduce the information that Audience must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Audience common stock. In addition, if the shares of Audience common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Audience. Furthermore, the ability of affiliates of Audience and persons holding restricted securities of Audience to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Audience common stock under the Exchange Act were terminated, the shares would no longer be eligible for NASDAQ listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities,” which would make the shares ineligible to be collateral for margin loans by brokers.

Knowles expects to cause Audience to apply for termination of registration of the shares of Audience common stock under the Exchange Act as soon after the acceptance for exchange of shares of Audience common stock pursuant to the offer as the requirements for such termination are met. If the NASDAQ Global Select Market listing and the Exchange Act registration of the shares of Audience common stock are not terminated prior to the merger, then the shares of Audience common stock will be delisted from the NASDAQ Global Select Market and the registration of the shares of Audience common stock under the Exchange Act will be terminated following the consummation of the merger.

Margin Requirements

Shares of Audience common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Audience common stock.

Fees and Expenses

Purchaser has retained Georgeson Inc. to act as the Information Agent for the offer, and Computershare to serve as the Depositary for the offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The Information Agent may contact holders of Audience common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the offer to beneficial owners of Audience common stock.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Audience common stock in connection with the offer. Upon request, Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT OF THE TRANSACTION

Knowles will account for the offer and the merger under the acquisition method of accounting for business combinations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material U.S. federal income tax consequences of the offer and merger to beneficial owners of Audience common stock who receive shares of Knowles common stock and cash for their shares of Audience common stock in the offer or merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of Audience common stock in light of the beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation.

This summary addresses only beneficial owners of Audience common stock who hold their Audience common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Delaware law. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder that has a functional currency other than the U.S. dollar;

•	a corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this prospectus/offer to exchange, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion does not address the tax consequences to a beneficial owner of Audience common stock other than a beneficial owner that, for U.S. federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes)

created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source (a person described in (i)-(iv) hereinafter referred to as a “U.S. holder”).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Audience common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Audience common stock should consult such partner’s tax advisor.

Beneficial owners of Audience common stock other than a U.S. holder should consult with a tax advisor as to the specific tax consequences to them of the offer or merger.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A BENEFICIAL OWNER OF SHARES OF AUDIENCE COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER OR MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

General. A holder’s receipt of shares of Knowles common stock and cash for shares of Audience common stock pursuant to the offer or merger will be a taxable transaction for U.S. federal income tax purposes, and a holder who receives shares of Knowles common stock and cash in exchange for shares of Audience common stock in the offer or merger will recognize gain or loss equal to the difference, if any, between (a) the sum of (i) the fair market value of the shares of Knowles common stock (determined at the time the offer is consummated or the merger is effective, as the case may be) and (ii) the amount of cash received and (b) the holder’s adjusted tax basis in the shares exchanged for the right to receive the shares of Knowles common stock and cash in the offer or merger. Gain or loss will be determined separately for each block of shares of Audience common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for the shares is more than one year at the effective time of the offer or merger. Long-term capital gain recognized by a non-corporate holder generally is subject to tax at a reduced rate. There are limitations on the deductibility of capital losses.

A holder’s holding period in the shares of Knowles common stock received begins the day after shares of Audience common stock are exchanged for shares of Knowles common stock and cash. The holder’s basis in the Knowles common stock received will be equal to its fair market value at the time the offer is consummated or the merger is effective, as the case may be.

Tax on Net Investment Income. A 3.8% tax is imposed on the “net investment income” of certain individuals, trusts and estates if their income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” or (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed “net investment income” or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. For these purposes, “net investment income” generally will include any gain recognized on the receipt of the shares of Knowles common stock and cash for shares Audience common stock in the offer or merger.

Information Reporting and Backup Withholding. A holder may be subject to information reporting. In addition, all payments to which a holder would be entitled pursuant to the offer or merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (“TIN”) and certifies, under penalty of perjury, that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not otherwise establish an exemption should complete and sign an IRS Form W-9 to provide the information and certification necessary to avoid backup withholding and possible penalties. If a holder does not provide a correct TIN, the holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR BENEFICIAL OWNERS OF SHARES OF AUDIENCE COMMON STOCK. BENEFICIAL OWNERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE OFFER OR MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

No expert named in this prospectus/offer to exchange as having prepared or certified any part hereof or counsel named in this prospectus/offer to exchange as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of this prospectus/offer to exchange or that part of this prospectus/offer to exchange to which such preparation, certification or opinion relates, had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in Knowles or any of its subsidiaries or was connected with Knowles or any of its subsidiaries as a promoter, managing underwriter (or any principal underwriter), voting trustee, director, officer or employee.

As inducement to Knowles to enter into the merger agreement, each member of the Audience board of directors, certain members of Audience’s senior management and funds associated with Tallwood Venture Capital, a venture capital firm affiliated with one of Audience’s directors, have signed a Tender and Support Agreement, covering all of the shares of Audience common stock beneficially owned by such person, as well as any additional shares of which such person may become the beneficial owner. See “Other Agreements Related to the Transaction.” In addition, certain of Audience’s officers are expected to be employed by Knowles following the merger.

In addition, Knowles will continue in effect certain indemnification and insurance rights of the Audience directors and officers as described below in “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

The information contained in the Solicitation/Recommendation Statement on Schedule 14D-9 of Audience dated May 19, 2015, is incorporated herein by reference. Each material agreement, arrangement or understanding and any actual or potential conflict of interest between Audience or its affiliates and Audience’s executive officers, directors or affiliates, or between Audience or its affiliates and Knowles or Purchaser or their respective executive officers, directors or affiliates is incorporated herein by reference pursuant to the preceding sentence.

SOURCE AND AMOUNT OF FUNDS

The offer and merger are not conditioned upon any financing arrangements or contingencies. The maximum amount of cash payable in the offer is approximately $73.1 million, which is equal to $2.51 multiplied by 29,125,451 (which represents the number of shares of Audience common stock issued and outstanding as of May 15, 2015, plus the aggregate number of shares of Audience common stock issuable upon exercise and conversion of all outstanding stock options and restricted stock units as of such date). Knowles intends to use borrowings under the Credit Facilities described below and cash on hand to finance the cash portion of the offer and the merger, the costs and expenses related to the offer and the merger and the ongoing working capital and other general corporate purposes of the combined organization after consummation of the merger. Knowles expects that the funds available pursuant to the arrangements described above will be sufficient to complete the offer and the merger.

As described above, Knowles plans to finance a portion of the offer and the merger using funds drawn under its Amended and Restated Credit Agreement dated as of December 31, 2014, as amended on April 17, 2015 (the “Credit Agreement”), among Knowles and Knowles Luxembourg International S.à r.l., as borrowers, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for a $350.0 million five-year senior secured revolving credit facility, as well as a $300.0 million five-year senior secured term loan facility, which are referred to collectively as the “Credit Facilities.”

The Credit Facilities are secured by equity in certain subsidiaries of Knowles and include a requirement, to be tested quarterly, that Knowles maintains both (i) a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.25 to 1.0 and (ii) a maximum ratio of consolidated total indebtedness to consolidated EBITDA of 3.25 to 1.0. For these ratios, consolidated EBITDA and consolidated interest expense are calculated using the most recent four consecutive fiscal quarters in a manner defined in the Credit Agreement, subject to certain exceptions and carveouts described in the First Amendment to the Credit Agreement, which was entered into to facilitate Knowles’ ability to consummate the merger.

The interest rate under the Credit Facilities is variable based on LIBOR at the time of the borrowing and Knowles’ leverage as measured by a total indebtedness to consolidated EBITDA ratio. Based upon Knowles’ total indebtedness to consolidated EBITDA ratio, Knowles’ borrowing rate could range from LIBOR + 1.25% to LIBOR + 2.25%. In addition, a commitment fee accrues on the average daily unused portion of the revolving facility at a rate of 0.2% to 0.4%. The weighted-average interest rate for the Credit Facilities was 1.93% for the three months ended March 31, 2015, and the weighted-average commitment fee on the revolving line of credit was 0.30% for the three months ended March 31, 2015.

Knowles has the right to prepay borrowings under the Credit Facilities and to reduce the unutilized portion of the revolving facility, in each case, at any time without premium or penalty (except for Eurodollar breakage fees, if any). Knowles is required to prepay borrowings under the term facility with 100% of the net cash proceeds of sales or dispositions of assets or other property (including, among others, the proceeds of issuances of equity interests by subsidiaries), subject to certain reinvestment rights and other exceptions. Knowles has no current plan or arrangement to finance or repay the Credit Facilities.

THE MERGER AGREEMENT

Introduction

The following is a summary of certain material terms of the merger agreement. The following summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement attached as Annex A to this prospectus/offer to exchange and is incorporated herein by reference.

STOCKHOLDERS OF AUDIENCE ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE OFFER AND THE MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE OFFER AND THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

The merger agreement is attached to this prospectus/offer to exchange to provide additional information regarding the terms of the transactions described herein and is not intended to provide any other factual information or disclosure about Audience, Knowles or the Purchaser. The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to such agreement (except as to certain indemnification obligations), are subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules, were made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Audience’s public disclosures. Investors are not third-party beneficiaries under the merger agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Audience, Knowles or the Purchaser or any of their respective subsidiaries or affiliates.

The Offer

The merger agreement provides for the commencement of the offer by Purchaser as soon as reasonably practicable after the date of the merger agreement, but in no event later than the fifteenth business day after the date of the merger agreement (unless Audience is not prepared to file with the SEC the Schedule 14D-9). The obligation of Purchaser to accept for exchange and to deliver consideration for shares of Audience common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition and certain other conditions described in “The Offer—Conditions to the Offer.” The merger agreement provides that without the prior written consent of Audience, no change may be made to the offer that (1) changes the form of consideration to be delivered by Purchaser pursuant to the offer, (2) decreases any component of the offer consideration, (3) decreases the number of shares of Audience common stock to be purchased by Purchaser in the offer, (4) imposes additional conditions or modifies the existing offer conditions in a manner adverse to Audience stockholders or (5) except as provided below, extends the expiration time of the offer.

The offer is initially scheduled to expire 20 business days following the date of the commencement of the offer. Subject to Knowles’ (and Audience’s) termination rights under the merger agreement: (1) if, at any time as of which the offer is scheduled to expire, any condition to the offer has not been satisfied or waived, Purchaser is required to extend the offer on one or more occasions for additional successive periods of up to 10 business days per extension (but not beyond July 31, 2015, as such date may be extended under certain circumstances to September 1, 2015); and (2) Purchaser is required to extend the offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the offer.

The Merger

The merger agreement provides that, following the expiration of the offer, subject to the terms and conditions thereof, the Purchaser will be merged with and into Audience, and Audience will continue as the surviving corporation and a wholly owned subsidiary of Knowles.

Short-Form Merger

Delaware law permits the merger to occur without a vote of Audience stockholders if Purchaser were to acquire ownership of at least the amount of shares of each class of stock of Audience that would otherwise be required to approve the merger.

What Audience Stockholders will Receive in the Merger

If Purchaser obtains ownership of shares of Audience common stock representing the short-form merger threshold, then upon consummation of the merger, each then-outstanding share of Audience common stock held by persons other than Knowles, Purchaser or their respective subsidiaries, and stockholders of Audience who have properly preserved their appraisal rights, if any, under applicable law, will be converted into the right to receive: (i) $2.51 in cash, without interest, and (ii) a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer (the “closing date average price”), in each case subject to the adjustment procedures described in this prospectus/offer to exchange and the related letter of transmittal (collectively, the “merger consideration”). Notwithstanding the foregoing, the closing date average price will be no greater than $23.35 and no less than $18.16.

No fractional shares of Knowles common stock will be issued in connection with the merger. Instead, each Audience stockholder otherwise entitled to receive a fraction of a share of Knowles common stock in the merger will receive an additional cash amount equal to such fraction multiplied by the closing date average price.

Between the date of the merger agreement and the date of consummation of the merger, if the number of outstanding shares of Audience common stock or Knowles common stock are changed, as applicable, into a different number or class of shares by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date within said period, then the merger consideration will be appropriately adjusted to achieve the same economic outcome.

The merger agreement provides that as soon as practicable following the consummation of the merger, Knowles and the surviving corporation will cause Computershare to mail to each record holder of Audience common stock a letter of transmittal and instructions for use, which each remaining record holder can use to exchange Audience common stock certificates for the merger consideration described above and cash for any fractional share of Knowles common stock. Audience common stock certificates that are not delivered for exchange in the offer should not be surrendered for exchange by Audience stockholders before the consummation of the merger. After the consummation of the merger, transfers of Audience common stock will not be registered on the stock transfer books of Audience.

After the consummation of the merger, all previously outstanding shares of Audience common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Audience common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration described above and cash for any fractional share of Knowles common stock. Knowles will not pay dividends or other distributions on any shares of Knowles common stock to be issued in exchange for any Audience common stock certificate that is not surrendered until the Audience common stock certificate is surrendered as provided in the merger agreement.

Treatment of Audience Stock Options and Restricted Stock Units

Consideration for Stock Options

Pursuant to, and as further described in, the merger agreement, Knowles will not assume any options in connection with the merger or any other transactions contemplated by the merger agreement (with the exception of certain unvested options held by certain executive officers of Audience, which are listed on a schedule to the merger agreement).

At the effective time, each outstanding option to purchase Audience common stock that is outstanding immediately prior to the effective time but has an exercise price per share that exceeds the per share value (as defined below) will be cancelled for no consideration or payment (each, an “underwater option”). The term “per share value” means (x) the $2.51 cash portion of the offer consideration plus (y) the product of (1) the closing date average price (without any adjustment thereto pursuant to the application of the collar) multiplied by (2) the number of shares of Knowles common stock issued per share as the stock portion of the offer consideration.

Audience will cause, immediately prior to the effective time, each option to purchase Audience common stock that is not an underwater option or listed on a schedule to the merger agreement to vest in full (each, a “vested option”). At the effective time, each outstanding vested option will be cancelled and will only entitle the holder of such vested option to receive (without interest), as soon as reasonably practicable after the effective time, the merger consideration less the exercise price of such option and any applicable taxes. Fifty percent of the exercise price per share subject to a vested option will be deducted from each of the cash portion and the stock portion of the offer consideration, with the value of the stock portion for purposes of such deduction being equal to the closing date average price (without any adjustment thereto pursuant to the application of the collar), and fifty percent of all applicable taxes will be deducted from each of the cash portion and the stock portion of the offer consideration, with the value of the stock portion for purposes of such deduction being equal to an amount equal to the closing sale price for the Knowles common stock on the trading date prior to the first date when the Purchaser accepts any Audience common stock for the offer (without any adjustment thereto pursuant to the applications of the collar).

At the effective time, each option to acquire Audience common stock that is outstanding and unvested immediately prior to the effective time, other than an underwater option (each, an “unvested in-the-money option”), shall be converted into and become an option to purchase Knowles common stock, and Knowles will assume such unvested in-the-money option converted as provided in the merger agreement and the Audience option plan and option agreements underlying such unvested-in-the money options (each, an “assumed option”). From and after the effective time: (A) each assumed option may be exercised solely for shares of Knowles common stock; (B) the number of shares of Knowles common stock subject to each assumed option shall be determined by multiplying the number of shares of Audience common stock that were subject to such assumed option immediately prior to the effective time by a conversion ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Knowles common stock; (C) the per share exercise price for the shares of Knowles common stock issuable upon exercise of each assumed option shall be determined by dividing the per share exercise price of the Audience common stock subject to such assumed option, as in effect immediately prior to the effective time, by the conversion ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restrictions on the exercise of any assumed option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such assumed option shall otherwise remain unchanged as a result of the assumption of such assumed option. The “conversion ratio” means the fraction (rounded to the nearest 1/10,000) having a numerator equal to the per share value, and having a denominator equal to the closing date average price (without any adjustment thereto pursuant to application of the collar).

Consideration for Restricted Stock Units

Pursuant to, and as further described in, the merger agreement, each Audience restricted stock unit (“RSU”) that is outstanding and unvested immediately prior to the effective time (after giving effect to any vesting that is contingent upon the completion of the merger) will be converted into and become a right to receive a RSU with respect to Knowles common stock, and Knowles will assume such RSU award converted as provided below in accordance with substantially the same terms as those of the applicable RSU award and the agreement by which such RSU award is evidenced. All rights to receive shares of Audience common stock under assumed RSUs will thereupon be converted into rights to receive RSUs with respect to Knowles common stock. Accordingly, from and after the effective time: (A) each assumed RSU award may be settled solely in shares of Knowles common stock; (B) the number of shares of Knowles common stock subject to each assumed RSU award will be determined by multiplying the number of shares of Audience common stock that were subject to such assumed RSU award immediately prior to the effective time by the conversion ratio (as defined above), and rounding the resulting number down to the nearest whole number of shares of Knowles common stock; and (C) any performance and employment conditions and restrictions on the receipt of any assumed RSUs will continue in full force and effect and the term, vesting schedule and other provisions of such assumed RSUs will otherwise remain unchanged as a result of the assumption of such assumed RSUs.

Treatment of ESPP and 2011 Equity Plan

Prior to the termination of the effective time, Audience’s 2011 Employee Stock Purchase Plan (the “ESPP”), and each outstanding offering period then in progress, will terminate and each participant’s accumulated contributions to the ESPP will be used to purchase shares of Audience common stock as of such time in accordance with the terms of the ESPP (and any funds that remain in participants’ account after such purchase will be returned to the applicable participants).

At the effective time of the merger, Knowles will assume Audience’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”), following which Knowles will be entitled to grant equity awards, to the extent permissible under applicable law, using the share reserves of the 2011 Equity Plan as of the effective time of the merger (including any shares subsequently returned to such share reserves as a result of the termination of assumed options or assumed RSUs), except that: (i) shares covered by such awards will be shares of Knowles common stock; (ii) all references in the 2011 Equity Plan to a number of shares of Audience common stock will be deemed amended to refer instead to a number of shares of Audience common stock determined by multiplying the number of referenced shares of Audience common stock by the conversion ratio (as defined above), and rounding the resulting number down to the nearest whole number of shares of Knowles common stock; (iii) the compensation committee of Knowles’ board of directors will succeed to the authority and responsibility of the Audience board of directors or any committee thereof with respect to the administration of the 2011 Equity Plan; and (iv) the 2011 Equity Plan will be subject to administrative procedures consistent with those in effect under Knowles’ equity compensation plan.

Representations and Warranties

Audience made representations and warranties with respect to itself to Knowles and Purchaser in the merger agreement, relating to, among other things:

•	its and its subsidiaries’ due organization, valid existence and qualification to do business as foreign corporations and its ownership of equity interests in other entities;

•	its and its subsidiaries’ certificates of incorporation and bylaws;

•	its and its subsidiaries’ capitalization, including outstanding options, restricted stock units and indebtedness;

•	its authority to enter into, and the enforceability of, the merger agreement;

•	its board of directors meeting to adopt the merger agreement, approve and recommend the merger and complete the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, laws, regulations, judgments, organizational documents or certain contracts to which Audience or any of its subsidiaries is a party, in each case as a result of Audience entering into, or consummating the transactions contemplated by, the merger agreement;

•	the governmental, regulatory and stockholder approvals required to complete the merger;

•	SEC filings, internal controls and procedures and financial statements of Audience and its subsidiaries;

•	absence of undisclosed liabilities;

•	the accuracy of the information supplied by Audience in the Schedule 14D-9 and this prospectus/offer to exchange;

•	the absence of certain changes since December 31, 2014;

•	the absence of legal proceedings;

•	its compliance with legal requirements;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	tax matters;

•	its material contracts;

•	its insurance policies;

•	its real property, equipment and leases;

•	its intellectual property; information technology and software;

•	its material customers and suppliers;

•	transactions with affiliates;

•	the quality and safety of its products;

•	the financial advisory fees payable by it to its financial advisor;

•	the inapplicability of certain anti takeover statutes;

•	the fairness opinion received by its board of directors from its financial advisor;

•	the absence of false, misleading or incomplete information with respect to any material fact; and

•	compliance with Section 251(h) of the DCGL.

Each of Knowles and, as applicable, Purchaser made representations and warranties to Audience in the merger agreement, including representations relating to:

•	its due organization, valid existence and qualification to do business as foreign corporations;

•	its capitalization, including outstanding equity awards;

•	its authority to enter into, and the enforceability of, the merger agreement;

•	the absence of conflicts with, or violations of, laws, regulations, judgments, organizational documents or contracts to which Knowles or Purchaser is a party, in each case as a result of such party’s entering into, or consummation of the transactions contemplated by, the merger agreement;

•	the governmental, regulatory and stockholder approvals required to complete the merger;

•	the ownership and operations of Purchaser;

•	the accuracy of the information supplied by Knowles and Purchaser in the Schedule 14D-9 and this prospectus/offer to exchange;

•	the sufficiency of funds of Knowles to complete the transactions contemplated by the merger agreement;

•	the absence of any required vote or consent by Knowles stockholders to issue Knowles common stock in connection with the offer or the merger;

•	its SEC filings, internal controls and procedures and the financial statements of Knowles and its subsidiaries;

•	the absence of undisclosed liabilities;

•	the absence of legal proceedings;

•	compliance with legal requirements;

•	the absence of certain changes since December 31, 2014;

•	the distribution of Knowles common stock related to its separation from its former parent Dover Corporation; and

•	the financial advisory fees payable by it to its financial advisor.

Conduct of Business Pending the Merger

The merger agreement provides that, prior to consummation of the merger or the termination of the merger agreement:

•	subject to certain exceptions, upon reasonable prior notice, Audience will, and will cause its subsidiaries, officers and directors to, use its reasonable best efforts to cause its representatives (as defined below) to, afford to Knowles, Purchaser and their respective representatives reasonable access during normal business hours, consistent with applicable law, to Audience’s and its subsidiaries’, officers, employees, properties, offices, other facilities and books and records, and will make available to Knowles, Purchaser and their respective representatives all financial, operating and other data and information as Knowles, Purchaser and their respective representatives will reasonably request;

•	Audience will use commercially reasonable efforts to (i) conduct its business in the ordinary course of business consistent with past practice, (ii) preserve substantially intact its business organization, (iii) preserve its assets and properties in good repair and condition, (iv) preserve its current relationships with customers, suppliers, distributors and other persons with which it has material business relations, (v) maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses as are currently in effect and (vi) manage cash and working capital to continue to conduct its business in the ordinary course consistent with past practice;

•	Audience and Knowles will promptly notify each other of (i) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or is reasonably likely to result in any of the conditions to the merger not being satisfied or satisfaction of those conditions being materially delayed; and (ii) the receipt of any written communication received from any person alleging that a material consent of such person is or may be required in connection with the transactions contemplated by the merger agreement or from any governmental entity in connection with the transactions contemplated by the merger agreement; and

•	Audience will promptly provide notice and copies of all proceedings and correspondence to Knowles of any legal proceeding relating to any action against Audience, any of Audience’s subsidiaries, or any director or officer of Audience or any of its subsidiaries, by any Audience stockholder that relates to the merger agreement or the transactions contemplated thereby or relates to Audience’s existing stockholder litigation.

The merger agreement further provides that prior to the earlier of the consummation of the merger or the termination of the merger agreement, without the prior written consent of Knowles, subject to applicable law or as specifically required by the merger agreement, Audience must not, and must not permit any of its subsidiaries to, take any of the following actions:

•	amend or permit the adoption of any amendment to the charter or bylaws (or equivalent organizational documents);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	issue, grant, deliver, sell, pledge, dispose of or encumber any (i) shares of capital stock, except the issuance of Audience common stock pursuant to the exercise of Audience stock options or the settlement of Audience restricted stock units outstanding as of the date of the merger agreement, or the purchase of Audience common stock pursuant to the Audience employee stock purchase plan, in accordance with the terms of such instruments, (ii) other voting securities of, or equity interests in, Audience or any capital stock or voting securities of, or other equity interests in, any subsidiary of Audience, (iii) securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, Audience or any of its subsidiaries, (iv) right to acquire any shares of capital stock or voting securities of, or other equity interests in, Audience or any of its subsidiaries, (v) Audience stock equivalents or (vi) Audience voting debt, except grants of Audience stock options or Audience restricted stock units to new hires in the ordinary course of business consistent with past practice, including past practice with respect to vesting schedules provided that such grants to any individual do not exceed $50,000;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a subsidiary of Audience to Audience or to other wholly owned subsidiaries of Audience);

•	(i) modify the terms of, or otherwise pay (or fail to pay) accounts payable or (ii) modify the terms of, collect (or fail to collect) accounts receivable, in each case, in a manner other than in the ordinary course of business consistent with past practice;

•	adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests (except (i) in connection with the cashless exercises or similar transactions (including withholding of taxes) pursuant to the exercise of Audience stock options or the settlement of Audience restricted stock units outstanding as of the date of the merger agreement and (ii) pursuant to the exercise, vesting and/or forfeiture or repurchase of equity awards granted prior to the date and time at which the merger becomes effective or with the consent of Knowles, in accordance with their terms), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, or enter into any agreement with respect to the voting of any of Audience’s capital stock or other securities or the capital stock or other securities of a subsidiary of Audience;

•	authorize, or make any commitment with respect to, any capital expenditure, other than capital expenditures that are both in the ordinary course of business consistent with past practice and do not exceed $400,000 individually or $2,000,000 in the aggregate;

•	(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) purchases of inventory and other assets in the ordinary course of business consistent with past practice, or (2) pursuant to contracts in effect on the date of the merger agreement, or (B) sell, lease, exchange, mortgage, pledge, transfer, subject to any lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (2) grants of permitted liens or (3) pursuant to contracts in effect on the date of the merger agreement;

•	enter into any material joint venture or partnership;

•	engage in any transactions, agreements, arrangements or understandings with any affiliate or other person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•	(i) make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of Audience and other than routine advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), (ii) incur any indebtedness for borrowed money (it being understood that, for the avoidance of doubt, trade payables do not constitute indebtedness for borrowed money) or issue any debt securities or (iii) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by Audience on behalf of its subsidiaries);

•	except to the extent required by applicable law (including Section 409A of the Internal Revenue Code of 1986, as amended), or the terms of any Audience employee benefit plan, and except as contemplated by the merger agreement, (i) increase the compensation or benefits of any current or former director, employee or consultant of Audience or any of its subsidiaries, except in the ordinary course of business consistent with past practice, (ii) establish, materially amend, terminate or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan or employment or severance agreement, (iii) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock units or other stock-based compensation other than as required by the provisions of Audience stock options and Audience restricted stock units outstanding as of the date of the merger agreement, (iv) fail to make any required contributions under any employee benefit plan, (v) hire employees in a number greater than the permanent headcount set forth in Audience’s 2015 operating plan, or (vi) terminate any officer, sales personnel or director of Audience or any of its subsidiaries whose salary is greater than $150,000 (other than any termination for cause);

•	(i) implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, (i) change its fiscal year, or (iii) make any material change in internal accounting controls or disclosure controls and procedures;

•	(i) fail to file any tax return when due (after giving effect to any properly obtained extensions of time in which to make such filings), (ii) prepare or file any income or other material tax return inconsistent with past practice or, on any such tax return, take any position, make, change or rescind any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, or (iii) settle or compromise any material tax liability or refund, file any amended tax return involving a material amount of taxes, or waive or extend the statute of limitations in respect of taxes;

•	(i) pay, discharge, waive, settle, compromise, release or satisfy any claim, liability or obligation that is not a suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit, or investigation, other than payment, discharge, waiver, settlement, release or satisfaction in the ordinary course of business consistent with past practice and other than the satisfaction or performance by Audience and its subsidiaries of their respective obligations in accordance with the applicable terms thereof under contracts in effect on the date of the merger agreement and contracts permitted by the merger agreement to be entered into on or following the date of the merger agreement or (ii) other than in connection with the ordinary course settlement of disputes with customers, accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to Audience or any of its subsidiaries, with or without recourse, including any rights or claims associated therewith;

•	commence or settle, compromise or otherwise resolve any suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit, or investigation outside the ordinary course of business consistent with past practice to the extent (A) resulting in any liability in excess of amounts covered under Audience’s insurance policies and reserved therefor or reflected on the balance sheet of Audience as of December 31, 2014 or (B) (1) involving any injunction or non-monetary relief on Audience or any of its subsidiaries, (2) not providing for a complete release of Audience and its subsidiaries of all claims or (3) providing for any admission of liability by Audience or any of its subsidiaries;

•	other than non-exclusive licenses to end users, distributors and resellers in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of intellectual property;

•	dispose of or permit to lapse any ownership or right to use, or fail to protect, defend or maintain the ownership, validity or registration of any intellectual property or disclose to any third party any confidential or proprietary information other than in the ordinary course of business;

•	(i) other than in the ordinary course of business consistent with past practice, enter into, amend, renew, modify or consent to the termination of (other than a termination in accordance with its terms) any material contract or contract that would be a material contract if in effect on the date of the merger agreement or (ii) amend, waive, modify, fail to enforce or consent to the termination of (other than a termination in accordance with its terms) its material rights thereunder;

•	waive, extend, renew or enter into any non-compete, most favored nation, exclusivity, non-solicitation or similar contract that would restrict or limit, in any material respect, the freedom of Audience or any of its subsidiaries in conducting their operations or business, as the case may be, or any of their respective subsidiaries or affiliates (whether before or after the effective time of the merger);

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Workers Adjustment and Retraining Notification Act;

•	create any subsidiary;

•	enter into any new line of business;

•	enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body of Audience or any subsidiary, or enter into negotiations regarding any such agreement; or

•	agree to, authorize, or enter into any contract obligating it to take any of the actions described above.

Prohibition on Solicitation of Alternative Transactions

Promptly following the execution of the merger agreement, Audience will, and will cause its subsidiaries and its and their respective representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person (other than Knowles) conducted prior to the execution of the merger agreement with respect to any acquisition proposal (as defined below) or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal, and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf to any person (other than Knowles) who was previously considering making an acquisition proposal. Audience will direct its representatives not to take any action, or fail to take any action, inconsistent with Audience’s obligations under the merger agreement. Audience will not terminate, waive, amend, release or modify in any respect any provision of any confidentiality agreement to which Audience or any of its subsidiaries or any of its affiliates or representatives is a party with any person (other than Knowles) with respect to any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal, and will enforce, to the fullest extent permitted by applicable law, the provisions of any such agreement, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided, however, that Audience will be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which Audience or any of its subsidiaries or any of its affiliates or representatives is a party with respect to any acquisition proposal or any proposal, inquiry or offer that is reasonably likely to lead to an acquisition proposal if the Audience board of directors determines that failure to waive such standstill would constitute a breach of its fiduciary duties to the stockholders of Audience under applicable law.

An “acquisition proposal” is defined in the merger agreement as any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Audience or any of its subsidiaries pursuant to which the holders of the voting power of

Audience immediately prior to such transaction own 85% or less of the voting power of the surviving or resulting entity immediately following the transaction, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of Audience or otherwise) of any business or assets of Audience or any of its subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Audience and its subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Audience, (iv) transaction in which the holders of the voting power of Audience immediately prior to such transaction own 85% or less of the voting power of Audience immediately following the transaction, (v) transaction in which any person (or the stockholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the shares of Audience common stock or (vi) any combination of the foregoing (in each case, other than the offer and the merger).

Subject to the other terms in the merger agreement, Audience will not, and will cause its subsidiaries not to, and will cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives (collectively, “representatives”) not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that would reasonably be expected to lead to an acquisition proposal, (ii) furnish any non-public information regarding any of Audience or its subsidiaries to any person (other than Knowles and Knowles’ or Audience’s representatives acting in their capacity as such) in connection with or in response to an acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal, (iii) engage in discussions or negotiations with any person with respect to any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal, (vi) enter into any letter of intent or agreement in principle or any contract providing for, relating to or in connection with any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal (other than an acceptable confidentiality agreement (as defined below)); or (vii) reimburse or agree to reimburse the expenses of any other person (other than Audience’s representatives) in connection with an acquisition proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an acquisition proposal.

Notwithstanding anything to the contrary in the merger agreement, if at any time prior to the first time as of which Purchaser accepts any shares of Audience common stock for payment pursuant to the offer (the “acceptance time”), (i) Audience receives, after the date of the merger agreement, an unsolicited bona fide written acquisition proposal, (ii) such acquisition proposal did not result from a breach of the above-described non-solicitation provisions of the merger agreement with respect to acquisition proposals, (iii) the Audience board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and (iv) the Audience board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this paragraph would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of Audience, then, prior to the acceptance time, Audience may (x) make available information with respect to Audience and its subsidiaries to the person making such acquisition proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to Audience than, those set forth in the nondisclosure agreement between Audience and Knowles dated as of January 7, 2015; provided that such confidentiality agreement need not contain a standstill or similar provision and will not prohibit Audience or any of its subsidiaries from complying with the above-described non-solicitation provisions of the merger agreement with respect to acquisition proposals (an “acceptable confidentiality agreement”); provided further, that any nonpublic information provided or made available to any person given such access will have been previously provided or made available to Knowles or will be provided or made available to Knowles prior to or concurrently with the time it is provided or made available to such person, and (y) participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal; provided, however, that Audience and its subsidiaries will, and will cause its and their respective representatives to, cease any activities described in clause (x) or (y) of this paragraph immediately following the time the applicable acquisition proposal ceases to be a superior proposal or an acquisition proposal that could reasonably be expected to lead to a superior proposal. Audience will promptly (and in any event within the later of twenty-four hours or the next business day) advise Knowles in writing of the receipt of any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (including the identity of the person making or submitting such acquisition proposal or inquiry, proposal or offer, and the material terms and conditions thereof) that is made or submitted by any person prior to the effective time of the merger. Audience will keep Knowles informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such acquisition proposal, inquiry, proposal or offer, including furnishing copies of all offer letters, term sheets, written proposals or similar documents, in each case, offering or proposing to effect an acquisition proposal, and any draft agreements to effect the applicable acquisition proposal exchanged between Audience and the other party making the acquisition proposal.

A “superior proposal” is defined in the merger agreement as any binding bona fide written offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly, more than 50% of the shares of Audience common stock or substantially all of the assets of Audience and its subsidiaries, taken as a whole, (A) on terms which the Audience board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the stockholders of Audience to the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including the $5,000,000 termination fee, any changes proposed by Knowles to the terms of the merger agreement and the potential time delay and all financial, regulatory, legal and other aspects of such offer), and (B) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer, including the likelihood that any necessary financing (including with respect to any indebtedness that could be required to be repaid in connection with the transactions contemplated by such offer) can be obtained in a timely manner.

Recommendation of the Audience Board of Directors

Subject to the other terms of the merger agreement, neither the Audience board of directors nor any committee thereof will (i) (A) directly or indirectly, fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Knowles) its recommendation that Audience’s stockholders accept the offer and tender their shares of Audience common stock to Purchaser in the offer, (the “recommendation”), its determination that the merger agreement, the merger, the offer and the other transactions contemplated thereby are advisable and in the best interests of Audience and its stockholders (the “determination”), or the approval of the merger agreement, the offer or any of the other transactions contemplated thereby, take any action (or permit or authorize Audience or any of its subsidiaries or any of its or their respective representatives to take any such action) inconsistent with the recommendation or the determination or resolve, agree or propose to take any such actions (each such action set forth in this paragraph being referred to as an “adverse recommendation change”) or (B) adopt, approve, recommend, endorse or otherwise declare advisable any acquisition proposal or resolve, agree or propose to take any such actions, (ii) cause or permit Audience to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an acquisition proposal other than an acceptable confidentiality agreement (each, an “alternative acquisition agreement”), (iii) take any action to make the provisions of any takeover laws or any restrictive provision of any applicable antitakeover provision in the certificate of incorporation or bylaws of Audience, inapplicable to any transactions contemplated by an acquisition proposal (including approving any transaction under the DGCL), or (iv) resolve, agree or propose to take any such actions.

Notwithstanding anything to the contrary in the merger agreement, at any time prior to the acceptance time, if the Audience board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Audience under applicable law and provided that Audience and its subsidiaries have complied with the above-described non-solicitation provisions of the merger agreement with respect to acquisition proposals, then, prior to the acceptance time, the Audience board of directors may (solely in response to a superior proposal received on or after the date of the merger agreement that has not been withdrawn or abandoned and that did not result from a breach of the above-described non-solicitation provisions of the merger agreement with respect to acquisition proposals), make an adverse recommendation change and may thereafter terminate the merger agreement with Knowles and Purchaser pursuant to the terms provided therein (including payment of the $5,000,000 termination fee, as defined therein) and concurrently enter into a binding definitive agreement to effect such superior proposal. Neither the Audience board of directors nor any committee thereof may make an adverse recommendation change or terminate the merger agreement or cause Audience to enter into a binding definitive agreement to effect such superior proposal unless Audience has first complied with the notification provisions provided in the merger agreement described in the following paragraph, and, after so complying, the Audience board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Audience under applicable law and such acquisition proposal continues to constitute a superior proposal.

The Audience board of directors is prohibited from making an adverse recommendation change unless Audience has first (i) provided written notice to Knowles advising Knowles that Audience has received a superior proposal, specifying the material terms and conditions of such superior proposal, identifying the person making such superior proposal and providing copies of any agreements exchanged between Audience and the other party making such superior proposal which are intended to effect such superior proposal, and the Audience board of directors has made the determination required under the merger agreement (including the basis on which such determination has been made), (ii) negotiated, and caused Audience and its representatives to negotiate, during the four business day period following Knowles’ receipt of the notice of the superior proposal, in good faith with Knowles to enable Knowles to make a counteroffer or propose to amend the terms of the merger agreement (to the extent Knowles wishes to do so) so that such acquisition proposal no longer constitutes a superior proposal, and (iii) after complying with clauses (i) and (ii), reaffirmed such determination in light of any counteroffer or proposed amendment to the terms of the merger agreement; provided, however, that any such counteroffer or proposed amendment is presented in definitive form where the only action required by Audience to accept is to countersign such agreement; provided, further, that if during the four business day notice period described in this paragraph any revisions are made to an acquisition proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), Audience will deliver a new notice to Knowles and will comply with the requirements of this paragraph with respect to such new notice, except that in such a situation, the notice period will be two business days.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides for the continuation, for the six year period following the consummation of the merger, of all rights to indemnification by Audience existing in favor of the current (as of the date of the merger agreement) or former directors and officers of Audience or any of its subsidiaries for their acts and omissions as directors, officers or employees, as provided in Audience’s and its subsidiaries’ charters and organizational documents and in individual indemnification agreements with Audience or its subsidiaries. Without limiting the foregoing, the merger agreement further provides that Knowles must cause Audience (as the surviving corporation of the merger) to, to the fullest extent permitted under applicable law, indemnify and hold harmless each of such directors and officers against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any action to each of such directors and officers to the fullest extent permitted by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (if Knowles consents to such settlement in writing) in connection with any claim, action, suit, proceeding, arbitration, mediation, conciliation, consent decree, audit or investigation, whether civil, criminal, administrative or investigative arising out of or relating to such directors’ and officers’ service as a director, officer, or employee of Audience or its subsidiaries or services performed by such directors or officers at the request of Audience or its subsidiaries occurring or alleged to have occurred at or before the consummation of the merger, whether asserted or claimed prior to, at or after the consummation of the merger. The merger agreement further provides that prior to the consummation of the merger, Knowles will purchase or cause Audience to maintain in effect or purchase and prepay a six-year “tail” policy on terms and conditions providing benefits and coverage levels that are, taken as a whole, at least as favorable as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Audience with respect to matters arising at or before the consummation of the merger, covering without limitation the offer and the merger; provided that if such “tail” policy is not available at a cost equal to or less than 200% of the aggregate annual premiums paid by Audience during the most recent policy year for its existing director and officer liability insurance policies, Knowles is required to purchase the best coverage as is reasonably available for such amount.

Employee Benefits

Pursuant to the merger agreement, Knowles has agreed to provide certain employee benefits to any employees of Audience who continue employment with Knowles or Audience following the consummation of the merger.

Other Covenants

The merger agreement provides that each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement. Notwithstanding the foregoing, nothing in the merger agreement will require Knowles or Purchaser to, and Audience will not without the prior written consent of Knowles, agree to any modification to or accommodation under any contract or undertake any liability in connection with obtaining any consent under any contract. In furtherance and not in limitation of the foregoing, each party to the merger agreement agrees to make, if required, and to keep the other parties informed of, appropriate filings to (i) different governmental entities, including foreign governmental entities, or (ii) under any antitrust laws, with respect to the transactions contemplated by the merger agreement within ten business days of the date of the merger agreement.

Notwithstanding anything in the merger agreement to the contrary, neither Knowles nor any of its subsidiaries or affiliates will be obligated to, and neither Audience nor any of its subsidiaries will without the prior written consent of Knowles, (i) proffer to, agree to or become subject to any order, judgment or decree to, sell, license or dispose of or hold separate or sell, license or dispose of or hold separate before or after the closing of the merger, any assets, businesses, product lines or interest in any assets or businesses of Knowles or any of its affiliates or Audience or any of its subsidiaries or to consent to any sale, license, or disposition, or agreement to sell, license or dispose of, by Audience or any of its subsidiaries, any of their assets or businesses or product lines, (ii) proffer to, agree to, or become subject to any order, judgment or decree to make or accept, any changes, modifications, limitations or restrictions in the operations of any assets or businesses of Knowles or Audience or any of their respective subsidiaries, any contract to which Knowles or Audience or any of their respective subsidiaries is a party or otherwise bound or any of the relationships of Knowles or any of its subsidiaries or Audience or any of its subsidiaries with any other persons (contractual or otherwise), (iii) proffer to or agree to any concession, accommodation or liability (the items in clauses (i) through (iii), each a “burdensome action”) or (iv) commence or contest any litigation related to such matters contemplated by the merger agreement with respect to each party’s efforts and obligations to take further action, including as described in this and the preceding paragraph.

Conditions to Consummation of the Merger

The merger agreement provides that the respective obligations of Knowles and Purchaser, on the one hand, and Audience, on the other hand, to complete the merger are subject to the following conditions: (1) all approvals, authorizations and consents of any governmental entity required to consummate the merger will have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents will have expired or been terminated; (2) no court or other governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger or any of the other transactions contemplated thereby; and (3) Purchaser will have accepted for payment all shares of Audience common stock validly tendered and not validly withdrawn pursuant to the offer.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the acceptance time (with any termination by Knowles also being an effective termination by Purchaser) only as follows:

•	by mutual written consent of Knowles and Audience at any time;

•	by either Knowles or Audience:

•	if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, that remains in effect, or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the offer or the merger and such judgment, order, injunction, rule, decree or other action has become final and nonappealable;

•	if the offer has expired or has terminated in accordance with the terms of the merger agreement without the minimum tender condition having been satisfied and the other offer conditions have been satisfied or waived by Knowles; or

•	if the acceptance time has not occurred on or before July 31, 2015; provided, however, that if all of the conditions to the offer set forth in the merger agreement have been satisfied or will be then capable of being satisfied (other than the receipt of all approvals, authorizations and consents of any governmental entity required to consummate the purchase of Audience shares pursuant to the transactions contemplated by the merger agreement, the expiration or termination of all statutory waiting periods relating to such approvals, authorizations and consents, and the absence of any action by any court or other governmental entity to enact, issue, promulgate, enforce or enter any law (whether temporary, preliminary or permanent) that has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger or any of the transactions contemplated thereby), such date may be extended by either Knowles or Audience by written notice to the other party, until September 1, 2015 (such applicable date, the “outside date”);

•	by Knowles, at any time prior to the acceptance time:

•	if (A) (x) any of the representations or warranties of Audience was untrue or inaccurate on the date of the merger agreement or becomes untrue or inaccurate, or (y) Audience has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, in each case such that certain offer conditions contained in the merger agreement would not be satisfied; and (B) if curable, such untruth, inaccuracy or breach has not been cured within thirty calendar days after written notice to Audience (or, if less, the number of calendar days remaining until the outside date) describing such untruth, inaccuracy or breach in reasonable detail; provided that Knowles will not have the right to so terminate the merger agreement if Knowles or Purchaser is then in material breach of any of its covenants or agreements set forth in the merger agreement;

•	if, after the date of the merger agreement, the Audience board of directors or any committee thereof has (A) effected an adverse recommendation change (whether or not permitted to do so under the terms of the merger agreement), (B) adopted, approved, endorsed, declared advisable or recommended to Audience’s stockholders an acquisition proposal other than the offer, (C) failed to publicly reaffirm its recommendation of the merger agreement within ten business days following receipt of a written request by Knowles to provide such reaffirmation, (D) failed to include in the Schedule 14D-9 the determination or the recommendation, or (E) failed to recommend against a competing tender offer or exchange offer for 15% or more of the outstanding capital stock of Audience within ten business days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

•	if Audience breaches the above-mentioned non-solicitation provisions of the merger agreement with respect to acquisition proposals, other than an inadvertent and immaterial breach that does not result in an acquisition proposal; or

•	if any court of competent jurisdiction or other governmental entity has issued any judgment, order, injunction, rule or decree or taken any other action that individually or in the aggregate constitutes a burdensome condition, and such judgment, order, injunction, rule or decree has become final and nonappealable;

•	by Audience:

•	prior to the acceptance time, if (A) (i) any of the representations and warranties of Knowles and Purchaser set forth in the merger agreement regarding their respective capital stock were not true and correct as of the date of the merger agreement or at and as of the expiration of the offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies of such representations and warranties, (ii) the representation and warranty of Knowles and Purchaser regarding the absence of a material adverse effect since December 31, 2014 was not true and correct in all respects both as of the date of the merger agreement or at and as of the expiration of the offer, as if made at and as of such time, (iii) any of the representations and warranties of Knowles and Purchaser regarding their respective organization, standing, power, authority, absence of conflicts, consents and approvals and brokers was true and correct in all material respects as of the date of the merger agreement or at and as of the expiration of the offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) or (iv) any of the other representations and warranties of Knowles and Purchaser set forth in the merger agreement were not true and correct as of the date of the merger agreement or at and as of the expiration of the offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranty to be so true and correct (in the case of this clause (iv) only, without giving effect to any qualification as to materiality, material adverse effect or similar qualification set forth in the merger agreement) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, or (B) Knowles or Purchaser has not performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the expiration of the offer; provided, in the case of each of clause (A) and (B) above, if curable, such untruth, inaccuracy or breach is not cured within thirty calendar days after written notice to Knowles and Purchaser (or, if less, the number of calendar days remaining until the outside date) describing such untruth, inaccuracy or breach in reasonable detail; provided, further, that Audience will not have the right to terminate the merger agreement pursuant to this termination section of the merger agreement if it is then in material breach of any of its covenants or agreements set forth in the merger agreement;

•	Knowles common stock is delisted from the New York Stock Exchange; or

•	prior to the acceptance time, in order to concurrently enter into a definitive agreement to effect a superior proposal, if Audience has complied with certain of the non-solicitation provisions of the merger agreement with respect to such superior proposal (except with respect to immaterial breaches of the obligations to deliver notices or other writings), (ii) complied in all material respects with certain of the non-solicitation provisions of the merger agreement with respect to any other superior proposal and (iii) complied with the notice provisions of the non-solicitation provisions with respect to any superior proposal and pays the $5,000,000 termination fee in accordance with the procedures and within the time periods set forth in the merger agreement.

The party desiring to terminate pursuant to the termination section of the merger agreement will give notice of such termination and the relevant termination provision being relied on to terminate the merger agreement to the other parties.

In the event of termination of the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of Knowles, Purchaser or Audience, except that the termination, termination fee and miscellaneous provisions of the merger agreement (and the existing confidentiality agreement between Audience and Knowles) will survive the termination of the merger agreement. Notwithstanding the foregoing, nothing contained therein will relieve any party thereto of liability for a deliberate and willful breach of its covenants or agreements set forth in the merger agreement prior to such termination or for fraud.

Termination Fees

Except as otherwise provided in the fees and expenses section of the merger agreement, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby will be borne and timely paid by the party incurring such fees or expenses, whether or not the merger is consummated.

In the event that:

•	(A) an acquisition proposal or intention to make an acquisition proposal is made directly to Audience’s stockholders, otherwise publicly disclosed or otherwise communicated to Audience, the Audience board of directors or a committee thereof, and (B) the merger agreement is thereafter terminated by Audience or Knowles because the offer has expired or has been terminated in accordance with the terms of the merger agreement without the minimum tender condition having been satisfied, and the other offer conditions have been satisfied or waived by Knowles, then (1) Audience will pay to Knowles by wire transfer of same day funds to the account or accounts designated by Knowles or its designee certain reasonably documented fees and out-of-pocket expenses, which will not exceed $3,000,000, within two business days after receipt from Knowles of documentation supporting such expenses, and (2) if, concurrently with or within nine months after the date of any such termination, (x) Audience or any of its subsidiaries enters into a definitive agreement with respect to, or the Audience board of directors or any committee thereof recommends to Audience’s stockholders, any acquisition proposal, or (y) any acquisition proposal is consummated, Audience will pay to Knowles or its designee by wire transfer of same day funds to the account or accounts designated by Knowles or such designee the termination fee (as defined below) concurrently with the consummation of such acquisition proposal;

•

(A) an acquisition proposal or intention to make an acquisition proposal is made directly to Audience’s stockholders, otherwise publicly disclosed or otherwise communicated to Audience, the Audience board of directors or a committee thereof, and (B) the merger agreement is thereafter terminated by Knowles because Audience has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, such that certain offer conditions contained in the merger agreement would not be satisfied, then, if, concurrently with or within nine months after the date of any such termination, (x) Audience or any of its subsidiaries enters into a definitive agreement with respect to, or the Audience board of directors or any committee thereof recommends to Audience’s stockholders, any acquisition proposal, or (y) any acquisition proposal is consummated, Audience will pay to Knowles or its designee by wire transfer of same day funds to the account or accounts designated by Knowles or such designee the termination fee concurrently with the consummation of such acquisition proposal;

•	the merger agreement is terminated by Knowles because the Audience board of directors or any committee thereof has made an adverse recommendation change or taken (or failed to take) other similar actions as described above or Audience has breached the above-mentioned non-solicitation provisions of the merger agreement with respect to acquisition proposals, other than an inadvertent and immaterial breach that does not result in an acquisition proposal, Audience will pay to Knowles or its designee by wire transfer of same day funds to the account or accounts designated by Knowles or such designee the termination fee within two business days after such termination; and

•	the merger agreement is terminated by Audience in connection with Audience’s concurrent entrance into a definitive agreement to effect a superior proposal, Audience will pay to Knowles or its designee by wire transfer of same day funds to the account or accounts designated by Knowles or such designee the termination fee concurrently with, and as a condition to, such termination.

The merger agreement defines “termination fee” as an amount equal to $5,000,000; provided, however, that in the event of a termination in connection with an acquisition proposal where the offer has expired or would have been terminated in accordance with the terms of the merger agreement without the minimum tender condition having been satisfied and the other offer conditions having been satisfied or waived by Knowles, termination fee means an amount equal to $5,000,000, less the amount of expenses previously paid by Audience to Knowles or its designee. In no event will Audience be required to pay the termination fee on more than one occasion.

OTHER AGREEMENTS RELATED TO THE TRANSACTION

In order to induce Knowles and the Purchaser to enter into the merger agreement, each member of the Audience board of directors, certain officers of Audience (Peter B. Santos, Edgar Auslander and Kevin S. Palatnik) and funds associated with Tallwood Venture Capital, a venture capital firm affiliated with one of Audience’s directors, have entered into a Tender and Support Agreement with Knowles, solely in such person’s capacity as an Audience stockholder. The following is a summary of the Tender and Support Agreements. The following summary does not purport to be a complete description of the terms and conditions of the Tender and Support Agreements and is qualified in its entirety by reference to the form of Tender and Support Agreement, a copy of which is attached as Annex B to this prospectus/offer to exchange and are incorporated herein by reference.

Pursuant to the terms of the Tender and Support Agreements, each person who entered into a Tender and Support Agreement has agreed to tender (and not withdraw) all of the shares of Audience common stock beneficially owned by such persons in the offer and, if necessary, will vote any remaining shares that such person owns for the merger. Under the terms of the Tender and Support Agreements, each such person has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights. Each Tender and Support Agreement terminates automatically, among other things, upon consummation of the merger or termination of the merger agreement in accordance with its terms. Each Tender and Support Agreement also contains customary representations and warranties.

As of May 15, 2015, the persons who executed the Tender and Support Agreements beneficially owned in the aggregate 7,318,614 shares of Audience common stock (including shares issuable upon the exercise of stock options and restricted stock units beneficially owned by such persons). Of such shares, an aggregate of 4,991,854 outstanding shares are currently outstanding and therefore subject to the Tender and Support Agreements. The shares subject to the Tender and Support Agreements represent approximately 21.1% of the shares of Audience common stock outstanding as of May 15, 2015.

INFORMATION RELATING TO AUDIENCE

The following is a brief description of the business of Audience. Additional information regarding Audience is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled “Where You Can Find Additional Information” beginning on page 120 of this prospectus/offer to exchange.

Audience is a leading provider of intelligent voice and audio solutions that improve voice quality and the user experience in mobile devices. Its technologies, based in auditory neuroscience, improve the mobile voice experience, as well as enhance speech-based services and audio quality for multimedia. Audience’s products have been shipped in more than 500 million devices worldwide. Audience has developed purpose-built processors that combine science and technology to function like human hearing and sensing. Its low power, hardware-accelerated digital signal processors (“DSPs”) and audio codecs and associated algorithms substantially improve user experience through interpretation of sound, motion and other sensor types. As the primary driver of the mobile device market, the mobile phone continues to play an increasingly prominent role in peoples’ lives. Voice communication is a primary function of mobile phones, and Audience expects voice to increasingly complement touch as a core user interface, heightening the importance of voice and audio quality in mobile devices.

The human auditory system is remarkable for its ability to isolate individual sources within a complex sound mixture, which is referred to as auditory intelligence. Audience has incorporated this auditory intelligence into an intelligent platform by employing computational auditory scene analysis (“CASA”), a scientific discipline dedicated to mapping the sound separation functions in human hearing, into a computational framework. This approach enables its products to intelligently characterize, group and isolate sounds to improve sound quality while suppressing noise. Audience believes that its approach addresses the challenge of providing clear and consistent voice and audio quality more effectively than other available solutions.

On July 11, 2014, Audience acquired Sensor Platforms, Inc., a Delaware corporation (“Sensor Platforms”). Sensor Platforms develops software and algorithms that interpret sensor data to enable broad context awareness on smart phones, wearables and other consumer devices. Audience believes that the combination of Sensor Platforms’ motion sensing technology with Audience’s voice and audio solutions places the combined company in a unique position to deliver compelling solutions based on the fusion of voice and motion. The first product to come out of this acquisition is the MotionQ Library, a software platform that includes advanced algorithms, power conscious architecture, and a high-level application programming interface.

Audience’s platform consists of its proprietary, purpose-built DSPs and audio codecs, circuits and algorithms that translate back and forth between analog and digital signals. Audience works with original equipment manufacturers (“OEMs”) to have its voice and audio processors designed into their products, which is referred to as design wins. Audience generally sells its processors directly to OEMs and their contract manufacturers (“CMs”) on a purchase order basis. Audience also sells a small portion of its products indirectly to OEMs through distributors. In addition, Audience currently licenses software that interprets sensor data related to the motion of mobile devices and has announced its first stand-alone software product that improves sound quality and suppresses background noise. Audience’s OEMs’ products are complex and require significant time to design, launch and ramp to volume production. As a result, Audience’s sales cycle is lengthy. Audience typically commences commercial shipments of its products up to one year following a design win. Because the sales cycle for its products is long, Audience incurs expenses to develop and sell its products, regardless of whether it achieves a design win and well in advance of generating revenue, if any. In addition, achieving a design win from an OEM does not ensure that the OEM will begin producing the related product in a timely manner, if at all, or that the design win will ultimately generate additional revenue for Audience.

Audience initially targeted the rapidly growing mobile device market, with its primary focus on mobile phones. Audience began production shipments in 2008 and, as of December 31, 2014, had sold over 500 million processors to its OEM customers. In addition to the mobile device market, Audience believes that its voice and audio technology is applicable to a broad range of other market segments, such as automobile infotainment systems and remote controls for set-top boxes. Audience outsources the manufacture of its voice and audio processors to independent foundries and use third parties for assembly, packaging, test and logistics.

Audience was incorporated in July 2000 in the State of California under the name Applied Neurosystems Corporation and reincorporated as a Delaware corporation under the name Audience, Inc. in June 2011. Audience completed its initial public offering in May 2012. Audience’s principal executive offices are located at 331 Fairchild Drive, Mountain View, California 94043, and its telephone number is (650) 254-2800. Audience’s internet address is www.audience.com.

INFORMATION RELATING TO KNOWLES AND PURCHASER

Information about Knowles

The following is a brief description of the business of Knowles. Additional information regarding Knowles is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled “Where You Can Find Additional Information” beginning on page 120 of this prospectus/offer to exchange.

Knowles is market leader and global supplier of advanced micro-acoustic solutions and specialty components serving the mobile communications, consumer electronics, medical technology, military, aerospace and industrial markets. It has a leading position in micro-electro-mechanical systems microphones, speakers and receivers which are used in smartphones, tablets and mobile handsets. It is also a leading manufacturer of transducers used in hearing aids and other medical devices and has a strong position in oscillators (timing devices) and capacitor components which enable various types of communication. Knowles’ focus on the customer, combined with unique technology, rigorous testing and global scale, helps to deliver innovative solutions and consistently dependable and precise products.

Knowles was incorporated as a Delaware corporation in June 2013. It became an independent, publicly traded company as a result of a spin-off from Dover Corporation in February 2014. Knowles’ principal executive offices are located at 1151 Maplewood Drive, Itasca, Illinois 60143, and its telephone number is (630) 250-5100. Knowles’ interest address is www.knowles.com.

Information about Purchaser

Purchaser was incorporated in Delaware on April 24, 2015 and is a wholly owned subsidiary of Knowles. Its principal executive offices are located at 1151 Maplewood Drive, Itasca, Illinois 60143, and its telephone number is (630) 250-5100. Since it is a newly formed corporation with no operating history, and it was created specifically to enable Knowles to acquire outstanding shares of Audience common stock, it does not have financial information to be presented in this prospectus/offer to exchange.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Knowles and Purchaser are set forth in Schedule I hereto.

During the last five years, none of Purchaser, Knowles or, to the best knowledge of Purchaser or Knowles, any of the persons listed in Schedule I to this prospectus/offer to exchange (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this prospectus/offer to exchange, none of Purchaser, Knowles or, to the knowledge of the Purchaser or Knowles, any of the persons listed in Schedule I to this prospectus/offer to exchange, or any associate or majority-owned subsidiary of Knowles, Purchaser or any of the persons listed in Schedule I to this prospectus/offer to exchange, beneficially owns any equity security of Audience, and none of Purchaser, Knowles or, to the knowledge of the Purchaser or Knowles, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Audience during the past 60 days.

Except as described in this prospectus/offer to exchange or the Tender Offer Statement on Schedule TO filed by Knowles with the SEC to which this prospectus/offer to exchange is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between Purchaser or Knowles, any of their respective subsidiaries or, to the knowledge of Purchaser and Knowles, any of the persons listed in Schedule I to this prospectus/offer to exchange, on the one hand, and Audience or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (ii) none of Purchaser, Knowles or, to the knowledge of Purchaser or Knowles, any of the persons listed on Schedule I to this prospectus/offer to exchange, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Audience.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to reflect the acquisition of Audience by Knowles. The unaudited pro forma condensed combined statements of earnings combine the historical statements of earnings of Knowles and Audience for the three months ended March 31, 2015 and the year ended December 31, 2014, giving effect to the merger as if it had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Knowles and Audience as of March 31, 2015, giving effect to the merger as if it had occurred on March 31, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and, with respect to the statement of income only, expected to have a continuing impact on the combined results.

The pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, with Knowles treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and Knowles’ future results of operations and financial position.

The pro forma financial statements do not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger.

The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Knowles would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements as well as the unaudited consolidated financial statements and accompanying notes of Knowles and Audience contained in their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2015 and the audited consolidated financial statements and accompanying notes of Knowles and Audience contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2014, incorporated by reference herein. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

KNOWLES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(in millions except share and per share amounts)

	Historical		Pro Forma Adjustments
	Knowles	Audience	Acquisition Adjustments	Note reference	Financing Adjustments	Note reference	Knowles Combined Pro Forma
Revenues	$238.6	$18.4	$—		$—		$257.0
Cost of goods sold	185.4	10.5	0.2	6a	—		196.1
Restructuring charges—cost of goods sold	(0.6)	—	—		—		(0.6)

Gross profit	53.8	7.9	(0.2)		—		61.5
Research and development expenses	19.6	13.7	—		—		33.3
Selling and administrative expenses	45.7	11.1	(0.1)	6a	—		55.7
			(1.0)	6e
Restructuring charges	0.3	—	—		—		0.3

Operating expenses	65.6	24.8	(1.1)		—		89.3

Operating (loss) earnings	(11.8)	(16.9)	0.9		—		(27.8)
Interest expense, net	2.4	—	—		0.4	6b	2.8
Other (income) expense, net	(1.9)	0.4	—		—		(1.5)

(Loss) earnings before income taxes	(12.3)	(17.3)	0.9		(0.4)		(29.1)
Provision for income taxes	3.5	0.3	—		—		3.8

Net (loss) earnings	$(15.8)	$(17.6)	$0.9		$(0.4)		$(32.9)

Basic loss per share	$(0.19)						$(0.37)
Diluted loss per share	$(0.19)						$(0.37)

Weighted average common shares outstanding:
Basic	85,107,579						88,391,054
Diluted	85,107,579						88,391,054

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

KNOWLES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in millions except share and per share amounts)

	Historical		Pro Forma Adjustments
	Knowles	Audience	Acquisition Adjustments	Note reference	Financing Adjustments	Note reference	Knowles Combined Pro Forma
Revenues	$1,141.3	$113.3	$—		$—		$1,254.6
Cost of goods sold	885.3	56.5	2.6	6a	—		953.3
			8.9	6d
Restructuring charges—cost of goods sold	23.3	—	—		—		23.3

Gross profit	232.7	56.8	(11.5)		—		278.0
Research and development expenses	83.0	49.9	—		—		132.9
Selling and administrative expenses	196.5	45.5	(0.2)	6a	—		241.8
Impairment of goodwill and intangible assets	—	31.3	—		—		31.3
Restructuring charges	6.3	1.4	—		—		7.7

Operating expenses	285.8	128.1	(0.2)		—		413.7

Operating loss	(53.1)	(71.3)	(11.3)		—		(135.7)
Interest expense, net	6.6	—	—		1.7	6b	8.3
Other (income) expense, net	(4.6)	0.3	—		—		(4.3)

Loss before income taxes	(55.1)	(71.6)	(11.3)		(1.7)		(139.7)
Provision for income taxes	31.9	2.0	—		—		33.9

Net loss	$(87.0)	$(73.6)	$(11.3)		$(1.7)		$(173.6)

Basic loss per share	$(1.02)						$(1.97)
Diluted loss per share	$(1.02)						$(1.97)

Weighted average common shares outstanding:
Basic	85,046,042						88,329,517
Diluted	85,046,042						88,329,517

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

KNOWLES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2015

(in millions)

	Historical		Pro Forma Adjustments
	Knowles	Audience	Acquisition Adjustments	Note reference	Financing Adjustments	Note reference	Knowles Combined Pro Forma
Current assets:
Cash and cash equivalents	$38.6	$37.3	$(61.5)	5b	$65.5	5l	$79.6
					(0.3)	5m
Short-term investments	—	7.0	—		—		7.0
Restricted Cash	—	4.2	—		—		4.2
Receivables, net	207.4	7.8	—		—		215.2
Inventories, net	170.1	23.8	8.9	5e	—		202.8
Prepaid and other current assets	10.7	3.0	—		—		13.7
Deferred tax assets	11.3	0.3	—		—		11.6

Total current assets	438.1	83.4	(52.6)		65.2		534.1

Property, plant and equipment, net	303.3	10.4	—		—		313.7
Goodwill	880.0	—	14.2	5i	—		894.2
Intangible assets, net	248.9	5.3	20.7	5f	—		274.9
Other assets and deferred charges	24.0	3.0	—		0.3	5m	27.3

Total assets	$1,894.3	$102.1	$(17.7)		$65.5		$2,044.2

Current liabilities:
Current maturities of long-term debt	$18.8	$—	$—		$—		$18.8
Accounts payable	157.3	3.2	—		—		160.5
Accrued compensation and employee benefits	28.1	5.1	—		—		33.2
Deferred credits and income	—	0.7	(0.7)	5g			—
Other accrued expenses	44.1	7.4	3.4	5d	—		59.2
			4.3	5j
Federal and other taxes on income	15.1	0.7	—		—		15.8

Total current liabilities	263.4	17.1	7.0		—		287.5

Long-term debt	377.5	—	—		65.5	5l	443.0
Deferred income taxes	44.2	—	—		—		44.2
Deferred rent—noncurrent	—	2.1	(2.1)	5g	—		—
Other liabilities	38.2	1.0	—		—		39.2
Stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	0.9	—	—		—		0.9
Additional paid-in capital	1,375.2	197.5	(197.5)	5k	—		1,438.8
			62.4	5a
			1.2	5c
Accumulated deficit	(99.8)	(115.6)	115.6	5k	—		(104.1)
			(4.3)	5j
Accumulated other comprehensive loss	(105.3)	—	—		—		(105.3)

Total stockholders’ equity	1,171.0	81.9	(22.6)		—		1,230.3

Total liabilities and stockholders’ equity	$1,894.3	$102.1	$(17.7)		$65.5		$2,044.2

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Description of the Transaction

On April 29, 2015, Knowles entered into a definitive agreement to acquire all of the outstanding shares of Audience pursuant to the offer and the merger. Through the offer, Knowles is offering to exchange each outstanding Audience share for (i) $2.51 in cash, without interest, and (ii) a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles’ common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, in each case subject to the adjustment procedures as described in this prospectus/offer to exchange.

Knowles expects to fund the cash portion of the transaction by accessing its existing revolving credit facility.

The Purchaser’s obligation to accept for exchange, and to exchange, Audience shares for cash and shares of Knowles common stock in the offer is subject to a number of conditions, including that a majority of the outstanding Audience shares have been validly tendered (and not validly withdrawn) in the offer and the receipt of the required regulatory approvals. The transaction is expected to be completed as soon as possible after the expiration of the offer, subject to the satisfaction or waiver of the conditions to the closing.

Note 2—Basis of Presentation

The pro forma condensed combined statements of earnings for the three months ended March 31, 2015 and the year ended December 31, 2014 give effect to the Audience acquisition as if it occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Audience as if it occurred on March 31, 2015. The pro forma adjustments are required to reflect the acquired assets and assumed liabilities of Audience and are based on the estimated fair value of Audience’s assets and liabilities as of March 31, 2015. The pro forma financial statements do not give effect to any accelerated share repurchases, which Knowles may enter into following the closing of the offer and the merger.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Knowles and Audience. The acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805—Business Combinations (“ASC 805”) requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, using the fair value concepts defined in ASC Topic 820—Fair Value Measurement (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of earnings, are expected to have a continuing impact on the consolidated results.

On July 11, 2014, Audience completed its acquisition of Sensor Platforms, Inc. (“Sensor Platforms”). Accordingly, Sensor Platforms’ results are included in Audience’s consolidated financial statements subsequent to July 11, 2014. During the period January 1, 2014 through July 11, 2014, Sensor Platforms’ revenue was $0.3 million and net loss was $2.3 million. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 excludes the results of Sensor Platforms for the period January 1, 2014 through July 11, 2014 as it is not material to the combined results.

Note 3—Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Knowles may materially vary from those of Audience. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and did not identify any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 4. Following the acquisition and during the measurement period, management will conduct a final review of Audience’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Audience’s results of operations or reclassification of assets or liabilities to conform to Knowles’ accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Note 4—Reclassification of Audience Historical Financial Information

Certain reclassifications have been made to Audience’s historical financial statements to conform to Knowles’ presentation, as follows.

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of March 31, 2015
(in millions)	Audience before reclassification	Reclassifications	Audience after reclassification
Prepaid and other current assets	$3.3	$(0.3)	$3.0
Deferred tax assets	—	0.3	0.3
Accrued compensation and employee benefits	—	5.1	5.1
Other accrued expenses	13.2	(5.8)	7.4
Federal and other taxes on income	—	0.7	0.7
Income taxes payable—noncurrent	0.8	(0.8)	—
Other liabilities	0.2	0.8	1.0

Reclassifications included in the unaudited pro forma condensed combined statements of earnings

	For the Year Ended December 31, 2014
(in millions)	Audience before reclassification	Reclassifications	Audience after reclassification
Research and development expenses	$50.6	$(0.7)	$49.9
Selling and administrative expenses	46.2	(0.7)	45.5
Restructuring charges	—	1.4	1.4

There were no reclassifications made to the pro forma condensed combined statement of earnings for the three months ended March 31, 2015.

Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Audience’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

The preliminary consideration and estimated fair value of assets acquired and liabilities assumed as if the acquisition date was March 31, 2015 is presented as follows.

(in millions)	Amount	Note
Calculation of consideration estimated to be transferred
Fair value of shares of Knowles common stock to be issued to Audience stockholders and equity award holders	$62.4	(a	)
Cash consideration to be paid to Audience stockholders and equity award holders	61.5	(b	)
Fair value of restricted stock units assumed	1.2	(c	)

Fair value of total consideration	$125.1

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$81.9
Less transaction costs expected to be incurred by Audience	(3.4)	(d	)
Less historical Audience intangible assets	(5.3)	(f	)

Adjustments to net book value of assets acquired and liabilities assumed	73.2
Inventory fair value adjustment	8.9	(e	)
Identifiable intangible assets at fair value	26.0	(f	)
Other fair value adjustments, net	2.8	(g	)
Deferred tax impact of fair value adjustments	—	(h	)

Goodwill	$14.2	(i	)

(a)	Represents the acquisition date value of shares of Knowles’ common stock to be issued to Audience stockholders based on 23,603,003 Audience shares outstanding as of May 15, 2015, 250,000 shares expected to be purchased under the Employee Stock Purchase Plan (“ESPP”) and 632,271 shares related to equity awards expected to become fully vested upon the close of the transaction.

For each outstanding share, Audience stockholders will receive consideration consisting of (i) $2.51 in cash without interest and (ii) a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles’ common stock as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer. Refer to the calculation below.

(in millions, except per share data)
Audience shares outstanding, shares expected to be purchased under the ESPP and shares related to equity awards expected to become fully vested upon the close of the transaction	24.485
Estimated exchange ratio[1]	0.1341

Knowles shares to be issued	3.283
Knowles price per share as of May 15, 2015	$19.01

Value of share consideration	$62.4

[1]

The estimated exchange ratio is computed by taking the $2.50 offer per share divided by $18.64, which is the volume weighted average of the sale prices for Knowles common stock for each of the 10 consecutive trading days ending on and including May 15, 2015. The actual value of share consideration is dependent on the Audience shares outstanding at the closing date, price of Knowles’ common stock on the closing date of the transaction and the closing date average price used in the exchange ratio, which could range from $18.16 to $23.35 based on the actual volume weighted average of the sales prices for Knowles’ common stock as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer. This could result in a total purchase price different from the price assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed.

Each Audience stock option that is outstanding immediately prior to the effective time will become fully vested immediately prior to the effective time of the merger, with the exception of certain unvested options held by certain executive officers of Audience, which are listed on a schedule to the merger agreement.

Equity awards that vest as a result of discretionary change in control provisions are attributed to post-combination services in accordance with ASC 805 and accounted for subsequent to the transaction.

(b)	Represents anticipated cash consideration to be transferred to (i) Audience stockholders and (ii) equity award holders for equity awards expected to become fully vested upon the close of the transaction. Refer to calculation below.

(in millions, except per share data)
Audience shares outstanding, shares expected to be purchased under the ESPP and shares related to equity awards expected to become fully vested upon the close of the transaction	24,485
Consideration per share	$2.51

Value of cash consideration	$61.5

(c)	Each Audience restricted stock unit (“RSU”) that is outstanding and unvested immediately prior to the close of the transaction will be converted into a right to receive a Knowles RSU with substantially the same terms using the conversion ratio described in the merger agreement. For purposes of these unaudited pro forma condensed combined financial statements, the conversion ratio used was 0.2682. This estimated conversion ratio assumed a closing date average price of $18.64, which is the volume weighted average of the sale prices for Knowles common stock for each of the 10 consecutive trading days ending on and including May 15, 2015. Only the portion of the RSU awards related to pre-combination services has been included in the estimate of consideration to be transferred. There may be incremental fair value for the converted RSUs based on the difference between the final closing date average price used in the conversion ratio and the price of Knowles’ common stock on the closing date of the transaction. To the extent that incremental fair value exists, it will be expensed in the post-combination financial statements.

(d)	Represents estimated transaction costs to be incurred by Audience, which will reduce net assets acquired.

(e)	To record the increase to Audience’s inventory to present inventory at estimated fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. The amortization of the inventory step-up is reflected as an increase to cost of products sold in the pro forma condensed combined statement of earnings, as detailed in Note 6(d).

(f)	The adjustments reflect the incremental amount necessary to record the estimated fair value of the Audience intangible assets acquired. Identifiable intangible assets expected to be acquired consist of the following.

(in millions)	As of March 31, 2015
Identifiable intangible assets
Trademarks and trade names	$0.9
Developed technology	25.1

Estimated fair value of identified intangible assets	26.0
Historical Audience intangible assets	(5.3)

Pro forma adjustment for estimated fair value of identifiable intangible assets	$20.7

A multi-period excess earnings method was used to value Audience’s developed technology and a relief from royalty method was used to value Audience’s trademarks and trade names. Currently, Knowles does not have sufficient information as to the amount, timing and risk of cash flows of all of the acquired intangible assets. Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results, including a corresponding useful lives and related amortization methods, that differ from the pro forma estimates or if the above scope of intangible assets is modified. The final valuation will be completed within 12 months from the close of the acquisition.

(g)	Reversal of deferred revenue and deferred rent recognized by Audience to record at fair value.

(h)	Knowles and Audience have historically recorded valuation allowances on a portion of their deferred tax assets since it was more-likely-than-not that such assets would not be realized. Following the merger, Knowles will need to assess whether a valuation allowance should be recorded on the deferred tax assets of the combined company, including those deferred tax assets that did not have an allowance in the accounts of Knowles or Audience before the merger. In accordance with the requirements of ASC 805, any change in the valuation allowance would be reflected in the income tax provision in the reporting period that includes the business combination.

The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. The intangible assets are assumed to be located in the Cayman Islands. All pro forma adjustments, other than those relating to the intangible assets, are assumed to occur in the United States. Due to valuation allowances on deferred tax assets in the United States for both Knowles and Audience, the unaudited pro forma condensed combined balance sheet does not reflect statutory rate tax adjustments. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. As a result of these factors, no income tax impact of the pro forma adjustments has been recorded.

(i)	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

(j)	To record Knowles’ estimated acquisition-related transaction costs. The unaudited pro forma balance sheet reflects the costs as an accrued liability with a corresponding decrease to retained earnings.

(k)	Represents the elimination of Audience’s historical common stock, additional paid-in capital, accumulated other comprehensive income and accumulated deficit.

(l)	Knowles expects to fund the cash portion of the transaction by accessing its existing revolving credit facility for an amount equal to the cash value of consideration paid of $61.5 million and remaining transaction costs to be incurred of $4.3 million.

(m)	Represents transaction fees expected to be incurred, all of which are expected to be capitalized in prepaid expenses and other.

Note 6—Unaudited Pro Forma Condensed Combined Statement of Earnings Adjustments

(a)	To record estimated pro forma amortization expense on the definite-lived intangible assets pro forma adjustment discussed in Note 5(f). Pro forma amortization has been estimated on a preliminary basis using the estimated pattern of economic benefit provided by the assets over their estimated useful lives and is as follows.

(in millions)	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
Estimated amortization for acquired definite-lived intangible assets	$1.0	$4.2
Historical Audience definite-lived intangible amortization expense	0.8	1.6

Pro forma adjustment to cost of goods sold	$0.2	$2.6

Estimated amortization for acquired definite-lived intangible assets	$0.1	$0.3
Historical Audience definite-lived intangible amortization expense	0.2	0.5

Pro forma adjustment to selling and administrative expenses	$(0.1)	$(0.2)

The weighted-average estimated useful life for acquired definite-lived intangible assets is 5.9 years. A 10% increase or decrease in the fair value of definite-lived intangible assets would increase or decrease amortization by approximately $0.1 million for the three months ended March 31, 2015 and $0.4 million for the year ended December 31, 2014.

(b)	Interest expense consists of contractual interest expense, with an assumed weighted-average interest rate of 2.43%, and amortization of debt issuance costs.

A 1/8% change in the variable interest rate of the revolving credit facility would result in a change in total interest expense of $0.1 million for the year ended December 31, 2014.

(c)	The statutory rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. The pro forma adjustments related to the intangible assets are assumed to occur in the Cayman Islands and the remainder are assumed to occur in the United States. Due to valuation allowances on deferred tax assets in the United States for both Knowles and Audience, the unaudited pro forma condensed combined statements of operations do not reflect statutory rate tax adjustments. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

(d)	Cost of products sold reflects a pro forma adjustment for the amortization of the inventory step-up. The increase in the value of inventory was reflected as an increase to cost of goods sold during the period subsequent to the acquisition date based on a historical average inventory turnover rate.

(e)	Reversal of non-recurring acquisition-related transaction costs incurred by Knowles and Audience during the three months ended March 31, 2015.

Note 7—Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share for three months ended March 31, 2015 and the year ended December 31, 2014 has been adjusted by the shares expected to be issued by Knowles in connection with the acquisition.

(in millions, except per share data)
Value of the share consideration	$62.4
Knowles price per share (as of May 15, 2015)	$19.01

Knowles shares to be issued	3.283

The shares to be issued has been estimated using the share price as of May 15, 2015. However, the ultimate number of shares to be issued will be dependent on the number of Audience shares outstanding at the closing date, the price of Knowles common stock on the closing date of the transaction and the closing date average price used in the exchange ratio, which could range from $18.16 to $23.35 based on the actual volume weighted average of the sales prices for Knowles’ common stock as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer.

COMPARATIVE AND HISTORICAL PER SHARE MARKET PRICE DATA

Knowles common stock trades on the New York Stock Exchange under the symbol “KN.” Audience common stock trades on the NASDAQ Global Select Market under the symbol “ADNC.” Knowles common stock first began trading on the New York Stock Exchange on a “when-issued” basis on February 14, 2014. Audience common stock first began trading on the NASDAQ Global Select Market on May 11, 2012.

The following table shows the high and low prices per share of Knowles common stock as reported on the New York Stock Exchange and Audience common stock as reported on the NASDAQ Global Select Market on April 29, 2015, the last full trading day before the public announcement of the offer and the merger, and on May 15, 2015, the last practicable trading day before the commencement of the offer.

The table also includes the equivalent high and low prices per share of Audience common stock on those dates. The equivalent high and low price per share reflects the fluctuating value of the offer consideration that Audience stockholders would receive in exchange for each share of Knowles common stock if the offer was completed on either of these dates. The implied value per share of the Audience common stock consideration in the offer on each of the specified dates represents (i) $2.51 plus (ii) the closing sales price of a share of Knowles common stock on that date multiplied by the fraction obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including that date.

As of May 15, 2015, there were approximately 85,111,493 shares of Knowles common stock outstanding. As of May 15, 2015, there were approximately 44 holders of record of Audience common stock and 23,603,003 shares of Audience common stock outstanding.

	Knowles Common Stock (NYSE)	Audience Common Stock (NASDAQ)	Per Share Implied Value of Offer
April 29, 2015	$19.93	$5.49	$5.19
May 15, 2015	$19.01	$4.80	$5.06

The market prices of shares of Knowles common stock and Audience common stock will fluctuate prior to the expiration of the offer and thereafter, and may be different on the expiration date of the offer from the prices set forth above, and for Audience stockholders tendering shares in the offer, at the time they receive cash and shares of Knowles common stock.

The following table sets forth the high and low sales prices of Knowles common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this prospectus/offer to exchange.

	Knowles Common Stock		Dividends(1)
	High	Low
Year Ended December 31, 2015
Second Quarter (through May 15, 2015)	$21.98	$17.67	$—
First Quarter	$24.97	$17.09	$—
Year Ended December 31, 2014
Fourth quarter	$26.38	$17.23	$—
Third quarter	$33.82	$25.62	$—
Second quarter	$32.61	$27.55	$—
First quarter (from February 14, 2014)	$33.66	$27.58	$—

(1)

Knowles has not historically paid cash dividends and it does not anticipate paying a cash dividend on its common stock in the immediate future. Any determination to pay dividends in the future will be at the discretion of the Knowles board of directors and will depend on many factors, such as Knowles’ financial condition, earnings, capital requirements, debt service obligations, industry practice, legal requirements, regulatory constraints and other factors that its board of directors deems relevant.

The following table sets forth the high and low sales prices of Audience common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this prospectus/offer to exchange.

	Audience Common Stock
	High	Low	Dividends (1)
Year Ended December 31, 2015
Second Quarter (through May 15, 2015)	$6.23	$4.33	$—
First Quarter	$5.37	$3.60	$—
Year Ended December 31, 2014
Fourth quarter	$7.83	$3.17	$—
Third quarter	$12.27	$7.21	$—
Second quarter	$13.11	$11.10	$—
First quarter	$13.59	$9.84	$—
Year Ending December 31, 2013
Fourth quarter	$12.88	$8.86	$—
Third quarter	$13.70	$9.25	$—
Second quarter	$16.91	$12.43	$—
First quarter	$16.45	$8.87	$—

(1)	Audience has never declared or paid cash dividends on its common stock. Audience currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of the Audience board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that its board of directors may consider relevant.

Following the consummation of the merger, Knowles common stock will continue to be listed on the New York Stock Exchange, and there will be no further market for Audience common stock.

The foregoing tables show only historical information. These tables may not provide meaningful information to you in determining whether to tender your shares of Audience common stock. Audience stockholders should obtain current market quotations for Knowles common stock and Audience common stock and review carefully the other information contained in this prospectus/offer to exchange and in Audience’s Solicitation/Recommendation Statement on Schedule 14D-9, or incorporated by reference into this prospectus/offer to exchange or the Schedule 14D-9, in considering whether to tender shares in the offer. See the section entitled “Where You Can Find Additional Information” beginning on page 120 of this prospectus/offer to exchange.

COMPARISON OF RIGHTS OF KNOWLES STOCKHOLDERS AND AUDIENCE STOCKHOLDERS

The rights of Knowles stockholders are currently governed by the Delaware General Corporation Law (“DGCL”), Knowles’ certificate of incorporation and Knowles’ bylaws. The rights of Audience stockholders are currently governed by the DGCL, Audience’s certificate of incorporation and Audience’s bylaws. Upon consummation of the merger, Audience stockholders will automatically become Knowles stockholders, and their rights as Knowles stockholders will be governed by DGCL, Knowles’ certificate of incorporation and Knowles’ bylaws.

The following paragraphs summarize some of the important differences between the rights of Knowles stockholders and the rights of Audience stockholders. This summary does not purport to be a complete statement of all of those differences or a complete description of the specific provisions referred to in this summary. The summary below is qualified in its entirety by reference to Knowles’ and Audience’s certificate of incorporation and bylaws, and Audience stockholders should carefully review the relevant provisions thereof. For more information on how to obtain these documents, see “Where You Can Find Additional Information” beginning on page 120 of this prospectus/offer to exchange.

AUTHORIZED CAPITAL STOCK

Audience	Knowles

Audience’s authorized capital stock consists of 550,000,000 shares of capital stock, consisting of:

•    500,000,000 shares of Audience common stock, par value $0.001 per share; and

•    50,000,000 shares of Audience preferred stock, par value $0.001 per share.

Knowles’ authorized capital stock consists of 410,000,000 shares of capital stock, consisting of:

•    400,000,000 shares of Knowles common stock, par value $0.01 per share; and

•    10,000,000 shares of Knowles preferred stock, par value $0.01 per share.

STOCK LISTING

Audience	Knowles
Audience common stock is listed on the NASDAQ Global Select Market.	Knowles common stock is listed on the New York Stock Exchange.

VOTING RIGHTS

Audience	Knowles
Each share of Audience common stock entitles its holder to one vote on all matters on which common stockholders are entitled to vote.	Each share of Knowles common stock entitles its holder to one vote on all matters on which common stockholders are entitled to vote.

CUMULATIVE VOTING

Audience	Knowles

Audience’s certificate of incorporation does not provide for cumulative voting and requires (i) approval by a majority of the board of directors and (ii) the vote of 66 2/3% of the stockholders to impose cumulative voting on the election of directors.

Knowles’ certificate of incorporation does not provide for cumulative voting and requires the vote of 80% of the stockholders to impose cumulative voting on the election of directors.

NUMBER OF DIRECTORS

Audience	Knowles

Audience’s bylaws provide that the number of directors that constitute the board of directors shall be at least one (1), and is to be fixed by resolution adopted by the majority of the board of directors. The Audience board of directors currently consists of seven (7) directors.

Knowles’ bylaws provide that the number of directors that constitute the board of directors shall be no less than three (3) nor more than fifteen (15), and is to be fixed by resolution adopted by the majority of the board of directors. The Knowles board of directors currently consists of eight (8) directors.

CLASSIFICATION OF BOARD OF DIRECTORS

Audience	Knowles

The DGCL permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board of directors into up to three classes of directors with staggered terms of office. Audience does not have a classified board.

Knowles’ certificate of incorporation and bylaws provide that the board of directors be classified into three separate classes with staggered terms of office.

ELECTION OF DIRECTORS

Audience	Knowles
Audience’s bylaws provide that directors shall be elected annually by Audience’s stockholders, and directors are elected by a plurality of the votes cast.	Knowles’ bylaws provide that each class of directors shall be elected annually by Knowles’ stockholders, and directors are elected by a plurality of the votes cast.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Audience	Knowles

Audience’s certificate of incorporation and bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director.

Knowles’ certificate of incorporation and bylaws provide that any vacancy in the board of directors, whether because of an increase in the number of directors or the death, resignation, retirement, disqualification, removal or any other cause, may be filled by vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

REMOVAL OF DIRECTORS

Audience	Knowles
Audience’s certificate of incorporation and bylaws provide that a director may be removed from office by the stockholders of the corporation only for cause.	Knowles’ bylaws provide that a director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least a majority of the shares of voting common stock.

STOCKHOLDER PROPOSALS

Audience	Knowles

Audience’s bylaws provide that a stockholder of record may propose business to be conducted at an annual meeting, including the nomination of an individual for election as director, by notice in writing delivered to Audience’s secretary at Audience’s principal executive offices not later than the forty-fifth (45th) day nor earlier than the seventy-fifth (75th) day before the one-year anniversary of the date on which Audience first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. In order to be timely for a special meeting, such notice must be received by Audience’s secretary at Audience’s principal executive offices not later than the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice.

Such notice for business to be brought at an annual meeting must contain, in general:

•    a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•    the name and address, as they appear on Audience’s books, of the stockholder proposing such business and any stockholder associated person,

•    the class and number of Audience shares that are held of record or are beneficially owned by the stockholder or any stockholder

Knowles’ bylaws provide that a stockholder of record may propose business to be conducted at an annual meeting, including the nomination of an individual for election as director, by notice in writing delivered to Knowles’ secretary at Knowles’ principal executive offices not later than the ninetieth (90th) day nor earlier than the one hundred and twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. If a special meeting is to be held for the purpose of electing directors, such notice must be delivered not later than the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. The adjournment or postponement of the meeting, or the public announcement of the adjournment or postponement, will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Such notice must contain, in general:

•    with respect to any business desired to be brought before an annual meeting, a brief description of the business, the reasons for conducting such business and the text of the proposal or business,

•    with respect to the nomination of an individual for election as a director, the name, age, business address and residence address of the nominee, and the principal occupation or employment of the nominee,

•    the name and address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal or nomination is being made,

•    certain information with respect to ownership of Knowles stock, and certain additional information with respect to nominee holders, derivative instruments

Audience	Knowles

associated person and any derivative positions held or beneficially held by the stockholder or any stockholder associated person,

•    whether and the extent to which any hedging or other transaction has been entered into by or on behalf of such stockholder or any stockholder associated person with respect to any Audience securities, and a description of certain other agreements with respect to Audience stock,

•    any material interest of the stockholder or a stockholder associated person in such business, and

•    a statement whether either such stockholder or any stockholder associated person will deliver a proxy statement and form of proxy to holders of at least the percentage of Audience’s voting shares required under applicable law to carry the proposal.

Such notice for nomination of a director for election at an annual meeting or special meeting must contain, in general:

•    the name, age, business address, residence address and the principal occupation or employment of the nominee,

•    the class and number of Audience shares that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee,

•    whether and the extent to which any hedging or other transaction has been entered into by or on behalf of the nominee with respect to any Audience securities, and a description of certain other agreements with respect to Audience stock,

•    a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder,

•    a written statement executed by the nominee acknowledging that as a director of Audience, the nominee will owe a fiduciary duty under Delaware law with respect to Audience and its stockholders,

and other agreements with respect to Knowles stock,

•    a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any proposed nominee or any other person or persons (including their names) and any material interest of such person or any affiliates or associates of such person, in such business or nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person,

•    a representation (a) that the stockholder giving notice is a holder of record of Knowles stock entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting or to nominate the persons named in its notice and (b) whether the stockholder (and any beneficial owners on whose behalf the proposal or nomination is made) intends to continue to hold the shares through the date of the meeting,

•    a representation whether the stockholder or any of the beneficial owners intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding Knowles stock which, together with the holdings of such stockholder and all such beneficial owners, is sufficient to approve or adopt the proposal or to elect the nominee, and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, and

•    any other information that is required to be provided by such person pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such person’s capacity as a proponent to a stockholder proposal or director nomination.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Audience	Knowles

•    any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected),

•    the name and address, as they appear on Audience’s books, of the stockholder proposing such nominee and any stockholder associated person,

•    the class and number of Audience shares that are held of record or are beneficially owned by the stockholder or any stockholder associated person and any derivative positions held or beneficially held by the stockholder or any stockholder associated person,

•    whether and the extent to which any hedging or other transaction has been entered into by or on behalf of such stockholder or any stockholder associated person with respect to any Audience securities, and a description of certain other agreements with respect to Audience stock,

•    any material interest of the stockholder or a stockholder associated person in such nomination, and

•    a statement whether either such stockholder or stockholder associated person will deliver a proxy statement and form of proxy to holders of a number of Audience’s voting shares reasonably believed by such stockholder or stockholder associated person to be necessary to elect such nominee.

At the request of the board of directors, any person nominated by a stockholder for election as a director must furnish to the secretary of Audience that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, such other information as may reasonably be required by Audience to determine the eligibility of such proposed nominee to serve as an independent director of Audience or audit

Knowles may require any proposed nominee to furnish such other information as Knowles may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Audience
committee financial expert, and such information or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

ACTION BY WRITTEN CONSENT

Audience	Knowles

Audience’s bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholder.

Knowles’ bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting, and the ability of stockholders to consent in writing to the taking of any action is specifically denied.

ADVANCE NOTICE OF STOCKHOLDER OR STOCKHOLDER MEETINGS

Audience	Knowles

Audience’s bylaws provide that Audience must give notice of annual and special meetings of its stockholders not less than ten (10) nor more than sixty (60) days before the date of such meeting to each stockholder of record entitled to vote at such meeting.

Knowles’ bylaws provide that Knowles must give notice of annual and special meetings of its stockholders not less than ten (10) nor more than sixty (60) days before the date of such meeting to each stockholder of record entitled to notice of and vote at such meeting.

CALLING SPECIAL MEETINGS OF STOCKHOLDERS OR STOCKHOLDERS

Audience	Knowles

Audience’s bylaws provide that special meetings of stockholders may be called by the board of directors acting pursuant to a resolution adopted by a majority of the whole board, the Chairperson of the board of directors, the Chief Executive Officer, or the President (in the absence of a Chief Executive Officer), but a special meeting may not be called by any other person or persons.

Knowles’ bylaws provide that special meetings of stockholders may be called by either (a) the Chairman of the board of directors or (b) the Chief Executive Officer, and shall be called by the Chief Executive Officer at the request made pursuant to a resolution of a majority of the members of the board of directors. The ability of the stockholders to call a special meeting is specifically denied.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

Audience	Knowles

Audience’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to Audience or its stockholders for monetary damages for breach of fiduciary duty as a director.

Audience’s certificate of incorporation further provides that Audience shall indemnify, to the fullest extent permitted by applicable law, any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed

Knowles’ certificate of incorporation provides that no director shall be personally liable to Knowles or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Knowles’ certificate of incorporation further provides that Knowles shall indemnify its directors and officers to the fullest extent authorized or

Audience	Knowles
proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Audience or is or was serving at the request of Audience as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.	permitted by law, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of Knowles and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The right to indemnification shall include the right to be paid by Knowles the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Knowles.

FORUM

Audience	Knowles

Audience’s bylaws provide that, unless Audience consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Audience, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Audience to Audience or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within Santa Clara County, California, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Knowles’ bylaws do not have an equivalent provision.

AMENDMENT OF CERTIFICATE OF INCORPORATION

Audience	Knowles

Audience’s certificate of incorporation provides that the corporation reserves the right to amend, alter, change or repeal any provision in the certificate of incorporation in the manner now or hereafter prescribed by statute; provided, however, that the board of directors, acting pursuant to a resolution adopted by a majority of the board of directors, and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of Audience is required for the amendment, repeal or modification of certain provisions of the certificate of incorporation.

Knowles’ certificate of incorporation provides that the corporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner now or hereafter prescribed in the certificate of incorporation, the bylaws or the DGCL; provided, however, that the affirmative vote of the holders of at least eighty percent (80%) of the voting stock then outstanding is required to amend, alter, change or repeal certain provisions of the certificate of incorporation.

AMENDMENT OF BYLAWS

Audience	Knowles

Audience’s certificate of incorporation provides that either the board of directors or the stockholders may adopt, amend or repeal the bylaws of Audience. Audience’s bylaws provide that the affirmative vote of the holders at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding common stock then entitled to vote shall be required to amend or repeal certain sections of the bylaws.

Knowles’ certificate of incorporation and bylaws provide that the affirmative vote of either a majority of the entire board of directors or at least eighty percent (80%) of the voting stock then outstanding is required to adopt, amend, alter or repeal the bylaws.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Knowles and Audience to “incorporate by reference” information into this prospectus/offer to exchange, which means that we can disclose important information to Audience’s stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. The information that Knowles or Audience files with the SEC later will automatically update and supersede this information. This prospectus/offer to exchange incorporates by reference the documents listed below that Knowles and Audience have previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and the exhibits related thereto filed under Item 9.01 of Form 8-K). These documents contain important information about Knowles and Audience and their respective businesses, financial conditions and results of operations.

Knowles filings (File No. 005-88124)	Period
Annual Report on Form 10-K	Year ended December 31, 2014, filed on February 25, 2015
Quarterly Report on Form 10-Q	Quarter ended March 31, 2015, filed on May 6, 2015
Current Reports on Form 8-K	Filed on January 6, 2015, April 30, 2015 (Items 1.01 and 8.01 only) and May 8, 2015
The description of Knowles common stock contained in Amendment No. 5 to its Registration Statement on Form 10	Filed on February 6, 2014

Audience filings (File No. 001-35528)	Period
Annual Report on Form 10-K	Year ended December 31, 2014, filed on March 9, 2015, as amended on April 24, 2015
Quarterly Report on Form 10-Q	Quarter ended March 31, 2015, filed on May 11, 2015
Current Reports on Form 8-K	Filed on September 24, 2014, February 24, 2015, March 9, 2015, April 30, 2015 (Items 1.01 and 8.01 only), May 1, 2015, May 6, 2015 and June 4, 2015

All information and documents subsequently filed by Knowles and Audience pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and the exhibits related thereto filed under Item 9.01 of Form 8-K) from the date of filing this prospectus/offer to exchange through the earlier of the date that the merger agreement is terminated or the date on which the offer is consummated shall also be deemed to be incorporated herein by reference and will constitute a part of this document from the date of filing of that information or document.

Neither Knowles nor Purchaser has authorized anyone to give any information or make any representation about the offer that is different from, or in addition to, that contained in this prospectus/offer to exchange or in any of the materials that Knowles and Purchaser have incorporated by reference into this prospectus/offer to exchange. Therefore, if anyone provides information of this sort, Audience’s stockholders should not rely on it. If Audience stockholders are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if it is unlawful to direct these types of activities, to any Audience stockholders then the offer presented in this document does not extend to such stockholders. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this prospectus/offer to exchange to the stockholders nor the issuance of shares of Knowles common stock pursuant to the offer or in the merger shall create any implication to the contrary.

Audience stockholders may obtain copies of this prospectus/offer to exchange and the documents incorporated herein by reference and Audience’s Schedule 14D-9 and the documents incorporated herein by reference without charge (excluding all exhibits unless such exhibits have been specifically incorporated by reference in this prospectus/offer to exchange) by contacting Knowles at its address or telephone number indicated below under “Where You Can Find Additional Information.”

LEGAL MATTERS

Sidley Austin LLP, counsel to Knowles, will pass upon the validity of the Knowles common stock to be issued in the offer and the merger for Knowles.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus/offer to exchange by reference to Knowles Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus/offer to exchange by reference to Audience, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Each of Knowles and Audience file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. Such reports, proxy statements and other information may be read and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information by calling the SEC at 1-800-732-0330. The SEC also maintains a website at www.sec.gov that contains public filings reports, proxy statements and other information relating to Audience and Knowles that have been filed via the EDGAR system.

You may also request copies of these documents from Purchaser, without charge, excluding all exhibits, unless Purchaser has specifically incorporated by reference an exhibit in this prospectus/offer to exchange. You may obtain documents incorporated by reference in this prospectus/offer to exchange by requesting them in writing or by telephone from the Information Agent, Georgeson Inc., at the address set forth below. You can also contact the Information Agent at its address and telephone number listed below for answers to your questions regarding the transaction.

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Stockholders Call Toll-Free: (888) 497-9677

You may also obtain copies of this information from Knowles’ website, www.knowles.com, or by sending a request to Knowles Corporation, Attention: Corporate Secretary, 1151 Maplewood Drive, Itasca, Illinois 60143, or from Audience’s website, www.audience.com, as applicable. Information contained on Knowles’ or Audience’s respective websites does not constitute part of this prospectus/offer to exchange.

In order to receive timely delivery of any SEC filings or documents incorporated by reference, you must make your request no later than June 23, 2015.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/offer to exchange, together with the Schedule 14D-9 of Audience that has been mailed to you together with this prospectus/offer to exchange in deciding whether to tender your shares of Audience common stock in the offer. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/offer to exchange or Schedule 14D-9 of Audience. You should not assume that the information contained in, or incorporated by reference into, this prospectus/offer to exchange is accurate as of any date other than June 17, 2015.

On May 19, 2015, Knowles filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of Knowles common stock to be issued in the offer and the merger. Knowles filed amendments to that registration statement on June 10, 2015 and June 17, 2015 and Knowles may also file additional amendments to that registration statement. This prospectus/offer to exchange is a part of that registration statement and constitutes a prospectus of Knowles for the shares of Knowles common stock to be issued to Audience’s stockholders in the offer and the merger. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information found in the registration statement or the exhibits to the registration statement. For further information relating to Knowles and the shares of Knowles common stock, you should consult the registration statement and its exhibits. In addition, on May 19, 2015, Knowles filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, to furnish certain information about the offer. Knowles filed amendments to that Schedule TO on May 22, 2015, June 10, 2015 and June 17, 2015 and Knowles may also file additional amendments to that Schedule TO. Audience has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer and the merger, which includes an information statement pursuant to Section 14(f) of the Exchange Act and Rule 14F-1. You may obtain copies of the registration statement and its exhibits, the Schedule TO and the Schedule 14D-9 (and any amendments to those documents) in the manner described above.

Schedule I

DIRECTORS AND EXECUTIVE OFFICERS OF KNOWLES AND PURCHASER

The names of the directors and executive officers of Knowles and Purchaser and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed or held such position for a period in excess of five years. The business address of each of the directors and executive officers of Knowles and Purchaser is 1151 Maplewood Drive, Itasca, Illinois 60143.

Knowles

Name	Country of Citizenship	Position
Jeffrey S. Niew	United States	President, Chief Executive Officer and Director
Jean-Pierre M. Ergas	United States	Chairman of the Board
Keith L. Barnes	United States	Director
Robert W. Cremin	United States	Director
Didier Hirsch	France	Director
Ronald Jankov	United States	Director
Richard K. Lochridge	United States	Director
Donald Macleod	United States	Director
John S. Anderson	United States	Senior Vice President & Chief Financial Officer
Michael A. Adell	United States	Co-President, Mobile Consumer Electronics-Microphones
Christian U. Scherp	Germany	Co-President, Mobile Consumer Electronics-Speakers and Receivers
Gordon A. Walker	United States	Co-President, Specialty Components-Acoustics & Hearing Health
David W. Wightman	United States	Co-President, Specialty Components-Precision Devices
Alexis Bernard	Belgium	Senior Vice President & Chief Technology Officer
Raymond D. Cabrera	United States	Senior Vice President, Human Resources & Chief Administrative Officer
Paul M. Dickinson	United States	Senior Vice President, Corporate Development
Daniel J. Giesecke	United States	Senior Vice President & Chief Operating Officer
Thomas G. Jackson	United States	Senior Vice President, General Counsel & Secretary
James F. Wynn	United States	Senior Vice President, Global Supply Chain

Jeffrey S. Niew. Mr. Niew has served as a director of Knowles since February 2014. He is also the President & Chief Executive Officer of Knowles (since 2013), former Vice President of Dover Corporation and President and Chief Executive Officer of Dover Communication Technologies (from 2011 to February 2014). Mr. Niew joined Knowles Electronics LLC in 2000, and became Chief Operating Officer in 2007, President in 2008 and President and Chief Executive Officer in 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group. He is also a Director of Advanced Diamond Technologies, Inc. and a member of the Advisory Board of the University of Illinois—College of Engineering.

Jean-Pierre M. Ergas. Mr. Ergas has served as the Chairman of the Board of Knowles since February 2014. Mr. Ergas is a private investor. Since 2010, he has been the Managing Partner of Ergas Ventures, LLC. He is also the former Chief Executive Officer (from 2000 to 2007) of BWAY Corporation, a steel and plastic container manufacturer, and American National Can Company, Cedegur Pechiney, Cebal S.A. and Alcan Europe, and former senior executive at Pechiney S.A. and Alcan Aluminum Limited. He is also a Director (since 1995) and former Chairman of the Board of Directors (from 2000 to 2010) of BWAY Corporation, and a Director of Dover Corporation (since 1994) and Plastic Omnium (since 1990). Mr. Ergas holds an MBA from Harvard University.

Keith L. Barnes. Mr. Barnes has served as a director of Knowles since February 2014. Mr. Barnes is a private investor. Since 2011, he has been Chairman and CEO of Barnes Capital Management, a family office investment company. He is the former President and Chief Executive Officer (from 2006 to 2010) of Verigy Ltd., a provider of advanced semiconductor test solutions that was spun-off from Agilent in 2006. Prior to that he was Chairman and Chief Executive Officer (from 2003 to 2006) of Electroglas, Inc., an integrated circuit probe manufacturer. Mr. Barnes also served as Chief Executive Officer (from 1995 to 2001) of Integrated Measurement Systems, Inc. (IMS), a manufacturer of engineering test stations and test software. Prior to becoming CEO of IMS, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. He is also a Director of Mentor Graphics Corporation (since 2012), JDS Uniphase Corporation (since 2011), The Classic Wines Auction and San Jose State University Tower Foundation. He is a former Director of Spansion, Inc. (from 2011 to 2015), Intermec Inc., Verigy Ltd. (from 2006 to 2010), Cascade Microtech, Inc., Electroglas Inc., and DATAIO Corporation, the former Chairman of the Board of Directors (from 1998 to 2001) of Integrated Measurement Systems, Inc., and the former Vice Chairman of the Board of Directors (from 2002 to 2003) of Oregon Growth Account. Mr. Barnes graduated from San Jose State University with a Bachelor of Science degree in Environmental Science.

Robert W. Cremin. Mr. Cremin has served as a director of Knowles since February 2014. He is the Chairman (since 2009) of the Board of Directors of Dover Corporation and President (from 1997 to 2009) and Chief Executive Officer (from 1999 to 2009) of Esterline Technologies Corporation, a manufacturer of aerospace and defense products. He also is a Director of Dover (since 2005), Premera Blue Cross (since May 2010), the Pacific Northwest Ballet and Archilles International. He is the former Chairman (from 2001 to 2011) and former Director (from 2001 to 2013) of Esterline Technologies Corporation. Mr. Cremin holds an MBA from Harvard University.

Didier Hirsch. Mr. Hirsch has served as a director of Knowles since December 2014. He is the Senior Vice President and Chief Financial Officer (since 2010) of Agilent Technologies, Inc., a global leader in life science, diagnostics and applied chemical markets, providing instruments, software, services and consumables for the entire laboratory workflow. He previously served as Agilent’s Chief Accounting Officer (from 2007 to 2010), interim Chief Financial Officer (2010), Vice President, Corporate Controllership and Tax (from 2006 to 2010), Vice President and Controller (from 2003 to 2006) and Vice President and Treasurer (from 1999 to 2003). Prior to joining Agilent, Mr. Hirsch served in various financial capacities and roles (from 1989 to 1999) at Hewlett-Packard Company. He also is a Director of Logitech International S.A. (since 2012) and former director of International Rectifier Corporation (from 2012 to 2015).

Ronald Jankov. Mr. Jankov has served as a director of Knowles since February 2014. He previously served as the Senior Vice President and General Manager of the Processors and Wireless Infrastructure Division (from 2012 to 2014) of Broadcom Corp., a provider of semiconductor solutions for wired and wireless communications. Mr. Jankov joined Broadcom in 2012 following its acquisition of NetLogic Microsystems Inc., a fabless semiconductor company that went public in 2004, where Mr. Jankov served as President and Chief Executive Officer (from 2000 to 2012). Previously, Mr. Jankov served as Vice President of Sales and then Vice President and General Manager for the Multimedia Division (from 1995 to 1999) of NeoMagic Corporation, as Vice President (from 1994 to 1995) of Cyrix Corporation and as founder (from 1990 to 1994) of Accell Corp. He is also a Director of eASIC Corporation and sole Trustee of the Jankov Trust and the Grace Czimarik Charitable Trust and former Director of NetLogic Microsystems Inc. (from 2000 to 2012). Mr. Jankov has a Bachelor of Science degree from Arizona State University.

Richard K. Lochridge. Mr. Lochridge has served as a director of Knowles since February 2014. He is the retired President (from 1986 to 2010) of Lochridge & Company, Inc., a management consulting firm. Over a period of 29 years, Mr. Lochridge has served on the boards of seven public companies, including the three on which he currently serves (excluding Knowles): Dover Corporation (since 1999); The Lowe’s Company, Inc. (since 1998) and PETsMART (since 1998). He is a former Director of the John Harland Company.

Donald Macleod. Mr. Macleod has served as a director of Knowles since February 2014. He is the former Chief Executive Officer (from 2009 to 2011) of National Semiconductor Corporation, an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming Chief Executive Officer, including Chief Operating Officer (from 2001 to 2009), and Chief Financial Officer (from 1991 to 2001). He also serves on the Board of Entrepreneurial Scotland (since 2014), an organization set up to promote business growth initiatives and development opportunities for entrepreneurs in Scotland. He is also the Chairman of the Board (since 2012) of Intersil Corporation and Director (since 2007) of Avago Technologies Limited, as well as the former Chairman of the Board (from 2010 to 2011) of National Semiconductor. Mr. Macleod holds a Bachelor of Science degree in economics and an Honorary Doctor of the University degree from the University of Stirling in Scotland. He is also a member of the Institute of Chartered Accountants of Scotland.

John S. Anderson. Mr. Anderson has served as Senior Vice President & Chief Financial Officer of Knowles since December 2013. From January 2013 until February 2014, Mr. Anderson served as Vice President and Chief Financial Officer of Dover Communication Technologies. Previously, Mr. Anderson served as Vice President and Chief Financial Officer of Dover Energy (from August 2010 to January 2013) and Vice President and Chief Financial Officer of Dover Fluid Management (from October 2009 to August 2010). Previous experience includes the roles of Corporate Controller and Director Financial Planning & Analysis for Sauer-Danfoss Inc. (from October 2004 to October 2009) and Director of Finance and Controller for Borg Warner Turbo Systems GmbH (from August 2002 to October 2004).

Michael A. Adell. Mr. Adell has served as Co-President, Mobile Consumer Electronics—Microphones of Knowles since July 2011. Previously, Mr. Adell served as Vice President and General Manager in the Knowles Acoustics division of Knowles Electronics (“Knowles Acoustics”) (from January 2009 to July 2011), General Manager, Knowles Acoustics (from December 2006 to January 2009), Director, Product Management, Knowles Acoustics (from July 2004 to November 2006) and Product Manager for silicon microphone products, Knowles Acoustics (from November 2002 to July 2004).

Christian U. Scherp. Mr. Scherp has served as Co-President, Mobile Consumer Electronics—Speakers and Receivers of Knowles since September 2012. Prior to joining Knowles Electronics, Mr. Scherp served as the Global Head of Sales for the Consumer Devices business of TE Connectivity (from November 2011 to August 2012). Additional previous experience includes the following roles at Conexant Systems: Executive Vice President of Sales (from January 2011 to June 2011), Co-President, WW Sales, Marketing, Program Management (from July 2009 to December 2010) and President (from 2008 to 2009).

Gordon A. Walker. Mr. Walker has served as Co-President, Specialty Components—Acoustics & Hearing Health of Knowles since July 2011. Previously, Mr. Walker served in the following roles in the Knowles Electronics division of Knowles Electronics: Vice President and General Manager (from December 2007 to July 2011), General Manager (from January 2006 to December 2007) and Director, Product Management (from September 2004 to December 2005). Prior to such positions, he held marketing, finance and operations roles after he joined Knowles Electronics in 1997.

David W. Wightman. Mr. Wightman has served as Co-President, Specialty Components—Precision Devices of Knowles since April 2013. Previously, Mr. Wightman held the position of President of Ceramic & Microwave Products (from August 2004 to April 2013) and President (from February 2000 to August 2004) of Dow-Key Microwave Corporation. Mr. Wightman’s experience also includes leadership roles at Danaher from February 1995 to February 2000.

Alexis Bernard. Mr. Bernard has served as Chief Technology Officer of Knowles since October 2014. Prior to joining Knowles, Mr. Bernard was the Chief Technology Officer at Audience, Inc. (from 2013 to 2014). Previously, Mr. Bernard was Vice President of Technology Strategy and Business Development (from 2012 to 2013) and Head Chief Technology Officer, Operations and Chief of Staff, Nokia Chief Technology Officer & Executive Vice President (from 2010 to 2012) at Nokia and prior thereto Senior Engagement Manager at McKinsey & Company (from 2005 to 2010).

Raymond D. Cabrera. Mr. Cabrera has served as Senior Vice President, Human Resources & Chief Administrative Officer of Knowles since February 2014. From November 2011 until February 2014, Mr. Cabrera served as Vice President, Human Resources of Dover Communication Technologies. Previously, Mr. Cabrera served in the following capacities at Knowles: as Vice President, Human Resources and Chief Administrative Officer (from January 2004 to November 2011), Vice President, Human Resources (from March 2000 to January 2004) and Director, Human Resources (from June 1997 to March 2000) of Knowles Electronics.

Paul M. Dickinson. Mr. Dickinson has served as Senior Vice President, Corporate Development of Knowles since February 2014 and Treasurer from February to November 2014. Mr. Dickinson started his career with Knowles in October 2013. Previously, Mr. Dickinson was the Chief Financial Officer for EPAY Systems, Inc., from 2012 until moving to Knowles. Additional previous experience includes the following roles at Littelfuse, Inc.: Vice President and General Manager, Semiconductor Business (from 2008 to 2012), Vice President, Corporate Development & Treasurer (from 2005 to 2008), Treasurer (from 2003 to 2005), Director of Accounting and International Finance (from 2000 to 2003) and other finance leadership roles since he joined Littelfuse in 1993.

Daniel J. Giesecke. Mr. Giesecke has served as Senior Vice President & Chief Operating Officer of Knowles since February 2014. From January 2012 until February 2014, Mr. Giesecke served as Vice President, Global Operations of Dover Communication Technologies. Previously, Mr. Giesecke served as Vice President, Advanced Manufacturing Engineering, Knowles Electronics (from February 2009 to January 2012), Senior Director, Advanced Manufacturing Engineering, Knowles Electronics (from January 2008 to February 2009), Director of Engineering Operations, Knowles Electronics (from November 2003 to January 2008) and various operations, supply chain and engineering positions since he joined Knowles Electronics in 1995.

Thomas G. Jackson. Mr. Jackson has served as Senior Vice President, Secretary of Knowles since February 2014 and, effective April 1, 2014, also as General Counsel. Prior to joining Knowles, Mr. Jackson served as Vice President and Assistant General Counsel at Jabil Circuit, Inc., a provider of electronic manufacturing services (from March 2012 to December 2013). In addition, he served as Vice President, General Counsel and Secretary at P.H. Glatfelter Company, a manufacturer of specialty papers and fiber-based engineered materials (from June 2008 to November 2011) and as its Assistant General Counsel, Assistant Secretary and Director of Compliance (from September 2006 to June 2008).

James F. Wynn. Mr. Wynn has served as Senior Vice President Global Supply Chain of Knowles since February 2014. From January 2013 until February 2014, Mr. Wynn served as Vice President, Global Supply Chain of Dover Communication Technologies. Previously, Mr. Wynn served as Vice President, Global Supply Chain (from February 2009 to January 2013), Senior Director, Global Supply Chain (from March 2004 to February 2009) and Director, Global Supply Chain (from March 2002 to March 2004) of Knowles Electronics.

Purchaser

Name	Country of Citizenship	Position
Paul M. Dickinson	United States	Director
Raymond D. Cabrera	United States	President
Nilson Rodrigues	United States	Treasurer
Mark Pacioni	United States	Secretary

Paul M. Dickinson. Mr. Dickinson currently serves as Senior Vice President, Corporate Development of Knowles. See above for additional biographical information relating to Mr. Dickinson.

Raymond D. Cabrera. Mr. Cabrera currently serves as Senior Vice President, Human Resources & Chief Administrative Officer of Knowles. See above for additional biographical information relating to Mr. Cabrera.

Nilson Rodrigues. Mr. Rodrigues has served as Treasurer of Knowles since November 2014. Mr. Rodrigues started his career at Knowles in April 2014 as Director of Treasury. Prior to joining Knowles, Mr. Rodrigues served as Director of Global Treasury for Navistar Inc. (from December 2004 to April 2014), Regional Manager for FleetBoston Bank—Brazil (from August 2000 to December 2004) and Branch Manager for Citibank—Brazil (from August 1991 to July 2000).

Mark Pacioni. Mr. Pacioni has served as Associate General Counsel and Assistant Secretary of Knowles since April 2014. Prior to joining Knowles, he was Associate General Counsel and Secretary of Molex Incorporated (from 2008 to April 2014) and Governance Counsel and Assistant Secretary of The Boeing Company (from 2003 to 2008). Mr. Pacioni also was Of Counsel at Schiff Hardin, associated with Mayer Brown and Special Counsel at the SEC.

Complete and correct copies of the letter of transmittal, properly completed and duly signed, will be accepted. The letter of transmittal, certificates for shares of Audience, Inc. common stock and any other required documents should be sent or delivered by each Audience stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the address set forth below:

The Depositary for the Offer is:

By mail:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940-3011

By courier:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

250 Royall Street, Suite V

Canton, MA 02021

By facsimile transmission:

(for eligible institutions only)

(617) 360-6810

Confirm facsimile transmission:

(for eligible institutions only)

(781) 575-2332

Questions and requests for assistance or additional copies of this prospectus/offer to exchange, the letter of transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Stockholders Call Toll-Free: (888) 497-9677

Until the expiration of the offer, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER

among

KNOWLES CORPORATION,

ORANGE SUBSIDIARY, INC.

and

AUDIENCE, INC.

Dated as of April 29, 2015

A-i

(Continued)

A-ii

(Continued)

Page
Section 8.7	Governing Law	A-58
Section 8.8	Submission to Jurisdiction	A-58
Section 8.9	Assignment; Successors	A-58
Section 8.10	Enforcement	A-58
Section 8.11	Currency	A-59
Section 8.12	Severability	A-59
Section 8.13	Waiver of Jury Trial	A-59
Section 8.14	Counterparts	A-59
Section 8.15	Electronic Signature	A-59
Section 8.16	No Presumption Against Drafting Party	A-59
Section 8.17	Company Disclosure Letter	A-59

Annex I	Defined Terms
Annex II	Conditions to the Offer
Exhibit A	Form of Tender and Support Agreement
Exhibit B	Illustrative Calculations of Offer Consideration

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 29, 2015, is by and among Knowles Corporation, a Delaware corporation (“Parent”), Orange Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Audience, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to commence an exchange offer (such exchange offer, as it may be extended, amended or supplemented from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of common stock of the Company, par value $0.001 per share (the “Shares”), for consideration comprised of: (i) $2.50 per Share in cash without interest and subject to any withholding of Taxes required by applicable Law (the “Cash Consideration”), and (ii) the Stock Consideration (the Stock Consideration, together with the Cash Consideration, the “Offer Consideration”);

WHEREAS, following the Acceptance Time, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”), in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), and shall be consummated on the first Business Day following the completion of the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated herein, including the Offer and the Merger, (b) adopted this Agreement and (c) recommended that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub in the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain Persons are entering into a Tender and Support Agreement with Parent, a form of which is attached as Exhibit A hereto (the “Tender and Support Agreement”);

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery hereof, certain employees of the Company are entering into letters relating to the ongoing employment of such employees with Parent, the Company or one of their Affiliates (collectively, the “Employment Arrangements”), in each case to become effective at the Effective Time; and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the Offer.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as soon as reasonably practicable after the date of this Agreement, but in no event later than the 15th Business Day after the date of this Agreement. Notwithstanding the foregoing, Merger Sub shall not be required to commence the Offer if the Company shall not be prepared to file with the SEC immediately following commencement of the Offer, and to disseminate to holders of Shares, the Schedule 14D-9. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.” In the Offer, each Share accepted by Merger Sub in accordance with the terms of the Offer shall, subject to the adjustments set forth in Section 2.1(e), be exchanged for the right to receive the Offer Consideration. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, (x) accept for exchange all Shares validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Merger Sub is permitted to do so under applicable Laws (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and (y) deliver the Offer Consideration in exchange for each Share accepted for exchange pursuant to the Offer.

(b) The obligation of Merger Sub to accept for exchange (and the obligation of Parent to cause Merger Sub to accept for exchange) Shares validly tendered (and not withdrawn) pursuant to the Offer shall be subject only to the conditions set forth in Annex II (the “Offer Conditions”).

(c) Merger Sub expressly reserves the right, in its sole discretion, to (i) increase the Offer Consideration and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Tender Condition or any of the conditions set forth in clauses (d) or (e) of Annex II may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer, (2) decreases any component of the Offer Consideration, (3) decreases the aggregate number of Shares to be purchased by Merger Sub in the Offer, (4) imposes conditions to the Offer in addition to the Offer Conditions or modifies the existing Offer Conditions in a manner adverse to the stockholders of the Company, or (5) except as provided in Section 1.1(d), extends the expiration time of the Offer beyond the initial expiration time of the Offer.

(d) The Offer shall initially be scheduled to expire twenty (20) Business Days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 7.1, (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions, for additional successive periods of up to ten (10) Business Days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Merger Sub or Parent be required or permitted, except to the extent consented to by the Company, to extend the Offer to a date later than the Outside Date; and (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer; provided, however that in no event shall Merger Sub or Parent be required or permitted, except to the extent consented to by the Company, to extend the Offer to a date later than the Outside Date. For the avoidance of doubt, if, at any Expiration Date, all of the Offer Conditions have been satisfied or waived in writing by Parent and this Agreement has not otherwise been terminated in accordance with its terms Merger Sub shall (and Parent shall cause Merger Sub to) promptly accept for exchange, and deliver the Offer Consideration for, all Shares validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement.

(e) As soon as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). On the Offer Commencement Date, Parent and Merger Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”), which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable Laws. Parent and Merger Sub shall cause the Registration Statement and the Offer Documents and the filing and dissemination thereof to comply in all material respects with the applicable Laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall consider and incorporate any such comments as Parent, Merger Sub and their counsel deem appropriate. Parent and Merger Sub shall promptly provide the Company and its counsel with a copy of any written comments and a description of any oral comments received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents. Each of Parent and Merger Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer. To the extent required by the applicable Laws, (1) each of Parent, Merger Sub and the Company shall use reasonable best efforts to correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (2) Parent and Merger Sub shall take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Shares. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.

(f) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with this Agreement, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

Section 1.2 Company Actions.

(a) Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject only to Section 5.3, shall reflect the Company Recommendation. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Laws. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall consider and incorporate any such comments as the Company and its counsel deem appropriate. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D- 9 and shall use reasonable best efforts to respond promptly to any such comments. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other Laws, (i) each of Parent, Merger Sub and the Company shall use reasonable best efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Laws, to be disseminated to holders of Shares. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that may be reasonably requested in connection with any action contemplated by this Section 1.2(a).

(b) The Company shall promptly provide to Parent (i) a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger. Except as may be required by applicable Laws or legal process, and except as may be necessary to disseminate the Offer Documents, Parent and Merger Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

Section 1.3 The Merger.

(a) Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, on the Closing Date (as defined below), but following the expiration of the Offer, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the “Certificate of Merger”), as required by the DGCL, and the parties shall take all such further actions as may be required by Law to cause the Merger to be consummated. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in such Certificate of Merger (the date and time at which the Merger becomes effective, the “Effective Time”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the Laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease. The Merger shall be governed by Section 251(h) of the Corporation Law and the Certificate of Merger shall be filed immediately following the Acceptance Time or, if the Secretary of State of the State of Delaware is not accepting such filings at the Acceptance Time, as soon thereafter as such filings may be made.

(b) At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except the name of the Surviving Corporation shall be “Audience, Inc.”) until thereafter amended as permitted therein or by applicable Law. At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as permitted therein or by applicable Law.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided in the DGCL.

Section 1.5 Closing. Prior to the filing referred to in Section 1.3, as soon as practicable following the satisfaction or waiver, to the extent permitted by applicable Law, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to their satisfaction or, to the extent permitted by applicable Law, waiver, at the Closing), the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time and be held at the offices of Sidley Austin LLP, One South Dearborn, Chicago, IL 60603, (or such other place as the parties may mutually agree). The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Surviving Corporation from and after the Effective Time shall be as determined by Parent in its sole discretion, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and applicable Laws.

ARTICLE II

OFFER CONSIDERATION; CONVERSION OF STOCK

Section 2.1 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or Merger Sub or any holder of any securities thereof:

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share.

(b) Cancellation of Shares. Each outstanding or issued Share that is owned by Parent, Merger Sub or the Company, or by any Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time (collectively, the “Excluded Shares”), shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall automatically be converted into (i) the right to receive cash in an amount, without interest, equal to the Cash Consideration and (ii) the right to receive a number of validly issued, fully paid and nonassessable shares (the “Stock Consideration”) of Parent Common Stock equal to the quotient (subject to adjustment as provided in Section 2.1(e), the “Exchange Ratio”) obtained by dividing (A) $2.50 by (B) an amount equal to the volume weighted average of the sale prices for the Parent Common Stock on each of the 10 consecutive trading days ending on and including the second trading day prior to the expiration of the Offer (such amount being referred to herein as the “Closing Date Average Price”); provided, however, that in the event the Closing Date Average Price is an amount greater than $23.35, then the Closing Date Average Price shall equal $23.35; provided, further, that in the event the Closing Date Average Price is an amount less than $18.16, then the Closing Date Average Price shall equal $18.16 (the adjustments to the Closing Date Average Price referred to herein as the “Collar”), upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares (a “Certificate”) or book-entry Shares (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares, except, in all cases, the right to receive Offer Consideration without any interest. The right of any holder of any Share to receive the Cash Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law. Exhibit B sets forth, for illustrative purposes only, sample calculations of the Offer Consideration.

(d) Company Stock Awards. The Company shall take all requisite action so that:

(i) Company Stock Options

(A) Underwater Stock Options. At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time but has an exercise price per Share that exceeds the Per Share Value shall be cancelled at the Effective Time for no consideration or payment (an “Underwater Option”). For purposes of this Agreement, the term “Per Share Value” means (x) the Cash Consideration plus (y) the product of (1) the Closing Date Average Price (without any adjustment thereto pursuant to the application of the Collar) multiplied by (2) the number of shares of Parent Common Stock issued per Share as Stock Consideration pursuant to Section 2.1(c).

(B) Vested Stock Options. The Company shall cause all Company Stock Options that are outstanding immediately prior to the Effective Time to become fully vested immediately prior to the Effective Time, other than those Company Stock Options set forth on Section 2.1(d) of the Company Disclosure Letter. At the Effective Time, each Company Stock Option that is outstanding and vested immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) shall be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest), as soon as reasonably practicable after the Effective Time, (A) the Offer Consideration payable pursuant to Section 2.1(c) with respect to each Share subject to such Company Stock Option immediately prior to the Effective Time reduced by (B) the sum of the exercise price per Share subject to such Company Stock Option and all applicable Taxes required to be withheld with respect to such payment (such amounts payable hereunder, the “Option Payments”). Fifty percent (50%) of the exercise price per Share subject to such Company Stock Option shall be deducted from each of the cash portion and the stock portion of the Offer Consideration, with the value of the stock portion for purposes of such deduction being equal to the Closing Date Average Price (without any adjustment thereto pursuant to the application of the Collar), and fifty percent (50%) of all applicable Taxes shall be deducted from each of the cash portion and the stock portion of the Offer Consideration, with the value of the stock portion for purposes of such deduction being equal to an amount equal to the closing sale price for the Parent Common Stock on the trading date prior to the date of the Acceptance Time (without any adjustment thereto pursuant to the applications of the Collar).

(C) Unvested In-the-Money Options. At the Effective Time, each Company Stock Option that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger), other than an Underwater Option, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Stock Option converted as provided below in accordance with substantially the same terms as those of the applicable Company Equity Plan and the stock option agreement by which such Company Stock Option is evidenced, as in effect as of the date of this Agreement (all such Company Stock Options are hereafter referred to as “Assumed Options”). All rights to purchase Shares under Assumed Options shall thereupon be converted into rights to purchase Parent Common Stock as set forth herein. Accordingly, from and after the Effective Time: (A) each Assumed Option may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Assumed Option shall be determined by multiplying the number of Shares that were subject to such Assumed Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Shares subject to such Assumed Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restrictions on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption of such Assumed Option; provided, however, that: (1) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option; and (3) each Assumed Option shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. For the purpose of this Section 2.1(d), the “Conversion Ratio” means the fraction (rounded to the nearest 1/10,000) having a numerator equal to the Per Share Value, and having a denominator equal to the Closing Date Average Price (without any adjustment thereto pursuant to application of the Collar). The parties hereto acknowledge that the assumption of the Company Stock Options pursuant to this Section 2.1(d)(i) is intended to comply with the requirements of Treasury Regulations section 1.409A-1(b)(5)(v)(D) for not treating such Assumed Option as the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.

(ii) Restricted Stock Units. At the Effective Time, each Company RSU that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) shall be converted into and become a right to receive a restricted stock unit with respect to Parent Common Stock, and Parent shall assume such Company RSU award converted as provided below in accordance with substantially the same terms as those of the applicable Company RSU award and the agreement by which such Company RSU award is evidenced, as in effect as of the date of this Agreement (all outstanding Company RSUs that are assumed pursuant to this Section 2.1(d)(ii) are hereafter referred to as “Assumed RSUs”). All rights to receive Shares under Assumed RSUs shall thereupon be converted into rights to receive restricted stock units with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Assumed RSU award may be settled solely in shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Assumed RSU award shall be determined by multiplying the number of Shares that were subject to such Assumed RSU award immediately prior to the Effective Time by the Conversion Ratio (as defined in Section 2.1(d)(i)), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (C) any performance and employment conditions and restrictions on the receipt of any Assumed RSUs shall continue in full force and effect and the term, vesting schedule and other provisions of such Assumed RSUs shall otherwise remain unchanged as a result of the assumption of such Assumed RSUs; provided, however, that: (1) each Assumed RSU award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed RSU award; and (3) each Assumed RSU award shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.

(iii) Employee Stock Purchase Plan. The Company shall cause, and shall amend the Company’s 2011 Employee Stock Purchase Plan (the “Company ESPP”) as may be necessary to provide that: (A) the Company ESPP shall be suspended as of the first Exercise Date (as defined in the Company ESPP) to occur after the date of this Agreement, such that no new purchase period shall commence after the date of this Agreement; (B) all options under the Company ESPP outstanding as of the date of this Agreement to be exercised, to the extent of any accumulated payroll deductions, as of the Exercise Date of the purchase period pending as of the date of this Agreement; and (C) the Company ESPP to be terminated effective immediately prior to the Effective Time.

(e) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares or shares of Parent Common Stock shall have been changed into a different number of Shares or shares of Parent Common Stock, as applicable, or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Exchange Ratio and the Per Share Value (in the case of a change with respect to the Shares), or the Collar (in the case of a change with respect to shares of Parent Common Stock), shall be appropriately adjusted to provide the holders of Shares, Company Stock Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent pursuant to Section 2.2 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.2 had such event not occurred and (ii) nothing in this Section 2.1 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

(f) As soon as practicable after the Effective Time (but in no event later than ten Business Days following the Effective Time), Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to such Assumed Options and Assumed RSUs eligible for registration on Form S-8.

(g) At the Effective Time, Parent shall assume the Company’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”), following which Parent shall be entitled to grant equity awards, to the extent permissible under applicable Law, using the share reserves of the 2011 Equity Plan as of the Effective Time (including any shares subsequently returned to such share reserves as a result of the termination of Assumed Options or Assumed RSUs), except that: (i) shares covered by such awards shall be shares of Parent Common Stock; (ii) all references in the 2011 Equity Plan to a number of Shares shall be deemed amended to refer instead to a number of Shares determined by multiplying the number of referenced Shares by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the 2011 Equity Plan; and (iv) the 2011 Equity Plan shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.

Section 2.2 Disposition of Certificates and Book-Entry Shares.

(a) Exchange Agent. Prior to the Acceptance Time, Parent shall appoint a bank or trust company to act as Exchange Agent (the “Exchange Agent”) for the payment of the Cash Consideration and exchange of Shares for shares of Parent Common Stock. Parent will enter into an Exchange Agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) on terms reasonably acceptable to Parent and the Company prior to the Effective Time. Immediately following the date on which the Offer expires, Parent shall deposit with the Exchange Agent for payment in accordance with Section 2.1 and in exchange for outstanding Shares (i) the aggregate Cash Consideration, (ii) shares of Parent Common Stock issuable pursuant to Section 2.1 and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares payable pursuant to Section 2.2(j). Parent shall deposit with the Exchange Agent for payment in accordance with Section 2.1 any dividends or other distributions which holders of Shares may be entitled pursuant to Section 2.2(k) immediately following any such dividend or other distribution. All shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall make payments of the Cash Consideration, and exchange Shares for shares of Parent Common Stock, out of the Exchange Fund in accordance with this Agreement and the Exchange Agent Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent, Parent or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares and Dissenting Shares) shall be canceled and exchanged as provided in this Article II.

(c) Exchange Procedures. As soon as possible after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates or Book-Entry Shares that immediately prior to the Effective Time represented outstanding Shares (other than Excluded Shares and Dissenting Shares) (A) a letter of transmittal in customary form reasonably acceptable to Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass to the Exchange Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares to which the holder thereof is entitled. Upon surrender of any Certificate (or affidavits of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered, and Book-Entry Shares held, by such holder of record) to which such holder is entitled pursuant to Section 2.1, (B) the Cash Consideration such holders are entitled to receive pursuant to Section 2.1, (C) the cash payable in lieu of fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.2(j), and (D) any dividends or distributions to which such holders are entitled pursuant to Section 2.2(k), and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.2.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for twelve months after the Effective Time shall be delivered to Parent, and any holders of Shares prior to the Effective Time who have not theretofore complied with this Article II and the instructions in the letter of transmittal shall thereafter look only to Parent and only as general creditors thereof for payment of the Offer Consideration issuable and payable in respect thereto pursuant to Section 2.1 and issuance and payment of any dividends or other distributions payable or issuable in respect thereof pursuant to Section 2.2(k) (subject to abandoned property, escheat or similar Laws).

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent, or any employee, officer, director, agent, representative or Affiliate thereof, shall be liable to any Person in respect of the Offer Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation or Parent. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Offer Consideration payable in respect thereof, pursuant to this Agreement.

(h) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Offer Consideration. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights, then the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Offer Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law. The Company shall promptly deliver to Parent notice of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not without the prior written consent of Parent make any payment with respect to, or offer to make any such payment or settle or offer to settle, any such demands.

(j) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Shares pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.2(j), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest and subject to any withholding of Taxes required by applicable Law, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.1(c) (or would be entitled but for this Section 2.2(j)) and (B) the Closing Date Average Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Shares entitled to receive such cash.

(k) No Dividends. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Shares with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(j), in each case until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Shares issued in exchange therefor, without interest and subject to any withholding of Taxes required by applicable Law, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(j) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(l) Option Payments. Promptly after the Effective Time (but in any event no later than five (5) Business Days after the Effective Time), the Surviving Corporation shall pay the Option Payments due pursuant to Sections 2.1(d)(i) through its payroll systems.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the corresponding section of the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, (it being understood that the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections) or (b) disclosed in the Company SEC Documents (excluding exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in the “Risk Factors” section thereof, any disclosure of risks contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any such disclosures in such Company SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.2, 3.3, 3.22 or 3.23, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Section 3.1 of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of the Company and each of its Subsidiaries (each of the Company and its Subsidiaries is referred to herein as an “Acquired Company” and, collectively, as the “Acquired Companies”), the Company’s percentage ownership of any Acquired Company that is not a wholly owned Subsidiary of the Company and the jurisdictions in which each Acquired Company is qualified to conduct business. Each Acquired Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) The Company has made available to Parent in the Data Room true, correct and complete copies of (i) the certificate of incorporation, articles of incorporation, bylaws and other charter or comparable organizational documents of each of the Acquired Companies, including all amendments thereto (the “Company Constituent Documents”) and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or board of managers of each of the Acquired Companies and all committees of the board of directors or board of managers of each of the Acquired Companies, in each case since January 1, 2012, except for such portions of the minutes of the boards of directors of the Acquired Companies that relate to the consideration by such directors of the transactions contemplated hereby (including the Merger). The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the entities identified in Section 3.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity, other than those set forth in Section 3.1 of the Company Disclosure Letter.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company and the issued and outstanding capital stock of the Company as of the close of business on April 27, 2015 are set forth in Section 3.2(a) of the Company Disclosure Letter. Each of the outstanding shares of capital stock or other equity interests of the Company is, and each share of capital stock that may be issued pursuant to any Company Stock Option, Company RSU or other equity award will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid and nonassessable and free of, and not in violation of, any preemptive rights. All shares and other equity interests of the Subsidiaries of the Company are owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for restrictions on transfer under securities Laws.

(b) As of the close of business on April 27, 2015, there are (i) 23,489,410 Shares issued and outstanding and (ii) no shares of preferred stock of the Company issued or outstanding. As of the date of this Agreement, (A) there are not outstanding or authorized (1) any securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company or (2) any options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, (B) there are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, (C) no Acquired Company has issued, sold or granted phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of any Acquired Company and there are no outstanding stock appreciation rights issued by any Acquired Company with respect to the capital stock of any Acquired Company (“Company Stock Equivalents”), (D) there are no voting trusts or other agreements or understandings to which any of the Acquired Companies or any of their respective officers and directors is a party with respect to the voting of capital stock of any Acquired Company, and (E) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Acquired Companies may vote (“Company Voting Debt”). From April 27, 2015 through the date of this Agreement, there have been no issuances by the Company of Shares, rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares or other securities of the Parent, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, other than the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of the close of business on April 27, 2015.

(c) As of the close of business on April 27, 2015, 3,876,332 Shares are subject to issuance pursuant to outstanding Company Stock Options. Section 3.2(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the

Company Equity Plan pursuant to which such Company Stock Option was granted; (ii) the name of the holder of such Company Stock Option; (iii) the number of Shares subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the extent to which such Company Stock Option is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Stock Option is scheduled to become vested and exercisable after the date of this Agreement; (vii) the date on which such Company Stock Option expires; and (viii) the impact of the consummation of the Merger on the vesting of each such Company Stock Option. The exercise price of each Company Stock Option is equal to or greater than the fair market value of the Shares subject to such Company Stock Option as of the date such Company Stock Option was granted. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. Each Company Stock Option may, by its terms, be treated at the Effective Time as set forth in Section 2.1(d)(i).

(d) Section 3.2(d) of the Company Disclosure Letter sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company RSU was granted; (ii) the name of the holder of such Company RSU; (iii) the number of Shares subject to such Company RSU; (iv) the date on which such Company RSU was granted; (v) the times and extent to which such Company RSU is scheduled to become vested after the date of this Agreement and (vi) the impact of the consummation of the Merger on the vesting of each such Company RSU.

(e) The Company has made available to Parent in the Data Room accurate and complete copies of all Company Equity Plans pursuant to which the Company has granted Company Stock Options or Company RSUs and the forms of all award agreements evidencing such grants. There are no outstanding options or warrants to purchase Shares, Company RSUs or restricted stock units associated with Shares that were issued other than pursuant to a Company Equity Plan and set forth in Sections 3.2(c) and 3.2(d) of the Company Disclosure Letter.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the amount of indebtedness for borrowed money of the Company and its Subsidiaries (including any guarantee of any indebtedness of borrowed money of any Person). For the avoidance of doubt, “indebtedness for borrowed money” with respect to any Person shall only include the principal amount of money borrowed by such Person from a third party, plus interest accrued thereon, and, for the avoidance of doubt, shall not include (i) trade payables, capitalized lease obligations, or obligations issued or assumed as consideration for services or property, including without limitation inventory or (ii) indebtedness between any Person and any of its wholly owned Subsidiaries or between wholly owned Subsidiaries of such Person.

(g) No employee of or service provider to the Company or any of its Subsidiaries has received an offer letter, employment Contract or other arrangement that contemplates a grant of an option or other equity award with respect to Shares, or who has otherwise been promised an option or other equity award with respect to Shares, which option or other equity award has not been granted as of the date of this Agreement.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, the satisfaction of the conditions of Section 251(h) of the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, the satisfaction of the conditions of Section 251(h) of the DGCL, and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, at which a quorum is present, has unanimously approved among those members of the Company Board present and declared advisable and in the best interests of the Company and its stockholders this Agreement, the Merger, the Offer and the other transactions contemplated hereby (the “Company Determination”) and resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub in the Offer (the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way except, if applicable, to the extent permitted by Section 5.3. Assuming the Minimum Tender Condition has been satisfied, no vote of holders of Shares shall be required to adopt this Agreement or approve the transactions contemplated hereby. The Company Determination, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL, as a result of which this Agreement and the transactions contemplated by this Agreement (including the Merger and the Offer) and the Tender and Support Agreements, are not and will not be subject to the restrictions on business combinations under the provisions of Section 203 of the DGCL.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Constituent Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate in any material respect any U.S. or foreign statute, law, ordinance, rule, regulation, order, judgment or decree (collectively, “Law”) or any settlement, injunction or award of any Governmental Entity, in each case that is applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties are bound, (iv) result in any breach or violation in any material respect of any Company Plan (including any award agreement thereunder), or (v) result in the creation of any material Lien upon any of the material properties or assets of the Acquired Companies (or of Parent or any of its Subsidiaries following the Effective Time), except in the case of clause (iii) for any such conflict, breach, violation or default, loss, right or other occurrence that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any U.S. or non-U.S. governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body (each, a “Governmental Entity”), except for (i) such filings as required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations promulgated thereunder) and under state securities and “blue sky” Laws, including the Registration Statement, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of the NASDAQ Global Select Market, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the absence of which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect or prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company have filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) since May 9, 2012 (all such forms, reports, statements, schedules, certificates, exhibits and other information incorporated therein, and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document filed prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) The audited consolidated financial statements of the Company and its Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (A) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (x) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (z) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated.

(c) The Company (i) maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the

Company required under the Exchange Act and SOX with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX, and based on the most recent such assessment concluded that such controls were effective. The Company’s system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (2) that receipts and expenditures are executed in accordance with the authorization of management, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. Since May 9, 2012, the Company and its Subsidiaries have not identified any significant deficiency, material weakness or fraud, whether or not material, that involved management or other employees.

(d) Since May 9, 2012, the then-acting Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the statements contained in such certifications are accurate; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Since May 9, 2012, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding any material weaknesses in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f) The Company has made available to Parent in the Data Room true and complete copies of all written comment letters from the staff of the SEC received since May 9, 2012 relating to the Company SEC Documents and all written responses of the Company or its Subsidiaries thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the knowledge of the Company, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or its Subsidiaries.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as at December 31, 2014 (or the notes thereto), (b) incurred in the ordinary course of business since December 31, 2014 consistent with past practice, (c) incurred pursuant to the transactions contemplated by this Agreement or (d) that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.7 Information Supplied. The information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries for inclusion or incorporation by reference in any of the Offer Documents and the Schedule 14D-9 (the Offer Documents and the Schedule 14D-9 are collectively referred to herein as the “SEC Transaction Documents”), will comply as to form in all material respects with the requirements of applicable Law, and will not, on the date the SEC Transaction Documents are first mailed to the stockholders of the Company, or on the date that the Offer is consummated, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent for inclusion therein.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2014, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect and (c) there has not been any action taken or not taken that, if occurred after the date hereof, would have resulted in a breach of Section 5.1.

Section 3.9 Litigation.

(a) (i) there is no suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit, or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective officers, directors, representatives (each in their capacity as a representative of the Company), that is material to the Company and its Subsidiaries, taken as a whole, or is seeking damages in excess of $100,000 and (ii) neither the Company, any of its Subsidiaries nor any of their respective officers, directors, representatives (each in their capacity as a representative of the Company) is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.

(b) There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

Section 3.10 Compliance with Laws.

(a) The Company and each of its Subsidiaries are in, and at all times since January 1, 2012, have been in, compliance in all material respects with all Laws applicable to them or by which any of their respective properties are bound.

(b) Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. All Permits of the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or other written communication (or, to the knowledge of the Company, any oral communication) from any Governmental Entity of competent jurisdiction alleging any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, fine, penalty, sanction or dispute with respect to any material Permit or ability to participate in any federal, state, commercial or private health plan or payment program.

(d) To the knowledge of the Company, the Company and its Subsidiaries are not currently, nor have they been, under investigation by the Department of Justice (the “DOJ”), the Federal Trade Commission, any state Attorney General or any other Governmental Entities for any violation of or non-compliance with any Laws in any material respect. No Person has filed or, to the knowledge of the Company, has threatened to file against the Company or any of its Subsidiaries a claim or action relating to any of the Company’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.), except as has not had, and could not reasonably be expected to have, a Material Adverse Effect.

(e) The Company and its Subsidiaries have at all times complied in all material respects with the False Claims Act of 1863, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.), and any other Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of the Company, there are no situations with respect to the business of the Company or any of its Subsidiaries which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, except as has not had, and could not reasonably be expected to have, a Material Adverse Effect.

(f) Each Acquired Company is, and since January 1, 2012, has been in compliance in all material respects with all Laws governing the export, re-export, import, sale, purchase, and any other provision of goods and services in the jurisdictions in which any Acquired Company operates, including the Laws of the United States governing embargoes, sanctions, and boycotts, the Arms Export Controls Act (22 U.S.C. 2778), the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the Laws administered by United States Customs and Border Protection, and the Laws administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the United States Department of Treasury.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, other equity-based compensation, severance, change in control, fringe benefit, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, flexible spending account, scholarship, employment or other employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, and whether or not terminated, under which any current or former employee, director or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits or the Company or any of its Subsidiaries has any current or future potential liability (including contingent liability) to or on behalf of any current or former employee, officer, director or independent contractor of the Company or any of its ERISA Affiliates (including an obligation to make contributions). With respect to each Company Plan, the Company has made available to Parent in the Data Room a current, accurate and complete copy of each of the following documents, to the extent applicable: (i) all plan documents, including all amendments, (ii) all related trust agreements or other funding instruments, insurance contracts and administrative contracts, (iii) the most recent determination or opinion letter issued by the U.S. Internal Revenue Service (the “IRS”) with respect to such plan, (iv) the current summary plan description and other equivalent written communications by the Company or any of its ERISA Affiliates to their respective employees concerning the extent of the benefits provided under each Company Plan, including any summaries of material modifications, (v) audited financial reports and Forms 5500 (including all schedules thereto), as filed, for the three most recent plan years, (vi) all correspondence with any Governmental Entity relating to any Action or potential Action involving a Company Plan and (vii) any discrimination, coverage or similar annual tests performed during the last three plan years.

(b) With respect to the Company Plans:

(i) each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, including all filing and disclosure requirements, and no material non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan and any applicable Laws have been timely made and all obligations in respect of each Company Plan as of the date hereof (including all premiums, fees and administrative expenses required to be paid under or in connection with each Company Plan) have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, consistently applied;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing, to the knowledge of the Company, has occurred and no fact or circumstance exists that could cause any such Company Plan to not be so qualified;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any of the Company Plans, any fiduciaries thereof with respect to their duties to any of the Company Plans, or to the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor, to the knowledge of the Company, are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv) each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all material respects in accordance with its terms and according to the requirements of Section 409A of the Code and the regulations promulgated thereunder; and no Person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A of the Code; and

(v) each Company Plan subject to the Laws of any jurisdiction outside of the United States (A) has been maintained and operated in all material respects in accordance with all applicable requirements of such Laws, (B) if intended to qualify for special Tax treatment, has met in all material respects the requirements for such treatment, and (C) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and the Company and its Subsidiaries have complied in all material respects with all their respective obligations under such non-United States Law. The execution of this Agreement and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in the requirement, by any trustee or Governmental Entity or representative, that the Company or any of its Subsidiaries make any additional material contributions to any of the Company Plans covered by this clause (v) other than those contributions required to be made in the normal course.

(c) No Company Plan is subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company, any of its Subsidiaries, nor any of its current or former ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan subject to Section 4063 or 4064 of ERISA, or a multiple employer welfare benefit arrangement (as defined in Section 3(40(A) of ERISA). If terminated on the Closing Date, no Company Plan would impose any liability on the Company or any of its ERISA Affiliates (other than routine administrative expenses).

(d) Neither the Company nor any of its Subsidiaries has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by Law. Neither the Company nor any of its Subsidiaries has any obligation to provide welfare benefits to any Person who is not a current or former director, officer or employee of the Company or any of its Subsidiaries, or a beneficiary thereof.

(e) Neither the Company nor any of its ERISA Affiliates has any material liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, or (ii) under Section 502(i) or 502(l) of ERISA.

(f) Except as specifically provided herein or set forth in Section 3.11(f) of the Company Disclosure Letter, the Merger and the other transactions contemplated hereby will not, either alone or together with any other event, (i) entitle any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries to any severance benefit, retention or transaction bonus or similar payment, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, or increase the amount allocable or payable or trigger any other material obligation pursuant to, any Company Plan.

(g) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any of its Subsidiaries or any other Person that, individually or in the aggregate, could reasonably be expected to, as a result of the consummation of the transactions contemplated hereby (either alone or in connection with any other event), give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code and no Person is entitled to receive any additional payment as a result of the imposition of any excise tax under Section 4999 of the Code.

Section 3.12 Labor Matters

(a) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union, labor organization or works council, or any other agreement regarding the rates of pay or working conditions of any employees, and has not been a party to or bound by any such agreement within the last three years. Neither the Company nor any of its Subsidiaries is obligated under any agreement to recognize or bargain with any labor organization, representative, or union. Since May 9, 2012, there has been no labor dispute, strike, picketing, work stoppage or lockout, organizational activity, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, whether engaged in collective action or not. The Company and each of its Subsidiaries has complied in all material respects with all applicable legal, administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment and collective bargaining as well as the Workers Adjustment and Retraining Notification Act and comparable state, local and federal Laws, whether domestic or international (“WARN”), and all other state, local and federal laws pertaining to employment and labor, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Further, there are no Actions or material charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, including any complaints alleging violations of state or federal Laws, whether domestic or international, including wage and hour, immigration, discrimination in employment, safety, Office of Federal Contract Compliance, Occupational Safety and Health Administration, Department of Labor, Fair Labor Standards, and federal WARN or its related state or international laws or regulations. Without limiting the generality of the foregoing, each employee of the Company or any Subsidiary of the Company who works in the United States is duly authorized to work in the United States and Company and its Subsidiaries have complied in all material respects with applicable Laws concerning each such current and former employee’s employment eligibility verification, including with respect to Forms I-9. Neither the Company nor any of its Subsidiaries is a federal, state or local government contractor or subcontractor, nor otherwise required to comply with any affirmative action obligations or other requirements.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list of all the employees of the Company and its Subsidiaries, including, with respect to each such employee, his or her name, position, date of hire, location, annual salary or base compensation, bonus opportunity, status as full-time or part-time, status as exempt or non-exempt, and status as active or inactive.

(c) All independent contractors and consultants of the Company and its Subsidiaries have been properly classified as such and may not be deemed employees of the Company or any of its Subsidiaries for any purpose.

Section 3.13 Environmental Matters.

(a) Except as individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a material liability under Environmental Laws: (i) the Company and each of its Subsidiaries are, and at all times subject to the relevant statute of limitations have been, in compliance with all applicable Environmental Laws, and the Company and its Subsidiaries possess and are in compliance with all Environmental Permits (as defined in Section 3.13(b)(ii) hereof) necessary for their operations; (ii) none of the Company nor any of their Subsidiaries has Released (as defined in Section 3.13(b)(iv) hereof) Materials of Environmental Concern (as defined in Section 3.13(b)(iii) hereof) at, on, in or under any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable under Environmental Law for, or has received a request for information pursuant to Environmental Laws regarding its potential liability in connection with, any Release or threatened Release of, or the exposure of any Person to, Materials of Environmental Concern at any location or in respect of any Company product; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is currently subject to any claim, complaint or proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing and there are no facts or conditions that would reasonably be expected to give rise to such claim, complaint or proceeding.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all applicable foreign, federal, state or local statutes, binding directives, regulations, ordinances, treaties, codes or decrees protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, or regulating or imposing standards of care in respect of the use, handling, release and disposal of, or exposure of Persons to, Materials of Environmental Concern, as such are in effect as of the date of this Agreement and any common law related to such;

(ii) “Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws; and

(iii) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous, or toxic substance or waste, dangerous good, radioactive material, petroleum (including crude oil, any fraction thereof and refined petroleum products), asbestos and asbestos-containing materials, polychlorinated biphenyls, or any other chemical, material or substance, whether man-made or naturally occurring, which is defined in, regulated under or for which liability is imposed under any Law or common law related to pollution or protection of human health or the environment;

(iv) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation & Liability Act, 42 U.S.C. Section 9601(22).

Section 3.14 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to extensions properly obtained), all such Tax Returns are true, correct and complete in all material respects and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, and all Taxes shown to be due on such Tax Returns have been timely paid.

(b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Taxes (whether or not required to be shown on any Tax Return).

(c) The income Tax Returns referred to in Section 3.14(a) have been examined by the appropriate Governmental Entity or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(d) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable.

(e) All Taxes that the Company or any of its Subsidiaries are required by Law to withhold or collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has any potential liability for Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) other than as a member of the consolidated group of which the Company is the parent, pursuant to any Tax allocation, Tax sharing or Tax indemnity agreement (other than commercial agreements entered into in the ordinary course of business for which the primary purpose is not Tax-related), as a transferee or successor or otherwise.

(g) There is no Action pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Taxes, and all deficiencies asserted or assessments made as a result of any such Action have been paid in full or otherwise finally resolved.

(h) Neither the Company nor any of its Subsidiaries (i) is currently the beneficiary of any extension of time within which to file any Tax Return (other than any automatic extension for which approval of a Governmental Entity is not required) or (ii) has waived or extended, or agreed to waive or extend, any statute of limitations in respect of Taxes.

(i) No claim has ever been made by a Governmental Entity in writing in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction.

(j) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, or exclude any item of deduction or loss in computing taxable income, for any period (or portion thereof) after the Closing Date as a result of any change in method of accounting for any period beginning before the Closing Date, “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date, deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) as a result of any transaction occurring on or before the Closing Date, installment sale or open transaction disposition made on or prior to the Closing Date, or prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Subsidiaries).

(l) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(m) Any powers of attorney granted by the Company or any Subsidiary prior to the Closing relating to Taxes will have terminated on or before, and will be of no effect following, the Closing.

(n) Since January 1, 2001, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation,” or has otherwise participated, in a transaction intended to qualify under Section 355 of the Code.

(o) As used in this Agreement:

(i) “Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any obligations under any Tax allocation, Tax sharing or Tax indemnity agreement), as a result of being a transferee or successor, by contract or otherwise.

(ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.15 Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts to which the Company, any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract that is a non-competition Contract or other Contract that (A) limits in any material respect either the type of business in which the Company or any of the Subsidiaries of the Company (or, after the Effective Time, Parent or any of its Subsidiaries) or any of their respective Affiliates, may engage or the manner or geographic area in which any of them may so engage in any business, (B) would require the disposition, lease, license or other transfer of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Subsidiaries) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (C) is a Contract that grants a third party “most favored nation” or similar status that, following the Effective Time, would apply to Parent or any of its Subsidiaries, including the Company or any of its Subsidiaries; (D) contains any “exclusivity” or similar provision for the benefit of a third party or otherwise prohibits or limits, in any material respect, except those Intellectual Property Agreements set forth in Section 3.18(c) of the Company Disclosure Letter, the right of the Company or any of its Subsidiaries (or, after the Effective Time, would prohibit or limit, in any material respect, the right of Parent or any of its Subsidiaries) to make, sell, market, advertise, promote, publicly display or distribute any products or services or use, transfer, license, distribute, defend or enforce any of their respective Intellectual Property Rights; (E) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service from any Person; or (F) that involves the obligation or potential obligation of the Company or any of its Subsidiaries to make any “earn-out” or similar payments to any Person;

(iii) any indenture, loan or credit agreement, factoring agreement, security agreement, guarantee, note, mortgage, letter of credit, reimbursement agreement or other Contract, in any such case relating to indebtedness or other obligation of any Acquired Company having an outstanding principal amount in excess of $100,000 (except for such indebtedness between the Acquired Companies or guaranties by any Acquired Company of indebtedness of any Acquired Company);

(iv) any Contract relating to any material joint venture or partnership;

(v) any Contract, excluding any Real Property Lease, under which the Company or any of its Subsidiaries made or received payments of more than $250,000 during the fiscal year ended December 31, 2014 or reasonably expects to make or receive payments of more than $250,000 for the fiscal year ending December 31, 2015, and is not terminable upon notice of 30 days or less without penalty;

(vi) any Contract that restricts or prohibits the Company or any Subsidiary of the Company (or after the Effective Time would restrict or prohibit Parent or any of its Subsidiaries) from hiring or soliciting any individual to perform employment or consulting services;

(vii) any Contract establishing any material dealer, reseller, remarketer, distribution, joint marketing, exclusive arrangement or manufacturer arrangement, or similar agreement granting rights with regard to products or services of the Company or any of its Subsidiaries;

(viii) any Contract that provides for any standstill or similar restriction with respect to the Company or its securities;

(ix) any Contract for the lease of real property by the Company or any of its Subsidiaries that by its terms calls for aggregate annual rent payments of more than $100,000 by the Company and its Subsidiaries;

(x) any employment Contract that requires aggregate payments with respect to annual salary and target bonus in excess of $180,000 on an annual basis or is not terminable without cause by the Company or any of its Subsidiaries by notice of not more than sixty (60) days or without any termination payment or penalty, or any severance, retention, change in control or similar Contract;

(xi) any Contract with an independent contractor or consultant, including any Software development agreements, that requires aggregate payments in excess of $150,000 on an annual basis;

(xii) any collective bargaining agreement or other Contract with any labor organization, union or association or works council;

(xiii) any Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to any material asset of the Company and its Subsidiaries;

(xiv) any Contract that relates to any material interest rate, derivatives or hedging transaction (including with respect to commodities);

(xv) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise), other than a Contract to purchase or license of technology, goods, services, or other assets in the ordinary course of business, under which the Company or any of its Subsidiaries has any outstanding contingent or other obligations that are material to the Company and its Subsidiaries, taken as a whole;

(xvi) any Contract that is a settlement or similar Contract with any Governmental Entity or any other Person or an order, judgment, writ, stipulation, award, injunction or decree of a Governmental Entity or arbitrator to which the Company or any of its Subsidiaries, or any of their respective assets or properties, is subject that is, in each case, material to the Company and its Subsidiaries, taken as a whole;

(xvii) any Contract purporting to indemnify or hold harmless any director, officer or employee of the Company or any of its Subsidiaries (other than the Company Constituent Documents or organizational documents of the Company’s Subsidiaries); and

(xviii) any Contract to which any holder of more than five percent (5%) of the capital stock or other securities of the Company is a party or that is required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act, other than Contracts related to the granting, vesting, exercise, issuance or delivery of equity-based awards under the Company Equity Plans and Contracts that are Company Plans.

Each such Contract as described in this Section 3.15(a) or Section 3.18(c) or listed in Section 3.15(a) or Section 3.18(c) of the Company Disclosure Letter, a “Material Contract”.

(b) True and complete copies of all Material Contracts of the Company, its Subsidiaries have been made available to Parent in the Data Room in accordance with all applicable Laws. For purposes of this Agreement, “Contract” means any note, bond, mortgage, indenture, contract, arrangement, undertaking, purchase order, bid, agreement, lease, license agreement or other instrument or obligation (whether written or oral), together with all amendments thereto. Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as required or permitted by this Agreement after the date of this Agreement, the Company has not terminated, waived, amended, released or modified in any respect any provision of any standstill or similar agreement with respect to the Company or any Subsidiary of the Company to which it is currently or has, within the 12 months immediately preceding the date hereof, been a party. Except, individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, and there is no default under any Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. Except individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (a) since January 1, 2012, each of the Acquired Companies has been continuously insured with financially responsible insurers, in each case in such amounts and with respect to such risks and losses as management has reasonably determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, other notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. Section 3.16 of the Company Disclosure Letter sets forth a complete and correct list of the annual premium for the Company’s current fiscal year for the Company’s D&O Insurance.

Section 3.17 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property nor owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to acquire or sell or dispose of any real property, except as has not had, and could not reasonably be expected to have, a Material Adverse Effect.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, licenses and occupancy agreements and all modifications, and amendments thereto, under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any material real property (collectively, the “Real Property Leases,” with the real property leased under the Real Property Leases being collectively referred to as the “Leased Real Property”). The Company made available to Parent in the Data Room true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect. Except, individually or in the aggregate, as has not had, and could not reasonably be expected to have, a Material Adverse Effect, no termination event or condition or uncured default of a material nature on the part of any Acquired Company or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Each Acquired Company has a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens, except: (i) statutory ad valorem and real estate Tax Liens that are not yet delinquent or being contested in good faith by appropriate proceedings; (ii) applicable Laws, including building, zoning and land use Laws, ordinances and regulations regulating the Leased Real Property which are not violated in any material respect by the ordinary course of business currently existing on the Leased Real Property; (iii) Liens, encumbrances, easements, rights of way, restrictions, covenants or other similar matters or matters that would be shown by a survey of the underlying real property that are not material in amount or do not materially detract from the value or materially impair the existing use of the Leased Real Property; (iv) Liens not created by the Company or any of its Subsidiaries that affect the underlying fee interest of any Leased Real Property; and (v) statutory Liens of landlords and Liens of carriers, mechanics, materialmen in each case arising or incurred in the ordinary course of business (collectively, “Permitted Liens”). The Leased Real Property is sufficient to conduct the businesses of the Acquired Companies as now conducted.

(c) To the Company’s knowledge, neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

Section 3.18 Intellectual Property; Information Technology; Software.

(a) Section 3.18(a) of the Company Disclosure Letter accurately identifies: (i) all Registered IP and Domain Names in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature as of the date of this Agreement (whether exclusively, jointly with another Person or otherwise), in each case included in the Owned Intellectual Property Rights; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) the owner(s) of each such item of Registered IP and each Domain Name; (iv) any filings and payments to the applicable Governmental Entity that must be made within one hundred twenty days of the date of this Agreement and that are in effect as of the date of this Agreement and necessary for maintaining the Registered IP; and (v) any other Person that has an ownership interest in such item of Registered IP or each Domain Name, and the nature of such ownership interest.

(b) Section 3.18(b) of the Company Disclosure Letter contains a list of all Company Software.

(c) Section 3.18(c) of the Company Disclosure Letter contains a list of all Contracts in effect as of the date of this Agreement pursuant to which Company or any of its Subsidiaries have: (i) granted any third party right or license under any expressly identified Registered IP required to be identified on Section 3.18(a) of the Company Disclosure Letter; (ii) otherwise granted any third party any right or license under any Owned Intellectual Property Rights, excluding confidentiality agreements and nonexclusive licenses to Company Software granted in the ordinary course of business; (iii) licensed Software from a third party, except where such Software is commercially available for less than $100,000 per year, and subject to “shrink-wrap,” “click-through” or similar generally available license agreements; and (iv) obtained a license or ownership of other Intellectual Property Rights from a third party (other than Contracts for Software addressed in Section 3.18(c)(iii)) used by the Company or any of its Subsidiaries (including any contract pursuant to which Intellectual Property Rights have been sold, assigned or otherwise conveyed to the Company or any of its Subsidiaries), including any employment, consulting or other Contracts with employees, contractors or consultants involved in the development of any material component of any Company Software but excluding confidentiality agreements entered into in the ordinary course of business, (collectively in respect of clauses (i)-(iv) above, the “Intellectual Property Agreements”).

(d) With respect to the Owned Intellectual Property:

(i) no Person who has licensed Intellectual Property or Intellectual Property Rights to Company or any of its Subsidiaries in the 3 years prior to the date of this Agreement has retained ownership rights or license rights to modifications, improvements or derivative works made by or on behalf of Company or any of its Subsidiaries in such Intellectual Property or Intellectual Property Rights; and

(ii) neither Company nor any of its Subsidiaries is bound by, or subject to, any Contract granting a third party any exclusive right or license under any Owned Intellectual Property Rights, or containing any covenant not to assert or enforce any Owned Intellectual Property Rights (other than non-assert rights implied through a non-exclusive license grant), or containing any covenant not to challenge the validity or enforceability of any third-party Intellectual Property Rights (e.g. through a litigation settlement agreement), or that requires Company or any of its Subsidiaries to allocate to a Person any damages or other amounts arising from the enforcement or licensing of the Owned Intellectual Property Rights.

(e) Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a violation, event of default, or breach of or under any of the provisions of any Intellectual Property Agreement; (ii) an acceleration in the maturity or performance of any Intellectual Property Agreement; (iii) a right to cancel, terminate or modify any Intellectual Property Agreement; (iv) a loss of, or Lien on, any Owned Intellectual Property (or related Owned Intellectual Property Right); (v) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent to any other Person; (vi) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property or Owned Intellectual Property Rights; or (vii) the loss or impairment of the Company and its Subsidiaries of any of the Owned Intellectual Property or Owned Intellectual Property Rights or any of their rights under any of the Intellectual Property Agreements;

(f) (i) the Company or one of its Subsidiaries owns all right, title and interest in the Owned Intellectual Property Rights, including Intellectual Property Rights in and to the Company Software (other than Intellectual

Property Rights licensed from third-parties) free and clear of any Liens, and the Company or one of its Subsidiaries is the registrant of each of the Domain Names; and (ii) the Company or one of its Subsidiaries has the sole and exclusive right to bring actions for infringement of the Owned Intellectual Property Rights, or unauthorized use of the Owned Intellectual Property, provided that the foregoing is not a representation of non-infringement, which is covered exclusively in Section 3.18(h).

(g) Section 3.18(g) of the Company Disclosure Letter accurately identifies each letter or other written or electronic communication or correspondence that has been sent in the 3 years prior to the date of this Agreement by or to Company, its Subsidiaries or any representative of Company or its Subsidiaries regarding: any actual, alleged or suspected infringement, misappropriation or violation of any third party Intellectual Property Rights or unauthorized use of third party Intellectual Property (including offers to license any third-party Intellectual Property or Intellectual Property Rights), and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. To the Company’s knowledge, none of the Owned Intellectual Property Rights are invalid or unenforceable. The validity of and title to the Owned Intellectual Property Rights, and the validity and enforceability of the Intellectual Property Agreements, in each case for 2 years prior to the date of this Agreement: (A) are not being threatened or challenged in writing (including through the use of any electronic communications); and (B) are not, to the Company’s knowledge the subject(s) of any Action threatened or proposed to Company in writing (including through the use of any electronic communication). To the knowledge of the Company, no Person, in the 2 years prior to the date of this Agreement, has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any copyright, patent (but with respect to patents, only with respect to Company’s knowledge as of the Effective Date), trade secret, or trademark included in the Owned Intellectual Property Rights, or otherwise unlawfully or impermissibly used or is using the Owned Intellectual Property.

(h) The business of the Company and its Subsidiaries, as conducted as of the date of this Agreement, does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate any third-party Intellectual Property Rights.

(i) Except as disclosed in Section 3.18(i) of the Company Disclosure Letter, all current employees, agents, consultants or contractors who have contributed to or participated in any material respect in the creation or development on behalf of Company or any of its Subsidiaries of any Registered IP, or any patentable, copyrightable or trade secret material included in the Owned Intellectual Property and that is embodied in the Company Software, in either instance, either: (i) has created such material in a manner that constitutes a “work-made-for-hire” or is in the context of an employer-employee relationship such that the Company is deemed to be the original owner (including author of copyrights) of all Intellectual Property Rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Company or any of its Subsidiaries of all right, title and interest in such material, without any limitations or restrictions other than as imposed under applicable Law.

(j) Except as disclosed in Section 3.18(j) of the Company Disclosure Letter, the Company and its Subsidiaries have entered into agreements with their employees, consultants, officers, directors and agents who have access to Know-How included in the Owned Intellectual Property, the value of which is material to the current operation of the Company’s business, and dependent upon the maintenance of the confidentiality thereof, to own and maintain the confidentiality of such Know-How. To the Company’s knowledge, there is no material breach or violation by Company or any of its Subsidiaries, and no material breach or violation by any other party of any such employee agreement or any agreement identified in Section 3.18(c) of the Company Disclosure Letter. To the knowledge of Company there has been no material unauthorized disclosure or use of Know-How of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps to prevent the unauthorized disclosure or use of their Know-How that is material to the value of the Owned Intellectual Property.

(k) Section 3.18(k)(i) of the Company Disclosure Letter contains an accurate list of all Open Source Code (a) identified by Black Duck Software in its September 09, 2013 report as then-present in the source code repository for the Company’s earSmart Software, or (b) that is, to the knowledge of the Company, included in and distributed with such Company Software as of the date of this Agreement. Section 3.18(k)(ii) of the Company Disclosure Letter contains an accurate list of all Open Source Code (a) identified by Black Duck Software in its May 28, 2014 report as then-present in the source code repository for the Sensor Platforms codebase Software, or (b) that is, to the knowledge of the Company, included in and distributed with such Company Software as of the date of this Agreement. Section 3.18(k)(iii) of the Company Disclosure Letter contains an accurate list of all Owned Intellectual Property being distributed by Company or its Subsidiaries as of the date of this Agreement pursuant to an Open Source License. Except with respect to the Software listed in Section 3.18(k) of the Company Disclosure Letter, no Company Software is being distributed (as that term is used in the applicable Open Source License) with Open Source Code in a manner that, to the Company’s knowledge, subjects such Company Software to any requirement or condition under the applicable Open Source License that any such Company Software or part thereof to (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or derivative works; or (iii) be redistributable at no charge.

(l) None of the Company Software contains, to the knowledge of Company or its Subsidiaries, any undisclosed “back door,” “drop dead device,” “time bomb,” “kill switch,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. There has not, to the Company’s knowledge, been any unauthorized access to the Software or modification of Software in the 2 years prior to the date of this Agreement.

(m) The source code for Company Software contains annotations and programmer’s comments, and otherwise has been documented in a manner that is reasonably consistent with industry practice with respect to similar Software. Section 3.18(m) of the Company Disclosure Letter sets forth a list of all Contracts in effect as of the date of this Agreement pursuant to which any such source code has been licensed, or made available to a Person in its capacity as an escrow agent. No event has occurred, and, to the Company’s knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software from any escrow agent to any other Person.

(n) The Company and its Subsidiaries owns or directly controls, operates and maintains live back up/disaster recovery facilities that are, in all material respects, reasonable for the business of the Company and its Subsidiaries as currently conducted.

Section 3.19 Customers and Suppliers. Section 3.19 of the Company Disclosure Letter sets forth a true, complete and correct list of the ten (10) largest original customers (each a “Material Customer”) and the ten (10) largest suppliers (each a “Material Supplier”) to the Company and the Company Subsidiaries for the fiscal year ended December 31, 2014 showing the total dollar number of sales to, or purchases from, as the case may be, each Material Customer or Material Supplier during such period. Since January 1, 2014, (i) no Material Customer or Material Supplier has, to the knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or materially curtail its business relationship with the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer or Material Supplier.

Section 3.20 Affiliate Transactions. Other than rights to receive Offer Consideration and the consideration provided for under Section 2.1(d) with respect to Company Stock Options and Company RSUs, no material relationship, direct or indirect, exists between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein.

Section 3.21 Quality and Safety of Products.

(a) Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice from (i) any of its customers that such customer has (A) received any written notice or allegation from a Governmental Entity, (B) been a party or subject to any action, suit, investigation or proceeding brought or initiated by a Governmental Entity or (C) been threatened in writing by a Governmental Entity with any action, suit, investigation or proceeding or (ii) a Governmental Entity that contained allegations or threatened or stated a basis for initiating an action, suit, investigation or proceeding, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Since January 1, 2012, (i) there have been no recalls of any product of the Company or any Subsidiary whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any Subsidiary and (ii) the Company has not received any written notice from any customer or Governmental Entity in connection with a claim or allegation against the Company or its Subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.22 Brokers. Except for Deutsche Bank Securities Inc., and no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23 Takeover Statutes. No Takeover Laws or any anti-takeover provision in the Company Constituent Documents are, or at the Effective Time will be, applicable to the Company, the Merger, the Offer, this Agreement or any of the transactions contemplated hereby and thereby.

For purposes of this Agreement, “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state anti-takeover Laws and regulations.

Section 3.24 Fairness Opinion. The Company Board has received the opinion of Deutsche Bank Securities Inc. to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Offer Consideration was fair, from a financial point of view, to the holders of Shares (excluding Parent and its Affiliates). As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

Section 3.25 Full Disclosure. This Agreement (including the Company Disclosure Letter) do not, and the certificate referred to in clause (c)(iv) of Annex II will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 3.26 DGCL 251(h). The Company has not taken, or authorized or permitted any Representatives of the Company to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents (excluding exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in the “Risk Factors” section thereof, any disclosure of risks contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any such disclosures in such Parent SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 4.2, 4.3 or 4.13, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(b) Parent has previously made available to the Company a true, correct and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, including all amendments thereto, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock, and (ii) 10,000,000 shares of Parent Preferred Stock. As of the close of business on April 23, 2015: (i) 85,111,493 shares of Parent Common Stock were issued and outstanding, (ii) no shares of preferred stock of Parent were issued and outstanding, and (iii) no shares of Parent Common Stock held by Parent as treasury shares. All outstanding shares of Parent Common Stock are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business on April 23, 2015, there are (i) 85,111,493 shares of common stock of Parent issued and outstanding and (ii) no shares of preferred stock of Parent issued or outstanding.

(c) As of the close of business on April 23, 2015, Parent has reserved 5,791,963 shares of Parent Common Stock for issuance under its equity plans. As of the close of business on April 23, 2015, there were outstanding equity awards to purchase or otherwise acquire 6,208,037 shares of Parent Common Stock.

(d) As of the close of business on April 23, 2015, except as contemplated by Section 4.2(c), there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other Contracts to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. As of the close of business on April 23, 2015, there are no outstanding Contracts of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent. From April 23, 2015 through the date of this Agreement, there have been no issuances by Parent of shares of Parent Common Stock, rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls commitments or rights of any kind that obligate Parent to issue or sell any shares or other securities of Parent, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, other than the issuance of shares of Parent Common Stock pursuant to the exercise of options to purchase such shares that were outstanding as of the close of business on April 23, 2015.

(e) As of the close of business on April 23, 2015, neither Parent nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.

Section 4.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement, or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate in any material respect any Law or any settlement, injunction or award of any Governmental Entity, in each case applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties are bound, or (iv) result in the creation of any material Lien upon any of the properties or assets of Parent or Merger Sub (including the Acquired Companies following the Effective Time) except, in the case of clause (iii) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that individually or in the aggregate, has not had, and could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” Laws, including the Registration Statement, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, and (iii) such filings as may be required under the DGCL in connection with the transactions contemplated by this Agreement.

Section 4.5 Information Supplied. None of the information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the SEC Transaction Documents (or any amendment thereof or supplement thereto) will, on the date the SEC Transaction Documents are first mailed to the stockholders of the Company, or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent with respect to the information supplied by the Company for inclusion therein.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.7 Financing. Parent will have, as of the Effective Time, sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.9 SEC Reports; Financial Statements.

(a) Parent have filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the SEC since February 14, 2014 (all such forms, reports, statements, schedules, certificates, exhibits and other information incorporated therein, and other documents, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each of Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Parent SEC Document has been revised or superseded by a Parent SEC Document filed prior to the date hereof, none of Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act or any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) The audited consolidated financial statements of Parent and its Subsidiaries (including any related notes thereto) that are included in Parent SEC Documents (A) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (C) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of Parent and its Subsidiaries (including any related notes thereto) that are included in Parent SEC Documents (x) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (z) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods indicated.

(c) Parent (i) maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of Board of Directors of Parent (A) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act and SOX with respect to such reports. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX, and based on the most recent such assessment concluded that such controls were effective. Parent’s system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (2) that receipts and expenditures are executed in accordance with the authorization of management, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that would materially affect Parent’s financial statements. Since February 14, 2014, Parent and its Subsidiaries have not identified any significant deficiency, material weakness or fraud, whether or not material, that involved management or other employees.

(d) Since February 14, 2014, the then-acting Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the statements contained in such certifications are accurate; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Since February 14, 2014, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding any material weaknesses in the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in illegal accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to board of directors of Parent or any committee thereof or to any director or officer of Parent.

(f) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since February 14, 2014 relating to the Parent SEC Documents and all written responses of Parent or its Subsidiaries thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the knowledge of Parent, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent or its Subsidiaries.

Section 4.10 No Undisclosed Liabilities. As of the close of business on the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not required to be recorded or reflected on a balance sheet under GAAP, except for liabilities and obligations (a) reflected or reserved against in the Parent’s consolidated balance sheet as at December 31, 2014 (or the notes thereto), (b) incurred in the ordinary course of business since December 31, 2014 consistent with past practice, (c) incurred pursuant to the transactions contemplated by this Agreement or (d) that, individually or in the aggregate, are not material to Parent and its Subsidiaries, taken as a whole.

Section 4.11 Litigation.

(a) As of the close of business on the date of this Agreement: (i) there is no Action pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective officers, directors, representatives (each in their capacity as a representative of Parent), that is material to Parent and its Subsidiaries, taken as a whole, or is seeking damages in excess of $100,000 and (ii) neither the Company, any of its Subsidiaries nor any of their respective officers, directors, representatives (each in their capacity as a representative of Parent) is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.

(b) As of the close of business on the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

Section 4.12 Compliance with Laws.

(a) The Parent and each of its Subsidiaries are in, and at all times since February 14, 2014, have been in, compliance in all material respects with all Laws applicable to them or by which any of their respective properties are bound.

(b) Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub. All Permits of Parent and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

(c) To the knowledge of Parent, Parent and its Subsidiaries are not currently, nor have they been, under investigation by the DOJ, the FTC, any state Attorney General or any other Governmental Entities for any violation of or non-compliance with any Laws in any material respect. No Person has filed or, to the knowledge of Parent, has threatened to file against Parent or any of its Subsidiaries a claim or action relating to any of Parent’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.), except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

(d) Parent and its Subsidiaries have at all times complied in all material respects with the False Claims Act of 1863, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.), and any other Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of Parent, there are no situations with respect to the business of Parent or any of its Subsidiaries which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, except as has not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

(e) Parent, to its knowledge, is, and since February 14, 2014, has been in compliance in all material respects with all Laws governing the export, re-export, import, sale, purchase, and any other provision of goods and services in the jurisdictions in which Parent operates, including the Laws of the United States governing embargoes, sanctions, and boycotts, the Arms Export Controls Act (22 U.S.C. 2778), the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the Laws administered by United States Customs and Border Protection, and the Laws administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the United States Department of Treasury.

Section 4.13 Absence of Certain Changes or Events. Since December 31, 2014, (a) the businesses of the Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

Section 4.14 Distribution. The distribution of Parent Common Stock pursuant to that certain Separation and Distribution Agreement by and between Dover Corporation and Parent, dated as of February, 28 2014 (the “Distribution”), was intended to qualify as a tax-free distribution for U.S. federal income tax purposes pursuant to Sections 355 and 368(a)(1)(D) of the Code and Parent does not have any material liability related to the Distribution that has not been accrued in the Parent SEC Documents.

Section 4.15 Brokers. Except for J.P. Morgan Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except (i) as specifically required by this Agreement or as set forth on Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, or (iii) if Parent otherwise provides its prior consent in writing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (u) conduct its business in the ordinary course of business consistent with past practice, (v) preserve substantially intact its business organization,

(w) preserve its assets and properties in good repair and condition, (x) preserve its current relationships with customers, suppliers, distributors and other Persons with which it has material business relations, (y) maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses as are currently in effect and (z) manage cash and working capital to continue to conduct its business in the ordinary course consistent with past practice.

(b) Without limiting the generality of Section 5.1(a), between the date of this Agreement and until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except (i) as specifically required by this Agreement, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(b) of the Company Disclosure Letter or (iv) if Parent provides its prior consent (which consent shall not be unreasonably withheld, conditioned or delayed in the case of clauses (iii), (v), (vii), (x), (xii), (xix) or (xxiii)) in writing, the Company shall not, and shall cause its Subsidiaries not to:

(i) amend or permit the adoption of any amendment to the charter or bylaws (or equivalent organizational documents) of any Acquired Company;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, grant, deliver, sell, pledge, dispose of or encumber any (A) shares of capital stock, except the issuance of Shares pursuant to the exercise of Company Stock Options or the settlement of Company RSUs outstanding as of the date hereof, or the purchase of Shares pursuant to the Company ESPP, in accordance with the terms of such instruments, (B) other voting securities of, or equity interests in, the Company or any capital stock or voting securities of, or other equity interests in, any Subsidiary of the Company, (C) securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, the Company or any of its Subsidiaries, (D) right to acquire any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (E) Company Stock Equivalents or (F) Company Voting Debt, except grants of Company Stock Options or Company RSUs to new hires in the ordinary course of business consistent with past practice, including past practice with respect to vesting schedules provided that such grants to any individual do not exceed $50,000;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other wholly owned Subsidiaries of the Company);

(v) (A) modify the terms of, or otherwise pay (or fail to pay) accounts payable or (B) modify the terms of, collect (or fail to collect) accounts receivable, in each case, in a manner other than in the ordinary course of business consistent with past practice;

(vi) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests (except (A) in connection with the cashless exercises or similar transactions (including withholding of Taxes) pursuant to the exercise of Company Stock Options or settlement of Company RSUs outstanding as of the date hereof and (B) pursuant to the exercise, vesting and/or forfeiture or repurchase of equity awards granted prior to the Effective Time as permitted by Section 5.1(b)(iii) of this Agreement or with the consent of Parent, in accordance with their terms), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, or enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(vii) authorize, or make any commitment with respect to, any capital expenditure, other than capital expenditures that are both in the ordinary course of business consistent with past practice and do not to exceed $400,000 individually or $2,000,000 in the aggregate;

(viii) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than

(1) purchases of inventory and other assets in the ordinary course of business consistent with past practice, or (2) pursuant to Contracts in effect on the date hereof, or (B) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (2) grants of Permitted Liens or (3) pursuant to Contracts in effect on the date hereof;

(ix) enter into any material joint venture or partnership;

(x) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company and other than routine advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), (B) incur any indebtedness for borrowed money (it being understood that, for the avoidance of doubt, trade payables do not constitute indebtedness for borrowed money) or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries);

(xii) except to the extent required by applicable Law (including Section 409A of the Code), or the terms of any Company Plan, and except as contemplated by Section 5.7, (A) increase the compensation or benefits of any current or former director, employee or consultant of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (B) establish, materially amend, terminate or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan or employment or severance agreement, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock units or other stock-based compensation other than as required by the provisions of Company Stock Options and Company RSUs outstanding as of the date of this Agreement, (D) fail to make any required contributions under any Company Plan, (E) hire employees in a number greater than the permanent headcount set forth in the Company’s 2015 operating plan, or (F) terminate any officer, sales personnel or director of the Company or any of its Subsidiaries whose salary is greater than $150,000 (other than any termination for cause);

(xiii) (A) implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, (B) change its fiscal year, or (C) make any material change in internal accounting controls or disclosure controls and procedures;

(xiv) (A) fail to file any Tax Return when due (after giving effect to any properly obtained extensions of time in which to make such filings), (B) prepare or file any income or other material Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make, change or rescind any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or (C) settle or compromise any material Tax liability or refund, file any amended Tax Return involving a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes;

(xv) (A) pay, discharge, waive, settle, compromise, release or satisfy any claim, liability or obligation that is not an Action, other than payment, discharge, waiver, settlement, release or satisfaction in the ordinary course of business consistent with past practice and other than the satisfaction or performance by the Company and its Subsidiaries of their respective obligations in accordance with the applicable terms thereof under Contracts in effect on the date hereof and Contracts permitted under this Section 5.1 to be entered into on or following the date hereof or (B) other than in connection with the ordinary course settlement of disputes with customers, accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to the Company or any of its Subsidiaries, with or without recourse, including any rights or claims associated therewith;

(xvi) commence or settle, compromise or otherwise resolve any Action outside the ordinary course of business consistent with past practice to the extent (A) resulting in any liability in excess of amounts covered under the Company’s insurance policies and reserved therefor or reflected on the balance sheet of the Company as of December 31, 2014 or (B) (1) involving any injunction or non-monetary relief on the Company or any of its Subsidiaries, (2) not providing for a complete release of the Company and its Subsidiaries of all claims or (3) providing for any admission of liability by the Company or any of its Subsidiaries;

(xvii) other than non-exclusive licenses to end users, distributors and resellers in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of Intellectual Property;

(xviii) dispose of or permit to lapse any ownership or right to use, or fail to protect, defend or maintain the ownership, validity or registration of any Intellectual Property or disclose to any third party any confidential or proprietary information other than in the ordinary course of business;

(xix) (i) other than in the ordinary course of business consistent with past practice, enter into, amend, renew, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract or Contract that would be a Material Contract if in effect on the date of this Agreement or (ii) amend, waive, modify, fail to enforce or consent to the termination of (other than a termination in accordance with its terms) its material rights thereunder;

(xx) waive, extend, renew or enter into any non-compete, most favored nation, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the freedom of the Company or any of its Subsidiaries in conducting their operations or business, as the case may be, or any of their respective subsidiaries or Affiliates (whether before or after the Closing);

(xxi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xxii) create any Subsidiary;

(xxiii) enter into any new line of business;

(xxiv) enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body of the Company or any Subsidiary, or enter into negotiations regarding any such agreement; or

(xxv) agree to, authorize, or enter into any Contract obligating it to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxiv).

Section 5.2 Obligations of Merger Sub and Surviving Corporation. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.

Section 5.3 Acquisition Proposals.

(a) Promptly following the execution hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf to any Person (other than Parent) who was previously considering making an Acquisition Proposal. The Company shall direct its Representatives not to take any action, or fail to take any action, inconsistent with the Company’s obligations under this Section 5.3. The Company shall not terminate, waive, amend, release or modify in any respect any provision of any confidentiality agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with any Person (other than Parent) with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided, however, that the Company shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or any proposal, inquiry or offer that is reasonably likely to lead to an Acquisition Proposal if the Company Board determines that failure to waive such standstill would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law.

(b) Subject to the other terms of this Section 5.3, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c)); or (vii) reimburse or agree to reimburse the expenses of any other Person (other than the Company’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Section 5.3, if at any time prior to the Acceptance Time, (i) the Company receives, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, (ii) such Acquisition Proposal did not result from a breach of Section 5.3(a) or Section 5.3(b) of this Agreement, (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 5.3(c) would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company, then, prior to the Acceptance Time, the Company may (x) make available information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that any nonpublic information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or concurrently with the time it is provided or made available to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company and its Subsidiaries shall, and shall cause its and their respective Representatives to, cease any activities described in clause (x) or (y) of this Section 5.3(c) immediately following the time the applicable Acquisition Proposal ceases to be a Superior Proposal or an Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal. The Company shall promptly (and in any event within the later of twenty-four (24) hours or the next Business Day) advise Parent in writing of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or inquiry, proposal or offer, and the material terms and conditions thereof) that is made or submitted by any Person prior to the Effective Time. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Acquisition Proposal, inquiry, proposal or offer, including furnishing copies of all offer letters, term sheets, written proposals or similar documents, in each case, offering or proposing to effect an Acquisition Proposal, and any draft agreements to effect the applicable Acquisition Proposal exchanged between the Company and the other party making the Acquisition Proposal.

(d) Subject to the other terms of this Section 5.3, neither the Company Board nor any committee thereof shall (i) (A) directly or indirectly, fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation, the Company Determination or the approval of this Agreement, the Offer or any of the other transactions contemplated hereby, take any action (or permit or authorize the Company or any of its Subsidiaries or any of its or their respective Representatives to take any such action) inconsistent with the Company Recommendation or Company Determination or resolve, agree or propose to take any such actions (each such action set forth in this Section 5.3(d)(i)(A) being referred to herein as an “Adverse Recommendation Change”) or (B) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal or resolve, agree or propose to take any such actions, (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Acquisition Proposal other than an Acceptable Confidentiality Agreement in accordance with Section 5.3 (each, an “Alternative Acquisition Agreement”), (iii) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable antitakeover provision in the certificate of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by an Acquisition Proposal (including approving any transaction under the DGCL), or (iv) resolve, agree or propose to take any such actions.

(e) Notwithstanding Section 5.3(d), at any time prior to the Acceptance Time, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and provided that the Company and its Subsidiaries have complied with this Section 5.3, then, prior to the Acceptance Time, the Company Board may (solely in response to a Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a breach of Section 5.3(a) or Section 5.3(b) of this Agreement), make an Adverse Recommendation Change and may thereafter terminate this Agreement pursuant to such Section 7.1(d)(iii) (including payment of the Termination Fee, as defined in Section 7.3(c)(iii) hereof) and concurrently enter into a binding definitive agreement to effect such Superior Proposal. Neither the Company Board nor any committee thereof shall make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(iii) or cause the Company to enter into a binding definitive agreement to effect such Superior Proposal unless the Company has first complied with the provisions of Section 5.3(f) and, after so complying, the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and such Acquisition Proposal continues to constitute a Superior Proposal.

(f) The Company Board shall not take any action set forth in Section 5.3(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing copies of any agreements exchanged between the Company and the other party making such Superior Proposal which are intended to effect such Superior Proposal, and the Company Board has made the determination required under Section 5.3(e) (including the basis on which such determination has been made), (ii) negotiated, and caused the Company and its Representatives to negotiate, during the four (4) Business Day period following Parent’s receipt of the Notice of Superior Proposal (the “Notice Period”), in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of this Agreement (to the extent Parent wishes to do so) so that such Acquisition Proposal no longer constitutes a Superior Proposal, and (iii) after complying with clauses (i) and (ii), reaffirmed such determination in light of any counteroffer or proposed amendment to the terms of this Agreement; provided, however, that any such counteroffer or proposed amendment is presented in definitive form where the only action required by the Company to accept is to countersign such agreement; provided, further, that if during the Notice Period any revisions are made to an Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Superior Proposal to Parent and shall comply with the requirements of this Section 5.3(f) with respect to such new Notice of Superior Proposal, except that in such a situation, the Notice Period shall be two (2) Business Days.

(g) The Company agrees that it shall take all actions necessary so that any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board or any committee thereof in any respect that would have the effect of causing any of the Takeover Laws of any state (including Delaware) or other similar statutes to be applicable to the transactions contemplated hereby, including the Merger.

(h) Nothing contained in this Section 5.3 shall prohibit the Company Board from taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects an Adverse Recommendation Change in accordance with Section 5.3(e); provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation and rejects any Acquisition Proposal within three (3) Business Days after such stop, look and listen communication.

(i) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement (it being expressly understood and agreed that such confidentiality agreement need not contain a “standstill” or similar provision); provided, that such confidentiality agreement shall not prohibit compliance by the Company or any of its Subsidiaries with any of the provisions of this Section 5.3.

(ii) “Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the holders of the voting power of the Company immediately prior to such transaction own 85% or less of the voting power of the surviving or resulting entity immediately following the transaction, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (D) transaction in which the holders of the voting power of the Company immediately prior to such transaction own 85% or less of the voting power of the Company immediately following the transaction, (E) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Shares or (F) any combination of the foregoing (in each case, other than the Offer and the Merger).

(iii) “Superior Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly, more than 50% of the Shares or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the stockholders of the Company to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including the Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delay and all financial, regulatory, legal and other aspects of such offer), and (B) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer, including the likelihood of any necessary financing (including with respect to any indebtedness that could be required to be repaid in connection with the transactions contemplated by such offer) can be obtained in a timely manner.

(j) Any action taken or not taken by any Representative of the Company or any of its Subsidiaries that if taken or not taken by the Company would constitute a breach of this Section 5.3, shall be deemed a breach of this Agreement by the Company; provided, however, that, without limiting in any way the terms of this Section 5.3, if the Company has instructed in writing promptly, after the date of this Agreement, its and its Subsidiaries’ Representatives to comply with the terms of this Section 5.3, then no action taken or not taken by any Representative who is not an officer, director or employee of the Company shall be considered for purposes of Section 7.1(c)(i) or Section 7.1(c)(iii) unless one or more officers or the directors of the Company or any of its Subsidiaries has directly or indirectly authorized or directed the Representative to take such action or any similar action.

Section 5.4 Rule 14d-10 Matters. Prior to the expiration of the Offer, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause its Subsidiaries, officers and directors to, use its reasonable best efforts to cause its Representatives to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, consistent with applicable Law, to the Company’s and its Subsidiaries’, officers, employees, properties, offices, other facilities and books and records, and shall make available to Parent, Merger Sub and their respective Representatives all financial, operating and other data and information as Parent, Merger Sub and their respective Representatives shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) constitute a waiver of the attorney-client privilege, work product doctrine or other privilege held by the Company or any of its Subsidiaries or (ii) otherwise violate any applicable Law, provided that the Company has used its reasonable best efforts to provide such access or disclose such information in a manner that does not result in such a waiver or violation.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Nondisclosure Agreement between the Company and Parent dated as of January 7, 2015 (the “Confidentiality Agreement”), which Confidentiality Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with its terms except with respect to the standstill restrictions set forth therein, which shall terminate and be of no further force or effect as of the date hereof and paragraph 5 of the Confidentiality Agreement shall be superseded by this Agreement.

Section 5.6 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require Parent or Merger Sub to, and the Company shall not without the prior written consent of Parent, agree to any modification to or accommodation under any Contract or undertake any liability in connection with obtaining any consent under any Contract. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings under any Antitrust Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if applicable, with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other commercially reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the DOJ or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the reasonable opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 5.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel regarding Antitrust Law to comply with this Section 5.6(b). Notwithstanding anything to the contrary in this Section 5.6(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(c) In connection with the approvals and authorizations set forth in Section 5.6(b), notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Subsidiaries or Affiliates shall be obligated to, and neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent shall be in sole discretion of Parent), (i) proffer to, agree to or become subject to any order, judgment or decree to, sell, license or dispose of or hold separate or sell, license or dispose of or hold separate before or after the Closing, any assets, businesses, product lines or interest in any assets or businesses of Parent or any of its

Affiliates or the Company or any of its Subsidiaries or to consent to any sale, license, or disposition, or agreement to sell, license or dispose of, by the Company or any of its Subsidiaries, any of their assets or businesses or product lines, (ii) proffer to, agree to, or become subject to any order, judgment or decree to make or accept, any changes, modifications, limitations or restrictions in the operations of any assets or businesses of Parent or the Company or any of their respective Subsidiaries, any Contract to which Parent or the Company or any of their respective Subsidiaries is a party or otherwise bound or any of the relationships of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries with any other Persons (contractual or otherwise), (iii) proffer to or agree to any concession, accommodation or liability (the items in clauses (i) through (iii), each a “Burdensome Action”) or (iv) commence or contest any litigation related to such matters contemplated by this Section 5.6.

(d) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) No later than three (3) Business Days prior to Closing, the Company shall deliver to Parent duly executed payoff letters, in form and substance reasonably acceptable to Parent, from all counterparties to indebtedness of the Company or any Subsidiary of the Company with respect to the repayment of all such indebtedness; provided, however that no repayment of intercompany obligations between the Company and any Subsidiary or among the Company’s Subsidiaries shall be required.

(f) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third party debt or equity financing for the purpose of financing the aggregate Cash Consideration, the Option Payments, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated hereby and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent and Merger Sub (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (B) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified or (C) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Constituent Documents, any applicable Laws or any Material Contract. Such cooperation shall include, without limitation, (i) participating in a reasonable number of meetings, presentations and due diligence sessions, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing, and (iii) as promptly as reasonably practical, and in any event at least ten (10) days prior to the Closing Date, making available to Parent and its financing sources such financial and other pertinent information regarding the Company as shall exist (or if not existing, using reasonable efforts to prepare such financial or other pertinent information with any out of pocket costs being paid by Parent) as may be requested by Parent. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.6(f), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (a) any information provided by the Company or any of its Subsidiaries or (b) any fraud or intentional misrepresentation or willful misconduct by any such Persons.

Section 5.7 Employee Benefits Matters.

(a) Following the Effective Time, Parent shall give each employee of the Company, the Surviving Corporation or their respective Subsidiaries who shall have been employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries to the extent such service would be recognized if it had been performed as an employee of Parent for purposes of (i) eligibility and vesting under any Parent Employee Plans, but not for benefit accrual purposes under any defined benefit plan of Parent or for purposes of determining eligibility for retiree health and welfare benefits, and (ii) unless covered under another arrangement with or of Parent or the Surviving Corporation, determination of benefit levels under any Parent Employee Plan or policy of general application relating to vacation, sick and paid time off accrual or severance, in either case for which the Continuing Employees are otherwise prospectively eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. For the avoidance of doubt, no Continuing Employee shall be retroactively eligible for any Parent Employee Plan, including any such Parent Employee Plan that was frozen prior to the Effective Time. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions, eligibility waiting periods, evidence of insurability, physical examination and actively at-work requirements to the same extent such limitations or requirements would not have been applicable to such Continuing Employee under the terms of any comparable medical and dental plan of the Company and its Subsidiaries. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other formal written plan or policy under which service with Parent is relevant to eligibility, vesting and/or level of benefits, for the benefit of, or relating to, the current employees of Parent or its Subsidiaries and with respect to which eligibility has not been frozen.

(b) To the extent that the Continuing Employees commence participation in the Parent Employee Plans in the calendar year containing the Closing Date, Parent shall (or shall cause its Subsidiaries to) cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the calendar year of the Company Plan ending on the date such employee’s participation in the corresponding Parent Employee Plan begins to be given full credit under such Parent Employee Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable calendar year as if such amounts had been paid in accordance with such Parent Employee Plan, and Parent shall (or shall cause its Subsidiaries to) credit the accounts of such Continuing Employees under any Parent Employee Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan.

(c) If requested by Parent in writing not less than ten (10) Business Days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code. If Parent so provides notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company Board has validly adopted resolutions to terminate such Company Plan (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld or delayed), effective no later than the date immediately preceding the Closing Date.

(d) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific Person. The provisions of this Section 5.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time, (ii) impede or limit Parent, the Company, the Surviving Corporation or any of their Affiliates from amending or terminating any Company Plan following the Effective Time or (iii) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.7) under or by reason of any provision of this Agreement.

Section 5.8 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice; and (b) the receipt of any written communication received from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Entity in connection with the transactions contemplated by this Agreement.

Section 5.9 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any director or employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each current (as of the Effective Time) and each former officer or director of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent provided as of the date hereof in the Company Constituent Documents or contractual arrangements of the Company or its Subsidiaries existing as of the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the same extent provided under the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as of the date of this Agreement and any existing contractual arrangements of the Company or its Subsidiaries. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which any Acquired Company is a party), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 5.9, the Person who is requesting such indemnification or advance shall agree to repay such payments or advances if it is ultimately determined that such Person is not entitled to indemnification. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent.

(b) Except as may be required by applicable Law, Parent and the Company agree that for a period of six years from the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Constituent Documents (or, as relevant, those of the Subsidiary) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and for a period of six years from the Effective Time shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) Parent shall, in its sole discretion, either (i) cause the Surviving Corporation to continue to maintain in effect for a period of six years from the Effective Time for the Persons who, as of the date of this Agreement, are covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy (“D&O Insurance”), D&O Insurance with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as provided in the Company’s and its Subsidiaries’ policies as of the date hereof, or, if such insurance is unavailable, the Surviving Corporation shall purchase the best D&O Insurance reasonably available for such six-year period with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as provided in the Company’s and its Subsidiaries’ policies as of the date hereof, or (ii) prior to the Effective Time, pay for and cause to be obtained, and to be effective at the Effective Time, one or more prepaid “tail” insurance policies for the Persons who, as of the date hereof, are covered by the Company’s existing D&O Insurance, with a claims period of at least six years from the Effective Time with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as the Company’s and its Subsidiaries’ existing D&O Insurance, for claims arising from facts or events that occurred prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the maximum aggregate premium for such D&O Insurance that Parent shall be required to expend shall not exceed two hundred percent (200%) of the annual D&O Insurance premium for the Company’s current fiscal year, which annual premiums are set forth in Section 3.16 of the Company Disclosure Letter; and if such amount is not sufficient to purchase D&O Insurance in such maximum amount, then Parent shall purchase such amount of insurance with the best coverage reasonably available as can be purchased for an aggregate amount that is equal to two hundred percent (200%) of the annual premium for such policies for the Company’s current fiscal year. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six years.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 5.9 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. After the Effective Time, the obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). The provisions of this Section 5.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Antitakeover Statute. If any Takeover Law is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 5.12 Stockholder Litigation. The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement (a “Merger Action”) and with respect to the matter set forth on Section 5.12 of the Company Disclosure Letter. The Company shall give Parent the opportunity to participate in the defense or settlement of any Merger Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement, shall give due consideration to Parent’s advice with respect to such Merger Action and shall not settle or offer to settle any such Merger Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.13 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except and solely to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system. The restrictions set forth in this Section 5.13 shall not apply to any Adverse Recommendation Change, which shall be subject to the terms of Section 5.3.

Section 5.14 Transfer Taxes. Except as provided for in Section 2.2(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Company or the Surviving Corporation shall be paid by either the Company or the Surviving Corporation. The Company and Parent shall cooperate in the preparation, execution, and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Section 5.15 Company Equity Awards. Promptly following the execution of this Agreement, the Company shall adopt such resolutions and take all necessary actions that are necessary to effect the transactions described in Section 2.1. Promptly following the taking of such actions, the Company shall, after consultation with Parent, deliver to the holders of Company Stock Options and Company RSUs, appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any such notices prior to the mailing or delivery thereof to the holders of Company Stock Options and Company RSUs, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.

Section 5.16 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Select Market to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ Global Select Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.17 Form S-8. Parent agrees to file with the SEC, no later than ten (10) Business Days after the date on which the Effective Time occurs, a registration statement on Form S-8 (or any successor form or other applicable form if a Form S-8 is for any reason unavailable for use by Parent at such time), relating to the shares of common stock of Parent underlying the assumed Company Stock Options and Company RSUs and shall use reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Company Equity Awards remain outstanding.

Section 5.18 NYSE Listing. Prior to the Closing, Parent shall file a Supplemental Listing Application (or such other form as may be required by NYSE) with NYSE with respect to the shares of the Parent Common Stock to be issued in the Merger.

Section 5.19 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby (including the Merger) upon the terms and subject to the conditions set forth in this Agreement.

Section 5.20 Dataroom Information. Immediately following the execution of this Agreement, the Company shall deliver to Parent an electronic copy of the documents and information contained in the virtual online data room hosted on behalf of the Company in the online workspace captioned “Project Miami” as of the execution and delivery of this Agreement, and the Company shall deliver to Parent an electronic copy of the documents and information contained in such virtual online data room as of the Acceptance Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:

(a) Regulatory Approvals. All approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(b) No Injunctions, Orders or Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other transactions contemplated hereby.

(c) Consummation of Offer. Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Acceptance Time (with any termination by Parent also being an effective termination by Merger Sub) only as follows:

(a) by mutual written consent of Parent and the Company at any time;

(b) by either Parent or the Company:

(i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, that remains in effect, or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Offer or the Merger and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(ii) if, the Offer shall have expired or shall have been terminated in accordance with the terms of this Agreement without the Minimum Tender Condition having been satisfied and the other Offer Conditions having been satisfied or waived by Parent; or

(iii) if the Acceptance Time shall not have occurred on or before July 31, 2015; provided, however, that if all of the conditions to the Offer set forth in Annex II have been satisfied or shall be then capable of being satisfied (other than the condition set forth in clause (b) of Annex II), such date may be extended by either Parent or the Company by written notice to the other party, until September 1, 2015 (such applicable date, the “Outside Date”);

(c) by Parent, at any time prior to the Acceptance Time:

(i) if (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in each case such that an Offer Condition contained in clauses (c)(i) or (c)(ii) of Annex II would not be satisfied; and (B) if curable, such untruth, inaccuracy or breach is not cured within thirty (30) calendar days after written notice to the Company (or, if less, the number of calendar days remaining until the Outside Date) describing such untruth, inaccuracy or breach in reasonable detail; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if, after the date hereof, the Company Board or any committee thereof shall have (A) effected an Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (B) adopted, approved, endorsed, declared advisable or recommended to the Company’s stockholders an Acquisition Proposal other than the Offer (C) failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation, (D) failed to include in the Schedule 14D-9 the Company Determination or Company Recommendation, or (E) failed to recommend against a competing tender offer or exchange offer for fifteen percent (15%) or more of the outstanding capital stock of the Company within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(iii) if the Company breaches Section 5.3, other than an inadvertent and immaterial breach that does not result in an Acquisition Proposal; or

(iv) if any court of competent jurisdiction or other Governmental Entity shall have issued any judgment, order, injunction, rule or decree or taken any other action that individually or in the aggregate constitutes a Burdensome Condition, and such judgment, order, injunction, rule or decree shall have become final and nonappealable;

(d) by the Company:

(i) if prior to the Acceptance Time, if (A) (i) any of the representations and warranties of Parent and Merger Sub set forth in Section 4.2 (Capital Stock) shall not have been true and correct as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies of such representations and warranties, (ii) the representation and warranty in Section 4.13(b) (Absence of Certain Changes or Events) shall not have been true and correct in all respects both as of the date of this

Agreement or at and as of the expiration of the Offer, as if made at and as of such time, (iii) any of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization, Standing and Power), Section 4.3 (Authority), Section 4.4 (No Conflicts; Consents and Approvals) and Section 4.17 (Brokers) shall not have been true and correct in all material respects as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) any of the other representations and warranties of Parent and Merger Sub set forth herein shall not have been true and correct as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranty to be so true and correct (in the case of this clause (iv) only, without giving effect to any qualification as to materiality, Material Adverse Effect or similar qualification set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) Parent or Merger Sub shall not have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the expiration of the Offer; provided, in the case of each of clause (A) and (B) above, if curable, such untruth, inaccuracy or breach is not cured within thirty (30) calendar days after written notice to Parent and Merger Sub (or, if less, the number of calendar days remaining until the Outside Date) describing such untruth, inaccuracy or breach in reasonable detail; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) the Parent Common Stock is delisted from the New York Stock Exchange; or

(iii) prior to the Acceptance Time, in order to concurrently enter into a definitive agreement to effect a Superior Proposal, if the Company has complied with Section 5.3(a)-(e) with respect to such Superior Proposal (except with respect to immaterial breaches of the obligations to deliver notices or other writings pursuant to Section 5.3(c)), (ii) complied in all material respects with Sections 5.3(a)-(e) with respect to any other Superior Proposal and (iii) complied with Section 5.3(f) with respect to any Superior Proposal and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provisions of this Section 7.1 being relied on to terminate this Agreement to the other parties.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for a deliberate and willful breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to the Company, the Company Board or a committee thereof, and (B) this Agreement is thereafter terminated by the Company or

Parent pursuant to Section 7.1(b)(ii) then (1) the Company shall pay to Parent by wire transfer of same day funds to the account or accounts designated by Parent or its designee the Expenses, which shall not exceed $3,000,000, within two (2) Business Days after receipt from Parent of documentation supporting such Expenses, and (2) if, concurrently with or within nine months after the date of any such termination, (x) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal, or (y) any Acquisition Proposal is consummated, the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the consummation of such Acquisition Proposal;

(ii) (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to the Company, the Company Board or a committee thereof, and (B) this Agreement is thereafter terminated by Parent pursuant to Section 7.1(c)(i)(A)(y), then, if, concurrently with or within nine months after the date of any such termination, (x) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or the Company Board or any committee thereof recommends to the Company’s stockholders, any Acquisition Proposal, or (y) any Acquisition Proposal is consummated, the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the consummation of such Acquisition Proposal;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee within two (2) Business Days after such termination; and

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with, and as a condition to, such termination;

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) For purposes of this Section 7.3.

(i) “Acquisition Proposal”, as used in Section 7.3(b)(i), shall have the meaning ascribed thereto in Section 5.3(i)(ii), except that references in Section 5.3(i)(ii) to “fifteen percent” shall be replaced by “fifty percent” and references to “eighty-five percent” shall be replaced by references to “fifty percent.”

(ii) “Expenses” means reasonably documented fees and out-of-pocket expenses incurred or paid by or on behalf of Parent, Merger Sub and their respective Affiliates in connection with the diligence efforts related to the Merger, the preparation, negotiation, execution, performance and consummation of this Agreement, the Merger, the Offer or the other transactions contemplated by this Agreement, or related to the evaluation, authorization, preparation, negotiation, execution, or performance of the Merger, the Offer or this Agreement, in each case including all reasonably documented fees and out-of-pocket expenses of law firms, investment banking firms, accountants, experts and consultants to Parent, Merger Sub and their respective Affiliates.

(iii) “Termination Fee” means an amount equal to $5,000,000; provided, however, that in the case of Section 7.3(b)(i), Termination Fee means an amount equal to $5,000,000, less the amount of Expenses previously paid by the Company to Parent or its designee pursuant to Section 7.3(b)(i).

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee or the Expenses, the Company shall pay to Parent or its designees interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at a rate equal to the “prime rate” (as announced by JPMorgan Chase Bank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Acceptance Time; provided, however, that after the Acceptance Time, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other party or parties contained herein; provided, however, that after the Acceptance Time, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party or parties, as applicable. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed as a whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, or, in the case of notice to the Company, by e-mail, upon written confirmation of receipt by facsimile or e-mail as applicable, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attention: General Counsel

Facsimile: 630-250-1295

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:        Paul L. Choi and Jennifer Fitchen

Facsimile:        (312) 853-7036

(ii) if to the Company, to:

Audience, Inc.

331 Fairchild Drive

Mountain View, California 94043

Attention: General Counsel

e-mail: legal@audience.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Michael J. Danaher and Julia Reigel

Facsimile: (650) 493-6811

Section 8.3 Certain Definitions. For purposes of this Agreement:

“Acceptance Time” means the first time as of which Merger Sub accepts any Shares for payment pursuant to the Offer;

“Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executed order to be closed;

“Company Equity Plan” means each of the Company’s 2001 Stock Plan, the Company’s Amended and Restated 2011 Equity Incentive Plan and the Sensor Platforms, Inc. 2004 Stock Plan;

“Company RSUs” means the outstanding restricted stock units (including, but not limited to, performance-based restricted stock units) granted under the Company Equity Plans;

“Company Software” means Software that, as of the date of this Agreement, is marketed, distributed, licensed, leased or promoted, is made available for license, lease or sale, is sold by Company, or is under development and is in alpha or beta testing by third parties in advance of a commercial release scheduled on or prior to March 31, 2016 (excluding any third party software that is generally available on standard commercial terms and is licensed to Company solely for internal use on a non-exclusive basis);

“Company Stock Option” means an outstanding stock option granted under any of the Company Equity Plans;

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“Data Room” means the electronic documentation site established on behalf of the Company by RR Donnelley Venue, as it exists on the second Business Day immediately preceding the date of this Agreement (an electronic copy of which the Company has supplied to Parent);

“Domain Names” means all contractual rights to manage the DNS routing for internet domain names registered to or purported to be registered to the Company;

“ERISA Affiliate” means any trade or business that together with the Company or any of its Affiliates is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code;

“Intellectual Property” means sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, objects, user interfaces, report formats, templates, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, discoveries, inventions (whether or not patentable) and all related correspondences and materials used to document technical developments (including any invention disclosures notebooks or records, testing data, and programmer’s comments), Know-How, logos, marks (including brand names, product names, logos, slogans, trade names, assumed business names, other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software and Software code (in any form, including source code, firmware and executable or object code), subroutines, techniques, user interfaces, websites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries);

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, whether registered or unregistered: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights, including other proprietary rights in Intellectual Property; (f) rights to enforce or defend, and collect royalties, damages or other payments in respect of past, present or future acts or omissions with respect to any of the rights referred to in clauses “(a)” through “(e)” above; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above;

“Know-How” means confidential or proprietary information, know how, trade secrets, customer lists, technical information, research and development, data, processes, formulas, algorithms, methods, trading systems, processes and technology;

“knowledge” means the knowledge of the individuals set forth on Section 8.3 of the Company Disclosure Letter, after reasonable inquiry of such individuals’ direct reports, but excluding in any case inquiry of applicable public records;

“Material Adverse Effect” means any condition, event, change, circumstance, effect or state of facts that, either individually or in the aggregate, and whether or not a breach of any representation or warranty contained in this Agreement, (i) has had, or would reasonably be expected to have, a material and adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of a Party and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred under this clause (i): (1) general changes, trends or developments in any of the industries in which the such Party or any of its Subsidiaries operates, (2) changes in general economic, business, regulatory, political or market conditions or in national or global financial markets, (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, earthquakes, hurricanes, tsunamis, tornadoes, blizzards, floods, mudslides, wild fires, other natural disasters or acts of God or other force majeure events, (4) any decline in market price, or change in trading volume, of the capital stock of the Party or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; (provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a Material Adverse Effect if such underlying cause is not otherwise excluded from consideration pursuant to this definition); (5) changes in any applicable Laws or GAAP or the official interpretation by a Governmental Entity thereof; or (6) any specific action taken by the Company: (A) at the express written direction of Parent or Merger Sub as long as such action was taken in a manner consistent with such direction; or (B) that is required to be so taken by the terms of this Agreement as long as such action was taken in a manner consistent with such requirement (it being understood this clause shall not include any action or inaction by the Company that is pursuant to any of the covenants and obligations contained in Section 5.1 of this Agreement or that is conducted in the ordinary course of business), but in the case of each of clauses (1) through (3) or (5) above, only to the extent such event has not and does not, individually or in the aggregate, disproportionately impact the Party and its Subsidiaries relative to other participants in the industries in which the Party or its Subsidiaries operate, or (ii) prevents or materially impedes the Party’s ability to consummate the transactions contemplated hereby;

“Open Source Code” means any Software code that is distributed as under a license that meets the definition of “Open Source” promulgated by the Open Source Initiative, available at http://www.opensource.org/osd.html (each such license, an “Open Source License”). Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License;

“Owned Intellectual Property” means Intellectual Property, Software and Domain Names for which the underlying Intellectual Property Rights (or in the case of Domain Names, for which the contract rights for registration of such Domain Name) are owned (whether exclusively or jointly with another Person) by the Company or any of its Subsidiaries;

“Owned Intellectual Property Rights” Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries;

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, registered trademarks, and all applications for any of the foregoing;

“Software” means any computer software (including firmware and other software embedded in hardware devices), whether in source, object, or binary executable form;

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned, directly or indirectly, by: (i) such first Person, (ii) such first Person and one or more of its Subsidiaries, or (iii) one or more Subsidiaries of such first Person.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as necessary so that until the termination of this Agreement in accordance with Section 7.1 hereof, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement).

Section 8.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than with respect to the provisions of Section 5.9, which shall inure to the benefit of the Persons benefiting therefrom, who are hereby intended to be third-party beneficiaries thereof.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto in any court other than the courts of the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, as described above, for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the rights, limitations and remedies contained in Section 5.3 and Article VII be construed as integral provisions of this Agreement and that such rights, limitations and remedies shall not be severable in any manner that restricts a party’s remedies or rights under this Agreement.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15 Electronic Signature. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.

Section 8.17 Company Disclosure Letter. The Company Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except and to the extent expressly provided in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to result in a Material Adverse Effect. Descriptive headings in the Company Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KNOWLES CORPORATION

By:	/s/ Jeffrey S. Niew
Name: Jeffrey S. Niew
Title: President and Chief Executive Officer

ORANGE SUBSIDIARY, INC.

By:	/s/ Raymond D. Cabrera
Name: Raymond D. Cabrera
Title: President

AUDIENCE, INC.

By:	/s/ Peter B. Santos
Name: Peter B. Santos
Title: President & Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

INDEX OF DEFINED TERMS

Definition	Location
2011 Equity Plan	2.1(g)
Acceptable Confidentiality Agreement	5.3(i)(i)
Acceptance Time	8.3
Acquired Companies	3.1(a)
Acquired Company	3.1(a)
Acquisition Proposal	7.3(c)(i), 5.3(i)(ii)
Action	3.9(a)(i)
Adverse Recommendation Change	5.3(d)
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.3(d)
Antitrust Law	5.6(d)
Appraisal Rights	2.2(i)
Assumed Options	2.1(d)(i)(C)
Assumed RSUs	2.1(d)(ii)
Book-Entry Shares	2.1(c)
Burdensome Action	5.6(c)
Burdensome Condition	Annex II
Business Day	8.3
Cash Consideration	Recitals
Certificate	2.1(c)
Certificate of Merger	1.3(a)
Closing	1.5
Closing Date	1.5
Closing Date Average Price	2.1(c)
Code	2.2(h)
Collar	2.1(c)
Company	Preamble
Company Board	Recitals
Company Constituent Documents	3.1(b)
Company Determination	3.3(b)
Company Disclosure Letter	Article III
Company Equity Plans	8.3
Company ESPP	2.1(d)(iii)
Company Plan	3.11(a)
Company Recommendation	3.3(b)
Company RSUs	8.3
Company SEC Documents	3.5(a)
Company Software	8.3
Company Stock Equivalents	3.2(b)
Company Stock Options	8.3
Company Voting Debt	3.2(b)
Confidentiality Agreement	5.5(b)
Continuing Employees	5.7(a)
Contract	3.15(b)
control	8.3
controlled	8.3
controlled by	8.3

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Conversion Ratio	2.1(d)(i)(C)
D&O Insurance	5.9(c)
Data Room	8.3
DGCL	Recitals
Dissenting Shares	2.2(i)
Distribution	4.14
Domain Names	8.3
DOJ	3.10(d)
Effective Time	1.3(a)
Employment Arrangements	Recitals
Environmental Laws	3.13(b)(i)
Environmental Permits	3.13(b)(ii)
ERISA	3.11(a)
ERISA Affiliate	8.3
Exchange Act	3.4(b)
Exchange Agent	2.2(a)
Exchange Agent Agreement	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(c)
Excluded Shares	2.1(b)
Expenses	7.3(c)(ii)
Financing	5.6(f)
Foreign Antitrust Laws	3.4(b)
FTC	5.6(b)
GAAP	3.5(b)
Governmental Entity	3.4(b)
HSR Act	3.4(b)
Indemnified Parties	5.9(a)
Initial Expiration Date	1.1(d)
Intellectual Property	8.3
Intellectual Property Agreements	3.18(c)
Intellectual Property Rights	8.3
IRS	3.11(a)
knowledge	8.3
Know-How	8.3
Law	3.4(a)
Leased Real Property	3.17(b)
Liens	3.2(a)
Material Adverse Effect	8.3
Material Contract	3.15(a)
Material Customer	3.19
Material Supplier	3.19
Materials of Environmental Concern	3.13(b)(iii)
Merger	Recitals
Merger Action	5.12
Merger Sub	Preamble
Minimum Tender Condition	Annex II
Notice of Superior Proposal	5.3(f)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Notice Period	5.3(f)
Offer	Recitals
Offer Commencement Date	1.1(a)
Offer Conditions	1.1(b)
Offer Consideration	Recitals
Offer Documents	1.1(e)
Open Source Code	8.3
Open Source License	8.3
Option Payments	2.1(d)(i)(B)
Outside Date	7.1(b)(iii)
Owned Intellectual Property	8.3
Owned Intellectual Property Rights	8.3
Parent	Preamble
Parent Common Stock	8.3
Parent Employee Plan	5.7(a)
Parent SEC Documents	4.9(a)
Permits	3.10(b)
Permitted Liens	3.17(b)
Per Share Value	2.1(d)(i)(A)
Person	8.3
Preliminary Prospectus	1.1(e)
Real Property Leases	3.17(b)
Registered IP	8.3
Registration Statement	1.1(e)
Release	3.13(b)(iv)
Representatives	5.3(b)
SEC	3.5(a)
Securities Act	3.5(a)
Schedule 14D-9	1.2(a)
Schedule TO	1.1(e)
SEC Transaction Documents	3.7
Shares	Recitals
Software	8.3
SOX	3.5(a)
Stock Consideration	2.1(c)
Subsidiary	8.3
Superior Proposal	5.3(i)(iii)
Surviving Corporation	1.3(a)
Takeover Laws	3.23
Tax	3.14(o)(i)
Tax Returns	3.14(o)(ii)
Tender and Support Agreement	Recitals
Termination Fee	7.3(c)(iii)
under common control with	8.3
Underwater Option	2.1(d)(i)(A)
WARN	3.12(a)

Annex II

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer if:

(a) there shall have not been validly tendered (and not validly withdrawn) prior to the expiration of the Offer that number of Shares which, when added to the Shares owned by Parent and its Subsidiaries, would represent at least a majority of the sum of (x) the total number of Shares outstanding as of the expiration of the Offer, including Shares subject to Company RSUs and Shares deemed issued pursuant to the Company ESPP plus (y) the aggregate number of Shares issuable to holders of Company Options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Company Options); provided that for purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures shall be excluded (such condition in this clause (a) (the “Minimum Tender Condition”);

(b) (i) All approvals, authorizations and consents of any Governmental Entity required to consummate the purchase of Shares pursuant to the transactions contemplated hereby shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, and (ii) no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other transactions contemplated hereby;

(c) any of the following shall have occurred and continue to exist as of the expiration of the Offer:

(i) Representations and Warranties. (i) Any of the representations and warranties of the Company set forth in Section 3.2 (Capital Stock) shall not have been true and correct as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies of such representations and warranties, (ii) the representation and warranty in Section 3.8(b) (Absence of Certain Changes or Events) shall not have been true and correct in all respects as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time, (iii) any of the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Power), Section 3.3 (Authority), Section 3.4 (No Conflicts; Consents and Approvals), Section 3.22 (Brokers), Section 3.23 (Takeover Statutes) or Section 3.24 (Fairness Opinion) shall not have been true and correct in all material respects as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) or (iv) any of the other representations and warranties of the Company set forth herein shall not have been true and correct as of the date of this Agreement or at and as of the expiration of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranty to be so true and correct (in the case of this clause (iv) only, without giving effect to any qualification as to materiality, Material Adverse Effect or similar qualification set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and in each case of the foregoing clauses (i) through (iv), without giving effect to any update or purported update to the Company Disclosure Letter.

(ii) Performance and Obligations of the Company. The Company shall not have performed or complied in all material respects with any of its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the expiration of the Offer.

(iii) Company Material Adverse Effect. Since the date of this Agreement, there shall have been any condition, event, change, circumstance, effect, state of facts or development that, individually or in the aggregate, has had a Material Adverse Effect that is continuing as of the expiration of the Offer.

(iv) Certificate. Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the date of the Acceptance Time, certifying that the conditions set forth in (c)(i) through (c)(iii) of this Annex II have been duly satisfied.

(v) Burdensome Condition. A court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that, individually or in the aggregate (i) requires a Burdensome Action or (ii) has or could reasonably be expected to materially diminish the expected benefits of the Merger to Parent and its Subsidiaries (collectively, a “Burdensome Condition”).

(vi) Pending Actions. An Action shall have been commenced and be pending by any Governmental Entity of competent jurisdiction wherein a judgment could, individually or in the aggregate with other such judgments, have or reasonably be expected to have any of the effects referred to in Section 6.1(b) or clause (c)(v) of this Annex II.

(vii) Employment Arrangements. Less than five of the six Employment Arrangements shall be in full force and effect (subject to the applicable employee’s death or incapacity), or more than one of the employee signatories thereto shall have resigned (or given any notice of resignation) with respect to such signatories’ employment with the Company or any of its Subsidiaries.

(d) Effectiveness of the Registration Statement. The Registration Statement shall not have been declared effective by the SEC under the Securities Act, or a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or a proceeding for that purpose or a similar proceeding in respect thereof shall have been initiated or threatened in writing by the SEC.

(e) Listing. The shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable Laws, regulations and rules of the NYSE (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 5.18).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub (except for the Minimum Tender Condition and the conditions set forth in clauses (d) and (e) of this Annex II), may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Tender Condition and the conditions set forth in clauses (d) and (e) of this Annex II), in each case, subject to the terms of the Agreement and applicable Law, including the rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”), dated as of April 29, by and among Knowles Corporation, a Delaware corporation (“Parent”), Orange Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Audience, Inc., a Delaware corporation (the “Company”).

Exhibit A

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT, dated as April 29, 2015 (this “Agreement”), is entered into by and between Knowles Corporation, a Delaware corporation (“Parent”), and [__] (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, Parent, Orange Subsidiary, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent, and Audience, Inc., a Delaware corporation (the “Company”), have executed an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”). Terms that are defined in the Merger Agreement that are not defined herein are used in this Agreement as they are defined in the Merger Agreement;

WHEREAS, as a condition to Parent executing and delivering the Merger Agreement, Parent is requiring that the Stockholder enter into this Agreement to, among other things, tender (i) the shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”), owned by the Stockholder, (ii) all securities exchangeable, exercisable or convertible into Company Common Stock, and (iii) any securities issued or exchanged with respect to such Company Common Stock, upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”); and

WHEREAS, as of the date hereof, the Stockholder has the power to vote and dispose of [            ] shares (the “Existing Shares”) of Company Common Stock.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Except as otherwise provided herein, the Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, the Stockholder will not (a) directly or indirectly (including, in each case, through transactions effected in derivative securities of the Securities), sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote the Securities, or agree to do any of the foregoing (each a “Transfer”); (b) knowingly take any action which is, individually or in the aggregate, reasonably likely to delay, prevent or have an adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement or (c) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing, disabling or impeding the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Acquisition Proposal, the Stockholder may Transfer any or all of the Securities to (i) if an entity, any wholly-owned Subsidiary or Affiliate of the Stockholder or (ii) if natural person, (A) immediate family members or a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family, (B) charitable organizations or (C) upon the death of the Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Securities or any interest in any of such Securities is Transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement.

1.2 No Solicitation.

(a) From and after the date of this Agreement until the Termination Date, except as provided in Section 1.2(b) or Section 5.2, the Stockholder will not, and will cause its [Subsidiaries and its and their respective] Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal. The Stockholder agrees that any breach of this Section 1.2(a) by any [Subsidiary or any] of its [or their respective] Representatives shall constitute a breach of this Section 1.2(a) by the Stockholder.

(b) Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Stockholder from taking any action in its capacity as a Representative of the Company that is expressly permitted to be taken by the Company’s Representatives (in their capacity as such) under the Merger Agreement (including exercising its fiduciary duties to the Company in accordance with applicable Law and the Merger Agreement).

(c) The Stockholder shall, and shall cause its [Subsidiaries and its and their respective] Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf.

(d) The Stockholder shall [and shall cause its Subsidiaries to] advise Parent promptly (and in any event within the later of twenty-four (24) hours or the next Business Day) of (i) any Acquisition Proposal or indication, inquiry, proposal or offer with respect to or that would reasonably be expected to lead to any Acquisition Proposal, (ii) any request for non-public information relating to the Company that would reasonably be expected to lead to an Acquisition Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication, inquiry, offer or proposal, the material terms of any such Acquisition Proposal or indication, inquiry, offer or proposal and any material correspondence relating thereto. The Stockholder shall keep Parent informed on a reasonably current basis of any material changes to the terms of any such Acquisition Proposal or indication or inquiry.

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or Beneficial Ownership of any or all of the Securities passes, whether by operation of applicable Law or otherwise, including the Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or other Securities of the Company issued to or acquired by the Stockholder after the date hereof.

1.4 Agreement to Tender; Grant of Proxy; Voting Agreement.

(a) The Stockholder hereby agrees to validly tender the Securities or cause the Securities to be validly tendered into the Offer promptly following, and in any event no later than the tenth (10th) Business Day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents; provided that Parent agrees that the Stockholder may withdraw the Securities from the Offer at any time following the termination of this Agreement or upon the Offer being terminated in accordance with the terms of the Merger Agreement. For the avoidance of doubt, (x) the Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by the Stockholder and (y) the Stockholder shall not have any obligation under this Section 1.4(a) to tender (or caused to be tendered) any Securities into the Offer (i) to the extent such shares constitute Company restricted stock awards or (ii) to the extent such tender would reasonably be expected to cause the Stockholder to incur liability under Section 16(b) of the Exchange Act. If the Offer is terminated or withdrawn by Parent or the Merger Agreement is terminated prior to the purchase of Securities in the Offer, Parent shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent, to promptly return all tendered Securities to the Stockholder.

(b) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities. Solely with respect to the matters described in this Section 1.4(b) and Section 1.4(c), the Stockholder hereby irrevocably appoints Parent as proxy for the Stockholder to vote the Securities entitled to vote, for the Stockholder and in the Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof for the adoption of the Merger Agreement and approval of the Offer and the Merger (but only at such a meeting called for the purpose of voting with respect to the adoption of the Merger Agreement and approval of the Offer and the Merger and only with respect to a proposal relating thereto). The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, stockholders, Representatives and Affiliates shall owe any duty, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to the Stockholder in connection with or as a result of any voting by Parent of the Securities or any execution of any consent in accordance with the terms hereof. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy (which proxy is coupled with an interest in the Securities), Parent may vote the Securities in furtherance of its own interests and Parent is not acting as a fiduciary for the Stockholder.

(c) The Stockholder hereby irrevocably and unconditionally covenants and agrees that, during the Voting Period (as hereinafter defined) and if the Securities have not been previously accepted for payment pursuant to the Offer, at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, the Stockholder shall (including, in each case as applicable, as contemplated by Section 1.4(b)): (i) with respect to any vote relating to the Merger Agreement, the Offer and the Merger or any other matter to be approved by the stockholders of the Company to facilitate any of them, appear at such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote the Securities, in person or by proxy, in favor of the adoption of the Merger Agreement and the approval of the Offer and the Merger and (ii) vote (or cause to be voted), in person or by proxy, the Securities against (A) any extraordinary corporate transaction (other than the Offer and the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company’s certificate of incorporation or by-laws other than as contemplated by the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to impede, frustrate, prevent or nullify the Offer and the Merger or the Merger Agreement, (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the Merger Agreement) and (E) any Acquisition Proposal (the matters described in the foregoing clauses (A) through (E) being referred to as “Competing Actions”); and (iii) not take any action by written consent to approve any Competing Action; provided, that nothing herein shall limit the ability of the Stockholder to vote its Securities in its sole discretion on any matters other than the matters set forth in this Section 1.4(c) that may be submitted to a stockholder vote, consent or other approval. For purposes of this Agreement, “Voting Period” means the period commencing on the date hereof and ending on the termination of this Agreement.

(d) The obligations of the Stockholder specified in this Section 1.4 shall apply whether or not the Board of Directors of the Company (or any committee thereof) has effected an Adverse Recommendation Change. Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(e) The irrevocable proxy granted pursuant to Section 1.4(a) shall not be terminated by any act of the Stockholder or by operation of law. If between the execution hereof and the Termination Date, any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates or book-entry credits representing the Securities shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5 Disclosure. The Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC, the NASDAQ Global Select Market or any other national securities exchange and, to the extent required by applicable Law, the Offer Documents (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent hereby authorizes the Stockholder to make such disclosure or filings as may be required by the SEC or NASDAQ Global Select Market or any other national securities exchange or the OTC Bulletin Board.

2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent, as of the date hereof, that:

2.1 Ownership. Stockholder is the record and Beneficial Owner of the Securities, and the Securities constitute the Stockholder’s entire interest in the outstanding capital stock of the Company. The Securities are, and (except as otherwise permitted by this Agreement) prior to the Effective Time will be, Beneficially Owned and owned of record by the Stockholder, free and clear of any Liens, of any nature whatsoever, except for restrictions on transfer under securities Laws and except for those created by this Agreement. Except as set forth on Schedule I to this Agreement, as of the date hereof, the Stockholder does not hold any options, warrants or other rights to purchase any Securities. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Stockholder [or any of its Subsidiaries]. The Stockholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein) with respect to the matters set forth in this Agreement, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Existing Shares and with respect to all of the Securities owned by the Stockholder at all times through the Effective Time. “Beneficial Ownership” by a person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, as amended;

provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

2.2 Organization. The Stockholder is [a [    ] duly existing under the laws of [    ]] [OR] [an individual residing in [    ]].

2.3 Authorization. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the Offer have been duly and validly authorized by all necessary action of the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

2.4 No Violation.

(a) The execution, delivery and performance of this Agreement by the Stockholder do not and will not, with or without notice or lapse of time, or both, (i) in the case of a Stockholder that is not a natural person, conflict with or violate the constituent or organizational documents of the Stockholder [or any of its Subsidiaries], (ii) conflict with or violate any Law applicable to the Stockholder [or any of its Subsidiaries] or by which any property or asset of the Stockholder [or any of its Subsidiaries] is bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Stockholder [or any of its Subsidiaries] is a party, except in the case of clauses (ii) and (iii) hereof, any such conflict, violation, breach, default, right of payment, termination, amendment, acceleration, cancellation that are not, individually or in the aggregate, reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by the Stockholder do not and, at the time of the Closing will not, require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the DGCL and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that would not, individually or in the aggregate, reasonably be expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement.

2.5 No Proceedings. No Actions are pending, or to the knowledge of Stockholder, threatened, against Stockholder [or any of its Subsidiaries], which, if adversely determined, will, individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement and [neither] the Stockholder [nor any of its respective officers, directors, representatives or properties] is [or are] subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity that would individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement. The Stockholder has not previously assigned or sold any of the Securities to any third party. The Stockholder acknowledges that neither the Parent nor any Person on behalf of the Parent has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

2.6 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder herein.

2.7 The Stockholder Has Adequate Information. The Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon the Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder, as of the date hereof that:

3.1 Authorization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will as of the date hereof or as of the date of the Closing (a) require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the DGCL and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that are not, individually or in the aggregate, reasonably expected to delay, prevent or have a material adverse effect on the Parent’s ability to satisfy its obligations under this Agreement or (b) violate, result in a default under, or conflict with the constituent or organizational documents of Parent, any Contract, or any applicable Law binding upon Parent, except for such violations, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to delay, prevent or have a material adverse effect on Parent’s ability to satisfy its obligations under this Agreement. No Actions are pending, or to the knowledge of Parent, threatened, against Parent, which, if adversely determined, will, individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Parent’s ability to satisfy its obligations under this Agreement.

4. Appraisal Rights. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger in the Offer is not less than as set forth in the Merger Agreement, and that this Agreement has not been terminated, the Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

5. Miscellaneous.

5.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earliest of (i) the Closing, (ii) any termination of the Merger Agreement in accordance with its terms, (iii) such date and time as any amendment or change to the Merger Agreement or the Offer is effected without the Stockholder’s consent that decreases the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing, of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement, or that imposes conditions to the Offer in addition to the Offer Conditions or modifies the existing Offer Conditions in a manner adverse to the stockholders of the Company and (iv) the mutual written consent of Parent and the Stockholder.

5.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and Beneficial Owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction, to the extent in accordance with the Merger Agreement, by the Stockholder or any Representative of the Stockholder, as applicable, serving on the Company Board, including by voting, in his capacity as a director of the Company, in the Stockholder’s sole discretion on any matter, or on the board of directors of any Subsidiary of the Company or as an officer of the Company or any of Subsidiary of the Company, acting in such Person’s capacity as a director or officer of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

5.3 Amendment and Waiver. This Agreement may be amended by mutual agreement of the parties and may not be amended except by an instrument in writing signed by the parties hereto. Subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance by the other party with any agreement contained herein or (d) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.4 Costs and Expenses. Each party shall bear its own costs and expenses (including all legal, accounting, audit, due diligence and other out-of-pocket expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon each party’s respective successors and assigns, which shall include successors by operation of Law, such as by merger.

5.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Stockholder may assign its rights and obligations without such prior written approval in connection with a Transfer of Securities permitted under, and effected in compliance with, the second sentence of Section 1.1. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attention: General Counsel

Facsimile: 630-250-1295

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:     Paul L. Choi

     Jennifer Fitchen

Facsimile:    (312) 853-7036

if to the Stockholder, to:

[                             ]

[                             ]

[                             ]

with a copy to:

[                             ]

[                             ]

[                             ]

[                             ]

5.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

5.11 Further Assurances. The parties to this Agreement agree to cooperate and to execute and deliver such instruments and take such further actions as any other party to this Agreement may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

5.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.13 Submission to Jurisdiction; Service of Process. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto in any court other than the courts of the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, as described above, for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.14 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive. The term “parties” means Parent and Stockholder, and “party” means either of them.

5.15 Relationship of Parties. Nothing contained herein shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto except to the extent otherwise expressly stated herein or therein.

5.16 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.17 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware, as described in Section 5.13, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[The rest of this page has intentionally been left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

KNOWLES CORPORATION

By:
Name: Jeffrey S. Niew
Title: President and Chief Executive Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER:

[By:
Name:
Title:]

[
Name:]

[Signature Page to Tender and Support Agreement]

Exhibit B

Illustrative calculation of merger consideration

	Scenario 1: Below collar	Scenario 2: Within collar	Scenario 3: Above collar
Closing date average price	$17.00	$20.00	$25.00
Exchange ratio (after collar adjustment)	0.138x	0.125x	0.107x
Collar-adjusted stock merger consideration	$2.34	$2.50	$2.68

Cash merger consideration	$2.50	$2.50	$2.50

Illustrative day-1 value of total merger consideration	$4.84	$5.00	$5.18

Annex B

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT, dated as April 29, 2015 (this “Agreement”), is entered into by and between Knowles Corporation, a Delaware corporation (“Parent”), and [    ] (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, Parent, Orange Subsidiary, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent, and Audience, Inc., a Delaware corporation (the “Company”), have executed an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”). Terms that are defined in the Merger Agreement that are not defined herein are used in this Agreement as they are defined in the Merger Agreement;

WHEREAS, as a condition to Parent executing and delivering the Merger Agreement, Parent is requiring that the Stockholder enter into this Agreement to, among other things, tender (i) the shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”), owned by the Stockholder, (ii) all securities exchangeable, exercisable or convertible into Company Common Stock, and (iii) any securities issued or exchanged with respect to such Company Common Stock, upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”); and

WHEREAS, as of the date hereof, the Stockholder has the power to vote and dispose of [            ] shares (the “Existing Shares”) of Company Common Stock.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Except as otherwise provided herein, the Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, the Stockholder will not (a) directly or indirectly (including, in each case, through transactions effected in derivative securities of the Securities), sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote the Securities, or agree to do any of the foregoing (each a “Transfer”); (b) knowingly take any action which is, individually or in the aggregate, reasonably likely to delay, prevent or have an adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement or (c) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing, disabling or impeding the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Acquisition Proposal, the Stockholder may Transfer any or all of the Securities to (i) if an entity, any wholly-owned Subsidiary or Affiliate of the Stockholder or (ii) if natural person, (A) immediate family members or a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family, (B) charitable organizations or (C) upon the death of the Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Securities or any interest in any of such Securities is Transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement.

1.2 No Solicitation.

(a) From and after the date of this Agreement until the Termination Date, except as provided in Section 1.2(b) or Section 5.2, the Stockholder will not, and will cause its [Subsidiaries and its and their respective] Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal. The Stockholder agrees that any breach of this Section 1.2(a) by any [Subsidiary or any] of its [or their respective] Representatives shall constitute a breach of this Section 1.2(a) by the Stockholder.

(b) Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Stockholder from taking any action in its capacity as a Representative of the Company that is expressly permitted to be taken by the Company’s Representatives (in their capacity as such) under the Merger Agreement (including exercising its fiduciary duties to the Company in accordance with applicable Law and the Merger Agreement).

(c) The Stockholder shall, and shall cause its [Subsidiaries and its and their respective] Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf.

(d) The Stockholder shall [and shall cause its Subsidiaries to] advise Parent promptly (and in any event within the later of twenty-four (24) hours or the next Business Day) of (i) any Acquisition Proposal or indication, inquiry, proposal or offer with respect to or that would reasonably be expected to lead to any Acquisition Proposal, (ii) any request for non-public information relating to the Company that would reasonably be expected to lead to an Acquisition Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication, inquiry, offer or proposal, the material terms of any such Acquisition Proposal or indication, inquiry, offer or proposal and any material correspondence relating thereto. The Stockholder shall keep Parent informed on a reasonably current basis of any material changes to the terms of any such Acquisition Proposal or indication or inquiry.

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or Beneficial Ownership of any or all of the Securities passes, whether by operation of applicable Law or otherwise, including the Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or other Securities of the Company issued to or acquired by the Stockholder after the date hereof.

1.4 Agreement to Tender; Grant of Proxy; Voting Agreement.

(a) The Stockholder hereby agrees to validly tender the Securities or cause the Securities to be validly tendered into the Offer promptly following, and in any event no later than the tenth (10th) Business Day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents; provided that Parent agrees that the Stockholder may withdraw the Securities from the Offer at any time following the termination of this Agreement or upon the Offer being terminated in accordance with the terms of the Merger Agreement. For the avoidance of doubt, (x) the Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by the Stockholder and (y) the Stockholder shall not have any obligation under this Section 1.4(a) to tender (or caused to be tendered) any Securities into the Offer (i) to the extent such shares constitute Company restricted stock awards or (ii) to the extent such tender would reasonably be expected to cause the Stockholder to incur liability under Section 16(b) of the Exchange Act. If the Offer is terminated or withdrawn by Parent or the Merger Agreement is terminated prior to the purchase of Securities in the Offer, Parent shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent, to promptly return all tendered Securities to the Stockholder.

(b) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities. Solely with respect to the matters described in this Section 1.4(b) and Section 1.4(c), the Stockholder hereby irrevocably appoints Parent as proxy for the Stockholder to vote the Securities entitled to vote, for the Stockholder and in the Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof for the adoption of the Merger Agreement and approval of the Offer and the Merger (but only at such a meeting called for the purpose of voting with respect to the adoption of the Merger Agreement and approval of the Offer and the Merger and only with respect to a proposal relating thereto). The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, stockholders, Representatives and Affiliates shall owe any duty, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to the Stockholder in connection with or as a result of any voting by Parent of the Securities or any execution of any consent in accordance with the terms hereof. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy (which proxy is coupled with an interest in the Securities), Parent may vote the Securities in furtherance of its own interests and Parent is not acting as a fiduciary for the Stockholder.

(c) The Stockholder hereby irrevocably and unconditionally covenants and agrees that, during the Voting Period (as hereinafter defined) and if the Securities have not been previously accepted for payment pursuant to the Offer, at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, the Stockholder shall (including, in each case as applicable, as contemplated by Section 1.4(b)): (i) with respect to any vote relating to the Merger Agreement, the Offer and the Merger or any other matter to be approved by the stockholders of the Company to facilitate any of them, appear at such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote the Securities, in person or by proxy, in favor of the adoption of the Merger Agreement and the approval of the Offer and the Merger and (ii) vote (or cause to be voted), in person or by proxy, the Securities against (A) any extraordinary corporate transaction (other than the Offer and the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company’s certificate of incorporation or by-laws other than as contemplated by the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to impede, frustrate, prevent or nullify the Offer and the Merger or the Merger Agreement, (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the Merger Agreement) and (E) any Acquisition Proposal (the matters described in the foregoing clauses (A) through (E) being referred to as “Competing Actions”); and (iii) not take any action by written consent to approve any Competing Action; provided, that nothing herein shall limit the ability of the Stockholder to vote its Securities in its sole discretion on any matters other than the matters set forth in this Section 1.4(c) that may be submitted to a stockholder vote, consent or other approval. For purposes of this Agreement, “Voting Period” means the period commencing on the date hereof and ending on the termination of this Agreement.

(d) The obligations of the Stockholder specified in this Section 1.4 shall apply whether or not the Board of Directors of the Company (or any committee thereof) has effected an Adverse Recommendation Change. Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(e) The irrevocable proxy granted pursuant to Section 1.4(a) shall not be terminated by any act of the Stockholder or by operation of law. If between the execution hereof and the Termination Date, any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates or book-entry credits representing the Securities shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5 Disclosure. The Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC, the NASDAQ Global Select Market or any other national securities exchange and, to the extent required by applicable Law, the Offer Documents (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent hereby authorizes the Stockholder to make such disclosure or filings as may be required by the SEC or NASDAQ Global Select Market or any other national securities exchange or the OTC Bulletin Board.

2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent, as of the date hereof, that:

2.1 Ownership. Stockholder is the record and Beneficial Owner of the Securities, and the Securities constitute the Stockholder’s entire interest in the outstanding capital stock of the Company. The Securities are, and (except as otherwise permitted by this Agreement) prior to the Effective Time will be, Beneficially Owned and owned of record by the Stockholder, free and clear of any Liens, of any nature whatsoever, except for restrictions on transfer under securities Laws and except for those created by this Agreement. Except as set forth on Schedule I to this Agreement, as of the date hereof, the Stockholder does not hold any options, warrants or other rights to purchase any Securities. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Stockholder [or any of its Subsidiaries]. The Stockholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein) with respect to the matters set forth in this Agreement, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Existing Shares and with respect to all of the Securities owned by the Stockholder at all times through the Effective Time. “Beneficial Ownership” by a person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

2.2 Organization. The Stockholder is [a [    ] duly existing under the laws of [    ]] [OR] [an individual residing in [__]].

2.3 Authorization. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the Offer have been duly and validly authorized by all necessary action of the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

2.4 No Violation.

(a) The execution, delivery and performance of this Agreement by the Stockholder do not and will not, with or without notice or lapse of time, or both, (i) in the case of a Stockholder that is not a natural person, conflict with or violate the constituent or organizational documents of the Stockholder [or any of its Subsidiaries], (ii) conflict with or violate any Law applicable to the Stockholder [or any of its Subsidiaries] or by which any property or asset of the Stockholder [or any of its Subsidiaries] is bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Stockholder [or any of its Subsidiaries] is a party, except in the case of clauses (ii) and (iii) hereof, any such conflict, violation, breach, default, right of payment, termination, amendment, acceleration, cancellation that are not, individually or in the aggregate, reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by the Stockholder do not and, at the time of the Closing will not, require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the DGCL and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that would not, individually or in the aggregate, reasonably be expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement.

2.5 No Proceedings. No Actions are pending, or to the knowledge of Stockholder, threatened, against Stockholder [or any of its Subsidiaries], which, if adversely determined, will, individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement and [neither] the Stockholder [nor any of its respective officers, directors, representatives or properties] is [or are] subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity that would individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement. The Stockholder has not previously assigned or sold any of the Securities to any third party. The Stockholder acknowledges that neither the Parent nor any Person on behalf of the Parent has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

2.6 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder herein.

2.7 The Stockholder Has Adequate Information. The Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon the Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder, as of the date hereof that:

3.1 Authorization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will as of the date hereof or as of the date of the Closing (a) require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the DGCL and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that are not, individually or in the aggregate, reasonably expected to delay, prevent or have a material adverse effect on the Parent’s ability to satisfy its obligations under this Agreement or (b) violate, result in a default under, or conflict with the constituent or organizational documents of Parent, any Contract, or any applicable Law binding upon Parent, except for such violations, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to delay, prevent or have a material adverse effect on Parent’s ability to satisfy its obligations under this Agreement. No Actions are pending, or to the knowledge of Parent, threatened, against Parent, which, if adversely determined, will, individually or in the aggregate, be reasonably expected to delay, prevent or have a material adverse effect on the Parent’s ability to satisfy its obligations under this Agreement.

4. Appraisal Rights. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger in the Offer is not less than as set forth in the Merger Agreement, and that this Agreement has not been terminated, the Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

5. Miscellaneous.

5.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earliest of (i) the Closing, (ii) any termination of the Merger Agreement in accordance with its terms, (iii) such date and time as any amendment or change to the Merger Agreement or the Offer is effected without the Stockholder’s consent that decreases the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing, of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement, or that imposes conditions to the Offer in addition to the Offer Conditions or modifies the existing Offer Conditions in a manner adverse to the stockholders of the Company and (iv) the mutual written consent of Parent and the Stockholder.

5.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and Beneficial Owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction, to the extent in accordance with the Merger Agreement, by the Stockholder or any Representative of the Stockholder, as applicable, serving on the Company Board, including by voting, in his capacity as a director of the Company, in the Stockholder’s sole discretion on any matter, or on the board of directors of any Subsidiary of the Company or as an officer of the Company or any of Subsidiary of the Company, acting in such Person’s capacity as a director or officer of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

5.3 Amendment and Waiver. This Agreement may be amended by mutual agreement of the parties and may not be amended except by an instrument in writing signed by the parties hereto. Subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance by the other party with any agreement contained herein or (d) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.4 Costs and Expenses. Each party shall bear its own costs and expenses (including all legal, accounting, audit, due diligence and other out-of-pocket expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon each party’s respective successors and assigns, which shall include successors by operation of Law, such as by merger.

5.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Stockholder may assign its rights and obligations without such prior written approval in connection with a Transfer of Securities permitted under, and effected in compliance with, the second sentence of Section 1.1. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attention: General Counsel

Facsimile: 630-250-1295

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Paul L. Choi

 Jennifer Fitchen

Facsimile:(312) 853-7036

if to the Stockholder, to:

[                             ]

[                             ]

[                             ]

with a copy to:

[                             ]

[                             ]

[                             ]

[                             ]

5.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

5.11 Further Assurances. The parties to this Agreement agree to cooperate and to execute and deliver such instruments and take such further actions as any other party to this Agreement may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

5.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.13 Submission to Jurisdiction; Service of Process. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto in any court other than the courts of the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, as described above, for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.14 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive. The term “parties” means Parent and Stockholder, and “party” means either of them.

5.15 Relationship of Parties. Nothing contained herein shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto except to the extent otherwise expressly stated herein or therein.

5.16 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.17 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware, as described in Section 5.13, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[The rest of this page has intentionally been left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

KNOWLES CORPORATION

By:
Name: Jeffrey S. Niew
Title: President and Chief Executive Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER:

[By:
Name:
Title:]

[
Name:]

[Signature Page to Tender and Support Agreement]

Annex C

April 29, 2015

Board of Directors

Audience, Inc.

331 Fairchild Drive

Mountain View, CA 94043

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Audience, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of April 29, 2015 (the “Merger Agreement”), among Knowles Corporation (“Parent”), Orange Subsidiary, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for an exchange offer (the “Exchange Offer”) for all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company pursuant to which Merger Sub will pay consideration for each share of Company Common Stock accepted in the Exchange Offer consisting of (a) $2.50 in cash without interest (the “Cash Consideration”) and (b) a number of shares of common stock, par value $0.01 per share (“Parent Common Stock”), of Parent equal to $2.50 divided by the Closing Date Average Price (as defined in the Merger Agreement); provided, that the Closing Date Average Price will not be greater than $23.35 or less than $18.16 (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The Merger Agreement further provides, among other things, that, following completion of the Exchange Offer, Merger Sub will be merged with and into the Company (the “Merger” and, together with the Exchange Offer, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent. As set forth more fully in the Merger Agreement, as a result of the Merger, each share of Company Common Stock (other than dissenting shares and shares owned by Parent, Merger Sub, the Company or any of their respective subsidiaries) will be converted into the right to receive the Consideration.

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the outstanding shares of Company Common Stock (excluding Parent and its affiliates) pursuant to the Merger Agreement.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and Parent. We also reviewed certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company, and certain internal analyses, financial forecasts and other information relating to Parent prepared by management of Parent and approved for our use by the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company and with certain senior officers of Parent regarding the businesses and prospects of Parent and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock and the Parent

Board of Directors

Audience, Inc.

April 29, 2015

Common Stock, (ii) compared certain financial and stock market information for the Company and Parent with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

As you are aware, management of the Company has provided Deutsche Bank with revised financial forecasts on a number of occasions since October 2014 to take into account, among other things, management’s reduced expectations with respect to timing and volume of customer orders. At your direction, we have relied only upon the most recent financial forecasts provided by Management of the Company for purposes of rendering this opinion. In addition, management of the Company has advised us, and we have assumed with your knowledge and permission, that, if the Transaction is not consummated, the Company would need to raise additional equity capital in a manner which will, if available, be substantially dilutive to the current holders of Company Common Stock in order to implement its standalone plan and, if the Transaction is not consummated, the Company will also need to engage in significant cost-cutting measures which will adversely impact the Company’s ability to achieve forecasted results. We have taken the foregoing facts and assumptions (together with the other facts and assumptions set forth in this opinion) into account for purposes of rendering this opinion.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, Parent or the combined company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or the combined company (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Parent, respectively, as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

Board of Directors

Audience, Inc.

April 29, 2015

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock (excluding Parent and its affiliates) of the Consideration to be paid to such holders pursuant to the Merger Agreement as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to whether or not any holder of Company Common Stock should tender shares of Company Common Stock pursuant to the Exchange Offer or, if applicable, how any holder of Company Common Stock should vote with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the transaction, or any class of such persons, in connection with the Transaction whether relative to the Consideration or otherwise. This opinion does not in any manner address what the prices at which the Company Common Stock will trade following the announcement of the Company’s earnings for the first quarter of 2015 or at which the Company Common Stock, the Parent Common Stock or any other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this

Board of Directors

Audience, Inc.

April 29, 2015

opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) or other financial services to the Company or its affiliates for which they have received compensation, including having acted as joint bookrunner with respect to the Company’s initial public offering of Company Common Stock in May 2012. The DB Group may also provide investment banking and commercial banking and other financial services to Parent, the Company and their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration to be paid to the holders of outstanding shares of Company Common Stock (excluding Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Knowles is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Knowles’ amended and restated certificate of incorporation provides that, to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended, a director of Knowles shall not be personally liable to Knowles or its stockholders for monetary damages for breach of any fiduciary duty as a director. Knowles’ amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. In addition, Knowles maintains liability insurance for its directors and officers.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as a part of this registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purposes of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(f) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(h) that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(j) to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on June 17, 2015.

KNOWLES CORPORATION

By:	/s/ Jeffrey S. Niew
Name: Jeffrey S. Niew
Title: President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey S. Niew, John S. Anderson and Bryan E. Mittelman, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that are to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey S. Niew Jeffrey S. Niew	President, Chief Executive Officer and Director (principal executive officer)	June 17, 2015

/s/ John S. Anderson John S. Anderson	Senior Vice President & Chief Financial Officer (principal financial officer)	June 17, 2015

/s/ Bryan E. Mittelman Bryan E. Mittelman	Vice President, Controller (principal accounting officer)	June 17, 2015

* Jean-Pierre M. Ergas	Chairman of the Board	June 17, 2015

* Keith L. Barnes	Director	June 17, 2015

* Robert W. Cremin	Director	June 17, 2015

Signature	Title	Date

* Didier Hirsch	Director	June 17, 2015

* Ronald Jankov	Director	June 17, 2015

* Richard K. Lochridge	Director	June 17, 2015

* Donald Macleod	Director	June 17, 2015

*	By:	/s/ Jeffrey S. Niew
	Name:	Jeffrey S. Niew
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 29, 2015, among Knowles Corporation, Orange Subsidiary, Inc. and Audience, Inc. (included as Annex A to prospectus/offer to exchange)

2.2	Form of Tender and Support Agreement, dated as of April 29, 2015, between Knowles Corporation, the directors and executive officers of Audience, Inc. and funds associated with Tallwood Venture Capital (included as Annex B to prospectus/offer to exchange)

3.1	Amended and Restated Certificate of Incorporation of Knowles Corporation, filed as Exhibit 3.1 to Knowles’ Current Report on Form 8-K (File No. 001-36102) dated February 28, 2014 and incorporated herein by reference thereto

3.2	Amended and Restated By-laws of Knowles Corporation, filed as Exhibit 3.2 to Knowles’ Current Report on Form 8-K (File No. 001-36102) dated February 28, 2014 and incorporated herein by reference thereto

5.1*	Opinion of Sidley Austin LLP as to the legality of securities being registered

10.1	Transition Services Agreement dated February 28, 2014 by and between Dover Corporation and Knowles Corporation, filed as Exhibit 10.3 to Knowles’ Current Report on Form 8-K dated February 28, 2014 and incorporated herein by reference thereto

10.2	Tax Matters Agreement dated February 28, 2014 by and between Dover Corporation and Knowles Corporation, filed as Exhibit 10.2 to Knowles’ Current Report on Form 8-K dated February 28, 2014 and incorporated herein by reference thereto

10.3	Employee Matters Agreement dated February 28, 2014 by and between Dover Corporation and Knowles Corporation, filed as Exhibit 10.1 to Knowles’ Current Report on Form 8-K dated February 28, 2014 and incorporated herein by reference thereto

10.4	Senior Executive Change-in-Control Severance Plan, filed as Exhibit 10.8 to Knowles’ Current Report on Form 8-K dated February 28, 2014 and incorporated herein by reference thereto

10.5	2014 Equity and Cash Incentive Plan, filed as Exhibit 10.4 to Knowles’ Current Report on Form 8-K dated February 28, 2014 and incorporated herein by reference thereto

10.5.1	Form of Restricted Stock Unit Award Agreement, filed as Exhibit 10.1 to Knowles’ Current Report on Form 8-K dated March 7, 2014 and incorporated herein by reference thereto

10.5.2	Form of Award Grant Letter for Restricted Stock, filed as Exhibit 10.9 to Knowles’ Registration Statement on Form 10 (File No. 001-36102) and incorporated herein by reference thereto

10.5.3	Form of Award Grant Letter for Stock Settled Appreciation Rights, filed as Exhibit 10.10 to Knowles’ Registration Statement on Form 10 (File No. 001-36102) and incorporated herein by reference thereto

10.5.4	Form of Stock Option Award Agreement, filed as Exhibit 10.2 to Knowles’ Current Report on Form 8-K dated March 7, 2014 and incorporated herein by reference thereto

10.5.5	Form of Replacement SSAR Award Agreement, filed as Exhibit 10.3 to Knowles’ Current Report on Form 8-K dated March 7, 2014 and incorporated herein by reference thereto

10.5.6	Form of Replacement Restricted Stock Unit Award Agreement, filed as Exhibit 10.4 to Knowles’ Current Report on Form 8-K dated March 7, 2014 and incorporated herein by reference thereto

10.5.7	Nonemployee Director Deferral Program, filed as Exhibit 10.5.7 to Knowles’ Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-36102) and incorporated herein by reference thereto

Exhibit Number	Description

10.6	Executive Deferred Compensation Plan, filed as Exhibit 10.6 to Knowles’ Current Report on Form 8-K dated February 28, 2014 and incorporated herein by reference thereto

10.7	Executive Severance Plan, filed as Exhibit 10.7 to Knowles’ Current Report on Form 8-K dated February 28, 2014 and incorporated herein by reference thereto

10.8	Executive Officer Annual Incentive Plan, filed as Exhibit 10.5 to Knowles’ Current Report on Form 8-K dated February 28, 2014 and incorporated herein by reference thereto

10.9	Bonus Agreement between David Wightman and Dover Communication Technologies, dated March 21, 2013, filed as Exhibit 10.13 to Knowles’ Registration Statement on Form 10 (File No. 001-36102) and incorporated herein by reference thereto

10.10	Executive Severance Agreement between David Wightman and Dover Corporation, dated as of February 21, 2000, filed as Exhibit 10.14 to Knowles’ Registration Statement on Form 10 (File No. 001-36102) and incorporated herein by reference thereto

10.11	Relocation Agreements for Dave Wightman, filed as Exhibit 10.15 to Knowles’ Registration Statement on Form 10 (File No. 001-36102) and incorporated herein by reference thereto

10.12	Amended and Restated Credit Agreement, dated December 31, 2014, among Knowles Corporation, Knowles Luxembourg International S.à r.l. and certain other subsidiaries of Knowles Corporation, as borrowers, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent, filed as Exhibit 10.1 to Knowles’ Current Report on Form 8-K dated January 6, 2015 and incorporated herein by reference thereto

10.13	First Amendment, dated as of April 17, 2015, to Amended and Restated Credit Agreement by and among Knowles Corporation and Knowles Luxembourg International S.à r.l., as borrowers, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent, filed as Exhibit 10.2 to Knowles’ Current Report on Form 8-K dated April 29, 2015 and incorporated herein by reference thereto

12.1*	Knowles Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of Knowles Corporation, filed as Exhibit 21.1 to Knowles’ Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-36102) and incorporated herein by reference thereto

23.1**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, with respect to Knowles Corporation

23.2**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, with respect to Audience, Inc.

23.4	Consent of Sidley Austin LLP (set forth in Exhibit 5.1)

24.1	Power of Attorney (see signature page to the initially filed Form S-4)

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter from the Information Agent to Brokers, Dealers, Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Clients for use by Brokers, Dealers, Banks, Trust Companies and Other Nominees

*	Previously filed.
**	Filed herewith.